Registration No. 333-

As filed with the Securities and Exchange Commission on July 9, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Broadcast International, Inc.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	87-0395567 (I.R.S. Employer Identification Number)

6952 S. High Tech Drive, Suite C
Midvale, Utah  84047-3772
(801) 562-2252
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rodney M. Tiede
President
Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah  84047-3772
(801) 562-2252
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Reed L. Benson, Esq. 4049 S. Highland Drive Salt Lake City, Utah 84124 (801) 278-9769	Gregory E. Lindley, Esq. N. Aaron Murdock, Esq. Holland & Hart LLP 222 South Main Street, Suite 2200 Salt Lake City, UT 84101 (801) 799-5800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee
Broadcast International, Inc. Common Stock, no par value	687,743,729	N/A	$44,703,342.39	$6,097.54

(1)
This registration statement covers the maximum number of shares of common stock, no par value per share, of Broadcast International, Inc. (“Broadcast”), that may be issued (i) as part of the proposed merger described herein to holders of the common stock of AllDigital Holdings, Inc (“AllDigital”), and to holders of AllDigital outstanding stock options and warrants, which will be assumed by Broadcast in the merger and (ii) as part of the anticipated exchange offers described herein to holders of outstanding Broadcast notes, stock options and warrants.

(2)
Based on the maximum number of shares of Broadcast common stock that may be issued as part of the proposed merger and exchange offers described herein, calculated as (a) the product of an exchange ratio of 13.344 shares of Broadcast common stock for each whole share of AllDigital common stock multiplied by the sum of (i) 25,444,728 shares of AllDigital common stock outstanding as of the close of business on June 21, 2013, (ii) 4,545,000 shares of AllDigital common stock issuable pursuant to options outstanding as of the close of business on June 21, 2013 (whether or not currently exercisable), (iii) 3,892,274 shares of AllDigital common stock issuable pursuant to warrants outstanding as of the close of business on June 21, 2013 (whether or not exercisable), (iv) 674,463 shares of AllDigital common stock to be issued prior to the closing of the proposed merger and (v) 1,200,000 shares of AllDigital common stock issuable pursuant to options to be issued prior to the closing of the proposed merger, (b) an exchange ratio of .06666667 shares of Broadcast common stock multiplied by 1,422,033 shares of Broadcast common stock issuable pursuant to options outstanding as of the close of business on June 21, 2013 (whether or not currently exercisable), (c) an exchange ratio of .33333 shares of Broadcast common stock multiplied by 12,843,976 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on June 21, 2013 (whether or not currently exercisable), (d) an exchange ratio of .25 shares of Broadcast common stock multiplied by 12,499,980 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on June 21, 2013 (whether or not currently exercisable), (e) an exchange ratio of 1 share of Broadcast common stock multiplied by 13,900,000 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on June 21, 2013 (whether or not currently exercisable), and (f) the quotient obtained by dividing $5,801,504 in principal and interest outstanding under promissory notes issued by Broadcast and $0.03 per share of Broadcast common stock.  Share amounts will be proportionately adjusted for any future stock splits or combinations, including the reverse stock split discussed herein.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1), based upon the product of (a) 687,743,729, the maximum number of shares of Broadcast common stock that may be issued as part of the proposed merger and exchange offers described herein and (b) $0.065, the average of the high and low sale price for shares of Broadcast common stock as quoted on the OTC Bulletin Board on July 8, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/consent solicitation is not complete and may be changed. Broadcast may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus/consent solicitation is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 9, 2013

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Broadcast International, Inc. (“Broadcast”) and AllDigital Holdings, Inc. (“AllDigital”) have each unanimously approved a merger combining Alta Acquisition Corporation (“Alta Acquisition Corporation”), a wholly-owned subsidiary of Broadcast, and AllDigital (the “merger”).  In addition, the board of directors of Broadcast has unanimously approved making an offer to exchange Broadcast options, warrants and notes for shares of Broadcast common stock registered hereunder (collectively, the “exchange offers”) and to merge Interact Devices, Inc. (“IDI”), a 94% owned subsidiary of Broadcast, into Broadcast and to issue shares of Broadcast common stock to stockholders of IDI other than Broadcast (the “subsidiary merger”).

If the merger is consummated, each holder of AllDigital common stock will be entitled to receive a pro rata share of a number of shares of equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  The exchange ratio, or exact number of Broadcast shares issuable for each share of AllDigital common stock in the merger, will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving a number of shares of Broadcast common stock in the merger representing 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast). The exchange ratio is not directly affected by changes in the stock price of either company before the merger is consummated.  In addition, Broadcast anticipates issuing up to 210,611,060 shares of its common stock in the exchange offers.  The registration statement of which this proxy statement/prospectus/consent solicitation is part registers the shares of Broadcast common stock to be issued in each of the merger and the exchange offers.  Broadcast common stock is traded on the OTC Bulletin Board under the symbol “BCST.” On          , 2013, the last trading day before the date of this proxy statement/prospectus/consent solicitation, the closing price of AllDigital common stock was $          per share. AllDigital common stock is traded on the OTC Bulletin Board under the symbol “ADGL.”

Broadcast is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to approve the merger and the merger agreement, (ii) a proposal to approve an amendment and restatement of Broadcast’s articles of incorporation that (A) effectuates a reverse stock split whereby each fifteen pre-reverse-stock-split shares of common stock are combined into one post-reverse-stock-split share of Broadcast common stock, (B) increases the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (C) changes the name of Broadcast to AllDigital Broadcasting, Inc., (iii) a proposal to approve the assumption of AllDigital’s Second Amended and Restated 2011 Stock Incentive Plan as contemplated by the merger agreement, (iv) a proposal to ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013, (v) an advisory proposal concerning Broadcast’s executive compensation program, (vi) an advisory proposal concerning certain change of control compensation payable pursuant to agreements between AllDigital and persons who will serve as executive officers of the combined company, (vii) an advisory proposal concerning the frequency of stockholder votes on Broadcast’s executive compensation program and (viii) an adjournment of the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of these proposals.

The date, time and place of the Broadcast special meeting is as follows:

, 2013 10:00 a.m., local time Broadcast International, Inc. 6952 S. High Tech Drive, Suite C Midvale, Utah 84047-3772

AllDigital is soliciting written consents from its stockholders (i) to approve the merger and the merger agreement with Broadcast and (ii) to approve an increase to the authorized shares of AllDigital common stock reserved for issuance pursuant to AllDigital’s Second Amended and Restated 2011 Stock Incentive Plan to 12,300,000 shares.  The deadline for delivering written consents is         , 2013. Instructions to AllDigital stockholders for submitting such written consents are included in the Notice of Solicitation of Written Consent of Stockholders that follows.

This proxy statement/prospectus/consent solicitation refers to important business and financial information about Broadcast and AllDigital that is not included in or delivered with this proxy statement/prospectus/consent solicitation. Such information is available without charge to stockholders of Broadcast and AllDigital upon written or oral request at the following addresses: For information concerning Broadcast, Broadcast International, Inc., Attn: Jim Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 or by telephone at (801) 562-2252 and for information concerning AllDigital, AllDigital, Inc., Attn: Investor Relations, 220 Technology Drive, Suite 100, Irvine, CA 92618 or by telephone at (949) 250-0701. To obtain timely delivery, Broadcast stockholders and AllDigital stockholders must request the information no later than five business days before the date of the Broadcast special meeting, or no later than         , 2013.

Rodney M. Tiede	Paul Summers
President Broadcast International, Inc.	Chief Executive Officer AllDigital Holdings, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 17.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THE BROADCAST COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus/consent solicitation is dated          , 2013, and is first being mailed to stockholders of Broadcast and AllDigital on or about          , 2013.

THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

BROADCAST INTERNATIONAL, INC.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772
(801) 562-2252

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2013

To the Stockholders of Broadcast International, Inc.:

On behalf of the board of directors of Broadcast International, Inc., a Utah corporation (“Broadcast”), we are pleased to deliver this proxy statement/prospectus/consent solicitation for the proposed merger combining Alta Acquisition Corporation (the “Alta Acquisition Corporation”), a Nevada corporation and wholly-owned subsidiary of Broadcast, and AllDigital Holdings, Inc., a Nevada corporation (“AllDigital”). A special meeting of stockholders of Broadcast will be held on          , 2013 at 10:00 a.m., local time, at the principal executive offices of Broadcast located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772, for the following purposes:

1.      To approve the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, by and among Broadcast, Alta Acquisition Corporation and AllDigital, as amended by the First Amendment dated April 10, 2013 and the Second Amendment dated June 30, 2013 (“merger agreement”), and the merger contemplated thereby.

2.      To approve an amendment and restatement of Broadcast’s articles of incorporation that (i) effectuates a reverse stock split whereby each fifteen pre-reverse-stock-split shares of common stock are combined into one post-reverse-stock-split share of Broadcast common stock (the “reverse stock split”), (ii) increases the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) changes the name of Broadcast to “AllDigital Broadcasting, Inc.”

3.      To approve the assumption of AllDigital’s Second Amended and Restated 2011 Stock Incentive Plan as contemplated by the merger agreement.

4.      To ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.      To consider and approve an advisory (non-binding) proposal concerning Broadcast’s executive compensation program.

6.      To consider and approve an advisory (non-binding) proposal concerning certain change of control compensation pursuant to agreements between AllDigital and persons who will serve as executive officers of the combined company

7.      To consider and approve an advisory (non-binding) proposal concerning the frequency of stockholder votes on Broadcast’s executive compensation program.

8.      To consider and vote upon an adjournment of the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Broadcast Proposal Nos. 1 through 7.

Broadcast will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus/consent solicitation of which this notice forms a part for further information with respect to the business to be transacted at the Broadcast special meeting.

The board of directors of Broadcast has fixed          , 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Broadcast special meeting and any adjournment or postponement thereof. Only holders of record of shares of Broadcast common stock at the close of business on the record date are entitled to notice of, and to vote at, the Broadcast special meeting. At the close of business on the record date, Broadcast had outstanding and entitled to vote          shares of common stock.

Your vote is important. The affirmative vote of a majority of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required for approval of Broadcast Proposal Nos. 1 and 2 and the affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of each of Broadcast Proposal Nos. 3, 4, 5, 6, and 8. The frequency receiving the highest number of votes will prevail with respect to Proposal No. 7.

Even if you plan to attend the Broadcast special meeting in person, we request that you sign and return the enclosed proxy card as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of Broadcast Proposal Nos. 1 through 8. If you fail to vote in person at the meeting or return your proxy card, the effect will be a vote against the approval of the merger agreement and merger, amendment and restatement of the articles of incorporation and the issuance of shares in the merger and exchange offers and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Broadcast special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

William A. Boyd
Chairman of the Board

Salt Lake City, Utah , 2013

BROADCAST’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT EACH OF THE BROADCAST PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BROADCAST AND ITS STOCKHOLDERS, AND HAS APPROVED EACH SUCH PROPOSAL. THE BROADCAST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

ALLDIGITAL HOLDINGS, INC.
220 Technology Drive, Suite 100
Irvine, California 92618
 (949) 250-0701

NOTICE OF SOLICITATION OF WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of AllDigital Holdings, Inc.:

On behalf of the board of directors of AllDigital Holdings, Inc., a Nevada corporation (“AllDigital”), we are pleased to deliver this proxy statement/prospectus/consent solicitation for the proposed merger combining Alta Acquisition Corporation (the “Alta Acquisition Corporation”), a wholly-owned subsidiary of Broadcast International, Inc., a Utah corporation (“Broadcast”), and AllDigital (the “merger”). Included with this proxy statement/prospectus/consent solicitation as Annex F is an Action by Written Consent of the Stockholders of AllDigital Holdings, Inc. (the “AllDigital stockholder consent”) that we are asking AllDigital stockholders to sign in order to:

1.      Approve the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, by and among Broadcast, Alta Acquisition Corporation and AllDigital as amended by the First Amendment dated April 10, 2013, and the Second Amendment dated June 30, 2013 (“merger agreement”), and the merger contemplated thereby.

2.      Approve an increase to the number of shares of AllDigital common stock authorized for issuance pursuant to AllDigital’s Second Amended and Restated 2011 Stock Incentive Plan to 12,300,000 shares (“AllDigital stock plan increase”).

Please refer to the proxy statement/prospectus/consent solicitation of which this notice forms a part for further information with respect to the matters to be voted on in the AllDigital stockholder consent.

Your vote is important. The affirmative vote of a majority of the shares of outstanding AllDigital common stock is required for approval of AllDigital Proposal Nos. 1 and 2. We request that you sign and return the enclosed AllDigital stockholder consent and return it to: AllDigital, Inc., Attn: Investor Relations, 220 Technology Drive, Suite 100, Irvine, CA 92618.  The period for submitting your AllDigital stockholder consents expires on         , 2013.

Please do not send any certificates representing your AllDigital common stock at this time.

By Order of the Board of Directors,

Paul Summers
Chairman of the Board of Directors

Irvine, California , 2013

ALLDIGITAL’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ALLDIGITAL AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT ALLDIGITAL STOCKHOLDERS VOTE “FOR” ALLDIGITAL PROPOSAL NO. 1 AND “FOR” ALLDIGITAL PROPOSAL NO. 2.

Important Notice Regarding the Availability of Consent Solicitation Materials for the AllDigital Consent Solicitation.   The Joint Proxy Statement/Prospectus/Consent Solicitation statement is available on the Internet at www.colonialstock.com/AllDigitalMeeting.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Broadcast (File No. 333-          ), constitutes a prospectus of Broadcast under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Broadcast common stock to be issued in the merger contemplated by the merger agreement and to participants in the exchange officers.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (i) with respect to Broadcast’s special meeting, at which Broadcast stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the merger and the merger agreement.  This document will also function as an information statement provided to AllDigital stockholders in connection with AllDigital’s solicitation of the AllDigital written consent approving certain proposals, including a proposal to approve the merger and the merger agreement.

As used in this proxy statement/prospectus/consent solicitation, references to “Broadcast” refer collectively to Broadcast International, Inc. and all of its subsidiaries unless the context requires otherwise, references to “AllDigital” refer to AllDigital Holdings, Inc. and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to Broadcast following the consummation of the proposed merger described in this proxy statement/prospectus/consent solicitation.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE BROADCAST STOCKHOLDER MEETING AND THE ALLDIGITAL STOCKHOLDER CONSENT	1

SUMMARY	9

MARKET PRICE AND DIVIDEND INFORMATION	14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	16

RISK FACTORS	17

THE COMPANIES	33

THE BROADCAST SPECIAL MEETING	34

THE ALLDIGITAL STOCKHOLDER CONSENT	38

BROADCAST PROPOSAL NO. 1 AND ALLDIGITAL PROPOSAL NO. 1 – THE MERGER	40

General Description of the Merger	40

Background	40

Reasons for the Merger	42

Opinions of Broadcast’s Financial Advisor	45

Interests of Broadcast’s Directors and Executive Officers in the Merger	47

Interests of AllDigital’s Directors and Executive Officers in the Merger	47

Material U.S. Federal Income Tax Consequences of the Merger	47

Anticipated Accounting Treatment	49

Dissenters’ Rights	49

Regulatory Approvals	52

Restrictions on Resales	53

Legal Proceedings Related to the Merger	53

The Merger Agreement	53

BROADCAST PROPOSAL NO. 2 – AMENDMENT AND RESTATEMENT OF BROADCAST’S ARTICLES OF INCORPORATION	71

Overview	71

Reasons for the Reverse Stock Split	71

Reasons for the Increase in Authorized Shares	71

Reasons for Changing the Name of Broadcast	72

BROADCAST PROPOSAL NO. 3 – APPROVAL OF THE ASSUMPTION OF THE ALLDIGITAL STOCK PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT	74

Shares Reserved	74

Key Terms	74

BROADCAST PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	78

REPORT OF THE AUDIT COMMITTEE	79

BROADCAST PROPOSAL NO. 5 – APPROVAL OF EXECUTIVE COMPENSATION PROGRAM	80

BROADCAST PROPOSAL NO. 6 – APPROVAL OF CHANGE OF CONTROL COMPENSATION	81

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BROADCAST PROPOSAL NO. 7 – APPROVAL OF FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION PROGRAM	82

BROADCAST PROPOSAL NO. 8 – POSSIBLE ADJOURNMENT O THE BROADCAST SPECIAL MEETING	83

ALLDIGITAL PROPOSAL NO. 2 – ALLDIGITAL STOCK PLAN INCREASE	84

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	88

COMPARATIVE RIGHTS OF BROADCAST STOCKHOLDERS AND ALLDIGITAL STOCKHOLDERS	94

MATERIAL CONTRACTS WITH ALLDIGITAL	101

BROADCAST CAPITALIZATION	102

SECURITY OWNERSHIP	102

BUSINESS – BROADCAST	104

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS – BROADCAST	111

Executive Overview	113

Quarterly Financial Data	117

Liquidity and Capital Resources	117

Off-Balance Sheet Arrangements	122

Quantitative and Qualitative Disclosures about Market Risk	122

BUSINESS – ALLDIGITAL	122

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS – ALLDIGITAL	132

General Outlook	132

Liquidity and Capital Resources	135

MANAGEMENT	136

COMPENSATION DISCUSSION AND ANALYSIS – BROADCAST	141

Summary Compensation Table	144

EXECUTIVE COMPENSATION INFORMATION – ALLDIGITAL	148

Summary Compensation Table	148

EXCHANGE OFFERS	151

RELATED PARTY TRANSACTIONS – BROADCAST	151

RELATED PARTY TRANSACTIONS – ALLDIGITAL	152

LEGAL PROCEEDINGS	152

DESCRIPTION OF BROADCAST CAPITAL STOCK	153

INDEMNIFICATION OF SECURITIES ACT LIABILITIES	154

EXPERTS	155

LEGAL MATTERS	155

WHERE YOU CAN FIND MORE INFORMATION	155

INDEX TO FINANCIAL STATEMENTS	BF-1

ANNEX A – Agreement and Plan of Merger and Reorganization	A-1
ANNEX B – Voting Agreement with Broadcast International, Inc.	B-1
ANNEX C – Voting Agreement with AllDigital Holdings, Inc.	C-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER, THE BROADCAST STOCKHOLDER MEETING AND THE ALLDIGITAL STOCKHOLDER CONSENT

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Broadcast common stock and security holders of AllDigital, the Broadcast special meeting and the AllDigital stockholder consent. This section, however, only provides summary information. Broadcast and AllDigital urge you to read carefully the remainder of this proxy statement/prospectus/consent solicitation, including the annexes to this proxy statement/prospectus/consent solicitation, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the Broadcast special meeting or approved in the AllDigital stockholder consent.

Q:	What is the merger?

A:
Broadcast and AllDigital have entered into an Agreement and Plan of Merger and Reorganization, dated January 6, 2013, as amended by the First Amendment dated April 10, 2013 and the Second Amendment dated June 30, 2013, which is referred to in this proxy statement/prospectus/consent solicitation as the merger agreement, that contains the terms and conditions of the proposed business combination of Broadcast and AllDigital. Under the merger agreement, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast, which transaction is referred to as the merger. The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast. For a more complete description of the merger, please see the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger” on page 40 of this proxy statement/prospectus/consent solicitation.

Q	Why are the two companies proposing to merge?

A:
Both Broadcast and AllDigital believe that the two companies have complimentary technology and that combining the companies will create significant cost savings and other synergies, bring together an experienced management team  and reduce interest expense as debt instruments are converted to stock prior to the merger.  For a discussion of the reasons for the merger, we urge you to read the information in the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Reasons for the Merger” on page 42 of this proxy statement/prospectus/consent solicitation.

Q:	Why am I receiving this proxy statement/prospectus/consent solicitation?

A:
You are receiving this proxy statement/prospectus/consent solicitation because you have been identified as a stockholder of Broadcast or a stockholder of AllDigital, and thus you are entitled to vote either at the Broadcast special meeting or via the AllDigital stockholder consent. This document serves as both a joint proxy statement of Broadcast and AllDigital, used to solicit proxies for the Broadcast special meeting and signatures to the AllDigital stockholder consent, and as a prospectus of Broadcast, used to offer shares of Broadcast common stock in exchange for shares of AllDigital common stock pursuant to the terms of the merger agreement. This document contains important information about the merger, the Broadcast special meeting and the AllDigital stockholder consent, and you should read it carefully.

Q:	How do I participate in the AllDigital consent solicitation?

A:
If you are a stockholder of record, there are two ways to vote:

1 – By completing and executing your form of written consent and mailing it to AllDigital, Inc., Attn: Investor Relations, 220 Technology Drive, Suite 100, Irvine, CA 92618.  Signed consents may be delivered to AllDigital at any time prior to         , 2013, the deadline for the submission of AllDigital stockholder consents.

2 – By identifying the following the instructions at www.colonialstock.com/AllDigitalMeeting.

If you have any questions regarding the submission of an AllDigital stockholder consent you may contact Stephanie Hargis at shargis@alldigital.com or by telephone at (949) 250-0701 ext. 100.

Shareholders who are not shareholders of record and who wish to deliver consents should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, shareholders who are not shareholders of record will either: (i) be provided with a consent executed by the intermediary, as the shareholder of record, but otherwise uncompleted and the beneficial owner may complete the consent and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the shareholder of record, and then the intermediary must send to our transfer agent an executed consent form completed in accordance with any voting instructions received by it from the beneficial owner

Q:	Who can vote via the AllDigital stockholder consent?

A:
AllDigital stockholders of record as of the close of business on          , 2013, the record date for the AllDigital stockholder consent, are entitled to receive an AllDigital stockholder consent and vote via submission of such consent to the address described above.

Q:	When and where will the Broadcast special meeting take place?

A:	The Broadcast special meeting will be held on , 2013, at 10:00 a.m., Mountain Time, at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772.
Q:	Who can attend and vote at the Broadcast special meeting?

A:
All Broadcast stockholders of record as of the close of business on          , 2013, the record date for the Broadcast special meeting, are entitled to receive notice of and to vote at the Broadcast special meeting.

Q:	What should I do if I receive more than one set of voting materials for the AllDigital stockholder consent or the Broadcast special meeting?

A:
You may receive more than one set of voting materials for the AllDigital stockholder consent or the Broadcast special meeting, including multiple copies of this proxy statement/prospectus/consent solicitation and multiple proxy cards or voting instruction cards. For example, if you hold your AllDigital common stock or Broadcast common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your AllDigital common stock or Broadcast common stock is registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy, voting instruction card or consent that you receive by following the instructions set forth in each separate proxy, voting instruction card or consent.

Q:	What is required to consummate the merger?

A:
To consummate the merger, Broadcast stockholders must approve: (a) the merger and the merger agreement, which approval requires the affirmative vote of a majority of the shares of Broadcast common stock outstanding on the record date for the Broadcast special meeting, (b) an amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, to increase the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and to change the name of Broadcast to “AllDigital Broadcasting, Inc.”, which approval requires the affirmative vote of a majority of the shares of Broadcast common stock outstanding on the record date for the Broadcast special meeting, and (c)  the assumption of AllDigital’s Second Amended and Restated 2011 Stock Incentive Plan, or AllDigital stock plan, which approval requires the affirmative vote of a majority of the shares of Broadcast common stock voting in person or by proxy on such matter.

AllDigital stockholders must (a) adopt the merger agreement, which adoption requires the affirmative vote of a majority of the shares of AllDigital common stock outstanding on the record date of the AllDigital stockholder consent, and (b) approve an increase to the number of shares of AllDigital common stock authorized for issuance pursuant to the AllDigital stock plan to 12,300,000 shares (“AllDigital stock plan increase”), which approval requires the affirmative vote of a majority of the shares of AllDigital common stock outstanding on the effective date of the AllDigital stockholder consent.

In addition to the receipt of stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Merger” on page 64 of this proxy statement/prospectus/consent solicitation and the merger agreement attached to this proxy statement/prospectus/consent solicitation as Annex A.

Q:	Why is Broadcast asking to amend and restate its articles of incorporation to effectuate the reverse stock split, increase the number of authorized shares of its common stock and change its name?

A:
Approval of the amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, to increase the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and to change the name of Broadcast to “AllDigital Broadcasting, Inc.” (which amendment and restatement is the subject of Broadcast Proposal No. 2) is one of the conditions to the consummation of the merger. In addition, without an increase in the number of authorized shares of Broadcast common stock, Broadcast would not have a sufficient number of authorized shares to effect the merger and to issue the Broadcast common stock to the AllDigital stockholders in the merger pursuant to the merger agreement or to the participants in the exchange offers.

Q:	What will AllDigital stockholders receive in the merger?

A:
As a result of the merger, each holder of AllDigital common stock will be entitled to receive a pro rata share of a number of shares equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  The exact number of Broadcast shares issuable for each share of AllDigital common stock in the merger, or exchange ratio, will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving shares of Broadcast common stock in the merger representing 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast). The exchange ratio is not directly affected by changes in the stock price of either company before the merger is consummated.  No fractional shares of Broadcast common stock will be issued in the merger. Instead, all shares of Broadcast common stock issuable to each AllDigital stockholder will be aggregated and rounded down to the nearest whole share.  In addition, if certain circumstances specified in the merger agreement cause the parties to determine that shares of Broadcast common stock may not be legally issued to a holder of AllDigital common stock under the securities laws of such stockholder’s state of residence, such stockholder will receive, in lieu of shares of Broadcast common stock, cash in an amount per share of such stockholder’s AllDigital common stock equal to the exchange ratio multiplied by the average closing price of Broadcast common stock on the OTC Bulletin Board for the ten trading days ending one day prior to the effective time of the merger. For a more complete description of what AllDigital stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 53 of this proxy statement/prospectus/consent solicitation.

Q:	Will the Broadcast common stock received at the time of the closing of the merger by AllDigital stockholders be listed on an exchange?

A:
No, but Broadcast common stock will continue to trade on the OTC Bulletin Board under the symbol “BCST” immediately following the merger, though Broadcast will apply to change its trading symbol following the merger to more closely resemble the post-merger name of the company, which will be “AllDigital Broadcasting, Inc.”

Q:	What will AllDigital option holders receive in the merger?

A:
At the effective time of the merger, each AllDigital stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Broadcast common stock (adjusted to give effect to the exchange ratio) and Broadcast will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the AllDigital stock plan and the applicable stock option agreement, employment agreement or other agreement evidencing such AllDigital stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — AllDigital Stock Options and Stock Inventive Plan” on page 55.

Q:	What will the holders of AllDigital warrants receive in the merger?

A:
At the effective time of the merger, each AllDigital warrant that is outstanding and unexercised immediately prior to the effective time whether or not vested, will be converted into a warrant to purchase Broadcast common stock (adjusted to give effect to the exchange ratio) and Broadcast will assume such warrant.  Each such warrant will otherwise remain subject to the terms and conditions of such warrant as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — AllDigital Warrants” on page 55.

Q:	Will there be any changes to the Broadcast board of directors if the merger becomes effective?

A:
Yes. The merger agreement provides that the Broadcast board of directors following the effective time of the merger will be comprised of three members consisting of existing Broadcast director Donald A. Harris, AllDigital’s CEO, Paul Summers and existing AllDigital director David Williams.  It is anticipated that two additional directors will be added to the Broadcast board at some point following the closing of the merger. For more information, please see the sections entitled “The Merger Agreement — The Board of Directors and Executive Officers of Broadcast Following the Merger” on page 69.

Q:	Are there any AllDigital and Broadcast stockholders already committed to vote in favor of the merger-related proposals?

A:
Yes. Broadcast has entered into voting agreements with a significant stockholder of AllDigital pursuant to which such significant stockholder has agreed to vote all shares of AllDigital common stock beneficially owned by it in favor of the merger and the adoption of the merger agreement and against any alternative transaction with respect to AllDigital. As long as the voting agreement remains in effect, approximately 24.3% of the AllDigital common stock outstanding as of the date of the merger agreement is committed to be voted in favor of the merger-related proposals. For more information, please see the section titled “Voting Agreements Related to AllDigital Shares” on page 69.

AllDigital has entered into voting agreements with certain stockholders of Broadcast pursuant to which each such stockholder has agreed to vote all shares of Broadcast common stock beneficially owned by it in favor of the merger and the merger agreement and against any alternative transaction with respect to Broadcast. As long as the voting agreement remains in effect, approximately 7.3% of the Broadcast common stock outstanding as of the date of the merger agreement is committed to be voted in favor of the merger-related proposals and the issuance of the Broadcast common stock pursuant to the merger agreement. For more information, please see the section titled “Voting Agreements Related to Broadcast Shares” on page 70.

Q:	Who will be the executive officers of Broadcast immediately following the merger?

A:
The merger agreement provides that the officers of Broadcast following the merger will be: Paul Summers, Chief Executive Officer and President; John Walpuck, Chief Operating Officer and Chief Financial Officer; Tim Napoleon, Chief Strategist; Konstantin Wilms, Chief Architect; and Steve Smith, Vice President of Network Services.  All such individuals are currently executive officers of AllDigital.  For more information, please see the sections entitled “The Merger Agreement — The Board of Directors and Executive Officers of Broadcast Following the Merger” on page 69

Q:	How will Broadcast stockholders be affected by the merger and issuance of shares of Broadcast common stock?

A:
After the merger each Broadcast stockholder will have the same number of shares of Broadcast common stock that the stockholder held immediately prior to the effective time of the merger (as adjusted by the reverse stock split). However, because Broadcast will be issuing new shares of Broadcast common stock to AllDigital stockholders in the merger and will be issuing new shares to holders of Broadcast options, warrants and notes in connection with the exchange offers, each share of Broadcast common stock outstanding on the date of this proxy statement/prospectus/consent solicitation will represent a smaller percentage of the aggregate number of shares of Broadcast common stock outstanding after giving effect to the exchange offers, which are expected to close shortly before the consummation of the merger.  Broadcast expects to issue approximately 210,611,060 shares of its common stock in the exchange offers, which shares will represent approximately 63 % of Broadcast’s issued and outstanding common stock (assuming the exercise or conversion of warrants, options and other derivative securities) immediately following the closing of the exchange offers and immediately prior to the consummation of the merger. In addition, Broadcast expects to close the subsidiary merger prior to the consummation of the merger, and to issue approximately 219,712 shares of its common stock in the subsidiary merger.  Each share of Broadcast common stock outstanding following the closing of the exchange offers and the subsidiary merger and immediately prior to the consummation of the merger will represent a smaller percentage of the aggregate number of shares of Broadcast common stock outstanding after the merger. As a result of the exchange offers and the merger, each Broadcast stockholder will own a smaller percentage of the shares of common stock of a larger company with more outstanding shares and more assets. Stockholders of Broadcast immediately prior to the effective time and after giving effect to the closing of the exchange offers are expected to own in the aggregate approximately 42% of the outstanding shares of the combined company following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).

Q:	What are the material federal income tax consequences of the merger to me?

A:
It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the completion of the merger is conditioned on the receipt by each of Broadcast and AllDigital of an opinion from its outside counsel to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, AllDigital stockholders generally will not recognize gain or loss upon the receipt of Broadcast common stock in exchange for AllDigital common stock in connection with the merger, except to the extent they receive cash consideration pursuant to the merger agreement. AllDigital stockholders are urged to read the discussion in the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus/consent solicitation and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	How does Broadcast’s board of directors recommend that Broadcast stockholders vote?

A:
After careful consideration, Broadcast’s board of directors unanimously recommends that Broadcast stockholders vote “FOR” Broadcast Proposal No. 1 to approve the merger and the merger agreement; “FOR” Broadcast Proposal No. 2 to approve an amendment and restatement of Broadcast’s articles of incorporation to (i) effectuate the reverse stock split, (ii) increase its authorized shares of common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) change the name of Broadcast to “AllDigital Broadcasting, Inc.;” “FOR” Broadcast Proposal No. 3 to approve the assumption of the AllDigital stock plan as contemplated by the merger agreement; “FOR” Broadcast proposal No. 4 to ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013; “FOR” Broadcast Proposal No. 5 to approve, on an advisory (non-binding) basis Broadcast’s executive compensation program; “FOR” Broadcast Proposal No. 6 to approve on an advisory (non-binding) basis certain change of control compensation; “FOR” Broadcast Proposal No. 7 to approve on an advisory (non-binding) basis the frequency of stockholder votes on Broadcast’s executive compensation program, which frequency is recommended as once every three years; and “FOR” Broadcast Proposal No. 8 to approve to adjourn the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Broadcast Proposal Nos. 1 through 7. For a description of the reasons underlying the recommendations of Broadcast’s board, see the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Reasons for the Merger” on page 42.

Q:	How does the AllDigital board of directors recommend that AllDigital stockholders vote?

A:
After careful consideration, AllDigital’s board of directors unanimously recommends that the AllDigital stockholders vote “FOR” AllDigital Proposal No. 1 to approve the merger and the merger agreement and “FOR” AllDigital Proposal No. 2 to increase the number of shares of common stock of AllDigital authorized for issuance pursuant to the AllDigital stock plan to 12,300,000 shares as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan attached as Annex J. For a description of the reasons underlying the recommendations of AllDigital’s board, see the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Reasons for the Merger” on page 42, and the section entitled “AllDigital Proposal No. 2 — AllDigital Stock plan increase” on page 84.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the approval of the merger agreement?

A:
You should carefully review the section of this proxy statement/prospectus/consent solicitation entitled “Risk Factors” beginning on page 17, which presents risks and uncertainties related to the merger and risks and uncertainties related to the operation of each of Broadcast and AllDigital.

Q:	When do you expect the merger to be consummated?

A:
Broadcast and AllDigital are working to complete the merger as quickly as practicable and currently anticipate that the consummation of the merger will occur by          , 2013, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Merger” on page 64.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement/prospectus/consent solicitation carefully, including its annexes, and to consider how the merger affects you.

If you are a Broadcast stockholder, you may provide your proxy instructions and vote by completing and signing the Broadcast proxy card that accompanies this proxy statement/prospectus/consent solicitation and promptly mailing it in the enclosed postage-prepaid envelope.

If you are an AllDigital stockholder, you may submit you written consent by signing the AllDigital stockholder consent provided to you and promptly mailing it in the enclosed postage-prepaid envelope  or by consenting online at www.colonialstock.com/AllDigitalMeeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I do not return a stockholder consent?

A:
If you are a Broadcast stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of Broadcast stockholders, which is required to transact business at the meeting. If you are a Broadcast stockholder and you do not submit a proxy card or vote at the Broadcast special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2. Broker non-votes will similarly have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting of Broadcast stockholders, but will not be voted at the meeting. As a result, your abstention will have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2.
If you are an AllDigital stockholder and do not return your executed written consent you will be deemed to have not cast any vote on AllDigital Proposal Nos. 1 and 2, and that would have the same effect as voting against AllDigital Proposal Nos. 1 and 2.

Q:	May I vote in person at the Broadcast special meeting?

A:
If your shares of Broadcast common stock are registered directly in your name with Broadcast’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Broadcast. If you are a Broadcast stockholder of record, you may attend the special meeting of Broadcast stockholders to be held on          , 2013, and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Broadcast common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Broadcast stockholders. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my shares of Broadcast common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have provided proxy instructions?

A:
If you are a Broadcast stockholder who submits a completed Broadcast proxy card, you may change your vote at any time before your proxy is voted at the Broadcast special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions on a new proxy card. Third, you can attend the Broadcast special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If you are an AllDigital stockholder who votes by executing and delivering an AllDigital stockholder consent, your vote is final and may not be changed or revoked.

Q:	Should Broadcast stockholders send in their stock certificates?

A:	No. Broadcast stockholders will not exchange their stock certificates in connection with the merger or the reverse stock split.

Q:	Should AllDigital stockholders send in their stock certificates now?

A:
No. If you are an AllDigital stockholder, after the merger is consummated, you will receive written instructions from an exchange agent explaining how to exchange your stock certificates representing shares of AllDigital common stock for certificates representing shares of Broadcast common stock.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:
Yes.  In connection with the merger, stockholders of Broadcast have dissenters’ rights under Utah law and stockholders of AllDigital have dissenters’ rights under Nevada law.  For a detailed discussion of your dissenters’ rights, including instructions and deadlines relating to such rights, please see the section entitled “Dissenters’ Rights” on page 49.

Q:	Who is paying for this proxy solicitation?

A:
Broadcast and AllDigital are conducting this proxy solicitation and Broadcast will bear the cost of soliciting proxies and stockholder consents, including the preparation, assembly, printing and mailing of this proxy statement/prospectus/consent solicitation, the proxy card and any additional information furnished to stockholders. Broadcast and AllDigital may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q.       What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.
Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these proxy statement/prospectus/consent solicitation materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by written ballot at the meeting.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy statement/prospectus/consent solicitation  materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting instruction card providing directions for how to vote your shares.

Q:	Who can help answer my questions?

A:
If you are an Broadcast stockholder, and would like additional copies, without charge, of this proxy statement/prospectus/consent solicitation or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Broadcast, Inc.
Attn: Jim Solomon, CFO
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772

Telephone: (801) 562-2252

If you are an AllDigital stockholder, and would like additional copies, without charge, of this proxy statement/prospectus/consent solicitation or if you have questions about the merger, including the procedures for voting your shares by written consent, you should contact:

AllDigital, Inc.
Attn: Stephanie Hargis, Investor Relations
220 Technology Drive, Suite 100
Irvine, CA 92618
Telephone: (949) 250-0701, x100

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 155. The merger agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

Comparative Per Share Market Price Information

Broadcast common stock and AllDigital common stock are traded on the OTC Bulletin Board under the symbols “BCST” and “ADGL,” respectively.  On January 4, 2013, the last full trading day prior to the public announcement of the proposed merger, Broadcast common stock closed at $0.09 per share and AllDigital common stock closed at $1.01 per share. On June 21, 2013, Broadcast common stock closed at $0.07 per share and AllDigital common stock closed at $0.11 per share.

The Companies (Page 33)

Broadcast International, Inc.

Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772
Telephone: (801) 562-2252

Broadcast is a provider of managed video solutions, including digital signage, OTT (Over the Top) networks, IPTV, and live/on-demand content distribution for the enterprise. Broadcast’s CodecSys software is a breakthrough, multi-codec video compression technology that cuts video bandwidth requirements over satellite, cable, IP and wireless networks. By slashing bandwidth needs, CodecSys enables a new generation of media applications, and offers unprecedented price/ performance benefits for existing applications such as HD video distribution.

Alta Acquisition Corporation

Alta Acquisition Corporation is a wholly owned subsidiary of Broadcast that was incorporated in Nevada in December 2012. Alta Acquisition Corporation does not engage in any operations and exists solely to facilitate the merger.

AllDigital Holdings, Inc.

AllDigital Holdings, Inc.
220 Technology Drive, Suite 100
Irvine, CA 92618
(949) 250-0701

AllDigital offers secure digital broadcasting solutions across multiple devices including mobile, desktop and digital television. Global media and entertainment, enterprise, and organizations (such as government, faith-based groups, and others) have leveraged AllDigital’s connected device technology to get to market faster and more efficiently. AllDigital’s enterprise grade solutions include Broadcast (radio, television, and VoD solutions), AllDigital Cloud (origin cloud storage and transit), SocialMedia Pro (brand and distribute digital media content via Facebook), and Integration Services (custom app development, digital workflow design, and more).

The Broadcast Special Meeting and AllDigital Stockholder Consent

The Broadcast Special Meeting (Page 34)

Time, Date and Place. A special meeting of the stockholders of Broadcast will be held on          , 2013, at the principal executive offices of Broadcast located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 at 10:00 a.m., local time, to vote on: Broadcast Proposal No. 1 to approve the merger and the merger agreement; Broadcast Proposal No. 2 to approve an amendment and restatement of Broadcast’s articles of incorporation to (i) effectuate the reverse stock split, (ii) increase the authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) change the name of Broadcast to “AllDigital Broadcasting, Inc.;” Broadcast Proposal No. 3 to approve the assumption of the AllDigital stock plan as contemplated by the merger agreement; Broadcast proposal No. 4 to ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013; Broadcast Proposal No. 5 to approve, on an advisory (non-binding) basis Broadcast’s executive compensation program; Broadcast Proposal No. 6 to approve on an advisory (non-binding) basis certain change of control compensation; Broadcast Proposal No. 7 to approve on an advisory (non-binding) basis the frequency of stockholder votes on Broadcast’s executive compensation program; and Broadcast Proposal No. 8 to approve to adjourn the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Broadcast Proposal Nos. 1 through 7.

Record Date and Voting Power for Broadcast. You are entitled to vote at the Broadcast special meeting if you owned shares of Broadcast common stock at the close of business on          , 2013, the record date for the Broadcast special meeting. You will have one vote at the Broadcast special meeting for each share of Broadcast common stock you owned at the close of business on the record date. There are          shares of Broadcast common stock entitled to be voted at the Broadcast special meeting.

Broadcast Required Vote. The affirmative vote of a majority of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required for approval of Broadcast Proposal Nos. 1 and 2 and the affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of each of Broadcast Proposal Nos. 3, 4, 5, 6 and 8. The frequency receiving the highest number of votes will prevail with respect to Proposal No. 7.

Share Ownership of Management. As of the record date, the directors and executive officers of Broadcast beneficially owned approximately 8.5 % of the shares entitled to vote at the Broadcast special meeting. Certain stockholders of Broadcast, including some who are or are affiliated with Broadcast directors and executive officers (who in the aggregate, as of the record date, beneficially owned approximately 7.3% of the shares entitled to vote at the Broadcast special meeting) have agreed to vote their shares of Broadcast common stock in favor of the merger, the merger agreement and the issuance of shares of Broadcast common stock pursuant to the merger agreement.

The AllDigital Stockholder Consent (Page 38)

Record Date. You are entitled to receive and submit an AllDigital stockholder consent if you owned shares of AllDigital common stock at the close of business on          , 2013, the record date for the AllDigital stockholder consent.  If you execute the AllDigital stockholder consent provided to you, such consent will be the equivalent of one vote in favor of AllDigital Proposal Nos. 1 and 2 for each share of AllDigital common stock you owned at the close of business on the record date. There are         shares of AllDigital common stock held of record by AllDigital stockholders on the record date for the AllDigital stockholder consent.

AllDigital Required Vote. The affirmative vote of a majority of the shares of AllDigital common stock outstanding on the record date for the AllDigital special meeting is required to approve AllDigital Proposal No. 1 to approve the merger and the merger agreement and AllDigital Proposal No. 2 to increase the number of shares of AllDigital common stock authorized for issuance pursuant to the AllDigital stock plan to 12,300,000 shares as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan attached as Annex J.

Share Ownership of Management. As of the record date, the current directors and executive officers of AllDigital (and certain related entities) beneficially owned approximately 73.17% of the shares entitled to vote at the AllDigital special meeting. A significant stockholder of AllDigital who is affiliated with its Chief Executive Officer (who in the aggregate, as of the date of the merger agreement, beneficially owned approximately 24.3% of the shares entitled to vote via the AllDigital stockholder consent excluding warrants held by such stockholder) has agreed to vote its shares of AllDigital common stock in favor of the adoption of the merger agreement.

Recommendations to Stockholders

The Broadcast Special Meeting (Page 34). The Broadcast board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, Broadcast and its stockholders. The Broadcast board of directors unanimously recommends that the holders of Broadcast common stock vote “FOR” Broadcast Proposal No. 1 to approve the merger and the merger agreement; “FOR” Broadcast Proposal No. 2 to approve an amendment and restatement of Broadcast’s articles of incorporation to (i) effectuate the reverse stock split, (ii) increase the authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) change the name of Broadcast to “AllDigital Broadcasting, Inc.;” “FOR” Broadcast Proposal No. 3 to approve the assumption of the AllDigital stock plan as contemplated by the merger agreement; “FOR” Broadcast proposal No. 4 to ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013; “FOR” Broadcast Proposal No. 5 to approve, on an advisory (non-binding) basis Broadcast’s executive compensation program; “FOR” Broadcast Proposal No. 6 to approve on an advisory (non-binding) basis certain change of control compensation; “FOR” Broadcast Proposal No. 7 to approve on an advisory (non-binding) basis the frequency of stockholder votes on Broadcast’s executive compensation program, which frequency is recommended as once every three years; and “FOR” Broadcast Proposal No. 8 to approve to adjourn the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Broadcast Proposal Nos. 1 through 7.

The AllDigital Stockholder Consent (Page 38). The AllDigital board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, AllDigital and its stockholders. The AllDigital board of directors unanimously recommends that the holders of AllDigital common stock vote “FOR” AllDigital Proposal No. 1 to approve the merger and the merger agreement and “FOR” AllDigital Proposal No. 2 to increase the number of shares of AllDigital common stock authorized for issuance pursuant to the AllDigital stock plan to 12,300,000 shares as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan attached as Annex J.

The Merger (Page 53)

In the merger, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, and AllDigital will become a wholly owned subsidiary of Broadcast. Holders of AllDigital common stock, options and warrants will become holders of Broadcast common stock, options and warrants, respectively, following the merger.

Manner and Basis of Converting Shares (Page 53)

As a result of the merger, each holder of AllDigital common stock will be entitled to receive a pro rata share of a number of shares equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  The exact number of Broadcast shares issuable for each share of AllDigital common stock in the merger, or exchange ratio, will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in the AllDigital stockholders receiving shares of Broadcast common stock in the merger representing 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast). The exchange ratio is not directly affected by changes in the stock price of either company before the merger is consummated.  In addition, if certain circumstances specified in the merger agreement cause the parties to determine that shares of Broadcast common stock may not be legally issued to a holder of AllDigital common stock under the securities laws of such stockholder’s state of residence, such stockholder will receive, in lieu of shares of Broadcast common stock, cash in an amount per share of such stockholder’s AllDigital common stock equal to the exchange ratio multiplied by the average closing price of Broadcast common stock on the OTC Bulletin Board for the ten trading days ending one day prior to the effective time of the merger. No fractional shares of Broadcast common stock will be issued in the merger. Instead, all shares of Broadcast common stock issuable to an AllDigital stockholder in the merger will be aggregated and rounded down to the nearest whole share.  For a more complete description of what AllDigital stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 53 of this proxy statement/prospectus/consent solicitation.

Treatment of AllDigital Stock Options (Page 55)

The merger agreement provides that at the effective time of the merger each AllDigital stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Broadcast common stock (adjusted to give effect to the exchange ratio) and Broadcast will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the AllDigital stock plan and the applicable stock option agreement, employment agreement or other agreement evidencing such AllDigital stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — AllDigital Stock Options and Stock Incentive Plan” on page 55.

Treatment of AllDigital Warrants (Page 55)

The merger agreement provides that at the effective time of the merger, each AllDigital warrant that is outstanding and unexercised immediately prior the effective time whether or not vested, will be converted into a warrant to purchase Broadcast common stock (adjusted to give effect to the exchange ratio) and Broadcast will assume such warrant.  Each such warrant will otherwise remain subject to the terms and conditions of such warrant as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — AllDigital Warrants” on page 55.

Risks Relating to the Merger (Page 17)

In evaluating the merger agreement or the issuance of shares of Broadcast common stock pursuant to the merger agreement, you should carefully read this proxy statement/prospectus/consent solicitation and especially consider the factors discussed in the section entitled “Risk Factors — Risks Relating to the Merger” on page 17.

Reasons for the Merger

Mutual Reasons (Page 42). Broadcast and AllDigital believe that the two companies have complimentary technology and that combining the companies will create significant cost savings and other synergies, bring together an experienced management team  and will reduce interest expense as debt instruments are converted to stock prior to the merger.  See the section entitled “The Merger Agreement — Reasons for the Merger” on page 42.

Broadcast’s Reasons (Page 42). In addition to the reasons above, the Broadcast board of directors considered a number of other factors in evaluating the merger. See the section entitled “The Merger Agreement — Reasons for the Merger — Broadcast’s Reasons for the Merger” on page 42.

AllDigital’s Reasons (Page 43). In addition to the reasons above, the AllDigital board of directors considered a number of other factors in evaluating the merger. See the section entitled “The Merger Agreement — Reasons for the Merger — AllDigital’s Reasons for the Merger” on page 44.

Opinions of Financial Advisors

Opinions of Broadcast’s Financial Advisor (Page 45). Excel Management Systems, also referred to as Excel, delivered to the Broadcast board of directors a preliminary opinion, dated December 20, 2012, and a supplemental opinion, dated February 8, 2013, to the effect that as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio pursuant to the merger agreement that will result in stockholders of Broadcast owning approximately 42% of Broadcast’s outstanding common stock following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast) was fair to Broadcast from a financial point of view. Excel provided its opinions to the Broadcast board of directors for the information of Broadcast’s board of directors in connection with its evaluation of the exchange ratio from a financial point of view. The Excel Management Systems opinions do not address any other aspect of the merger and are not intended to be and do not constitute a recommendation as to how any holder of Broadcast common stock should vote with respect to the issuance of shares of Broadcast common stock pursuant to the merger agreement.

Interests of Broadcast’s Directors and Executive Officers in the Merger (Page 47)

Other than continuing membership on the board of directors of Broadcast after the effective time of the merger, and interests in the exchange offers required by the merger agreement by virtue of the fact that they hold notes, options and/or warrants that will be subject to the exchange offers, the members of the Broadcast board and the executive officers of Broadcast do not have any interests in the merger than are different from, or in addition to, the interests of Broadcast stockholders generally.

Interests of AllDigital’s Executive Officers and Directors in the Merger (Page 47)

When considering the recommendations by AllDigital’s board of directors, you should be aware that a number of  AllDigital’s executive officers and directors have interests in the merger that are different from those of other AllDigital stockholders, including without limitation, the expectations of employment from Broadcast following consummation of the merger under employments agreements negotiated with Broadcast.

Restrictions on Resales (Page 53)

All shares of Broadcast common stock received by AllDigital stockholders in the merger and by participants in the exchange offers will be freely tradable, except that shares of Broadcast common stock received by persons who become affiliates of Broadcast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals (Page 62)

Each of AllDigital and Broadcast has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than AllDigital and Broadcast, and to certain related matters.

Change of Board Recommendation (Page 61)

Subject to certain conditions, the board of directors of AllDigital or Broadcast may withdraw or modify its recommendation in the case of AllDigital in support of the approval of the merger agreement and in the case of Broadcast in support of the issuance of shares of Broadcast common stock pursuant to the merger agreement and the amendment and restatement of Broadcast’s articles of incorporation to increase the number of authorized shares of Broadcast common stock. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, the company whose board of directors withdrew or modified its recommendation may be required to pay a termination fee of $100,000 plus shares of common stock representing 4% of fully diluted common stock of such company to the other company.

Conditions to the Merger (Page 64)

The respective obligations of Broadcast and AllDigital to consummate the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 66)

Either Broadcast or AllDigital can terminate the merger agreement under certain circumstances, including without limitation upon the giving of 3 days notice to the other party, which would prevent the merger from being consummated.

Expenses and Termination Fees (Page 68)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses.

A termination fee of $100,000 plus shares of common stock representing 4% of fully diluted common stock of Broadcast or AllDigital, as applicable, may be payable by either Broadcast or AllDigital to the other party upon the termination of the merger agreement under certain circumstances.

Material U.S. Federal Income Tax Consequences of the Merger (Page 47)

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the completion of the merger is conditioned on the receipt by each of Broadcast and AllDigital of an opinion from its outside counsel to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, AllDigital stockholders generally will not recognize gain or loss upon the receipt of Broadcast common stock in exchange for AllDigital common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Broadcast common stock.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts and circumstances of your own situation. AllDigital stockholders are urged to read the discussion in the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement/prospectus/consent solicitation and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Regulatory Approvals (Page 52)

Qualification or exemption from qualification of this registration statement in states in which stockholders of AllDigital holding at least 99% of the outstanding shares of AllDigital Common Stock have an address of record is a condition of the closing of the merger.  While Broadcast and AllDigital plan to aggressively pursue such qualification or exemption from qualification in all such states, Broadcast and AllDigital cannot assure you that such qualification or exemption will be obtained.  Failure to obtain all required approvals or waivers could result in the delay or abandonment of the merger and the failure of a condition of the closing of the merger.  Neither Broadcast nor AllDigital is aware of any foreign approvals that are required to complete the merger.

Anticipated Accounting Treatment (Page 49)

The merger is expected to be accounted for using the acquisition method of accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. AllDigital has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, as of the date of the completion of the merger, the purchase price is equivalent to the fair value of the consideration transferred and AllDigital will recognize all assets acquired and liabilities assumed at their fair values.

Dissenters’ Rights (Page 49)

In connection with the merger, stockholders of Broadcast have dissenters’ rights under Utah law and stockholders of AllDigital have dissenters’ rights under Nevada law.  For a detailed discussion of your dissenters’ rights, including instructions and deadlines relating to such rights, please see the section entitled “Dissenters’ Rights” on page 49.

The Board of Directors and Executive Officers of the Combined Company (Page 69)

The merger agreement provides that the Broadcast board of directors following the effective time of the merger will be comprised of  three members consisting of existing Broadcast director Donald A. Harris, AllDigital’s CEO, Paul Summers and existing AllDigital director David Williams.  It is anticipated that two additional directors will be added to the Broadcast board at some point following the closing of the merger. The merger agreement also provides that the executive officers of Broadcast following the merger will be: Paul Summers, Chief Executive Officer and President; John Walpuck, Chief Operating Officer and Chief Financial Officer; Tim Napoleon, Chief Strategist; Konstantin Wilms, Chief Architect; and Steve Smith, Vice President of Network Services.  All such individuals are currently executive officers of AllDigital.

Cessation of Trading of AllDigital Common Stock

If the merger is completed, AllDigital common stock will no longer be traded on the OTC Bulletin Board and AllDigital will no longer file periodic reports with the SEC.

Comparison of Rights of Broadcast Stockholders and AllDigital Stockholders (Page 94)

AllDigital stockholders, whose rights are currently governed by the AllDigital articles of incorporation, as amended, the AllDigital bylaws and Nevada law, will, upon completion of the merger, become stockholders of Broadcast and their rights will be governed by the Broadcast amended and restated articles of incorporation, the Broadcast amended and restated bylaws, as amended, and Utah law.

Exchange Offers and Subsidiary Merger

The merger agreement requires that Broadcast use commercially reasonable efforts to cause the termination, prior to the closing of the merger, of all Broadcast warrants (except for specified warrants), notes and options, whether by way of exercise, conversion, surrender or exchange for shares of Broadcast common stock.  Broadcast anticipates engaging in exchange offers for such warrants, notes and options whereby the holders of such securities will receive shares of Broadcast common stock in exchange for the termination of those securities.  It is a condition of the merger agreement that Broadcast warrants (except for 2,525,980 warrants of Broadcast identified in the merger agreement) and options outstanding immediately prior to the effective time of the merger be exercisable for no more than 2,000,000 shares of Broadcast common stock (on a pre-reverse-stock-split basis) and that there be no Broadcast notes outstanding unless such notes will convert into shares of Broadcast common stock at the effective time of the merger.  Broadcast expects to issue approximately 210,611,060 shares of its common stock in the exchange offers, which shares would represent approximately 63% of Broadcast’s issued and outstanding common stock (assuming the exercise or conversion of warrants, options and other derivative securities) immediately following the closing of the exchange offers and immediately prior to the consummation of the merger.  The shares of Broadcast common stock that will be issued in the exchange offers are being registered under this registration statement.  For more information on the exchange offers, please see the section entitled “Exchange Offers” starting on page 151.

It is a condition of the merger that all of Broadcast’s subsidiaries be wholly owned immediately prior to the closing of the merger.  Broadcast is the 94% owner of its IDI subsidiary.  In order to satisfy the closing condition that its subsidiaries be wholly owned, Broadcast anticipates consummating a short-form merger whereby IDI will be merged with and into Broadcast with Broadcast surviving and stockholders of IDI, other than Broadcast, receiving shares of Broadcast common stock.  This transaction is referred to herein as the “subsidiary merger.”  Broadcast expects to issue approximately 219,712 shares of its common stock in the subsidiary merger, which is expected to close shortly before the consummation of the merger.  The shares of Broadcast common stock that will be issued in the subsidiary merger will be unregistered shares.

MARKET PRICE AND DIVIDEND INFORMATION

Broadcast common stock and AllDigital common stock are traded on the OTC Bulletin Board under the symbols “BCST” and “ADGL,” respectively. The following tables present, for the periods indicated, the high and low bid quotations for Broadcast common stock (as adjusted for stock splits of Broadcast common stock) and AllDigital common stock, in each case, as reported by the OTC Bulletin Board.  Such prices represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions. Neither Broadcast nor AllDigital has ever declared or paid any cash dividend on shares of their common stock and both have fiscal years ending on December 31.

Broadcast Common Stock

	High Bid	Low Bid
Year ending December 31, 2011
First Quarter	$1.27	$0.73
Second Quarter	0.84	0.51
Third Quarter	0.58	0.23
Fourth Quarter	0.47	0.13

Year ending December 31, 2012
First Quarter	$0.67	$0.31
Second Quarter	0.50	0.18
Third Quarter	0.25	0.10
Fourth Quarter	0.20	0.05

Year ending December 31, 2013
First Quarter	$0.16	$0.06
Second Quarter (through June 21, 2013)	0.12	0.03

AllDigital Common Stock
	High Bid	Low Bid
Year ending December 31, 2011
First Quarter*	N/A	N/A
Second Quarter*	N/A	N/A
Third Quarter	$5.50	$1.01
Fourth Quarter	3.255	3.255

Year ending December 31, 2012
First Quarter*	$3.255	$1.01
Second Quarter	1.01	0.51
Third Quarter	1.01	1.01
Fourth Quarter	1.00	0.85

Year ending December 31, 2013
First Quarter	$1.01	$0.18
Second Quarter (through June 21, 2013)	$0.17	$0.11

* To AllDigital’s knowledge, there was no trading in AllDigital’s common stock for periods prior to the quarter ended September 30, 2011.

As of June 21, 2013, Broadcast had 109,933,225 shares of common stock issued and outstanding, and approximately 1,200 stockholders of record, and AllDigital had 25,444,728 shares of common stock issued and outstanding and approximately 120  stockholders of record.

The following table presents the closing per share price of Broadcast common stock and AllDigital common stock, as reported on the OTC Bulletin Board, and the estimated equivalent per share price (as explained below) of AllDigital common stock on January 4, 2013, the last full trading day before the public announcement of the proposed merger, and on           , 2013:

	Broadcast Common Stock	AllDigital Common Stock	Estimated Equivalent AllDigital Per Share Price
January 4, 2013	$0.09	$1.01	$
, 2013

The estimated equivalent per share price of a share of AllDigital common stock equals an exchange ratio, estimated solely for purposes of the estimates set forth in the foregoing table, of           , multiplied by the price of a share of Broadcast common stock. You may use this calculation to estimate what your shares of AllDigital common stock will be worth if the merger is consummated. If the merger had occurred on           , 2013 and the exchange ratio were equal to the estimated exchange ratio set forth in the first sentence of this paragraph, you would have received a number of shares of Broadcast common stock worth approximately $          for each share of AllDigital common stock you owned. The actual equivalent per share price of a share of AllDigital common stock that you will receive if the merger is consummated may be different from this price because the per share price of Broadcast common stock as traded on the OTC Bulletin Board fluctuates continuously and the final exchange ratio will not be determined until immediately prior to the merger.

Following the consummation of the merger, Broadcast common stock will continue to trade on the OTC Bulletin Board, and there will be no further market for AllDigital common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus/consent solicitation includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger involving Broadcast and AllDigital, including potential synergies and cost savings and the timing thereof; (ii) future financial and operating results following the merger; (iii) the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; (iv) the competitive position and opportunities for the combined company; (v) the impact on the merger on the market for the combined company’s products; (vi) the non-GAAP operating income and integration costs of the combined company; and (vii) the timing of the completion of the merger. Such forward-looking statements are based upon the current beliefs and expectations of Broadcast’s and AllDigital’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Broadcast and AllDigital. Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the failure of the merger to close for any reason, including not receiving the requested stockholder approval by AllDigital stockholders or Broadcast stockholders or both; (ii) the competitive position and opportunities for the combined company; (iii) general business and economic conditions; (iv) the performance of financial markets; (v) risks relating to the consummation of the contemplated merger, including the risk that required stockholder approval and regulatory agencies might not be obtained in a timely manner or at all or that other closing conditions are not satisfied; (vi) the impact on the merger on the markets for the combined company’s media broadcasting solutions; (vii) the failure of the combined company to realize synergies and cost-savings from the transaction or delay in realization thereof; (viii) the businesses or employees of Broadcast and AllDigital not being combined and integrated successfully, or such combination taking longer or being more difficult, time-consuming or costly to accomplish than expected; (ix) operating costs and business disruption following the merger, including adverse effects on employee retention and business relationships with third parties; (x) the future performance of the combined company following the closing of the merger; (xi) the combined company’s ability to maintain gross margins; (xii) effects of fluctuating product mix on results; (xiii) the combined company’s ability to timely develop and commercialize new products; (xiv) the combined company’s ability to respond to evolving technologies and customer requirements; (xv) the combined company’s dependence on a limited number of customers for a significant percentage of its projected revenues; (xvi) the combined company’s ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources; (xvii) increased costs related to downsizing and compliance with regulatory requirements in connection with such downsizing, competition and pricing pressure; (xviii) the combined company’s potential lack of availability of credit or opportunity for equity based financing; (xix) the combined company’s risks associated with international operations; (xx) the combined company’s outcome of tax audits or similar proceedings; and (xxi) the outcome of pending litigation against Broadcast or AllDigital. Additional factors that can cause the results to materially differ than those described in the forward-looking statements are described in the section “Risk Factors” on page 17.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus/consent solicitation. All forward-looking statements are qualified in their entirety by this cautionary statement. Broadcast assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus/consent solicitation, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the proposals relating to the merger. In addition, you should read and consider the risks associated with each of the businesses of Broadcast and AllDigital because these risks will also affect the combined company. You should also read and consider the other information in this proxy statement/prospectus/consent solicitation and the other documents incorporated by reference into this proxy statement/prospectus/consent solicitation. See the section entitled “Where You Can Find More Information” beginning on page 155.

Risks Relating to the Merger

The combined company may not achieve strategic objectives, anticipated synergies and other potential benefits of the merger.

Both companies expect to realize strategic, financial and operating benefits as a result of the merger, including, among others, significant cost savings synergies. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•
the inability of the combined company to consolidate and rationalize product lines, supply chains, administrative functions, sales and marketing teams and/or research and development efforts to the degree, or within the time period, expected;

•	the inability of the combined company to increase sales;

•
competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

•	the failure of key markets for the combined company’s products to develop to the extent or as rapidly as currently expected;

•	the impact of the economic and financial downturn and the extent to which the economic conditions and disruptions in the credit and financial markets improve or ameliorate, if at all;

•
changes in technology that increase the number of competitors that the combined company faces after the merger or require the combined company to make significant capital expenditures to develop competitive products;

•	unfavorable reaction to the merger by the combined company’s customers and suppliers; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the merger could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Broadcast and AllDigital may not successfully integrate their businesses.

Achieving the potential benefits of the merger will depend in substantial part on the successful integration of the two companies’ technologies, operations and personnel. Broadcast and AllDigital will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•
demonstrating to the customers of Broadcast and AllDigital that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating and rationalizing corporate information technology, engineering and administrative infrastructures;

•	integrating product offerings;

•	coordinating or combining sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Broadcast and AllDigital and resolving potential conflicts that may arise.

The integration of Broadcast and AllDigital will be a complex, time consuming and expensive process. It is not certain that Broadcast and AllDigital can be successfully integrated in a timely manner or at all. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Integrating the companies may divert management’s attention away from the combined company’s operations.

Successful integration of Broadcast’s and AllDigital’s operations, products and personnel may place a significant burden on the combined company’s management and its internal resources following the completion of the merger. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition, operating results and ability to evaluate and take strategic actions.

Broadcast expects to incur significant costs integrating the companies into a single business, and if such integration is not successful Broadcast may not realize the expected benefits of the merger.

Broadcast expects to incur significant costs integrating AllDigital’s operations, products and personnel following consummation of the merger. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining research and development teams and processes;

•	reorganization or closures of redundant or excess facilities; and

•	relocation or disposition of excess equipment.

In addition, Broadcast expects to incur significant costs in connection with the merger. Broadcast does not know whether it will be successful in these integration efforts or in consummating the merger. In addition, Broadcast may incur restructuring costs in connection with the merger that exceed the current expectations. Finally, the board of directors and employees of the combined entity will consist of individuals from both Broadcast and AllDigital, and the new members of the board of directors and employees of the combined entity, which have had limited exposure to each other, may not be able to work together effectively, which also could have an adverse effect on the business of the combined entity.

If the combined company fails to retain key employees, the benefits of the merger could be diminished.

The successful combination of Broadcast and AllDigital will depend in part on the retention of key personnel. There can be no assurance that the combined company will be able to retain Broadcast’s and/or AllDigital’s key management, technical, sales and customer support personnel. If the combined company fails to retain such key employees, it may not realize the anticipated benefits of the merger.

The sales of Broadcast and/or AllDigital could decline if customer relationships are disrupted by the merger.

Broadcast’s and AllDigital’s customers may not continue their current buying patterns during the pendency of, and following, the merger. Any significant delay or reduction in orders for Broadcast’s or AllDigital’s products and services could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Broadcast’s and AllDigital’s products and the combined company’s future product strategy, or consider purchasing products of competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing AllDigital’s and/or Broadcast’s products. In addition, by increasing the breadth of Broadcast’s and AllDigital’s business, the merger may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either Broadcast or AllDigital as an independent company.

Because AllDigital stockholders will receive a formula-determined number of shares of Broadcast common stock in the merger, rather than a fixed value or formula-determined value, if the market price of Broadcast common stock declines, AllDigital stockholders will receive consideration in the merger of lesser value.

Upon the consummation of the merger, each AllDigital share will be converted into the right to receive its pro rata portion of 58% of the fully-diluted common stock of Broadcast. The number of shares of Broadcast share allocable to a single share of AllDigital common stock is referred to as the “exchange ratio” in this proxy statement/prospectus/consent solicitation.  The exchange ratio will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving a number of shares of Broadcast common stock in the merger that will represent 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  The exchange ratio is based on the number of shares of Broadcast common stock outstanding immediately prior to the effective time of the merger, so the number of shares that AllDigital stockholders will receive in the merger will not change as a result of fluctuations in the market price of Broadcast or AllDigital common stock. In recent years, the stock market in general, and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Broadcast common stock. The market price of Broadcast common stock upon and after the consummation of the merger could be lower than the market price on the date of the merger agreement or the current market price. Conversely, the price of AllDigital common stock may be higher. AllDigital stockholders should obtain recent market quotations of Broadcast common stock before they vote on the merger.

The ownership and voting interests of Broadcast stockholders will be diluted as a result of the issuance of shares of Broadcast common stock to the security holders of AllDigital in the merger, to participants in the exchange offers, to non-Broadcast stockholders of IDI in the subsidiary merger and to Broadcast’s financial advisor in connection with the merger.

After the merger, stockholders of AllDigital who receive Broadcast common stock in the merger are expected to represent approximately 58% of the outstanding Broadcast common stock (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast) immediately following the consummation of the merger.  After the merger, stockholders of Broadcast immediately prior to the effective time are expected to own approximately 42% of the aggregate number of outstanding shares of the common stock of the combined company (assuming the exercise or conversion of warrants, options and other derivative securities except for specified warrants of Broadcast).  In addition, prior to the consummation of the merger, Broadcast expects to issue approximately 210,611,060 shares of its common stock in the exchange offers, which shares would represent approximately 63% of Broadcast’s issued and outstanding common stock (assuming the exercise or conversion of warrants, options and other derivative securities except for specified warrants of Broadcast) immediately following the closing of the exchange offers and immediately prior to the consummation of the merger. Broadcast expects to issue approximately 219,712 shares of its common stock in the subsidiary merger, which is expected to close shortly before the consummation of the merger. Holders of Broadcast common stock as of the record date will be diluted first by the issuance of Broadcast common stock to participants in the exchange offers and to non-Broadcast stockholders of IDI in the subsidiary merger, and then by the issuance of Broadcast common stock in the merger.  In addition, if the merger is consummated, Broadcast will issue approximately 7,214,883 shares of its common stock in payment of fees payable upon consummation of the merger to its financial advisor.

Certain governmental authorities may refuse to grant required qualifications or waivers under state securities laws, which refusal could cause the delay or abandonment of the merger and the failure of a closing condition of the merger.

Qualification or exemption from qualification of this registration statement in states in which stockholders of AllDigital holding at least 99% of the outstanding shares of AllDigital common stock have an address of record is a condition of the closing of the merger.  While Broadcast and AllDigital plan to aggressively pursue such qualification or exemption from qualification in all such states, Broadcast and AllDigital cannot assure you that such qualification or exemption will be obtained.  Failure to obtain all required approvals or waivers could result in the delay or abandonment of the merger and the failure of a condition of the closing of the merger.

AllDigital’s directors and executive officers have interests that differ from, or are in addition to, those of other Broadcast and AllDigital stockholders and that may have influenced them to support and approve the merger.

AllDigital’s directors and executive officers have certain interests in the merger that differ from, or are in addition to, the interests of other AllDigital stockholders. As a result, AllDigital directors and officers could be more likely to vote for the proposal to approve the merger and the merger agreement than if they did not have these interests. The AllDigital board of directors was aware of these interests at the time it approved the merger and the transactions contemplated by the merger agreement. AllDigital stockholders should review the sections titled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Interests of AllDigital’s Executive Officers and Directors in the Merger” beginning on page 47 for a more complete description of these arrangements.

The merger agreement contains provisions that limit AllDigital’s and Broadcast’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of either company from making an alternative transaction proposal and, in certain circumstances, could require AllDigital or Broadcast to pay the other a termination fee of $100,000 and shares representing 4% of their respective fully diluted capitalization.

Under the merger agreement, AllDigital and Broadcast are restricted, subject to limited exceptions, from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in the section titled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” beginning on page 62), AllDigital and Broadcast are restricted from initiating, seeking, soliciting or knowingly encouraging or facilitating any inquiry, proposal or offer for a competing acquisition proposal with any person. Furthermore, AllDigital and Broadcast are restricted from participating or engaging in discussions or negotiations, or disclosing any non-public information to any person that has made a proposal with respect to either company, subject to certain exceptions, which are discussed in more detail in the section titled “Exception to the Limitation on the Negotiation and Discussion by AllDigital or Broadcast of Other Acquisition Proposals”). Additionally, under the merger agreement, in the event of a potential change of recommendation by the Broadcast board of directors or the AllDigital board of directors with respect to the merger-related proposals, the company changing its recommendation must provide the other with five business days prior notice and, if requested, negotiate in good faith an adjustment to the terms and conditions of the merger agreement prior to changing its recommendation. AllDigital and Broadcast may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including material compliance with the non-solicitation provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of AllDigital or Broadcast from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither AllDigital nor Broadcast may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other.

Under the merger agreement, AllDigital or Broadcast may be required to pay to the other a termination fee of $100,000 and issue to the other shares of common stock representing 4% of their respective fully diluted capitalization. Should the merger agreement be terminated in circumstances in which such termination fee or expense reimbursement is payable, the payment of this fee by Broadcast or AllDigital could have adverse consequences to the financial results of the company making such payment.

The unaudited pro forma combined financial information and prospective financial information included in this proxy statement/prospectus/consent solicitation is presented for illustrative purposes only and may not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this proxy statement/prospectus/consent solicitation is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and may not represent the actual financial position or results of operations of AllDigital or Broadcast prior to the merger or that of the combined company following the merger for several reasons.  The actual financial positions and results of operations of AllDigital or Broadcast prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this proxy statement/prospectus/consent solicitation. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this proxy statement/prospectus/consent solicitation may not prove to be accurate and may be affected by other factors. Actual financial results following the merger will differ, and may differ materially, from the results suggested by the pro forma combined financial information.

The proposed merger may not be consummated because of the failure of one of the parties to satisfy closing conditions.

The merger may not close because of a failure of one or more of the parties to satisfy closing conditions.  It is possible that any of the conditions will not be satisfied and, as a result, the parties will not close.  Conditions that the parties believe present particular risks include the following:

•	the shareholders of both parties must vote upon, and approve the merger agreement and the merger;

•
the number of shares of AllDigital’s common stock dissenting from the merger must be less than 1.5% of its outstanding common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock;

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger must be equal to or greater than $0, which will require the raising of additional capital by Broadcast;

•	the shareholders of Broadcast must approve the reverse stock split;

•	Broadcast must eliminate all indebtedness, other than indebtedness that converts to equity upon closing of the merger;

•	the number of securities convertible into Broadcast common stock, with certain exceptions, must be reduced to 2 million or less;

•	Broadcast’s monthly net cash flow for the preceding 30 days must be equal to or greater than negative $10,000;

•	Broadcast must have secured subscriptions or valid commitments to subscribe for a minimum of $1.5 million in common stock of the combined company; and

•	certain pending legal proceedings and related issues must be resolved.

If all of the conditions to closing are not satisfied, or waived by the other party to the merger agreement, the merger will not close.  If it does not close, neither party will receive expected benefits from the merger despite having incurred significant costs related to the merger.

The ownership and voting interests of each party’s respective stockholders will be diluted as a result of the merger.

In the merger, AllDigital’s stockholders will receive a number of shares of Broadcast common stock representing 58% of the outstanding common stock of Broadcast (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast) immediately following the consummation of the merger.  After the merger, stockholders of Broadcast immediately prior to the effective time are expected to own approximately 42% of the aggregate number of outstanding shares of the common stock of the combined company (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).   Each party’s respective shareholders will own a significantly smaller percentage than they owned in their respective company prior to the merger.  The combined company will also likely be required to raise capital in order to finance operations following the closing of the merger, which will likely result in additional dilution to stockholders.

Risks Related to Broadcast’s Business

The following risks and uncertainties pertain to Broadcast and its business as constituted prior to the consummation of the merger.  If the merger is consummated the following risks and uncertainties will; however, also become risks and uncertainties applicable to the combined company.

If Broadcast does not successfully commercialize its CodecSys technology, Broadcast may never achieve profitability, retire its convertible debt or be able to raise future capital.

It is imperative that Broadcast successfully commercialize its CodecSys technology.  Broadcast continues to develop this technology for a variety of applications.  Broadcast has never been involved in a development project of the size and breadth that is involved with CodecSys and none of its management has ever been involved with a software development project.  Management may lack the expertise and Broadcast may not have the financial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future, although Broadcast has spent considerably more than that in past years.  This estimate will increase or decrease depending on specific opportunities and available funding.  If Broadcast is unsuccessful in its CodecSys development and commercialization efforts, it is highly doubtful Broadcast will achieve profitable operations, retire its existing convertible indebtedness or be able to raise additional funding in the future.

Broadcast needs additional capital.  If additional capital is required but is not available, Broadcast may have to curtail or cease operations.

In the foreseeable future, Broadcast will need to obtain additional financing to continue operations.  Broadcast believes external funding may be difficult to obtain, particularly given the prevailing financial market conditions.  If sufficient capital is not available to Broadcast, it will be required to pursue one or a combination of the following remedies:  significantly reduce development, commercialization or other operating expenses; sell part or all of its assets; or terminate operations.  The existing turbulence and illiquidity in the credit and financial markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive.  These market conditions have made the management of Broadcast’s liquidity significantly more challenging.  A further deterioration in the credit and financial markets or a prolonged period without improvement could adversely affect Broadcast’s ability to raise additional capital.

Broadcast has sustained and may continue to sustain substantial losses.

Broadcast has sustained operating losses in each of the last seven years.  Through March 31, 2013, Broadcast’s accumulated deficit was $111,472,604.  Broadcast continues to sustain operating losses on a quarterly and annual basis and the combined company will likely continue to do so following consummation of the merger.

Broadcast’s success depends on adoption of its CodecSys technology by OEMs and end-users.

The success of Broadcast’s CodecSys technology depends on the adoption of this technology by original equipment manufacturers, or OEMs, like IBM, Fujitsu and HP, as well as end-users.  The OEM qualification and adoption process is complex, time-consuming and unpredictable.  Furthermore, OEMs may elect to maintain their relationships with incumbent technology providers, even when presented with technology that may be superior to the incumbent technology.  Significant delays in the development or OEM adoption of CodecSys will adversely affect Broadcast’s results of operations, financial condition and prospects.

Broadcast’s continued losses may impact its relationships with OEMs and customers.

Broadcast’s continued losses may impact its relationships with existing and potential OEMs and customers.  OEMs may be reluctant to partner with Broadcast or present its technology in conjunction with their product offerings if they believe Broadcast’s financial condition is marginal or in jeopardy.  OEMs and prospective customers may delay adoption of Broadcast’s CodecSys technology and other products if they believe Broadcast is not financially sound enough to support its technology or other product offerings.

Adverse economic or other market conditions could reduce the purchase of Broadcast’s services by existing and prospective customers, which would harm its business.

Broadcast’s business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  Broadcast’s services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming its business.

The recent recession and market turmoil present considerable risks and challenges.  These risks and challenges have reached unprecedented levels and have significantly diminished overall confidence in the national economy, upon which Broadcast is dependent.  Such factors could have an adverse impact on Broadcast’s business and prospects in ways that are not predictable or that it may fail to anticipate.

Broadcast’s systems of internal operational and financial controls may not be effective.

Broadcast establishes and maintains systems of internal operational and financial controls that provide it with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of Broadcast’s systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  Broadcast has previously experienced significant deficiencies in its required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  Broadcast also experienced a significant deficiency and a material weakness in its required disclosure controls and procedures regarding its accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm Broadcast’s business.

Broadcast may be unable to respond adequately to rapid changes in technology.

The markets for private communication networks and video encoder systems are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts Broadcast’s ability to compete, but could also render its products, services and CodecSys technology uncompetitive or obsolete.  If Broadcast is unable to adequately respond to changes in technology and standards, it will not be able to serve its clients effectively.  Moreover, the cost to modify Broadcast’s services, products or infrastructure in order to adapt to these changes could be substantial and it may not have the financial resources to fund these expenses.

Broadcast faces intense competition that could harm its business.

The communications industry is extremely competitive.  Broadcast competes with numerous competitors who are much larger than Broadcast and have greater financial and other resources.  In the satellite network and services segment, including digital signage, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, Hughes and others.  Broadcast’s competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for Broadcast’s business and may cause it to lose clients and/or prevent it from gaining new clients critical for its success.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have established customer bases with industry standard technology, which Broadcast must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, which utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than Broadcast.  Cisco/Erickson and Harmonic are two of the largest suppliers of high end video encoders to the broadcast industry and are the incumbent suppliers to many of the customers to which Broadcast is selling.

If Broadcast fails to hire additional specialized personnel or retain its key personnel in the future, it will not have the ability to successfully commercialize its technology or manage its business.

Broadcast needs to hire additional specialized personnel to successfully commercialize its CodecSys technology.  If Broadcast is unable to hire or retain qualified software engineers and project managers, its ability to complete further development and commercialization efforts will be significantly impaired.

Broadcast’s revenue is dependent upon the sales efforts of others.

Broadcast is dependent upon the sales and marketing efforts of IBM, HP, Fujitsu and other third-party businesses in order to derive licensing revenue from its CodecSys technology.  Such businesses have suspended, or may suspend, sales efforts which would adversely affect Broadcast’s potential licensing fees.  Broadcast is not able to control the sales and marketing efforts of these third parties.  Limited revenues from Broadcast’s historical sources make it even more dependent upon the sales efforts of others.  Given the current recession and market developments, third-party businesses may scale back on sales efforts which could significantly harm Broadcast’s business and prospects.

Broadcast relies heavily on a few significant customers and if it loses any of these significant customers, its business would be harmed.

A small number of customers account for a large percentage of Broadcast’s revenue.  Broadcast’s business model relies upon generating new sales to existing and new customers.  In September 2009 Broadcast secured a contract with a large national organization, which became its largest customer. Sales revenues from Broadcast’s largest customer accounted for approximately 87% and 91% of total revenues for the three months ended March 31, 2012 and the three months ended March 31, 2013, respectively.  Broadcast’s contract with this largest customer expired on May 31, 2013.  Broadcast will continue to provide managed media services to the customer for a 3-year period, but in excess of 90% of Broadcast’s revenues from the customer have historically been for the digital signage service. As a result of this termination, Broadcast’s revenues will decline substantially, which will harm its business, unless it can replace that customer with another similarly large customer or a combination of other customers.

There is significant uncertainty regarding Broadcast’s patent and proprietary technology protection.

Broadcast’s success is dependent upon its CodecSys technology and other intellectual property rights.  If Broadcast is unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to those of Broadcast.  If this were to occur, Broadcast’s revenues, market share and operating results would suffer.  To date, Broadcast has relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect its proprietary technology. Broadcast’s initial U.S. patent related to its CodecSys technology was granted by the PTO in August 2007 and four additional patents related to applications of the technology were subsequently issued by the PTO.  As of March 31, 2013, eleven foreign countries had issued Broadcast’s initial patent.  In addition, Broadcast has 20 pending U.S. and foreign patent applications.  If Broadcast fails to deter misappropriation of its proprietary information or if it is unable to detect unauthorized use of its proprietary information, then its revenues, market share and operating results will suffer.  The laws of some countries may not protect Broadcast’s intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce Broadcast’s intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that would harm Broadcast’s business.

Broadcast’s products could infringe on the intellectual property rights of others, which may subject it to future litigation and cause financial harm to its business.

To date, Broadcast has not been notified that its services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by Broadcast with respect to current or future operations.  Broadcast expects software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require Broadcast to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to Broadcast.  A successful claim against Broadcast of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm its business.

Broadcast common stock is considered “penny stock” which may make selling the common stock difficult.

Broadcast common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that, with certain exceptions, securities broker-dealers cannot recommend Broadcast’s stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in Broadcast common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of Broadcast common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Trading in Broadcast securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Broadcast’s stock price has fluctuated significantly in the past and could continue to do so in the future.  Broadcast’s stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of Broadcast common stock also contributes to more volatile price fluctuations.  The market price of Broadcast common stock is also subject to extreme fluctuations because of the nature of the CodecSys technology and the potential for large-scale acceptance or rejection of Broadcast’s technology in the marketplace.  Given these fluctuations, an investment in Broadcast common stock could lose value.  A significant drop in Broadcast’s stock price could expose it to the risk of securities class action lawsuits.  Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in Broadcast’s stock to lose additional value.

Future sales of Broadcast’s common stock could cause its stock price to decrease.

Substantial sales of Broadcast common stock in the public market, or the perception by the market that such sales could occur, could lower Broadcast’s stock price.  As of March 31, 2013, Broadcast had 107,932,373 shares of common stock outstanding.  As of March 31, 2013, stock options, including options granted to Broadcast’s employees, and warrants to purchase an aggregate of 43,711,269 shares of Broadcast common stock were issued and outstanding, a substantial portion of which were fully exercisable.  As of March 31, 2013, notes convertible into 17,900,000 shares of Broadcast common stock were issued and outstanding.  As of March 31, 2013, Broadcast had granted restricted stock units to members of its board of directors and others, which may be settled at various time in the future by the issuance of 3,368,247 shares of common stock. On March 16, 2012, Broadcast completed an equity financing, in which it issued 27,800,000 shares of common stock and granted warrants to the investors to acquire an additional 13,900,000 shares.  In connection with the merger, Broadcast is required to engage in the exchange offers pursuant to which it expects to issue approximately 210,611,060 shares of Broadcast common stock in exchange for the termination and cancellation of most of its outstanding options and warrants (other than specified warrants) and all of its outstanding notes.  In addition, Broadcast expects to issue 219,712 shares of its common stock to non-Broadcast stockholders of IDI in the subsidiary merger.  Following the closing of the exchange offers and the subsidiary merger, Broadcast will issue to AllDigital stockholders in the merger additional shares of Broadcast common stock that will result in AllDigital stockholders owning 58% of Broadcast’s outstanding common stock immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  Future sales of Broadcast common stock, or the availability of Broadcast common stock for sale, may cause the market price of Broadcast common stock to decline.

Any stock ownership interest may be substantially diluted by future issuances of securities.

Broadcast may issue shares of its common stock to holders of outstanding convertible notes, stock options and warrants.  The conversion of the convertible notes and the exercise of options and warrants into shares of Broadcast common stock will be dilutive to stockholders.  Broadcast also has offered and expect to continue to offer stock options to its employees and others, and as of March 31, 2013, Broadcast has approximately 3,981,278 shares of common stock available for future issuance under its 2004 long-term incentive stock option plan and 88,200 shares of common stock available for future issuance under its 2008 equity incentive plan.  Although Broadcast anticipates terminating its 2004 long-term incentive stock option plan and 2008 equity incentive plan in connection with the merger, such that no future grants may be made thereunder, Broadcast will assume the AllDigital stock plan in the merger and expect to grant options and other equity awards under that plan in the future.  Broadcast estimates that the shares available for issuance under the AllDigital stock plan immediately following the merger will represent approximately 20.6% of its fully diluted capitalization at that time. In anticipation of the merger and pursuant to the terms of the merger agreement, Broadcast will engage in the exchange offers pursuant to which it expects to issue approximately 210,611,060 shares of Broadcast common stock in exchange for the termination and cancellation of most of its outstanding options and warrants (other than specified warrants) and all of its outstanding notes.  In addition, Broadcast expects to issue 219,712 shares of its common stock to non-Broadcast stockholders of IDI in the subsidiary merger.  Following the closing of the exchange offers and the subsidiary merger, Broadcast will issue to AllDigital stockholders in the merger additional shares of Broadcast common stock that will result in AllDigital stockholders owning 58% of Broadcast’s outstanding common stock immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast). To the extent that future stock options are granted and ultimately exercised, there will be further dilution to stockholders.

Broadcast has never paid dividends and does not anticipate paying any dividends on its common stock in the future, so any return on an investment in Broadcast common stock will depend on the market price of the stock.

Broadcast currently intends to retain any future earnings to finance its operations.  The terms and conditions of its convertible notes restrict and limit payments or distributions in respect of its common stock.  The return on any investment in Broadcast common stock will depend on the future market price of such common stock and not on any potential dividends.

Current and future legal proceedings against Broadcast could be costly and time consuming to defend.

Broadcast is from time to time subject to legal proceedings and claims that arise in the ordinary course of business, including claims brought by its customers in connection with commercial disputes, employment-based claims made by its current or former employees, administrative agencies, or government regulators. Litigation, enforcement actions, and other legal proceedings, regardless of their outcome, may result in substantial costs and may divert management’s attention and Broadcast’s resources, which may harm its business, overall financial condition and operating results. In addition, legal claims that have not yet been asserted against Broadcast may be asserted in the future.

Risks Related to AllDigital’s Business

The following risks and uncertainties pertain to AllDigital and its business as constituted prior to the consummation of the merger.  If the merger is consummated the following risks and uncertainties will; however, also become risks and uncertainties applicable to the combined company.

AllDigital is in an early stage of operations and may be unable to generate significant revenue in the future.

AllDigital’s operating subsidiary was incorporated in August 2009, has been operating for only a limited period of time and is in an early stage of operations.  AllDigital may be unable to expand revenue at the rate anticipated or at all. If AllDigital does not generate significant revenue in the future, or if costs of expansion and operation exceed revenues, AllDigital will not be profitable. AllDigital may be unable to execute its business plan, generate significant revenue or significant profits.

AllDigital has a limited operating history and cannot ensure the long-term successful operation of its business or the execution of its business plan.

AllDigital has a limited operating history, and its digital broadcasting solutions are an evolving business offering.  As a result, investors have no meaningful track record by which to evaluate AllDigital’s future performance. AllDigital’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.  AllDigital may be unable to accomplish any of the following, which would materially impact the combined company’s ability to implement its anticipated business plan:

•	establishing and maintaining broad market acceptance of AllDigital products, technology, services, and platform, and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining adoption of AllDigital products, technology, services, and platform on a wide variety of Devices and Device platforms;

•
timely and successfully developing new products, technology, services, service and platform features, and increasing the functionality and features of our existing products, services, platform and technology;

•	developing products, technology, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

•	successfully responding to competition, including competition from emerging technologies and solutions;

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of AllDigital products, technology, services, and platform; and

•	identifying, attracting and retaining talented technical services, engineering, and creative services staff at reasonable market compensation rates in the markets in which AllDigital has employees.

AllDigital’s business strategy may be unsuccessful and AllDigital may be unable to address the risks its faces in a cost-effective manner, if at all. If AllDigital is unable to successfully accomplish these tasks, its business will be harmed.

AllDigital will be unable to implement its business plan if it cannot raise sufficient capital and may be required to pay a high price for capital.

AllDigital had current assets of $944,673 and current liabilities of $1,223,313, for negative net working capital of $278,640, as of March 31, 2013.  If the merger is not consummated AllDigital will need to obtain, and if the merger is consummated the combined company will need to obtain, additional capital to implement its respective business plan and meet its respective financial obligations as they become due. AllDigital and/or the combined company may not be able to raise the additional capital needed or may be required to pay a high price for capital. Factors affecting the availability and price of capital may include the following:

•	the availability and cost of capital generally;

•	AllDigital’s and/or the combined company’s financial results;

•	the experience and reputation of the applicable management team;

•	market interest, or lack of interest, in AllDigital’s or the combined company’s respective industry and business plan, as applicable;

•	the status of development of AllDigital’s products and services, particularly products and services that can scale rapidly;

•	the trading volume of, and volatility in, the market for AllDigital’s or the combined company’s respective common stock, as applicable;

•	AllDigital’s or the combined company’s ongoing success, or failure, in executing its respective business plan;

•	the amount of AllDigital’s or the combined company’s respective capital needs; and

•	the amount of debt, options, warrants, and convertible securities outstanding.

AllDigital may be unable to meet its current or future obligations or to adequately exploit existing or future opportunities if it cannot raise sufficient capital.  Similarly, the combined company may be unable to meet its future anticipated obligations or to adequately exploit anticipated future opportunities if the combined company cannot raise sufficient capital following consummation of the merger.  If AllDigital or the combined company, as applicable, is unable to obtain capital for an extended period of time, AllDigital or the combined company, as applicable, may be forced to discontinue operations.

AllDigital is in the early stages of the full production version of its AllDigital Cloud platform in commercial operation.

AllDigital has only recently deployed the full production version of its AllDigital Cloud platform.  Accordingly, its AllDigital Cloud platform may not perform as expected and AllDigital may not be able to address some or all of the early stage production challenges that may occur.  Any failure to address early productions challenges would significantly harm AllDigital’s results of operations and financial condition.

Because of AllDigital’s early stage of operations and limited resources, AllDigital may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

AllDigital is in an early stage of operations and have limited resources. As a result, AllDigital may not have in place systems, processes and protections that many of its competitors have or that may be essential to protect against various risks. For example, AllDigital has in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, AllDigital is at risk that one or more adverse events in these and other areas may materially harm its business, balance sheet, revenues, expenses or prospects.

The platform architecture and data tracking technology underlying AllDigital’s services is complex and may contain unknown errors in design or implementation that could result in incorrect billings to AllDigital’s customers.

The platform architecture and data tracking technology underlying AllDigital’s Cloud platform, broadcasting network services, and cloud services software tools and back-end services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to AllDigital’s tools and services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. AllDigital or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or under-billing of AllDigital customers, which may:

•	adversely impact AllDigital’s relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;

•	lead to billing disputes and related legal fees, and diversion of management resources;

•	increase AllDigital’s costs related to product development; and/or

•	adversely affect AllDigital’s revenues and expenses, either prospectively or retrospectively, potentially requiring restatement of financial statements.

AllDigital’s continued growth could be adversely affected by the loss of several key customers.

Through the three months ending March 31, 2013, AllDigital’s five largest billing relationships accounted for approximately 85% of its total billings. AllDigital’s agreements with many of these key customers and/or partners expire in any given year unless renewed by the customer and/or partner, are terminable at any time upon short-term notice, or are otherwise generally terminable during 2013. Decisions by one or more of these key customers and/or partners to not renew, terminate or substantially reduce their use of AllDigital products, technology, services, and platform could substantially slow AllDigital’s revenue growth and lead to a decline in revenue. AllDigital’s business plan (and consequently that of the combined company) assumes continued growth in revenue, and it is unlikely that AllDigital will become profitable without a continued increase in revenue.

AllDigital may incur substantial operating and net losses due to substantial expenditures.

Since AllDigital began operations in 2009, it has invested significant time and expense towards developing its products, technology and services in order to capitalize on current market opportunities. AllDigital intends to increase its operating expenses and capital expenditures in order to expand its market presence, and as a result, AllDigital may incur substantial operating and net losses in the foreseeable future, which would result in the combined company incurring substantial operating and net losses in the foreseeable future as well. There can be no assurance that AllDigital or the combined company will achieve or sustain profitability or positive cash flow from its or their combined operations, as applicable.

AllDigital’s resources may not be sufficient to manage its expected growth; failure to properly manage AllDigital’s potential growth would be detrimental to its business.

AllDigital may fail to adequately manage its anticipated future growth. Any growth in the operations of AllDigital and/or the combined company will place a significant strain on the administrative, financial and operational resources AllDigital and the combined company.  It will also increase demands on the management and operational and administrative systems, controls and other resources of AllDigital and the combined company.  AllDigital’s existing personnel, systems, procedures and controls will be inadequate to support both AllDigital’s and the combined company’s operations in the future. As part of any growth, both AllDigital and the combined company may have to implement new operational and financial systems, procedures and controls to expand, train and manage their respective employee bases and maintain close coordination among their respective technical, accounting, finance, marketing and sales staff.  Both AllDigital and the combine company may be unable to do this.

Because AllDigital’s technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm AllDigital’s business.

AllDigital’s technology, products, platform, and services are highly complex and are designed to operate in and across data centers, numerous large and complex networks, and other elements of the Digital Broadcasting Workflow that AllDigital does not own or control. From time to time, AllDigital has needed to correct errors and defects in its software. In the future, there may be additional errors and defects in AllDigital’s software that may adversely affect AllDigital’s services. AllDigital may not have in place adequate quality assurance procedures to ensure that AllDigital detects errors in its software in a timely manner. If AllDigital is unable to efficiently and cost-effectively fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, AllDigital could experience loss of revenues and market share, damage to AllDigital’s reputation, increased expenses and legal actions by its customers.

AllDigital may have insufficient transmission and server capacity, which could result in interruptions in AllDigital’s services and loss of revenues.

AllDigital’s operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. In addition, AllDigital’s distributed network must be sufficiently robust to handle all of its customers' web-traffic, particularly in the event of unexpected surges in high-definition video traffic. AllDigital may not be adequately prepared for unexpected increases in bandwidth demands by its customers. In addition, the bandwidth AllDigital contracted to purchase may become unavailable for a variety of reasons, including payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity AllDigital requires, due to financial or other reasons, may result in a reduction in, or interruption of, service to AllDigital’s customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

AllDigital does not have sufficient capital to engage in material research and development, which may harm AllDigital’s long term growth.

In light of AllDigital’s limited capital, AllDigital has made no material investments in research and development over the past several years.  This may conserve capital in the short term.  In the long term, as a result of AllDigital’s failure to invest in research and development, its technology and product offerings may not keep pace with the market and AllDigital may lose any existing competitive advantage.  Over the long term, this may harm AllDigital’s revenues growth and its ability to become profitable.

The markets in which AllDigital operates are rapidly emerging, and AllDigital may be unable to compete successfully against existing or future competitors to its business.

The market in which AllDigital operates is becoming increasingly competitive.  AllDigital’s current competitors generally include operators within the digital media stack, who offer subcomponents of AllDigital’s digital broadcasting solutions (e.g., CDN providers, CMS companies, hosting, utility computing companies), or integrators and vertical solution providers who develop single implementations of content or digital media distribution, and related Digital Services, to a target Device platform. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior platform, and/or technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services offered by AllDigital.  If this occurs, AllDigital may be unable to grow as necessary to make its business profitable.

Whether or not AllDigital has superior products, many of these current and potential future competitors have a longer operating history in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than AllDigital.  Existing and potential competitors with an extended operating history, even if not directly related to AllDigital’s business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven. In addition, AllDigital’s existing and potential future competitors may be able to use their extensive resources:

•	to develop and deploy new products and services more quickly and effectively than AllDigital;

•	to develop, improve and expand their platforms and related infrastructures more quickly than AllDigital;

•	to reduce costs, particularly transport, storage and processing costs, because of discounts associated with large volume purchases;

•	to offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

•	to offer bundles of related services that AllDigital is unable to offer;

•	to take advantage of acquisition and other opportunities more readily; and

•	to devote greater resources to the marketing and sales of their products, technology, platform, and services.

If AllDigital is unable to compete effectively in its various markets, or if competitive pressures place downward pressure on the prices at which AllDigital offers its products and services, AllDigital’s business, financial condition and results of operations may suffer.

AllDigital networks handle personal data, and AllDigital may be subject to liability for any loss of such data.

As part of AllDigital’s product offering, it facilitates the billing by its customers of their end customers, including end customers that may purchase products using credit cards or otherwise provide personal financial and other information over AllDigital’s network.  Unauthorized access to AllDigital’s platform and underlying infrastructure, including certain servers for example, may jeopardize the security of the personal information stored in AllDigital’s computer systems and AllDigital’s customers' computer systems.  If this occurs, AllDigital may be liable to its customers, and AllDigital may lose customers or future customers, as a result of the reputational harm associated with such a breach.

AllDigital’s business operations are susceptible to interruptions caused by events beyond its control.

AllDigital’s business operations are susceptible to interruptions caused by events beyond its control.  AllDigital is vulnerable to the following potential problems, among others:

•
AllDigital’s platform, technology, products, and services and underlying infrastructure, or that of its key suppliers, may be damaged or destroyed by events beyond its control, such as fires, earthquakes, floods, power outages or telecommunications failures. AllDigital’s operations are particularly susceptible to interruption from any of the foregoing because many of AllDigital’s servers and much of AllDigital’s infrastructure is located in Southern California, which is prone to the occurrence of the foregoing events.

•	AllDigital and its customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees.

•
AllDigital may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to AllDigital’s customers.

•
Failure of AllDigital’s systems or those of its suppliers may disrupt service to AllDigital’s customers (and from its customers to their customers), which could materially impact AllDigital’s operations (and the operations of its customers), adversely affect AllDigital’s relationships with its customers and lead to lawsuits and contingent liability.

The occurrence of any of the foregoing could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on AllDigital’s business, financial condition and results of operations.

AllDigital’s governance documents limit the liability of its officers and directors and require AllDigital to indemnify them under many circumstances.

AllDigital’s articles of incorporation and bylaws have provisions designed to limit liability of its officers and directors to the Company and its shareholders with respect to any errors of judgment committed by its officers and directors.  This likely will limit the recourse that the shareholders might otherwise have against AllDigital’s management in the event of its mismanagement of AllDigital. Corporate documents require that AllDigital indemnify its officers and directors to the maximum extent permitted by law.  Although AllDigital has officers and directors’ liability insurance, a successful claim for such indemnification which is not covered under such insurance would deplete AllDigital’s assets by the amount paid and would harm AllDigital’s financial condition.

If the protection of AllDigital’s intellectual property is inadequate, AllDigital’s competitors may gain access to AllDigital’s technology, and its business may suffer.

AllDigital depends on its ability to develop and maintain certain proprietary aspects of its products and services. To protect these proprietary products and services, AllDigital relies primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and common law copyright and trademark principles. Adequate protection of our intellectual property is subject to the following risks:

•
AllDigital has not applied for a copyright registration or patents with respect to its proprietary rights, and, as a result, AllDigital may have limited legal recourse against others who use its technology or similar technology.

•
AllDigital’s claims of proprietary ownership (and related common law copyright assertions) may be challenged or otherwise fail to provide AllDigital with the ability to prevent others from copying its technology.

•	AllDigital’s existing trademarks or any future trademarks may be canceled or otherwise fail to provide meaningful protection.

•
Counterparties to nondisclosure agreements disclose or use AllDigital’s intellectual property in breach of governing agreements, and AllDigital’s ability to prevent or obtain damages for such breach may be limited by AllDigital’s financial situation, legal restrictions or other issues.

•
If AllDigital uses open source technology, with or without its knowledge, AllDigital may become subject to “copyleft” agreements requiring AllDigital to license proprietary technology to third parties.

Despite AllDigital’s efforts to protect its proprietary products, technology, platform, and services, unauthorized parties may attempt to copy, obtain or use certain aspects of it for their own benefit or for purposes of damaging AllDigital’s business or reputation. Policing unauthorized use of AllDigital’s products, technology, platform, and services is difficult, and although AllDigital is unable to determine the extent to which piracy of its products, technology, platform, and services exists, AllDigital expects software piracy to be an ongoing problem.

Third party claims that AllDigital infringes upon their intellectual property rights could be costly to defend and/or settle.

Litigation regarding intellectual property rights is common in the Internet and software industries. AllDigital expects that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in AllDigital’s industry grows and the functionality of products, technology, platform, and services in different industry segments overlaps. AllDigital may from time to time encounter disputes over rights and obligations concerning intellectual property that AllDigital developed itself, use or license from third parties, including open source software. Third parties may bring claims of infringement against AllDigital, which may be with or without merit. AllDigital could be required, as a result of an intellectual property dispute, to do one or more of the following:

•	cease selling, incorporating or using services, technology, platform or products that rely upon the disputed intellectual property;

•	obtain from the holder of the intellectual property a license to sell or use the disputed intellectual property, which license may not be available on terms acceptable to AllDigital or at all;

•	redesign services, technology, products, platform or portions of services, technology or products, that incorporate disputed intellectual property;

•	pay increased license fees for certain implementations of open source or other third party software licenses which were not anticipated under an existing license or agreement; and

•	pay monetary damages to the third party adjudged to be the rightful holder of the intellectual property right.

The occurrence of any of these events could result in substantial costs and diversion of resources or could severely limit the products and/or services AllDigital offers, which may seriously harm AllDigital’s business, operating results and financial condition.

In addition, AllDigital has agreed, and may agree in the future, to indemnify certain of its customers against claims that AllDigital’s products, technology or services infringe upon the intellectual property rights of others. AllDigital could incur substantial costs in defending its customers against infringement claims and ultimately be required to pay substantial monetary damages attributable to the indemnification of AllDigital’s customers in the event of a successful claim of infringement against AllDigital or them.

AllDigital may be subject to legal liability for providing third-party content.

AllDigital has certain arrangements to offer third-party content via certain of its customers’ websites. AllDigital may be subject to claims concerning this content by virtue of its involvement in marketing, branding, broadcasting or providing access to it, even if AllDigital does not itself directly host, operate or provide access to these products, services, content or advertising. While AllDigital’s agreements with these parties most often provide that AllDigital will be indemnified against such liabilities, such indemnification may not be adequate or available. Investigating and defending any of these types of claims can be expensive, even if the claims do not result in liability. While to date AllDigital has not been subject to material claims, if any potential claims do result in liability, AllDigital could be required to pay damages or other penalties, or result in other adverse impacts to AllDigital’s business, which could harm AllDigital’s operating results and financial condition.

Certain of AllDigital’s service delivery and content handling services are subject to industry regulations, standards, certifications and/or approvals.

The commercialization of certain of the service delivery and content handling services AllDigital provides at times require or are made more costly due to industry acceptance and regulatory processes, such as ISO certification and strict content security handling standards, including rights management and other requirements mandated by media and entertainment studios. If AllDigital is unable to obtain or retain these or other formal and informal studio approvals for particular Digital Service implementations, certifications and standards compliance in a timely manner, or at all, AllDigital’s operating results could be adversely affected.

General global market and economic conditions may have an adverse impact on AllDigital’s operating performance and results of operations.

AllDigital’s business has been and could continue to be affected by general global economic and market conditions. Weakness in the United States and worldwide economy has had and could continue to have a negative effect on AllDigital’s operating results, including a decrease in revenue and operating cash flow. To the extent AllDigital’s customers are unable to profitably monetize the digital services and content AllDigital delivers on their behalf, they may reduce or eliminate their purchase of AllDigital’s products and services. Such reductions in traffic would lead to a reduction in AllDigital’s revenues. Additionally, in a down-cycle economic environment, AllDigital may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over AllDigital’s network and failures by AllDigital’s customers to pay amounts owed to them on a timely basis or at all. Suppliers on which AllDigital relies for servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on AllDigital’s operations or revenues. Flat or worsening economic conditions may harm AllDigital’s operating results and financial condition.

The market for digital broadcasting solutions may not grow at a pace that AllDigital anticipated or at levels that allow AllDigital to continue to grow.

The market for digital broadcasting solutions is relatively new and evolving. As a result, AllDigital cannot be certain that a viable market for its products and services will be sustainable. Factors that may inhibit the growth of this market include:

•
AllDigital’s customers may limit their distribution of digital media and related digital services to devices because of issues related to protection of copyrights, media and entertainment company studio approvals related to content protection, royalty payments to artists and publishers, illegal copying and distribution of data and other intellectual property rights issues.

•
Congestion of data networks, or consumer reluctance to purchase high-speed Internet connectivity for their Device, may limit the growth of the distribution of content and related digital services to devices.

•
Consumers may determine not to view or access digital services on their devices because of, among other factors, poor reception of the broadcast or other delivery of the services, or the creation or expansion of competing technologies, that provide a similar service at lower cost or with better features.

•	New laws and regulations may negatively affect consumers' and businesses' use of the Internet or devices, thereby reducing demand.

If the market for digital broadcasting solutions does not continue to grow, or grows more slowly than expected, AllDigital’s business, results of operations and financial condition will be significantly harmed.

AllDigital’s officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

AllDigital’s executive officers and directors beneficially own approximately 73% of AllDigital’s outstanding common stock.  These executive officers and directors effectively control all matters requiring approval by AllDigital’s shareholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, and the election of directors. This concentration of ownership may also delay, defer or prevent a change in control and otherwise prevent shareholders other than AllDigital’s affiliates from influencing AllDigital’s direction and future.  As a result of the merger, holders of AllDigital common stock will be entitled to receive a number of Broadcast common stock equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast), and consequently, AllDigital’s executive officers and directors will own a significant block of Broadcast common stock and be able to significantly affect matters requiring approval by Broadcast’s shareholders.

AllDigital does not have significant tangible assets that could be sold upon liquidation.

AllDigital has nominal tangible assets. As a result, if AllDigital becomes insolvent or otherwise must dissolve, there will be no tangible assets to liquidate and no corresponding proceeds to disburse to its shareholders. If AllDigital becomes insolvent or otherwise must dissolve, shareholders will likely not receive any cash proceeds on account of their shares.

THE COMPANIES

Broadcast

Broadcast is a provider of managed video solutions, including digital signage, OTT (Over the Top) networks, IPTV, and live/on-demand content distribution for the enterprise. Broadcast’s CodecSys software is a breakthrough, multi-codec video compression technology that cuts video bandwidth requirements over satellite, cable, IP and wireless networks. By slashing bandwidth needs, CodecSys enables a new generation of media applications, and offers unprecedented price/ performance benefits for existing applications such as HD video distribution.

Broadcast was incorporated in Utah in 1983 under the name “Laser Corporation,” but did not commence its current business until the year 2000. Broadcast is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, Alta Acquisition Corporation, a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.  On October 1, 2003, Broadcast acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  Effective January 13, 2004, Broadcast changed its name from Laser Corporation to Broadcast International, Inc. Broadcast’s common stock trades on the OTC Bulletin Board under the symbol “BCST.”  Broadcast’s principal executive offices are located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772.

Merger Sub

Alta Acquisition Corporation is a wholly owned subsidiary of Broadcast that was incorporated in Nevada in December 2012. Alta Acquisition Corporation does not engage in any operations and exists solely to facilitate the merger.

AllDigital

AllDigital was founded to become the leading provider of digital broadcasting solutions to enterprises, media and entertainment companies and non-profit/government organizations.  Today, AllDigital is actively providing its digital broadcasting technology and services to a growing number of such companies, enterprises and organizations.  Its AllDigital Cloud platform enables high definition quality live, VOD and other media assets to be uploaded, broadcast, and rebroadcast to tens, hundreds, or thousands of locations, devices, and channels.

AllDigital was incorporated in August 2006 in the State of Nevada as “Aftermarket Enterprises, Inc.”  Its name was changed to “AllDigital Holdings, Inc.” in August 2011.  AllDigital, Inc. was incorporated in the August 2009 in the State of California.  On July 29, 2011, AllDigital Inc. merged with and into a subsidiary of AllDigital Holdings, Inc. and became a wholly owned subsidiary of AllDigital Holdings. Shares issued in the transaction constituted approximately 74% of the outstanding shares of common stock post-closing, and the officers and directors of AllDigital became the officers and directors of AllDigital Holdings.

AllDigital common stock is traded on the OTC Bulletin Board under the symbol “ADGL.”  AllDigital’s principal executive offices are located at 220 Technology Drive, Suite 100, Irvine, California 92618.

THE BROADCAST SPECIAL MEETING

Date, Time and Place

The special meeting of Broadcast stockholders will be held on          , 2013, at the principal executive offices of Broadcast located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 commencing at 10:00 a.m. local time. Broadcast is sending this proxy statement/prospectus/consent solicitation to Broadcast stockholders in connection with the solicitation of proxies by the Broadcast board of directors for use at the Broadcast special meeting and any adjournments or postponements of the special meeting.

Purposes of the Broadcast Special Meeting

The purposes of the Broadcast special meeting are:

•	to consider and vote on Broadcast Proposal No. 1 to approve the merger agreement and the merger;

•
to consider and vote on Broadcast Proposal No. 2 to approve an amendment and restatement of Broadcast’s articles of incorporation that (i) effectuates the reverse stock split whereby each fifteen pre-reverse-stock-split shares of common stock are combined into one post-reverse-stock-split share of Broadcast common stock, (ii) increases the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) changes the name of Broadcast to “AllDigital Broadcasting, Inc.”;

•	to consider and vote on Broadcast Proposal No. 3 to approve the assumption of the AllDigital stock plan as contemplated by the merger agreement;

•
to consider and vote on Broadcast Proposal No. 4 to ratify the appointment of HJ and Associates, LLC as Broadcast’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	to consider and vote on Broadcast Proposal No. 5 to consider and approve an advisory (non-binding) proposal concerning Broadcast’s executive compensation program;

•	to consider and vote on Broadcast Proposal No. 6 to consider and approve an advisory (non-binding) proposal concerning certain change of control compensation;

•	to consider and vote on Broadcast Proposal No. 7 to consider and approve an advisory (non-binding) proposal concerning the frequency of stockholder votes on Broadcast’s executive compensation program;

•
to consider and vote on Broadcast Proposal No. 8 to adjourn the Broadcast special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Broadcast Proposal Nos. 1 through 7; and

•	to transact such other business as may properly come before the Broadcast special meeting or any adjournments or postponements of the special meeting.

Recommendations of Broadcast’s Board of Directors

BROADCAST’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF BROADCAST AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

BROADCAST’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF BROADCAST’S ARTICLES OF INCORPORATION TO (i) EFFECTUATE THE REVERSE STOCK SPLIT, (ii) INCREASE ITS AUTHORIZED SHARES TO 120,000,000 SHARES (ON A POST-REVERSE-STOCK-SPLIT BASIS) AND (iii) CHANGE THE NAME OF BROADCAST TO “ALLDIGITAL BROADCASTING, INC.” IS ADVISABLE TO, AND IN THE BEST INTERESTS OF BROADCAST AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH AMENDMENT. BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF BROADCAST’S ARTICLES OF INCORPORATION FOR THIS PURPOSE.

BROADCAST’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ASSUMPTION OF THE ALLDIGITAL STOCK PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF BROADCAST AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE SAME. BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 3 TO APPROVE THE ASSUMPTION OF THE ALLDIGITAL STOCK PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF HJ AND ASSOCIATES, LLC AS BROADCAST’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 5 TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, BROADCAST’S EXECUTIVE COMPENSATION PROGRAM.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 6 TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, CERTAIN CHANGE OF CONTROL COMPENSATION.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 7 TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE FREQUENCY OF STOCKHOLDER VOTES ON BROADCAST’S EXECUTIVE COMPENSATION PROGRAM AS ONCE EVERY THREE YEARS.

BROADCAST’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE BROADCAST SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BROADCAST PROPOSAL NOS. 1 THROUGH 7 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, BROADCAST AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL BROADCAST STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8 TO ADJOURN THE BROADCAST SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BROADCAST PROPOSAL NOS. 1 THROUGH 7.

Record Date and Voting Power

Only holders of record of Broadcast common stock at the close of business on the record date,          , 2013, are entitled to notice of, and to vote at, the Broadcast special meeting. There were approximately           holders of record of Broadcast common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Broadcast is unable to estimate the total number of stockholders represented by these record holders. There were          shares of Broadcast common stock issued and outstanding at the close of business on the record date. Each share of Broadcast common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/consent solicitation is solicited on behalf of the board of directors of Broadcast for use at the Broadcast special meeting.

If you are a stockholder of record of Broadcast as of the record date referred to above, you may vote in person at the Broadcast special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Broadcast special meeting, Broadcast urges you to vote by proxy to ensure your vote is counted. You may still attend the Broadcast special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•
By Mail. Complete and sign the proxy card that accompanies this proxy statement/prospectus/consent solicitation and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

•	In Person at the Meeting. You may vote in person at the Broadcast special meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•
In Person at the Meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement/prospectus/consent solicitation. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

•	Online. By following the instructions for online voting set forth on the proxy card that accompanies this proxy statement/prospectus/consent solicitation.

All properly executed proxies that are not revoked will be voted at the Broadcast special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Broadcast common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of Broadcast Proposal Nos. 1 through 8 in accordance with the recommendation of the Broadcast board of directors.

An Broadcast stockholder who has submitted a proxy may revoke it at any time before it is voted at the Broadcast special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Corporate Secretary of Broadcast stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the Broadcast special meeting of a majority of the shares of Broadcast common stock outstanding and entitled to vote at the Broadcast special meeting is necessary to constitute a quorum at the meeting. If Broadcast stockholders do not vote by proxy or in person at the Broadcast special meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions and partial broker non-votes will be counted towards a quorum.  Total broker non-votes will not be counted as present.  The affirmative vote of a majority of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required for approval of Broadcast Proposal Nos. 1 and 2 and the affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of each of Broadcast Proposal Nos. 3 through 6 and 8.  The frequency receiving the highest number of votes will prevail with respect to Proposal No. 7.

Failure to submit a proxy card or vote at the Broadcast special meeting will have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2. Broker non-votes will similarly have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2. Submitting a proxy card and affirmatively electing to abstain from voting will result in the covered shares being counted as present for the purpose of determining the presence of a quorum for the special meeting of Broadcast stockholders, but such shares will not be voted at the meeting. As a result, abstentions will have no effect on the approval of Broadcast Proposal Nos. 3 through 8, but would have the same effect as voting against Broadcast Proposal Nos. 1 and 2.

As of the record date for the Broadcast special meeting, the directors and executive officers of Broadcast owned approximately 7.3% of the outstanding shares of Broadcast common stock entitled to vote at the Broadcast special meeting. Moreland Family, LLC, Legends Capital Group, Steven Ledger, Ray Phillip Zobrist, R. Phil and Janet Zobrist Family Trust, Trust Investments, James E. Solomon, Rodney Tiede and 5 Star LLC, some of which are or are affiliated with directors and officers of Broadcast, have each entered into a voting agreement with AllDigital dated January 6, 2013. In the voting agreement, such stockholders have each agreed to vote all shares of capital stock of Broadcast beneficially owned by them in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to Broadcast.  The outstanding shares of Broadcast common stock owned by such stockholders constituted approximately 7.3% of the total outstanding voting power of Broadcast on the date of such agreement and represent approximately 7.3% of the outstanding shares of Broadcast common stock as of the record date. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 101 of this proxy statement/prospectus/consent solicitation.

Solicitation of Proxies by Broadcast

In addition to solicitation by mail, the directors, officers, employees and agents of Broadcast may solicit proxies from Broadcast’s stockholders by personal interview, telephone, email or otherwise. Broadcast will bear the cost of the solicitation of proxies. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Broadcast common stock for the forwarding of solicitation materials to the beneficial owners of Broadcast common stock. Broadcast will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus/consent solicitation, the Broadcast board of directors does not know of any business to be presented at the Broadcast special meeting other than as set forth in the notice accompanying this proxy statement/prospectus/consent solicitation. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals for Broadcast’s Next Annual Meeting

If a stockholder wishes to submit a proposal for inclusion in the proxy statement and proxy card for Broadcast’s next annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act, as amended.  Because Broadcast did not hold an annual meeting last year, the deadline for submitting a proposal for inclusion in the proxy statement and proxy card for Broadcast’s next annual meeting is by a reasonable time before Broadcast begins to print and send its proxy materials relating to such meeting and Broadcast has generally advised its stockholders to submit any stockholder proposal no later than December 31 for the next year’s annual meeting.  Proposals must be sent in writing, to Broadcast’s principal executive offices located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772.

If a stockholder wishes to present a proposal at Broadcast’s next annual meeting, but does not wish to have the proposal considered for inclusion in Broadcast’s proxy statement and proxy card for such meeting, the stockholder must also give written notice to Broadcast at the address noted above by a reasonable time before Broadcast begins to print and send its proxy materials relating to such meeting.  Broadcast has generally advised its stockholders to submit any stockholder proposal no later than December 31 for the next year’s annual meeting.

THE ALLDIGITAL STOCKHOLDER CONSENT

AllDigital Stockholder Action by Written Consent

Stockholders of AllDigital are being provided this proxy statement/prospectus/consent solicitation in connection with the proposed merger and merger agreement.  AllDigital stockholders are being asked to execute and deliver the written consent furnished with this proxy statement/prospectus/consent solicitation to approve the merger and adopt and approve the merger agreement and the transactions contemplated thereby.

Record Date; Vote

You are entitled to receive and submit an AllDigital stockholder consent if you owned shares of AllDigital common stock at the close of business on         , 2013, the record date for the AllDigital stockholder consent.  On the record date, the outstanding shares of common stock of AllDigital eligible to consent with respect to the proposals consisted of          shares of AllDigital common stock.  Under AllDigital’s articles of incorporation, each holder of AllDigital common stock is entitled to one vote for each share of common stock held of record by such holder.

AllDigital Required Vote

The affirmative vote of a majority of the shares of AllDigital common stock outstanding on the record date for the AllDigital special meeting is required to approve AllDigital Proposal No. 1 to approve the merger and the merger agreement and AllDigital Proposal No. 2 to increase the number of shares of AllDigital common stock authorized for issuance pursuant to the AllDigital stock plan to 12,300,000 shares as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan attached as Annex J.

Share Ownership of Management.

As of the record date, the current directors and executive officers of AllDigital (and certain related entities) owned approximately 73% of the shares entitled to vote at the AllDigital special meeting. A significant stockholder of AllDigital who is affiliated with its Chief Executive Officer (who in the aggregate, as of the date of the merger agreement, beneficially owned approximately 24.3% of the shares entitled to vote via the AllDigital stockholder consent excluding warrants held by such stockholder) has agreed to vote its shares of AllDigital common stock in favor of the approval of the merger and approval and adoption of the merger agreement.

Recommendation of AllDigital Board

THE ALLDIGITAL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ALLDIGITAL AND ITS STOCKHOLDERS. THE ALLDIGITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ALLDIGITAL COMMON STOCK VOTE “FOR” ALLDIGITAL PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE MERGER AGREEMENT AND “FOR” ALLDIGITAL PROPOSAL NO. 2 TO INCREASE THE NUMBER OF SHARES OF ALLDIGITAL COMMON STOCK AUTHORIZED FOR ISSUANCE PURSUANT TO THE ALLDIGITAL STOCK PLAN TO 12,300,000 SHARES AS REFLECTED IN THE PROPOSED SECOND AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN ATTACHED AS ANNEX J.

Submission of Consents

You may consent to the proposals with respect to your shares by completing and signing the written consent furnished with this proxy statement/prospectus/consent solicitation and returning it to AllDigital on or before         , 2013, the deadline for receipt of written consents. AllDigital reserves the right to extend the final date for receipt of written consents beyond         , 2013 in the event that consents approving the merger and adopting and approving the merger agreement and the transactions contemplated thereby have not been obtained by that date from holders of a sufficient number of shares of AllDigital common stock to satisfy the conditions to the merger. Any such extension may be made without notice to stockholders.

If you hold shares of AllDigital common stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to AllDigital. Once you have completed, dated and signed the written consent, you may deliver it to AllDigital by emailing a pdf copy of your written consent to shargis@alldigital.com or by mailing your written consent to AllDigital, 220 Technology Drive, Suite 100, Irvine, CA 92618, Attn: Stephanie Hargis.  You may also vote online by following the instructions on www.colonialstock.com/AllDigitalMeeting.

Executing Consents; Revocation of Consents

With respect to each proposal for which the shares of AllDigital common stock that you hold allow you to give consent, you may execute a written consent to approve each proposal (which is equivalent to a vote for the proposal) or disapprove each proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the proposals. If you are a record holder and you return a signed written consent without indicating your decision on a proposal, you will be deemed to have given your consent to approve the merger and adopt and approve the merger agreement and the transactions contemplated thereby.

Your consent to a proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with AllDigital. If you wish to change or revoke a previously delivered consent before that time, you may do so by delivering a notice of revocation to AllDigital at the address and/or contact information set forth above or by delivering a new written consent with a later date.

Solicitation of Consents; Expense

The expense of preparing, printing and mailing these consent solicitation materials is being borne by AllDigital. Officers and employees of AllDigital may solicit consents by telephone and personally, in addition to solicitation by mail, e-mail and facsimile. These persons will receive their regular salaries but no special compensation for soliciting consents.

BROADCAST PROPOSAL NO. 1 AND ALLDIGITAL PROPOSAL NO. 1 — THE MERGER

General Description of the Merger

At the effective time of the merger, Alta Acquisition Corporation, or merger sub, will be merged with and into AllDigital. AllDigital will be the surviving corporation and will continue as a wholly owned subsidiary of Broadcast. In the merger, each share of AllDigital common stock outstanding at the effective time will automatically be converted into the right to receive its pro rata share of a number of shares of equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  The number of shares of Broadcast share allocable to a single share of AllDigital common stock is referred to as the “exchange ratio” in this proxy statement/prospectus/consent solicitation.  The aggregate AllDigital merger consideration will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving a number of shares of Broadcast common stock in the merger that will represent 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  No fractional shares of Broadcast common stock will be issued in the merger.  Instead, all shares of Broadcast common stock issuable to each AllDigital stockholder will be aggregated and rounded down to the nearest whole share. In limited circumstances related to the failure to satisfy state securities law requirements, holders of up to 1% of the common stock of AllDigital may receive cash for their shares of AllDigital common stock in an amount per share equal to the exchange ratio multiplied by the average closing price of a share of Broadcast common stock on the OTC Bulletin Board for the ten trading days ending one day prior to the effective time of the merger.

Background

In early March of 2012 James Childs, a sales account representative for Broadcast, contacted Kon Wilms, AllDigital’s chief architect, to learn more about AllDigital’s business.  That initial contact was followed by a subsequent call with Tim Napoleon, AllDigital’s chief strategist, and a personal conversation between Mr. Napoleon and Mr. Childs at AllDigital’s exhibit at the OTT Convention in San Jose, California on March 20, 2012.  On April 17, 2012, and April 19, 2012, each of Mr. Childs and Mr. Napoleon met again in Las Vegas, Nevada during a trade show to further explore how AllDigital and Broadcast could help one another with technical needs.

From April 19, 2012, to July 12, 2012, Lisa Hart, AllDigital’s Director of Sales, facilitated (through Tim Napoleon) a dialogue between Mr. Childs and Dave DeGroff, AllDigital’s Vice President of Sales, regarding the potential set-up of a CodecSys POC on AllDigital’s hardware. However, due primarily to both AllDigital and Broadcast being occupied with other projects and activities, communications between the parties were sporadic.

On July 30, 2012, Mr. Napoleon and John Wallin, AllDigital’s chief people officer, joined a sales call with Mr. Childs and a Broadcast sales engineer to review installation of Broadcast’s CodecSys technology, and following that call an in-person demo of Broadcast’s CodecSys platform and technology was scheduled for August 8, 2012.

On August 8, 2012, Mr. Childs, Steven Jones, general manager of Broadcast’s video software division, and a sales engineer visited AllDigital’s offices in Irvine, California and did an in-person demo of the CodecSys technology and platform and also discussed the complementary nature of the company’s technologies and potential synergies.  During this visit the team from Broadcast was introduced to Paul Summers, AllDigital’s CEO.

On August 9, 2012, Mr. Summers and Mr. Wallin were introduced to Bob Fisk, Broadcast’s investment banker, by email.  The following day Mr. Summers, Mr. Wallin and Mr. Fisk had a conference call to discuss the background of the parties generally and potential opportunities for each of Broadcast and AllDigital to work with one another.

On August 24, 2012, another conference call was convened between Mr. Fisk, Mr. Wallin, Mr. Summers and other executives of AllDigital and Broadcast for purposes of reviewing both companies’ businesses in depth.  On the subsequent day, Mr. Fisk contacted Mr. Summers, expressing his view that a potential strategic relationship between the parties would be advantageous.

On August 25, 2012, Mr. Napoleon, Mr. Childs, Mr. Wilms, Mr. Wallin and Marty Cole, Broadcast’s CodecSys lead software developer, met for further discussions about the companies’ respective businesses as well as discussions regarding the technical nature of their respective platforms and potential go-to-market/joint venture strategies.

On September 4, 2012, Rodney Tiede, Broadcast’s President, and Kevin Lawrence, AllDigital's VP of Enterprise Sales, met at AllDigital’s offices.  During the meeting, Mr. Tiede made a presentation regarding Broadcast’s managed media services and the parties further discussed potential joint venture and strategic relationship opportunities.

On September 7, 2012, the executive committee of Broadcast’s board of directors met to discuss a potential relationship with AllDigital.

On September 17, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s relationship with AllDigital as a joint venture partner was discussed, including discussions that had arisen between the parties in which a possible merger of the two companies was discussed.  The board requested that Merriman Capital, Inc., its investment banker, pursue further discussions with AllDigital’s principals and report back to the board at its next meeting.

On September 25, 2012, AllDigital’s board of directors held a meeting at which the directors discussed the potential of a business combination transaction with Broadcast.

On October 1, 2012, AllDigital’s and Broadcast’s management, as well as each of their respective investment bankers, discussed the companies’ respective capital structures and then current valuations.

On October 15, 2012, each of Mr. Summers and Mr. Walpuck had an additional call with Mr. Fisk to discuss the potential merger of the companies, and the same individuals met on October 17, 2012, in Newport Beach, California to discuss the business prospects of both companies as well as the business reasons for the potential merger.  Mr. Summers also gave Mr. Fisk a term sheet for a proposed transaction at that meeting.

On October 22, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s investment banker reported on his recent discussions with AllDigital management regarding a potential merger with Broadcast.  He also provided Broadcast’s board with background information on AllDigital and described the merger framework AllDigital had proposed.  The directors and other participants at the meeting were encouraged to explore merger/acquisition opportunities, including with AllDigital.

On October 25, 2012, Mr. Fisk had a call with AllDigital management and AllDigital’s counsel to further discuss the term sheet and disclosure obligations related to the term sheet.

On October 30, 2012, Mr. Fisk confirmed with Mr. Walpuck that Broadcast’s board had authorized Broadcast counsel to being drafting a merger agreement for the potential combination of AllDigital and Broadcast.

On November 6, 2012, Broadcast’s board of directors held a meeting at which they approved entering into an engagement letter with Broadcast’s investment banker on the condition that Broadcast’s legal counsel review the advisability of obtaining a fairness opinion on any merger transaction from an independent firm other than Broadcast’s investment banker.

On November 7, 2012, AllDigital’s board of directors had a meeting at which they were updated on the status of a potential merger with Broadcast.  The directors generally expressed support for the transaction and recommended that management continue negotiations.

Between November 27, 2012, and December 2, 2012, members of AllDigital’s management travelled to Salt Lake City, Utah for in person discussions with Broadcast and to conduct due diligence and have further discussions regarding platform integration.

On December 7, 2012, Broadcast’s board of directors held a meeting at which they were informed that Broadcast’s largest customer had decided not to continue with Broadcast as its vendor for digital signage services beyond April 30, 2013.  The directors asked Broadcast’s investment banker to contact AllDigital’s management to inform them of this development and to determine their interest in continuing to pursue the merger.  The meeting was adjourned and reconvened later in the day where Broadcast’s investment banker reported that AllDigital management considered the loss of the customer significant, but not catastrophic, and agreed to discuss further with Broadcast’s investment banker after they had reviewed the operational and financial impact of this development on the potential merger.

On December 11, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s investment banker reported on ongoing negotiations with AllDigital about the potential merger.  He again stated that notwithstanding the loss of the digital signage contract with Broadcast’s largest customer, AllDigital expressed interest in continuing to pursue a merger.  Broadcast’s board agreed, after further discussion, that Broadcast should continue pursuing the potential merger with AllDigital.

On December 20, 2012, Excel Management Systems, Inc., or Excel, delivered its preliminary fairness opinion to the board of directors of Broadcast to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the exchange ratio is fair, from a financial point of view, to Broadcast.

On December 21, 2012, Broadcast’s board of directors held a meeting at which Excel’s preliminary fairness opinion, and its conclusion that the exchange ratio is fair, from a financial point of view, was presented to Broadcast.  In addition, the directors authorized Broadcast to enter into the professional services agreement included with this proxy statement/prospectus/consent solicitation as Annex K.

On January 3, 2013, AllDigital’s board of directors held a meeting at which the directors reviewed the proposed merger, the merger agreement and the transactions contemplated thereby and unanimously approved the merger.

On January 3, 2013, Broadcast’s board of directors executed a unanimous written consent approving the merger, the merger agreement and the other actions and transactions contemplated thereby.  On January 6, 2013, the parties to the merger agreement executed and delivered the merger agreement.  In addition, the parties to the voting agreements executed and delivered the same and each of Rodney Tiede, James E. Solomon and Steve Jones each executed an amendment and settlement agreement with Broadcast modifying the terms of their employment agreements with Broadcast.

Before the stock market opened on January 7, 2013, AllDigital and Broadcast issued a joint press release announcing the execution of the merger agreement.

On February 8, 2013, Excel Management Systems delivered a supplemental opinion to the board of directors of Broadcast to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the exchange ratio is fair, from a financial point of view, to Broadcast.

Reasons for the Merger

Mutual Reasons for the Merger

The boards of directors of Broadcast and AllDigital identified and considered many factors in evaluating the merger, including the following:

•	The complimentary technology of the two companies is expected to provide a unique and revolutionary way to create digital broadcast networks capable of reaching billions of connected devices.

•
Integration of Broadcast’s content management system and AllDigital’s cloud services platform and connected device frameworks is expected to enable the combined company to provide a highly scalable, flexible and secure digital broadcasting platform where virtually any form of digital media can target and reach a global audience across mobile, desktop and digital televisions.

•
It is expected that the combination will result in synergies and upsell opportunities from existing and prospective customers and partners and that the combined operational costs will be significantly reduced from economies of scale and the elimination of redundant cost centers.

•	The management team provided for in the merger agreement is a team with decades of collective experience in digital media distribution.

Broadcast’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Broadcast board of directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that Broadcast stockholders approve the merger, the merger agreement, the issuance of shares of Broadcast common stock pursuant to the merger agreement, the amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, increase the number of authorized shares of Broadcast common stock and change the name of Broadcast to AllDigital Broadcasting, Inc. and to elect directors, all of which it viewed as generally supporting its decision to approve the business combination with AllDigital:

•	the strategic rationale for the merger and the potential benefits of the contemplated transactions;

•	the possible alternatives to the merger, including the difficulties of continuing to operate as an independent entity given the financial condition and prospects of Broadcast;

•	management's assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from the merger;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	the current financial condition of Broadcast, including its ability to raise needed capital, replace the loss of most of the revenue from its largest customer and continue operations;

•	its knowledge of the business, operations, financial condition and earnings of AllDigital;

•	current financial market conditions and historical market prices, volatility and trading information relating to Broadcast’s and AllDigital’s stock;

•
the current and prospective environment in which Broadcast operations, including the competitive environment, loss of revenue from Broadcast’s largest customer, the importance of scale in competitive markets, the potential for the merger to enhance Broadcast’s ability to compete effectively, raise capital, increase value to stockholders and the anticipated effect of the merger on Broadcast’s potential growth, development, productivity, profitability and strategic options;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•
the exchange ratio resulting in Broadcast stockholders owning 42% of the combined company and the fact that such ownership percentage represents a premium over then-current value implied by the trading price of Broadcast’s common stock; and

•	the likelihood that the merger will be completed.

The Broadcast board of directors also considered the potential risks of the merger, including the following:

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the risks, challenges and costs inherent in combining the operations of two public companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Broadcast’s common stock resulting from the merger announcement;

•
the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the risk to Broadcast’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•
various other applicable risks associated with the combined company and the merger, including those described in the section of this proxy statement/prospectus/consent solicitation entitled “Risk Factors.”

The foregoing information and factors considered by the Broadcast board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Broadcast board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Broadcast board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Broadcast board of directors may have given different weight to different factors. The Broadcast board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Broadcast’s management and Broadcast’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

AllDigital’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the AllDigital board of directors consulted with senior management and outside legal counsel, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that AllDigital adopt the merger agreement and approve the AllDigital stock plan increase, each of which it viewed as generally supporting its decision to approve the business combination with Broadcast:

•	•	the strategic rationale for the merger and the potential benefits of the contemplated transactions;

•	management's assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from the merger;

•
the potential business, operational and financial synergies that may be realized over time by the combined company following the merger, including with respect to prospective clients of each of AllDigital and Broadcast;

•	the current financial condition of AllDigital, including its ability to raise needed capital and continue operations;

•	the condition to closing requiring Broadcast to have raised or have commitments for additional capital;

•	Broadcast’s shareholder base and its value in eventually being able to list on an exchange;

•	the enhanced technology platform and intellectual property portfolio of the combined company; and

•	the nature of the combined company’s business as viewed in light of AllDigital’s management team’s prior experience scaling technology companies.

The AllDigital board of directors also considered the potential risks of the merger, including the following:

•	the possible volatility, at least in the short term, of the trading price of AllDigital’s common stock resulting from the merger announcement;

•
the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	Broadcast’s liquidity situation and conditions to closing related to net cash flow and working capital;

•	risks associated with the intellectual property ownership identified during due diligence;

•	the risk to AllDigital’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•
various other applicable risks associated with the combined company and the merger, including those described in the section of this proxy statement/prospectus/consent solicitation entitled “Risk Factors.”

The foregoing information and factors considered by the AllDigital board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the AllDigital board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the AllDigital board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the AllDigital board of directors may have given different weight to different factors. The AllDigital board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, AllDigital’s management and AllDigital’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of AllDigital’s Financial Advisor

AllDigital did not obtain a fairness opinion in connection with the merger or the merger agreement.  Due the early stage of the companies and the size of the transactions contemplated by the merger agreement, the board of directors of AllDigital determined that obtaining a fairness opinion was not economical and that using company funds was not in the best interests of AllDigital.

Opinions of Broadcast’s Financial Advisor

Excel Management Systems, Inc., or Excel, delivered to the Broadcast board of directors a fairness opinion, dated December 20, 2012, or “preliminary fairness opinion,” and a fairness opinion, dated February 8, 2013, or “supplemental fairness opinion,” each to the effect that as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio pursuant to the merger agreement that, at the time these opinions were issued, would result in stockholders of Broadcast owning approximately 46%  of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast) is fair to the stockholders of Broadcast from a financial point of view.  The exchange ratio was later modified such that stockholders in Broadcast prior to the merger will hold approximately 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast).  This percentage still falls within the range of fairness set forth in the opinions.

Excel provided its opinions to the Broadcast board of directors for the information and assistance of the Broadcast board of directors (in its capacity as such) in connection with and for purposes of the Broadcast board of directors’ evaluation of the exchange ratio from a financial point of view. Excel’s opinions do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any other matter.

Excel is a professional services firm that is regularly engaged in the valuation of businesses and securities in connection with acquisitions, private placements, estates, stock option plans and valuations for corporate boards for other purposes.  Excel’s president is an accredited valuation analyst licensed by the National Association of Certified Valuation Analysts.  Broadcast selected Excel as a result of its experience in preparing fairness opinions and the competitive cost of its services as compared to other firms.

Preliminary Fairness Opinion

In its preliminary opinion, Excel noted that multiple valuation methods are typically used in rendering a fairness opinion, but given the significant time constraints under the circumstances, Broadcast requested that Excel limit the preliminary fairness opinion to a single method.  As a result, the preliminary fairness opinion is based on one valuation method, the management supplied expected case projection income value method.  In connection with rendering its preliminary fairness opinion, Excel:

•	reviewed expected case projections provided by Broadcast and AllDigital for fiscal years 2013, 2014, 2015;

•	assumed all data received from Broadcast and others was reliable;

•	did not analyze the financial statements of Broadcast or AllDigital;

•	did not consider the asset based method or market method of valuation or any income method of valuation except for the management supplied expected case projections income method;

•	considered each of Broadcast and AllDigital to be on-going enterprises with rational management operating the respective businesses with an owner goal to maximize value; and

•	had conversations with Broadcast and AllDigital management, Broadcast’s outside legal counsel and AllDigital’s investment banker.

The expected case projections income method used in the preliminary fairness opinion is a discounted projected benefit stream analysis method in which the value of the respective companies was calculated by determining net income after tax benefit based on the management expected case projections provided by Broadcast and AllDigital, and then discounting the value of those amounts over the three year period covered by those projections.  Using this method, Excel calculated the values of the respective companies as follows:

Company Name	Calculation of Value	Percent of Combined Value
Broadcast	$10,350,000	36.9%
AllDigital	17,700,000	63.1
Combined company	$28,050,000	100.0%

Based on the foregoing calculations of value, Excel determined that a fair transaction would be one in which Broadcast stockholders would hold at least 37% of the combined company immediately following the merger.  Because the exchange ratio as determined by the calculations set forth in the merger agreement will result in Broadcast stockholders owning 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast), it was Excel’s opinion that the merger is fair to Broadcast’s stockholders.

Supplemental Fairness Opinion

Because the circumstances and time constraints under which the preliminary fairness opinion was issued necessarily limited the scope of the analysis used in that opinion, Broadcast requested that Excel prepare its supplemental fairness opinion in which multiple valuation methodologies are used and considered in evaluating the fairness of the merger to Broadcast’s stockholders.

In its supplemental fairness opinion, Excel used multiple valuation methods, specifically, the asset value method, market value method, management supplied expected case projection income value method, management supplied low case projection income value method and management supplied high case projection income value method.  In connection with rendering its supplemental fairness opinion, Excel:

•	reviewed expected, law and high case projections provided by Broadcast and AllDigital for fiscal years 2013, 2014, 2015;

•	assumed all data received from Broadcast and others was reliable;

•	did not analyze the financial statements of Broadcast or AllDigital;

•	used the methods of valuation listed above;

•	considered each of Broadcast and AllDigital to be on-going enterprises with rational management operating the respective businesses with an owner goal to maximize value; and

•	had conversations with Broadcast and AllDigital management, Broadcast’s outside legal counsel and AllDigital’s investment banker.

The asset value method used in the supplemental fairness opinion values each component of a business separately and the sum of such values is used to derive the total value of the enterprise.  The market value method used in the supplemental fairness opinion estimates the value of the stock of the business using an analysis of prices paid by investors in the private, or most often due to the availability of information, the public markets for the stock of other companies in the same or similar lines of business. The income value method used in the supplemental fairness opinion is a discounted projected benefit stream analysis method in which the value of the respective companies was calculated by determining net income after tax benefit based on the management expected, low and high case projections provided by Broadcast and AllDigital, and then discounting the value of those amounts over the three year period covered by those projections.  Using these methods, Excel calculated the values of the respective companies as follows:

Company Name	Calculation of Value	Percent of Combined Value
Broadcast	$7,300,000	33.95%
AllDigital	14,200,000	66.05
Combined company	$21,500,000	100.00%

Based on the foregoing calculations of value, Excel determined that a fair transaction would be one in which Broadcast stockholders would hold at least 34% of the combined company immediately following the merger.  Because the exchange ratio as determined by the calculations set forth in the merger agreement, as originally executed, would result in Broadcast stockholders owning 46% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast), it was Excel’s opinion that the merger is fair to Broadcast’s stockholders.  Since the date of the supplemental fairness opinion, the merger agreement has been amended by the parties.  Pursuant to the terms of the merger agreement, as amended to date, the exchange ratio will result in Broadcast stockholders owning 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 warrants of Broadcast), Broadcast’s board of directors relied on the supplemental fairness opinion as a factor in determining the fairness of the amendments to the merger agreement.  Because the amended exchange ratio will result in Broadcast stockholders owning in excess of 34% of the combined company, the Broadcast board of directors believes the merger to be fair to Broadcast stockholders.

Interests of Broadcast’s Directors and Executive Officers in the Merger

None of Broadcast’s executive officers or the members of its board of directors is party to an agreement with Broadcast, or participates in any Broadcast plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger except for the interests of Broadcast directors and executive officers in the exchange offers required by the merger agreement by virtue of the fact that they hold notes, options and/or warrants that will be subject to the exchange offers.

Other than continuing membership on the board of directors of Broadcast after the effective time of the merger as described in further detail below under the heading “The Merger Agreement – The Board of Directors and Executive Officers of Broadcast Following the Merger,” and interests in the exchange offers required by the merger agreement by virtue of the fact that they hold notes, options and/or warrants that will be subject to the exchange offers, the members of the Broadcast board of directors and the executive officers of Broadcast do not have any interests in the merger that are different from, or in addition to, the interests of Broadcast stockholders generally.

Broadcast’s directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of AllDigital’s Executive Officers and Directors in the Merger

A number of AllDigital’s executive officers and directors have interests in the merger that are different from those of other AllDigital stockholders.  Specifically, each of Paul Summers, John Walpuck, Tim Napoleon, Konstantin Wilms and Steve Smith will be retained following consummation of the merger as executive officers of the combined company pursuant to existing employments agreements as described in further detail below under the heading “Executive Compensation Information - AllDigital.”

Material U.S. Federal Income Tax Consequences of the Merger

Scope and Limitations

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of AllDigital common stock that receive Broadcast common stock in the merger. This discussion is based upon the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as currently in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion does not address (A) U.S. federal taxes other than income taxes, (B) state, local or non-U.S. taxes or (C) tax reporting requirements applicable to the merger. Nor does it address U.S. federal income tax considerations applicable to holders of AllDigital common stock that are subject to special treatment under U.S. federal income tax law, including, for example, holders:

•	that are not U.S. Holders;

•
that are dealers, brokers or traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	that are subject to the alternative minimum tax provisions of the Code;

•	that acquired their shares in connection with stock option, warrant or stock purchase plans or in other compensatory transactions;

•	that hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	that are partnerships or other pass-through entities (or investors therein);

•	that do not hold their shares as capital assets;

•	that own 5% or more of AllDigital’s common stock;

•	that are affiliates of AllDigital; or

•	whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of AllDigital common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AllDigital common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds AllDigital common stock, and the partners in such partnership, should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences of the merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF ALLDIGITAL COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the merger that outside counsel to Broadcast and outside counsel to AllDigital each renders a tax opinion to its client to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection with the filing of this proxy statement/prospectus/consent solicitation, Broadcast has received an opinion of its outside counsel, Reed Benson, Esq., to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion is, and the foregoing opinions required to be delivered as a condition to consummation of the merger will be, based on factual representations and covenants made by Broadcast, AllDigital and merger sub (including those contained in tax representation letters provided by Broadcast, AllDigital and merger sub), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to Broadcast and outside counsel to AllDigital and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement/prospectus/consent solicitation will be amended and recirculated.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of AllDigital Common Stock

In the opinion of Reed Benson, Esq., the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•
Except as discussed below with regard to alternative cash consideration (if applicable), a U.S. Holder will not recognize any gain or loss upon receipt of Broadcast common stock in exchange for its AllDigital common stock in connection with the merger.

•
A U.S. Holder will have an aggregate tax basis in the Broadcast common stock received in the merger equal to the U.S. Holder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the U.S. Holder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of Broadcast common stock. If a U.S. Holder acquired any of its shares of AllDigital common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. Holder may allocate its tax basis to shares of Broadcast common stock received in the merger. U.S. Holders that hold multiple blocks of AllDigital common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of Broadcast common stock received under these Treasury Regulations.

•
The holding period of the Broadcast common stock received by a U.S. Holder in connection with the merger will include the holding period of the AllDigital common stock surrendered in connection with the merger.

•
If a U.S. Holder receives alternative cash consideration in lieu of shares of Broadcast common stock in the merger, such U.S. Holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. Holder’s tax basis in such holder’s AllDigital common stock surrendered in connection with the merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in respect of such AllDigital common stock is greater than one year. Non-corporate U.S. Holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

Backup Withholding. Cash received by a U.S. Holder as alternative cash consideration in lieu shares of Broadcast common stock, if applicable, may be subject to backup withholding at the applicable rate (currently 28%) if the U.S. Holder fails to provide a valid taxpayer identification number and comply with certain certification procedures, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent that it results in an overpayment of tax, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. ALLDIGITAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

Anticipated Accounting Treatment

The merger is expected to be accounted for using the acquisition method of accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. AllDigital has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, as of the date of the completion of the merger, the purchase price is equivalent to the fair value of the consideration transferred and AllDigital will recognize all assets acquired and liabilities assumed at their fair values.

Dissenters’ Rights

In connection with the merger, stockholders of Broadcast have dissenters’ rights under Utah law and stockholders of AllDigital have dissenters’ rights under Nevada law.

Notice of Dissenters’ Rights to Broadcast Stockholders

Broadcast stockholders have the right to dissent under Section 16-10a-1302 of the Utah Revised Business Corporation Act (“Corporation Act”) with respect to their shares of Broadcast common stock in connection with the merger.  This section contains a brief description of the dissenters’ rights available to Broadcast stockholders under Part 13 of the Corporation Act, the full text of which is attached as Annex G to this proxy statement/prospectus/consent solicitation.  It is a condition to the closing of the merger that holders of no more than 3% of the issued and outstanding shares of Broadcast common stock have exercised dissenters’ rights with respect to their shares.

Generally, Part 13 permits a Broadcast stockholder to dissent from the proposed merger and obtain cash payment of the fair value of his, her or its shares by complying with the applicable statutory procedures set forth in Part 13.  Fair value of the shares means the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger.

Only record holders of Shares who meet and comply with the requirements of Part 13 will be entitled to assert dissenters’ rights thereunder.  Specifically, a Broadcast stockholder who desires to exercise dissenters’ rights with respect to the merger must cause Broadcast to receive written notice, prior to the vote on the merger at the Broadcast special meeting, of such stockholder’s intent to dissent from the merger if it is approved at the Broadcast special meeting (a “notice of intent to dissent”) and must not vote any shares of Broadcast common stock in favor of the proposed merger.  Broadcast stockholders who fail to provide Broadcast with a notice of intent to dissent from the merger prior to the vote on the merger at the Broadcast special meeting or who vote in favor of the meeting, either in person or by proxy, will lose their right to dissent under Part 13.

If the merger is approved at the Broadcast special meeting, Broadcast will provide each Broadcast stockholder who provided it with a notice of intent to dissent prior to the vote on the merger (each a “Broadcast dissenting stockholder”) a notice of such stockholder’s dissenters’ rights that includes further instructions and a form for demanding payment (“dissenters’ notice”).  Broadcast will send the dissenters’ notice to each Broadcast dissenting stockholder within ten days of the date of the approval of the merger at the Broadcast special meeting.  In order to exercise dissenters’ rights and receive payment for its shares, a Broadcast dissenting stockholder must comply with the instructions that will be provided in the dissenters’ notice, including deadlines for submitting a written demand for payment.

Summary of Procedure. If you wish to exercise your statutory right to dissent from the merger, you should read the more detailed explanation of your dissenter rights and the procedure that must be followed to exercise those rights set forth below.

Do you have the right to exercise dissenter rights?  To exercise dissenter rights under Utah law, you must have been the holder of record of the shares of Broadcast common stock as to which the dissenter rights are to be exercised on the record date for the Broadcast special meeting (          , 2013), the date of the Broadcast special meeting, and on the date that the written demand and notice for appraisal described below is made, and you must continuously hold those shares through the effective time of the merger.

How to exercise dissenters’ rights.

To exercise dissenter rights, you must:
•	cause Broadcast to receive your written notice of intent to dissent before the vote on the merger is taken at the Broadcast special meeting; and
•	not vote any of your shares in favor of the merger; and
•
cause Broadcast to receive written notice of your demand for payment for your Broadcast common stock no later than the time specified in the dissenters’ notice that will be sent to Broadcast dissenting stockholders following stockholder approval of the merger; and

•	comply with the other instructions and deadlines set forth in the dissenters’ notice.

A BROADCAST STOCKHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS, HER ITS SHARES UNDER PART 13.

The foregoing discussion is not a complete statement of the law pertaining to dissenters’ rights under the Corporation Act and is qualified in its entirety by the full text of Part 13 of the Corporation Act, which is reprinted in its entirety as Annex G to this Information Statement. The provisions of Part 13 of the Corporation Act are complex and it is suggested that any Broadcast stockholder who desires to avail itself of dissenters’ rights consult independent legal counsel.

Notice of Dissenters’ Rights to AllDigital Stockholders

An AllDigital stockholder who complies with the provisions of Chapter 92A, Sections 92A.300 to 92A.500 of the Nevada Revised Statutes ("NRS") has the right to receive payment for the stockholder’s shares of AllDigital common stock instead of receiving shares of Broadcast common stock in the merger. The following summary of the provisions of Chapter 92A is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 92A, a copy of which is attached to this joint proxy statement/prospectus as Annex H.

Stockholders of a Nevada corporation have the right, in certain circumstances, to dissent from certain corporate actions, including the consummation of a plan of merger by a Nevada corporation which requires the approval of such corporation's stockholders. Stockholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares.

Pursuant to NRS Section 92A.410, the notice regarding the AllDigital consent solicitation must state that a corporate action creating a right to dissent has been taken, or is proposed, and state whether the AllDigital stockholders are or may be entitled to dissenters' rights under NRS Sections 92A.300 to 92A.500.  In addition, pursuant to NRS Section 92A.430, AllDigital must send a written dissenters' notice not later than ten days after the effective date of the merger to all stockholders entitled to assert dissenters rights.  The dissenters' notice must include (i) a statement of where the demand for payment is to be sent and where and when certificates for AllDigital common stock are to be deposited; (ii) a statement informing the holders of AllDigital common stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received; (iii) a form for demanding payment that requires the AllDigital stockholder asserting the dissenters' rights to certify whether or not the stockholder acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "announcement date"); (iv) a date by which AllDigital must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the dissenter's notice was delivered; and (v) a copy of NRS Sections 92A.300 to 92A.500.

An AllDigital stockholder who wishes to obtain payment for its AllDigital common stock must demand payment, certify whether the stockholder acquired beneficial ownership of his AllDigital common stock before the announcement date, and deposit the stockholder’s certificates, if any, in accordance with the terms of the dissenter's notice. An AllDigital stockholder for whom dissenters' rights are asserted as to shares not represented by a certificate will retain all other rights of an AllDigital stockholder until those rights are canceled or modified by the merger. AllDigital may restrict the transfer of any shares not represented by a certificate from the date the demand for payment is received.  Pursuant to NRS Section 92A.440, an AllDigital stockholder who fails to demand payment or deposit the stockholder’s certificates where required by the dates set forth in the dissenters' notice will not be entitled to payment for its shares as provided under Chapter 92A.

Pursuant to Section NRS 92A.460, within 30 days of receipt of a demand for payment, AllDigital will pay each dissenter who complied with NRS Section 92A.440 the amount that AllDigital estimates to be the fair market value of the dissenter’s shares, plus accrued interest. The payment must be accompanied by (i) copies of AllDigital’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in shareholder's equity for that year and the latest interim financial statements, if any; (ii) a statement of AllDigital’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's rights to demand payment under NRS Section 92A.480; and (v) a copy of NRS Sections 92A.300 to 92A.500.

Pursuant to NRS Section 92A.470, AllDigital may elect to withhold payment from dissenters who became the beneficial owners of their shares on or after the announcement date. After consummation of the merger, however, AllDigital is required to estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each dissenter in full satisfaction of its demand. AllDigital will send this offer with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's rights to demand payment under NRS Section 92A.480.

Pursuant to NRS Section 92A.480, a dissenter who believes that the amount paid pursuant to NRS Section 92A.460 or offered pursuant to NRS Section 92A.470 is less than the full value of the dissenter’s shares or that the interest due is incorrectly calculated, may, within 30 days after AllDigital made or offered payment for its shares, either (i) notify AllDigital in writing of the dissenter's own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate less any payments made under NRS Section 92A.460, or (ii) reject the offer for payment made by AllDigital under NRS Section 92A.470 and demand payment of the fair value of his shares and interest due.

If a demand for payment remains unsettled, AllDigital shall commence a court proceeding within 60 days after receiving a demand and petition the court to determine the fair value of the shares and accrued interest. All dissenters whose demands remain unsettled would be made a party to such a proceeding. Each dissenter is entitled to a judgment for the fair value of its shares, plus accrued interest, less any amount paid pursuant to NRS Section 92A.460. The court would assess the costs of the proceedings against AllDigital unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in the amount the court finds equitable, against AllDigital or the dissenters. If AllDigital does not commence a proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

Dissenter’s Notice

The merger represents a corporate action creating a right to dissent, and AllDigital stockholders who comply with the requirements of Sections 92A.300 to 92A.500 of the NRS.  Attached hereto as Appendix I is the dissenters’ notice, including a form for demanding payment, required by NRS 92A.430 with respect to the merger.

           Stockholders are advised to review the dissenter’s notice, including the deadlines and requirements set forth therein.  As set forth in the dissenters’ notice, an AllDigital stockholder who wishes to assert dissenters' rights must (i) deliver to AllDigital, before _________, a written demand of payment for the stockholder’s shares of common stock if the merger is consummated,  (ii) deliver with the payment demand certificates for the stockholder’s shares of AllDigital common stock, and (iii) not vote the stockholder’s shares in favor of the merger agreement or the merger by executing a written consent or otherwise.  An AllDigital stockholder failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A Sections 92A.300 to 92A.500 and will be deemed to have waived the right to demand payment with respect to the stockholder’s shares of AllDigital common stock.

Regulatory Approvals

Qualification or exemption from qualification of this registration statement in states in which stockholders of AllDigital holding at least 99% of the outstanding shares of AllDigital Common Stock have an address of record is a condition of the closing of the merger.  While Broadcast and AllDigital plan to aggressively pursue such qualification or exemption from qualification in all such states, Broadcast and AllDigital cannot assure you that such qualification or exemption will be obtained.  Failure to obtain all required approvals or waivers could result in the delay or abandonment of the merger and the failure of a condition of the closing of the merger.  Neither Broadcast nor AllDigital is aware of any foreign approvals that are required to complete the merger.  As of the date of this proxy statement/prospectus/consent solicitation, AllDigital stockholders are located in the following states: Arizona, California, Colorado, Florida, Georgia, Maryland, New Jersey, Pennsylvania and Utah.

Investment Banking Fees

Broadcast

Pursuant to its engagement letter with Philadelphia Brokerage Corporation (“PBC”), Broadcast agreed to pay PBC a fee equal to 2.75% of the enterprise value of Broadcast and its subsidiaries on a consolidated basis if the merger is contemplated.  Broadcast and PBC have agreed that in lieu of paying such fee in cash, Broadcast will issue PBC 7,214,883 shares of Broadcast common stock if the merger is consummated.  Whether or not the proposed merger is consummated, Broadcast has agreed to reimburse PBC for its out-of-pocket expenses and the reasonable fees and expenses of its outside legal counsel up to $125,000 and to indemnify PBC against certain liabilities relating to or arising out of services performed by PBC in connection with the proposed merger.  The terms of the engagement letter were negotiated at arm’s-length between Broadcast and PBC, and the Broadcast board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

AllDigital

Pursuant to its engagement letter with Merriman Capital, Inc., AllDigital has agreed to pay to Merriman a fee equal to 3% of the value of the consideration received by the shareholders and holders of AllDigital options, warrants and debt (but excluding the value of options and warrants assumed by Broadcast) in the merger if the merger is consummated.   If such fee exceeds more than 10% of the combined current assets of Broadcast and AllDigital following the merger, AllDigital may pay the portion of such fee that exceeds 10% of the combined current assets of Broadcast and AllDigital in common stock.  Whether or not the proposed merger is consummated, AllDigital has agreed to reimburse Merriman for its out-of-pocket expenses up to $2,500 and to indemnify Merriman against certain liabilities relating to or arising out of services performed by Merriman in connection with the proposed merger.  The terms of the engagement letter were negotiated at arm’s-length between AllDigital and Merriman, and the AllDigital board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.  AllDigital has negotiated, but not documented, an agreement with Merriman under which, in lieu of the fee required by the engagement letter, Merriman will receive a number of shares of AllDigital common stock that will exchange for 600,000 post-split shares of Broadcast common stock in the merger.

Restrictions on Resales

All shares of Broadcast common stock received by AllDigital stockholders in the merger and by participants in the exchange offers will be freely tradable, except that shares of Broadcast common stock received by persons who become affiliates of Broadcast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Broadcast generally include individuals or entities that control, are controlled by or are under common control with, Broadcast and may include the officers and directors as well as its principal stockholders.

Legal Proceedings Related to the Merger

As of the date of this proxy statement/prospectus/consent solicitation, no legal proceedings relating to the merger have been filed or are pending.

Vote Required; Recommendation of Broadcast Board of Directors and AllDigital Board of Directors

The affirmative vote of a majority of the shares of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required for approval of Broadcast Proposal No. 1. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Broadcast Proposal No. 1 and partial, but not total, “broker non-votes” will be counted towards a quorum, but will not be counted for any purpose in determining whether Broadcast Proposal No. 1 is approved.

The affirmative vote of a majority of the shares of AllDigital common stock outstanding is required for approval of AllDigital Proposal No. 1. Failure to execute an AllDigital stockholder consent voting in favor of AllDigital Proposal No. 1 will have the same effect as a negative vote on AllDigital Proposal No. 1.

THE BROADCAST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST’S STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 1 TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

THE ALLDIGITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLDIGITAL’S STOCKHOLDERS VOTE “FOR” ALLDIGITAL PROPOSAL NO. 1 TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement/prospectus/consent solicitation and which is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. You are encouraged to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement/prospectus/consent solicitation and in the other public filings that each of Broadcast and AllDigital makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that at the effective time, Alta Acquisition Corporation, or merger sub, a wholly owned subsidiary of Broadcast, will be merged with and into AllDigital. Upon the consummation of the merger, AllDigital will continue as the surviving corporation and will be a wholly owned subsidiary of Broadcast.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger on a date designated by Broadcast and AllDigital within two business days after all the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada or at such later time as is agreed by Broadcast and AllDigital and specified in the articles of merger. Because the consummation of the merger is subject to the satisfaction of other conditions, Broadcast and AllDigital cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares

At the effective time of the merger, each share of AllDigital common stock will automatically be converted into the right to receive a set number of shares of Broadcast common stock based on a mathematical formula set forth in the merger agreement. This number is referred to in this proxy statement/prospectus/consent solicitation as the exchange ratio and is subject to future adjustment for stock splits, reverse stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the consummation of the merger.

The merger agreement also provides that if Broadcast and AllDigital jointly determine that the issuance of Broadcast common stock to any AllDigital stockholder would violate any applicable legal requirement that either cannot be eliminated or cannot be eliminated without unreasonable delay or expense (as determined by the boards of directors of Broadcast and AllDigital), then such stockholder will receive, in lieu of shares of Broadcast common stock, an amount of cash per share of AllDigital common stock equal to the product of the exchange ratio and the average closing price of a share of Broadcast common stock on the OTC Bulletin Board over the ten-day period ending on the trading day one day prior to the effective time of the merger.  In this proxy statement/prospectus/consent solicitation, any such cash consideration is referred to as the alternative cash consideration, and the exchange ratio or, if applicable, the alternative cash consideration, are together sometimes referred to as the per share merger consideration.

No fractional shares of Broadcast common stock will be issued in the merger. Instead, all shares of Broadcast common stock issuable to each AllDigital stockholder will be aggregated and rounded down to the nearest whole share.

The merger agreement provides that, prior to the consummation of the merger, Broadcast will select Interwest Transfer Company, Inc., Broadcast’s transfer agent or another bank or trust company reasonably satisfactory to AllDigital to act as the exchange agent under the merger agreement and will enter into an agreement reasonably acceptable to AllDigital with such exchange agent relating the services to be performed by such exchange agent. The merger agreement provides that at or promptly after the effective time of the merger, Broadcast will deposit with the exchange agent stock certificates representing the shares of Broadcast common stock issuable in exchange for shares of AllDigital common stock and cash in the amount of the alternative cash consideration, if any.

The merger agreement contemplates that, promptly following the effective time of the merger, the exchange agent for the merger will mail to each record holder of AllDigital common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the stockholder’s shares of AllDigital common stock represented by stock certificates or by book entry method (shares of AllDigital common stock represented by the book entry method will be referred as AllDigital book entry shares). The merger agreement provides that, upon surrender of an AllDigital common stock certificate or AllDigital book entry shares for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or Broadcast may reasonably require, the holder of the AllDigital stock certificate or AllDigital book entry shares will be entitled to receive the following:

•	a certificate representing Broadcast common stock; or

•	the alternative cash consideration payable to such holder, if applicable.

The stock certificate and book entry shares so surrendered will be cancelled.

After the effective time of the merger, all holders of shares of AllDigital common stock represented by stock certificates or by book entry shares that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of AllDigital. In addition, no transfer of AllDigital common stock after the effective time of the merger will be registered on the stock transfer books of AllDigital.

If any AllDigital stock certificate has been lost, stolen or destroyed, Broadcast may in its reasonable discretion, and as a condition to the issuance of any certificate representing Broadcast common stock in exchange therefor, require the owner of such certificate to deliver an affidavit certifying such certificate has been lost, stolen or destroyed and post a bond in such amount as Broadcast and AllDigital may reasonably agree to direct as indemnity against any claim that may be made with respect to that certificate against Broadcast, the surviving corporation or the exchange agent.

From and after the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced AllDigital common stock and each AllDigital book entry share will be deemed to represent only the right to receive the per share merger consideration.

Stock certificates and book entry shares should not be surrendered for exchange by AllDigital stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to AllDigital stockholders promptly following the effective time of the merger. In all cases, the certificates representing shares of Broadcast common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The merger agreement contemplates that, upon demand by Broadcast, the exchange agent will deliver to Broadcast any certificates representing Broadcast common stock and any funds which have not been disbursed to holders of AllDigital stock certificates or AllDigital book entry shares as of the first year anniversary of the effective time of the merger. Any holders of AllDigital stock certificates or AllDigital book entry shares who have not surrendered such certificates or book entry shares in compliance with the above-described procedures may thereafter look only to Broadcast for, and be entitled to receive from Broadcast, certificates representing shares of Broadcast common stock, or, if applicable, alternative cash consideration, and any dividends or distributions with respect to such Broadcast common stock.

AllDigital Stock Options and Stock Incentive Plan

The merger agreement provides that, at the effective time of the merger, each AllDigital stock option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to purchase Broadcast common stock and Broadcast will assume such stock option in accordance with the terms of the AllDigital stock plan and the stock option agreement evidencing that AllDigital stock option as in effect immediately prior to the effective time of the merger. Each AllDigital stock option assumed by Broadcast may be exercised solely for shares of Broadcast common stock. The number of shares of Broadcast common stock subject to each assumed AllDigital stock option will be determined by multiplying the number of shares of AllDigital common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio and rounding down to the nearest whole number of shares of Broadcast common stock. The per share exercise price for shares of Broadcast common stock under each assumed AllDigital stock option will be determined by dividing the per share exercise price for the AllDigital common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio and rounding up to the nearest whole cent. Except for the foregoing adjustments to the assumed stock options to reflect the application of the exchange ratio, all terms of the assumed stock options, including the term, exercisability, vesting schedule, acceleration and all other provisions, will remain subject to the same terms and conditions set forth in the AllDigital stock plan and the applicable stock option agreement, employment agreement or other agreement evidencing such stock options immediately prior to the effective time of the merger, except that the Broadcast board of directors or a committee thereof will succeed to the authority and responsibility of the AllDigital board of directors or a committee thereof with respect to such stock options. For more information as it relates to AllDigital’s executive officers who hold AllDigital stock options, please see “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Interests of AllDigital’s Executive Officers and Directors in the Merger.”

The merger agreement provides that Broadcast will assume the AllDigital Second Amended and Restated 2011 Stock Incentive Plan, or the AllDigital stock plan, at the effective time of the merger.  Following the effective time of the merger, Broadcast may grant awards pursuant to the AllDigital stock plan so assumed using the share reserves under such plan at the effective time, including any shares returned to such plan as a result of the termination of AllDigital stock options assumed by Broadcast in the merger.  Stock covered by all such awards will be Broadcast common stock and all references to a number of shares of common stock in the AllDigital stock plan so assumed will be deemed to refer to a number shares of Broadcast common stock determined by multiplying such number of shares by the exchange ratio and rounding down to the nearest whole share.  Following assumption of the AllDigital stock plan by Broadcast, the Broadcast board of directors or a committee thereof will succeed to the authority formerly held by the AllDigital board of directors with respect to the administration of such plan.

The merger agreement provides that Broadcast will file a registration statement on Form S-8 (if available for use by Broadcast) within 15 days after the effective time of the merger for the shares of Broadcast common stock issuable upon exercise of the assumed stock options and assumed AllDigital stock plan.

AllDigital Warrants

The merger agreement provides that, at the effective time of the merger, Broadcast will assume all duties and obligations of AllDigital under each warrant to purchase AllDigital common stock outstanding immediately prior to the effective time.  Promptly following the effective time of the merger, Broadcast will provide a letter of transmittal to each holder of an AllDigital warrant providing for the manner in which such warrants will be replaced by warrants to acquire Broadcast common stock on the same terms and conditions as the AllDigital warrants, other than the exercise price and number of shares of Broadcast common stock subject to such warrants, which will be equitably adjusted to reflect the exchange ratio. For more information as it relates to AllDigital’s directors and executive officers who hold AllDigital warrants, please see “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger — Interests of AllDigital’s Executive Officers and Directors in the Merger.”

Representations and Warranties

The merger agreement contains customary representations and warranties that Broadcast and AllDigital have made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in disclosure schedules that Broadcast and AllDigital have exchanged in connection with signing the merger agreement. While Broadcast and AllDigital do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules exchanged by Broadcast and AllDigital contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Broadcast and AllDigital rather than establishing matters as facts. The customary representations and warranties of each of AllDigital and Broadcast in the merger agreement relate to following subject matters, among other things:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	ownership of subsidiaries’ capital stock;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures and internal controls over financial reporting;

•	financial statements and off-balance sheet arrangements;

•	compliance with and certain Sarbanes-Oxley requirements with respect to auditors;

•	absence of certain changes and events since September 30, 2012;

•	title to assets and leasehold interests;

•	customers and loans made to employees and other service providers;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the merger agreement and other matters relating to material contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of the business;

•	taxes;

•	employee benefit plans and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	stockholder vote needed to approve the transactions contemplated by the merger agreement;

•
absence of any violation of any applicable legal requirements or the charter documents, or certain other effects, as a result of entering into and completing the transactions contemplated by the merger agreement;

•	brokerage, finder’s or other fees or commissions payable to brokers, finders or financial advisors in connection with the merger;

•	arrangements with a financial advisor and, for Broadcast only, an opinion of a special financial advisor;

•	merger sub (made only by Broadcast);

•	the valid issuance of Broadcast common stock to be issued in the merger (made only by Broadcast);

•	no ownership of AllDigital common stock (made only by Broadcast); and

•	the accuracy of the information provided in connection with this proxy statement/prospectus/consent solicitation.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of AllDigital. AllDigital has agreed that before the effective time of the merger, it will, and it will cause its subsidiaries to, among other things:

•
provide Broadcast and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Broadcast;

•
provide Broadcast and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to AllDigital and its subsidiaries as reasonably requested by Broadcast;

•
permit Broadcast’s senior officers to meet, upon reasonable notice and during normal business hours, with officers of AllDigital responsible for AllDigital’s financial statements and internal controls in order to discuss certain matters;

•
provide Broadcast with copies of any notice, report or other document filed with or sent to any governmental body on behalf of AllDigital or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify Broadcast of any claim or legal proceeding against, relating to, involving or otherwise affecting AllDigital or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to AllDigital’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify Broadcast of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Broadcast’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on AllDigital and its subsidiaries;

•
Cause, prior to the effective time of the merger, the increase to the number of shares of AllDigital common stock authorized for issuance under the AllDigital stock plan as set forth in AllDigital Proposal No. 2;

•	use commercially reasonable efforts to obtain and deliver to Broadcast at or prior to the effective time of the merger the resignation of each director of AllDigital other than Paul Summers;
•	take such action so as to cause the termination of any 401(k) plans maintained by AllDigital effective no later than the day prior to the effective time of the merger;

•
promptly notify Broadcast of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of AllDigital’s internal control over financial reporting identified by AllDigital or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies; and

•
notify Broadcast within two business days of becoming aware of an indication from an AllDigital stockholder that such stockholder has or intends to exercise dissenters’ rights with regard to the merger.

Negative Covenants of AllDigital. AllDigital has agreed that before the effective time of the merger, except as otherwise consented to in writing by Broadcast, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Broadcast pursuant to the merger agreement or contemplated by the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of AllDigital’s equity plan or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the AllDigital disclosure schedule, accelerate the vesting under, any provision of AllDigital’s equity plan or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditures other than (a) those that are provided for in AllDigital’s capital expense budget; and (b) if not provided for in AllDigital’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in AllDigital’s capital expense budget, do not exceed $5,000 in the aggregate;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of AllDigital and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 6, 2013;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; and

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Broadcast. Broadcast has agreed that before the effective time of the merger, it will, among other things:

•
provide AllDigital and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by AllDigital;

•
provide AllDigital and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Broadcast and its subsidiaries as reasonably requested by AllDigital;

•
provide AllDigital with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Broadcast or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify AllDigital of any claim or legal proceeding against, relating to, involving or otherwise effecting Broadcast or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Broadcast’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify AllDigital of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to AllDigital’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Broadcast and its subsidiaries;

•	use commercially reasonable efforts to obtain and deliver to Broadcast at or prior to the effective time of the merger the resignation of each director of Broadcast other than Donald A. Harris;

•
promptly notify AllDigital of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Broadcast’s internal control over financial reporting identified by Broadcast or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies;

•
use commercially reasonable efforts to cause, prior to the closing of the merger, the termination and cancellation, whether by way of exercise, conversion, surrender or exchange, all outstanding Broadcast stock options, notes and warrants (except for certain warrants specified in the merger agreement);

•
obtain, prior to the effective time of the merger, all regulatory approvals needed to ensure that the Broadcast common stock to be issued in the merger is registered, qualified or exempt from registration or qualification of every state in which stockholders of AllDigital reside, provided that Broadcast shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified;

•
notify AllDigital within two business days of becoming aware of an indication from a Broadcast stockholder that such stockholder has or intends to exercise dissenters’ rights with regard to the merger; and

•	cause merger sub to perform its obligations under the merger agreement.

Negative Covenants of Broadcast. Broadcast has agreed that before the effective time of the merger, except as otherwise consented to in writing by AllDigital, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to AllDigital pursuant to the merger agreement or contemplated by the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of Broadcast’s equity plans or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the Broadcast disclosure schedule, accelerate the vesting under, any provision of Broadcast’s equity plans or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents) other than as contemplated in Broadcast Proposal No. 2;

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditures other than (a) those that are provided for in Broadcast’s capital expense budget; and (b) if not provided for in Broadcast’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Broadcast’s capital expense budget, do not exceed $5,000 in the aggregate;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Broadcast and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 6, 2013;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; or

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Broadcast and AllDigital. Both Broadcast and AllDigital have agreed, among other things:

•
as promptly as practicable after the date of the merger agreement (but in any event within 30 days after the date of the merger agreement), both Broadcast and AllDigital will prepare and cause to be filed with the SEC a proxy statement/prospectus/consent solicitation and Broadcast will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus/consent solicitation is a part and will use reasonable best efforts:

•	to cause the registration statement and the join proxy statement/prospectus to comply with all applicable rules and regulations promulgated by the SEC;

•	to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff;

•	to have the registration statement declared effective as promptly as practicable after it is filed with the SEC; and

•	to keep such registration statement effective through the consummation of the merger in order to permit the consummation of the merger;

•	each party will use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement;

•	each party will make all filings and give all required notices required to be made or given by such party in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to obtain each consent required to be obtained by such party in connection with the merger or the other transactions contemplated by the merger agreement;

•	each party will use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger;

•
each party will promptly notify the other in writing of any fact or circumstance that would cause any of the disclosing party’s representations, warranties or covenants to be untrue or incomplete in any respect, and the disclosing party shall promptly deliver to the other party an updated version of any applicable section of the disclosing party’s disclosure schedules or a new section of such disclosure schedules reflecting such fact or circumstance.; and

•
each party will take all actions necessary to ensure that, effective immediately following the effective time of the merger, Broadcast’s board of directors is composed as described in the merger agreement (unless otherwise agreed to by the parties in writing).

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Broadcast will cause the surviving corporation and its subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of AllDigital (or any of its subsidiaries) prior to the effective time of the merger (such officers and directors are referred to collectively as the AllDigital indemnified D&O) to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors and in compliance with applicable indemnification agreements in effect as of the date of the merger agreement, including any provision relating to advancement of expenses.

In addition, the merger agreement provides that prior to the effective time of the merger, Broadcast will arrange for, and immediately following the effective time, will purchase and pay for, a six-year “tail” prepaid policy on AllDigital’s existing D&O policy with coverage of no less than $5 million.

Obligations of the Broadcast Board of Directors and AllDigital Board of Directors with Respect to Their Recommendations and Stockholder Approvals

The Broadcast board of directors has agreed to take all actions necessary to call, give notice of and hold a stockholder meeting to approve the merger, merger agreement and the issuance of Broadcast common stock in the merger, along with the other proposals listed in the meeting notice in this proxy statement/prospectus/consent solicitation.  The AllDigital board of directors has agreed to take all actions necessary to obtain the written consent of AllDigital’s stockholders to the merger agreement and the increase to the shares reserved under the AllDigital stock plan.

Both AllDigital and Broadcast have agreed to include a statement in this proxy statement/prospectus/consent solicitation to the effect that the respective boards of directors of Broadcast and AllDigital recommend that the stockholders of Broadcast and AllDigital, as the case may be, approve and adopt all proposals to be voted on in the Broadcast special meeting and approved in the AllDigital stockholder consent.  The merger agreement provides that neither the board of directors of AllDigital nor the board of directors of Broadcast may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The merger agreement provides that each of the boards of directors of AllDigital and Broadcast is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction, or alternatively that each of AllDigital and Broadcast may terminate the merger agreement (and pay a termination fee of $100,000 shares of such party’s common stock representing  4% of its fully diluted capitalization to the other party), in connection with an unsolicited written acquisition proposal for such company if the following requirements are met:

•
such company has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 62);

•
an unsolicited bona fide written acquisition proposal for such company is made after January 6, 2013 and the board of directors of such company determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this offer is more favorable from a financial point of view to such company’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal such company engages in good faith negotiations with the other party to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law.

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, such company may be required to pay a fee of $100,000 and shares representing 4% of its fully diluted capitalization to the other company under certain circumstances. See the section entitled “The Merger Agreement — Expenses and Termination Fees.”

Unless the merger agreement is terminated beforehand in accordance with the termination provisions of the merger agreement, both AllDigital and Broadcast have agreed to submit the adoption of the merger agreement, in the case of AllDigital, and the issuance of shares of Broadcast common stock pursuant the merger agreement and the amendment and restatement of Broadcast’s articles of incorporation, among other proposals, to their stockholders, regardless of any withdrawal or modification of the respective recommendation by the board of directors of AllDigital or Broadcast.

Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting AllDigital and Broadcast from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described in the merger agreement, each of AllDigital and Broadcast has agreed that, prior to the earlier of consummation of the merger or the termination of the merger agreement, it will not, directly or indirectly (and that it will (a) cause the subsidiaries and the respective officers, directors and financial advisers of such company and its subsidiaries not to; and (b) use its reasonable best efforts to ensure that the other representatives of such company and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry with respect to such company;

•
furnish any information regarding such company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry with respect to such company;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry with respect to such company;

•
approve, endorse or recommend any acquisition proposal with respect to such company or acquisition inquiry with respect to any person or group becoming the beneficial owner of more than 5% of the equity securities of such company; and

•	enter into any letter of intent or contract relating to any acquisition transaction with respect to such company.

Under the merger agreement, an “acquisition inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by Broadcast or AllDigital, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is defined as any offer or proposal with respect to AllDigital (other than those made or submitted by Broadcast) or Broadcast (other than those submitted by AllDigital) relating to any acquisition transaction.

Under the merger agreement, subject to limited exceptions, an “acquisition transaction” with respect to AllDigital or Broadcast, as the case may be, is defined as any transaction or series of related transactions (other than the one contemplated by the merger agreement or any bridge financing permitted by the merger agreement) involving :

•
any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction involving such company or one of its material subsidiaries, in which a third party or group acquires more than a 30% interest in the total outstanding voting securities of such company or one of its material subsidiaries, or in which such company or one of its material subsidiaries issues more than 30% of the outstanding voting securities of such company or that significant subsidiary (as described below);

•
any sale, lease, exchange, transfer, license, acquisition or disposition of assets representing 30% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries; or

•	any liquidation or dissolution of such company or one of its material subsidiaries.

Under the merger agreement, a “significant subsidiary” of AllDigital or Broadcast, as the case may be, is defined as any subsidiary that accounts for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries taken as a whole.

Under the merger agreement, AllDigital and Broadcast agreed to cease any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry with respect to such company.

Each of AllDigital and Broadcast has agreed to advise the other party, within 24 hours after receipt of any acquisition proposal or acquisition inquiry with respect to such company, of the identity of the person making the acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that each party receiving an acquisition proposal or an acquisition inquiry must keep the other party reasonably informed of the status of the acquisition proposal or acquisition inquiry and the status and terms of any material modifications or material proposed modifications thereto.

Each of AllDigital and Broadcast has also agreed not to release or waive any provision of any confidentiality, non-solicitation, no-hire, standstill or similar contract under which such company or any of its subsidiaries has any rights and to use commercially reasonable efforts to enforce such contracts at the request of the other party, unless the board of directors of such company determines in good faith (after consultation with outside counsel) that failure to take such action would be a breach of its fiduciary duties to such company’s stockholders under applicable law.

These limitations were suspended by the parties from April 10, 2013 to the date of the initial filing of the Registration Statement on Form S-4 of which this proxy statement/prospectus/consent solicitation is part.

Exception to the Limitation on the Discussion by AllDigital or Broadcast of Other Acquisition Proposals

The merger agreement provides that, if, prior to, in the case of AllDigital, the adoption of the merger agreement by the AllDigital stockholders, and in the case of Broadcast, the approval of the issuance of shares of Broadcast common stock pursuant to the merger agreement by the Broadcast stockholders, AllDigital or Broadcast, as the case may be, receives an acquisition proposal from any person with respect to such company, then such company may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•
the acquisition proposal is not a result of any material breach of the “no solicitation” obligations of such company (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above);

•	such company’s board of directors concludes in good faith (after having consulted with its outside legal counsel) that such acquisition proposal is reasonably likely to lead to a superior offer;

•	such company has given the other party at least one business day’s prior notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•
such company receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to such company in the aggregate as the confidentiality agreement between AllDigital and Broadcast (except that no such confidentiality agreement need include a “standstill” provision); and

•
such company provides the other party with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to the other party) contemporaneously with furnishing such person with such nonpublic information.

For purposes of the merger agreement, the term “superior offer,” with respect to either Broadcast or AllDigital, as the case may be, is defined as an unsolicited bona fide written acquisition proposal by a third party that is determined by the board of directors of such company, in its good faith judgment (after consulting with an independent financial advisor and outside legal counsel and after taking into account the likelihood and anticipated timing of the consummation of the transaction contemplated by such offer) to be more favorable from a financial point of view to such company’s stockholders than the transactions contemplated by the merger agreement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Broadcast and AllDigital in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either Broadcast or AllDigital, as the case may be, any effect, change, claim, event or circumstance that, considered together with other effects, changes, claims, events and circumstances, has (or would reasonably be expected to have) a material adverse effect on the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole; however, for purposes of this provision, no effect, change, claim, event or circumstance resulting from the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•
conditions generally affecting the industries in which the subject company participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•
general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•	changes in the trading price or trading volume of the subject company’s common stock in and of themselves;

•	changes in GAAP applicable to the subject company and its subsidiaries;

•
the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any stockholder litigation directly resulting from the execution of the merger agreement or the consummation of the merger;

•	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement;

•	the taking of any action expressly required to be taken pursuant to the merger agreement;

•	the taking of any action requested by the other party pursuant to the terms of the merger agreement (to the extent taken in accordance with such request);

•	changes in applicable law after January 6, 2013; or

•	the ability of the subject company to consummate the transactions contemplated under the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Broadcast.  The merger agreement provides that the obligations of Broadcast and merger sub to consummate the merger are subject to the satisfaction of each of the following conditions:

•
subject to the AllDigital disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by AllDigital in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization and authorization to enter into the merger agreement, among others;

•
subject to the AllDigital disclosure schedule, the accuracy of the remaining representations and warranties made by AllDigital in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on AllDigital;

•
the performance in all material respects by AllDigital of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which this proxy statement/prospectus/consent solicitation is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Broadcast common stock in the merger shall be exempt from qualification) in states in which AllDigital stockholders holding at least 99% of the outstanding shares of AllDigital common stock have an address of record;

•
AllDigital’s stockholders shall have adopted the merger agreement and approved the option plan increase by the required vote (collectively referred to as the AllDigital proposals) and Broadcast’s stockholders shall have approved the merger and the merger agreement, the amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, increase the authorized shares of Broadcast common stock and change the name of Broadcast to “AllDigital Broadcasting, Inc.”, the issuance of shares of Broadcast common stock pursuant to the merger agreement, the assumption of the AllDigital stock plan and the election of the directors specified in the merger agreement as the directors of Broadcast following the merger by the required vote (collectively referred to as the Broadcast proposals);

•	Broadcast shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	AllDigital’s chief executive officer and chief financial officer shall have delivered to Broadcast a certificate confirming that certain conditions have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on AllDigital which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on AllDigital;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•
there shall be no legal action by one or more AllDigital stockholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $1 million against, Broadcast or its subsidiaries or AllDigital;

•
the number of shares of AllDigital common stock dissenting from the merger shall be less than 1.5% of the outstanding AllDigital common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock; and

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger shall be equal to or greater than a deficit of $1 million.

Conditions to the Obligations of AllDigital.  The merger agreement provides that the obligation of AllDigital to consummate the merger is subject to the satisfaction of each of the following conditions:

•
subject to the Broadcast disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Broadcast in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization and authorization to enter into the merger agreement, among others;

•
subject to the Broadcast disclosure schedule, the accuracy of the remaining representations and warranties made by Broadcast in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Broadcast;

•
the performance in all material respects by Broadcast of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which this proxy statement/prospectus/consent solicitation is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Broadcast common stock in the merger shall be exempt from qualification) in states in which AllDigital stockholders holding at least 99% of the outstanding shares of AllDigital common stock have an address of record;

•	AllDigital’s stockholders shall have approved the AllDigital proposals by the required vote and Broadcast’s stockholders shall have approved the Broadcast proposals by the required vote;

•	AllDigital shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of Broadcast shall have delivered to AllDigital a certificate confirming that certain conditions have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on Broadcast which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Broadcast;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal; and

•
there shall be no legal action by one or more Broadcast stockholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $1 million against, AllDigital or its subsidiaries or Broadcast;

•
the reverse stock split shall have been effected or documentation shall have been filed with the Utah Division of Corporations and Commercial Code effecting the reverse stock split immediately prior to the merger;

•
Broadcast shall have delivered to AllDigital the resignations, effective as of the effective time of the merger, of all Broadcast and merger sub directors and officers who are not specified as directors and officers of Broadcast or merger sub following the merger and certified resolutions of the Broadcast and merger sub boards of directors causing such boards of directors to be comprised of the directors as specified in the merger agreement and appointing officers of Broadcast and merger sub as specified in the merger agreement;

•
the number of shares of AllDigital common stock dissenting from the merger shall be less than 1.5% of the outstanding AllDigital common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock;

•
Broadcast shall have no indebtedness, determined in accordance with GAAP, other than indebtedness that by its terms converts into Broadcast common stock at the effective time of the merger and is included in the calculation of Broadcast’s fully diluted common stock;

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger shall be equal to or greater than $0;

•
excluding specified Broadcast warrants and all Broadcast restricted stock units, the number of outstanding Broadcast warrants, options and other securities convertible or exchangeable into shares of Broadcast common stock shall not be convertible or exchangeable into more than 2 million shares of Parent Common Stock and shall in no event include any securities whose conversion or exercise price may decrease or be reset as a result of a subsequent event or whose terms provide for any redemption rights upon a change of control;

•	Broadcast’s monthly net cash flow for the preceding 30 days shall be equal to or greater than a $10,000 monthly deficit;

•
the pending legal proceedings specified in the merger agreement shall have been fully resolved, with any obligations associated therewith being paid or reflected on Broadcast’s balance sheet while still meeting the working capital and monthly net cash flow conditions above, or, if such matters have not been fully resolved, AllDigital shall have determined, in its sole discretion, that the aggregate unpaid liabilities associated with such matters will be less than $50,000;

•	all subsidiaries of Broadcast shall be wholly owned by Broadcast;

•	each of the executive officers specified in the merger agreement shall have executed employment agreements with Broadcast; and

•
Broadcast shall have in place subscriptions or commitments for the purchase of the combined company’s common stock of no less than $1.5 million and no more than $3.5 million on terms and with investors acceptable to AllDigital.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approvals of the stockholders of Broadcast or AllDigital have been obtained, the merger agreement may be terminated:

•	by mutual written consent;

•
by either AllDigital or Broadcast if the merger shall not have been consummated by October 31, 2013; provided, however, that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to consummate the merger by October 31, 2013 is caused by a breach of an obligation to be performed prior to the effective time of the merger by the party seeking to terminate the merger agreement;

•
by either Broadcast or AllDigital if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the consummation of the merger;

•	by either Broadcast or AllDigital if AllDigital’s stockholders do not approve the AllDigital proposals by the required vote pursuant to the AllDigital stockholder consent;

•
by either Broadcast or AllDigital if the Broadcast special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of Broadcast common stock pursuant to the merger agreement has been taken, and Broadcast’s stockholders do not approve the Broadcast proposals by the required vote;

•	by Broadcast if, at any time prior to the adoption of the AllDigital proposals, any of the following events shall have occurred (which are referred to as AllDigital triggering events):

•
AllDigital shall have failed to include in this proxy statement/prospectus/consent solicitation its board of directors’ recommendation in favor of the approval of the AllDigital proposals, or AllDigital’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to Broadcast;

•	the board of directors of AllDigital shall have approved, endorsed or recommended any acquisition proposal with respect to AllDigital;

•	AllDigital shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to AllDigital; or

•
AllDigital shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above).

•	by AllDigital if, at any time prior to the approval of the Broadcast Proposals, any of the following events shall have occurred (which are referred to as Broadcast triggering events):

•
Broadcast shall have failed to include in this proxy statement/prospectus/consent solicitation its board of directors’ recommendation in favor of the approval of the Broadcast proposals, or Broadcast’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to AllDigital;

•	the board of directors of Broadcast shall have approved, endorsed or recommended any acquisition proposal with respect to Broadcast;

•	Broadcast shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Broadcast; or

•
Broadcast shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above).

•
by Broadcast if AllDigital’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of AllDigital’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 64) or if AllDigital has breached any of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by AllDigital before October 31, 2013 and AllDigital is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, Broadcast may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•
by AllDigital if Broadcast’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Broadcast’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 64) or if Broadcast has breach an of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by Broadcast before October 31, 2013 and Broadcast is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, AllDigital may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•	by AllDigital in connection with an unsolicited written acquisition proposal for AllDigital if the following requirements are met:

•
AllDigital has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 62);

•
an unsolicited bona fide written acquisition proposal for AllDigital is made after January 6, 2013 and the board of directors of AllDigital determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to AllDigital’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal Broadcast engages in good faith negotiations with AllDigital to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
AllDigital’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of AllDigital under applicable law.

•	by Broadcast in connection with an unsolicited written acquisition proposal for Broadcast if the following requirements are met:

•
Broadcast has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 62;

•
an unsolicited bona fide written acquisition proposal for Broadcast is made after January 6, 2013 and the board of directors of Broadcast determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to Broadcast’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal Broadcast engages in good faith negotiations with AllDigital to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
Broadcast’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of Broadcast under applicable law; and

•	by either party upon three (3) days advance written notice.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

The merger agreement provides that AllDigital will pay Broadcast a termination fee consisting of $100,000 in cash and 4% of AllDigital’s fully diluted common stock if any of the following events occurs:

•
the merger agreement is terminated by Broadcast under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the AllDigital triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the merger agreement is terminated by AllDigital to pursue an unsolicited, bona fide, written acquisition proposal for AllDigital that meets certain requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•
(i) the merger agreement is terminated by AllDigital or Broadcast under the provision of the merger agreement permitting such termination in the event that the stockholders of AllDigital have not approved the AllDigital proposals via the AllDigital stockholder consent, (ii) before such termination an acquisition proposal with respect to AllDigital shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to AllDigital is consummated or AllDigital (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to AllDigital;

•
(i) the merger agreement is terminated by Broadcast under the provision of the merger agreement permitting such termination in the event of AllDigital’s breach in any material respect of any of its representations and warranties or covenants in the merger agreement that is not cured by AllDigital in accordance with the terms of the merger agreement, (ii) before such termination an acquisition proposal with respect to AllDigital shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to AllDigital is consummated or AllDigital (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to AllDigital.

The merger agreement provides that Broadcast will pay AllDigital a termination fee consisting of $100,000 in cash and 4% of Broadcast’s fully diluted common stock if any of the following events occurs:

•
the merger agreement is terminated by AllDigital under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Broadcast triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the merger agreement is terminated by Broadcast to pursue an unsolicited, bona fide, written acquisition proposal for Broadcast that meets the requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•
(i) the merger agreement is terminated by AllDigital or Broadcast under the provision of the merger agreement permitting such termination in the event that the stockholders of Broadcast have voted not to approve the Broadcast proposals, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast; or

•
(i) the merger agreement is terminated by AllDigital under the provision of the merger agreement permitting such termination in the event of Broadcast’s breach in any material respect of any of its representations and warranties or covenants in the merger agreement that is not cured by Broadcast in accordance with the terms of the merger agreement, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast.

The Board of Directors and Executive Officers of Broadcast Following the Merger

The merger agreement provides that the parties will take all actions necessary to ensure that effective immediately following the effective time of the merger, the board of directors and the executive officers of Broadcast will consist of the following persons, each to hold office from and after the effective time of the merger until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with Broadcast’s charter documents and applicable legal requirements:

Board of Directors

•	Donald A. Harris

•	Paul Summers

•	David Williams

Executive Officers

•	Paul Summers, Chief Executive Officer and President

•	John Walpuck, Chief Operating Officer and Chief Financial Officer

•	Tim Napoleon, Chief Strategist

•	Konstantin Wilms, Chief Architect

•	Steve Smith, Vice President of Network Services

VOTING AGREEMENTS

The following descriptions of the voting agreements describes the material terms of the voting agreements. The descriptions of the voting agreements are qualified in their entirety by reference to the forms of voting agreements which are attached as Annex B and Annex C to this proxy statement/prospectus/consent solicitation and which are incorporated herein by reference. You are encouraged to read the entire forms of voting agreements.

Voting Agreement Relating to AllDigital Shares

Paul and Kristen Summers Family Trust DTD 4/22/0, a stockholder affiliated with Paul Summers, Chief Executive Officer of AllDigital, has entered into a voting agreement with Broadcast dated January 6, 2013. In the voting agreement, such stockholder has agreed to vote all shares of capital stock of AllDigital beneficially owned by it in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to AllDigital.  The outstanding shares of AllDigital common stock owned by such stockholder constitute approximately 24.3% of the total outstanding voting power of AllDigital on the date of such agreement excluding warrants held by such stockholder.  Such voting agreement will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger.

Voting Agreement Relating to Broadcast Shares

Moreland Family, LLC, Legends Capital Group, Steven Ledger, Ray Phillip Zobrist, R. Phil and Janet Zobrist Family Trust, Trust Investments, James E. Solomon, Rodney Tiede and 5 Star LLC, some of which are or are affiliated with directors and officers of Broadcast, have each entered into a voting agreement with AllDigital dated January 6, 2013. In the voting agreement, such stockholders have each agreed to vote all shares of capital stock of Broadcast beneficially owned by them in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to Broadcast.  The outstanding shares of Broadcast common stock owned by such stockholders constituted approximately 7.3% of the total outstanding voting power of Broadcast on the date of such agreement.  Such voting agreement will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger.

BROADCAST PROPOSAL NO. 2 — AMENDMENT AND RESTATEMENT OF BROADCAST’S
ARTICLES OF INCORPORATION

Overview

The Broadcast board of directors has unanimously approved an amendment and restatement of Broadcast’s articles of incorporation that (i) effectuates the reverse stock split whereby each fifteen (15) pre-reverse-stock-split shares of common stock are combined into one post-reverse-stock-split share of Broadcast common stock, (ii) increases the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) changes the name of Broadcast to “AllDigital Broadcasting, Inc.” In addition, the amendment and restatement will reduce the par value of a share of Broadcast common stock to no par value per share and will make certain technical changes to the provisions authorizing the Broadcast board of directors to designate series of preferred stock.  Broadcast’s board has declared this amendment and restatement to be advisable and recommended that this proposal be presented to Broadcast stockholders for approval. The text of the form of such proposed amendment and restatement of Broadcast’s articles of incorporation is attached to this proxy statement/prospectus/consent solicitation as Annex D and is referred to in this proxy statement/prospectus/consent solicitation as the “Broadcast amended and restated articles.”

Reasons for the Reverse Stock Split

Broadcast and AllDigital believe that the existing capitalization of Broadcast and the capitalization of Broadcast after giving effect to the exchange offers and the merger, is comprised of more shares than is appropriate for an early stage business and that this unnecessarily reduces the per share trading price of Broadcast’s shares on the OTC Bulletin Board.  The purpose of the reverse stock split is to reduce the number of shares outstanding with the intention of increase the per share trading price of Broadcast common stock.  In addition, at present, Broadcast does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Broadcast common stock pursuant to the merger agreement or to participants in the exchange offers. Additionally, approval of the reverse stock split is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Broadcast Proposal No. 2 is not approved by the Broadcast stockholders, and the closing condition to the merger agreement is not waived, Broadcast will be unable to complete the merger.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to ensure there are available a sufficient number of shares of common stock to effect the merger, both because the merger agreement requires that shares of Broadcast common stock be issued in the merger to AllDigital stockholders and because the merger agreement requires the exchange of certain Broadcast warrants, notes and options for shares of Broadcast common stock which exchange will take place at the closing of the exchange offers. At present, Broadcast does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Broadcast common stock pursuant to the merger agreement or to participants in the exchange offers. Additionally, approval of an increase in authorized shares of Broadcast common stock is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Broadcast Proposal No. 2 is not approved by the Broadcast stockholders, and the closing condition to the merger agreement is not waived, Broadcast will be unable to complete the merger.

Although at present, apart from the shares to be issued pursuant to the merger and pursuant to its equity incentive plans and outstanding warrants, notes and options, Broadcast has no commitments or agreements to issue additional shares of common stock, it desires to have additional shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. In this regard, in connection with Broadcast’s evaluation of its strategic and financing alternatives, Broadcast may determine to issue additional shares of its common stock at any time following the completion of the merger. In addition, the additional shares may be used for various purposes without further stockholder approval, except as may be required by applicable law, regulations promulgated by government agencies or, if applicable, the rules of a market or exchange on which Broadcast common stock is then listed. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding the business or product lines of the combined company through the acquisition of other businesses or products.

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of Broadcast common stock. However, because holders of Broadcast common stock have no preemptive rights to purchase or subscribe for any unissued stock of Broadcast, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current stockholders’ percentage of ownership interest in the total outstanding shares of common stock.

Effects of the Increase in Authorized Shares

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of Broadcast depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Broadcast difficult. For example, additional shares could be issued by Broadcast so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Broadcast. Similarly, the issuance of additional shares to certain persons allied with Broadcast’s management could have the effect of making it more difficult to remove Broadcast’s management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment and restatement of Broadcast’s articles of incorporation to increase the number of authorized shares of Broadcast common stock to 120,000,000 (on a post-reverse-stock-split basis) will be effective upon the filing of the Broadcast amended and restated articles with the Utah Division of Corporations and Commercial Code or such later date as specified in such filing. Notwithstanding stockholder approval of the proposed Broadcast amended and restated articles, Broadcast’s board of directors may abandon the proposed Broadcast restated articles without any further action by Broadcast stockholders at any time prior to its effectiveness, and will abandon the proposed Broadcast amended and restated articles if Broadcast’s stockholders do not approve Proposal No. 3 to approve the issuance of shares pursuant to the merger and to participants in the exchange offers. If the Broadcast stockholders approve this Proposal No. 2 and the Broadcast Proposal No. 3 to approve the issuance of Broadcast common stock pursuant to the merger agreement and to participants in the exchange offers, Broadcast expects to file the Broadcast amended and restated articles with the Utah Division of Corporations and Commercial Code, among other things, to increase the number of authorized shares of common stock, immediately prior to the closing of the exchange offers and prior to the proposed merger. As previously noted, the amendment and restatement of Broadcast’s articles of incorporation, among other things, to increase the number of authorized shares of common stock, is a condition to the consummation of the merger.

Reasons for Changing the Name of Broadcast

Broadcast and AllDigital have agreed to change the name of Broadcast to “AllDigital Broadcasting, Inc.” so that the combined company following the merger will be known by a name that references both Broadcast and AllDigital.  In addition, the amendment and restatement of Broadcast’s articles of incorporation, among other things, to change the name of Broadcast to “AllDigital Broadcasting, Inc.,” is a condition to the consummation of the merger.

Reasons for Other Changes

The amendment and restatement reduces the par value of the Broadcast common stock from $.05 per share to no par value.  The Utah Revised Business Corporations Act does not recognize the concept of par value or give it any effect.  Because par value is not a meaningful concept for, and imposes no limits on, a Utah corporation, the Broadcast board of directors determined that elimination of par value would align provisions of the amended and restated articles of incorporation with the provisions of the governing corporation statute.

The amendment and restatement also makes certain technical changes to the description of the preferred stock and the provisions authorizing the Broadcast board of directors to create, and designate the rights and preferences of, new series of preferred stock.  The effect of the technical changes is primarily to clarify that, if set forth in the amendment to the articles of incorporation creating the series of preferred stock, a series of preferred stock may participate with the common stock in dividends and distributions upon liquidation.

Vote Required; Recommendation of Broadcast Board of Directors

The affirmative vote of a majority of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required to approve the proposal to amend and restate Broadcast’s articles of incorporation to (i) effectuate the reverse stock split, (ii) increase the authorized shares of Broadcast’s common stock to 120,000,000 shares and (iii) change the name of Broadcast to “AllDigital Broadcasting, Inc.” On          , 2013, the record date for the Broadcast special meeting, Broadcast had an aggregate of          shares of common stock outstanding.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Broadcast Proposal No. 2.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 2 TO APPROVE AN AMENDMENT AND RESTATEMENT OF BROADCAST’S ARTICLES OF INCORPORATION (i) EFFECTUATE THE REVERSE STOCK SPLIT, (ii) INCREASE THE AUTHORIZED SHARES OF BROADCAST COMMON STOCK TO 120,000,000 SHARES (ON A POST-REVERSE-STOCK-SPLIT BASIS AND (iii) CHANGE THE NAME OF BROADCAST TO “ALLDIGITAL BROADCASTING, INC.”

BROADCAST PROPOSAL NO.  3 — APPROVAL OF THE ASSUMPTION OF
THE ALLDIGITAL STOCK PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT

The merger agreement contemplates that Broadcast will assume the AllDigital Holdings, Inc. Second Amended and Restated 2011 Stock Incentive Plan, referred to as the “AllDigital stock plan”, in connection with the merger, and it is a condition of closing that Broadcast stockholders approve the same.  Broadcast’s board of directors unanimous approved the assumption of the AllDigital stock plan on January 3, 2013.  In connection with the merger, Broadcast anticipates terminating its current equity incentive plans, and while those plans will continue to govern any outstanding awards issued thereunder, no new awards will be granted under those plans following the merger.  If the assumption of the AllDigital stock plan approved by stockholders, it will become Broadcast’s primary plan for providing stock-based incentive compensation to its eligible employees and non-employee directors following the merger.

Broadcast firmly believes that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of its stockholders.  Use of long-term equity awards has been, and is expected to continue to be following the merger, a fundamental element of Broadcast’s compensation strategy as a public company because such awards tend to align the interests of its employees and directors with those of its stockholders as the value of the award increases with the appreciation of the market value of Broadcast common stock.  Without the ability to grant stock options or other forms of equity incentives like substantially all of Broadcast’s competitors, it may be at a competitive disadvantage in attracting, motivating and retaining talented employees responsible for its future success, and would likely be forced to increase the amount of cash compensation it offers to remain competitive.  Without an equity incentive plan, Broadcast also could be required to increase cash compensation to its non-employee directors to provide competitive compensation to retain their services. In addition, it is a condition of the merger that Broadcast’s stockholders approve the assumption of the AllDigital stock plan in the merger.

Shares Reserved

Immediately prior to the merger, it is expected that there will be 12,300,000 shares of AllDigital common stock available for issuance pursuant to awards granted under the AllDigital stock plan.  The number of shares of Broadcast common stock that will be issuable pursuant to awards granted under the AllDigital stock plan upon its assumption by Broadcast in the merger will be determined at the time of the merger based on the exchange ratio (which will be calculated at the time of the merger).  Based on Broadcast’s current estimate of what it expects the exchange ratio to be at the time of the merger, Broadcast expects that the number of shares of Broadcast common stock available for issuance pursuant to the AllDigital stock plan immediately following its assumption by Broadcast in the merger to be approximately 11,279,106 shares and would represent approximately 20.6 % of Broadcast’s fully diluted capitalization.

Key Terms

The following is a summary of the key provisions of the AllDigital stock plan.  This summary, however, does not purport to be a complete description of all of the provisions of the AllDigital stock plan, and is qualified in its entirety by references to the full text of the AllDigital stock plan, a copy of which is included as Annex J to this proxy statement/prospectus/consent solicitation.

Plan Term:	July 28, 2011 to the earliest of July 1, 2021, the date all shares available for issuance under the plan are issued and a date set by the board of directors.
Eligible Participants:

Employees, officers and directors of the company or any parent or subsidiary of the company and nonemployee agents, advisors and independent contractors of the company or any parent or subsidiary of the company who are selected by the board of directors to receive an award under the plan.

Shares Authorized:

8,500,000 shares of AllDigital common stock, provided that in connection with the merger, AllDigital stockholders are required to approve an increase to the shares authorized under this plan to 12,300,000 shares of AllDigital common stock.  Upon assumption by Broadcast in the merger, the shares authorized will be adjusted using the exchange ratio to represent shares of Broadcast common stock.

Award Types:	Incentive stock options, non-statutory stock options, stock bonuses, restricted shares and performance-based awards.
Vesting:	Vesting schedules will be determined by the board of directors when each award is granted.
Award Terms:
Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Broadcast’s voting power, which will have a term no longer than five years.  Stock options must be granted at an exercise price of not less than 100% of fair market value on the date of grant.  The board of directors will otherwise have general discretion to determine the terms of stock option awards, stock bonuses, restricted stock awards and performance-based awards, subject to applicable legal requirements.

Anticipated Awards

Future awards under the AllDigital stock plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted pursuant to the policy described above, are discretionary and cannot be determined at this time.  Broadcast has therefore not included any such awards in the table above.

Performance-Based Awards

The board of directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, or the Code, and will be denominated at the time of grant either in common stock or dollar amounts.  Payment under performance-based awards will be made, at the discretion of the board of directors in common stock, cash or any combination thereof.  The award period shall be determined, and the performance goals shall be established in writing by, the board of directors for each performance-based award.  No participant may receive in any fiscal year stock performance-based awards in excess of 500,000 shares of common stock or dollar performance-based awards in excess of $1,000,000.

The performance goals applicable to a performance-based award shall be one or more targeted levels of performance with respect to one or more of the following objective measures: (i) earnings or earnings per share, (ii) stock price increase, (iii) total stockholder return, (iv) return on equity, (v) return on assets, (vi) return on capital, (vii) economic value added, (viii) revenues, (ix) operating income, (x) inventories or inventory turns, and/or (xi) cash flows, in each case before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges.

Transferability of Incentive Stock Options

Each incentive stock option shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and during the optionee’s lifetime, shall be exercisable only by the optionee.

Administration

The board of directors of AllDigital or a committee to which such board of directors delegates administrative duties currently administers the AllDigital stock plan.  Following the assumption of the AllDigital stock plan in the merger, the board of directors of Broadcast or a committee thereof will administer the AllDigital stock plan.  As used in this section of the proxy statement/prospectus/consent solicitation, “board of directors” refers to the applicable board of directors or committee performing such administrative function at a given time.  The board of directors selects the persons who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the AllDigital stock plan, establishes the terms, conditions and other provisions of the awards granted.

Amendments

The board of directors may modify or amend the AllDigital stock plan at any time in any respect, except that no amendment that would cause the plan to cease to comply with governing law may be made and any change in an award already granted may not be made without the consent of the holder of the award if the change would adversely affect such holder.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting AllDigital common stock, the board of directors shall adjust the number and class of shares available for grant under the AllDigital stock plan and the other share amounts set forth in the AllDigital stock plan.  In addition, the board of directors shall make adjustment to the number and class of shares subject to outstanding awards under the AllDigital stock plan.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation, the board of directors shall select one of the following alternatives for treating outstanding options and awards under the plan: (i) options and awards shall remain in effect in accordance with their terms, (ii) options and awards shall be converted into options or awards for stock in another corporation surviving the corporate transaction, (iii) with respect to options, provide at least a 10-day period prior to the corporate transaction during which the options may be exercised, to the extent then exercisable, and upon expiration of such period, unexercised options shall terminate (provided that the board of directors may accelerate exercisability of options during such period), and (iv) for awards other than options, the board of directors may terminate or waive any applicable forfeiture provisions, performance thresholds and similar restrictions at any time prior to the consummation of the corporate transaction.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement/prospectus/consent solicitation of the United States federal income tax consequences to Broadcast and participants in the AllDigital stock plan following its assumption by Broadcast in the merger.  The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price.  Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares.  Broadcast will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Broadcast will not be entitled to any related deduction, at the time any incentive stock option is granted.  If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Broadcast will not be entitled to any deduction in connection with the exercise of such stock option.  Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Broadcast will not be entitled to a deduction in respect to such disposition.  While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item for individuals that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option.

Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.  If a participant makes a “disqualifying disposition,” generally in the year of such “disqualifying disposition” Broadcast will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Restricted Stock and Stock Bonus

A participant receiving restricted stock that is subject to vesting may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made.  If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.  A participant receiving restricted stock or a stock bonus in which the shares are not subject to vesting, the participant will be taxed at grant.  At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares.  This value is taxed as ordinary income and is subject to income tax withholding.  Broadcast receives a tax deduction at the same time and for the same amount taxable to the participant.

Performance Shares or Cash

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred or cash is paid to him or her pursuant to the award.  The amount of such income will be equal to the fair market value of such transferred shares and/or cash paid on the date of transfer.  Broadcast will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The AllDigital stock plan is intended to enable Broadcast to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.  Section 162(m) provides that, subject to certain exceptions, Broadcast may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year.  Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Vote Required; Recommendation of Broadcast Board of Directors

The affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of Broadcast Proposal No. 4.

Failure to submit a proxy card or vote at the special meeting will have no effect on the approval of Broadcast Proposal No. 6,  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 4.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 3 TO ASSUME THE ALLDIGITAL STOCK PLAN AS CONTEMPLATED BY THE MERGER AGREEMENT.

BROADCAST PROPOSAL NO. 4 — RATIFICATION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected HJ & Associates, LLC as Broadcast’s independent registered public accounting firm for 2013 and has further directed that the selection of HJ & Associates, LLC be submitted for ratification by stockholders at the Broadcast special meeting.  HJ & Associates, LLC has been engaged as Broadcast’s independent registered public accountants since 2005.  A representative of HJ & Associates, LLC is expected to be present at the meeting.  The representative will have an opportunity to make a statement, if so desired, and is expected to be available to respond to appropriate questions.

Neither Broadcast’s bylaws nor other governing documents or law require stockholder ratification of the selection of HJ & Associates, LLC as its independent registered public accounting firm.  The board of directors, however, is submitting the selection of HJ & Associates, LLC to stockholders for ratification as a matter of good corporate practice.  If Broadcast’s stockholders fail to ratify the selection, the audit committee will review its future selection of HJ & Associates, LLC as Broadcast’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for professional services provided by HJ & Associates, LLC for each of the last two fiscal years, in each of the following categories, are as follows:

	2012	2011
Audit fees	$86,500	$70,000
Audit-related fees	--	--
Tax fees	6,800	3,900
All other fees	8,800	9,700
Total	$102,100	$83,600

Audit fees included fees associated with the annual audit and reviews of Broadcast’s annual and quarterly reports, and registration statements under the Securities Act of 1933, as amended, filed with the SEC.  All audit fees incurred during 2011and 2012 were pre-approved by the audit committee.

All other fees related to reviews of registration statements during each respective year and were pre-approved by the audit committee.

Tax fees included fees associated with tax compliance and tax consultations.  All tax fees incurred during 2011 and 2012 were pre-approved by the audit committee.

Audit Committee Pre-Approval Policy

The audit committee has adopted a policy that requires advance approval of all services performed by the independent auditor when fees are expected to exceed $15,000.  The audit committee has delegated to the audit committee chairman, Mr. Boyd, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Vote Required; Recommendation of Broadcast Board of Directors

The affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of Broadcast Proposal No. 4.

Failure to submit a proxy card or vote at the special meeting will have no effect on the approval of Broadcast Proposal No. 6,  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 4.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF HJ AND ASSOCIATES, LLC AS BROADCAST’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

REPORT OF THE AUDIT COMMITTEE*

To the Board of Directors of Broadcast International, Inc.:

We have reviewed and discussed with management the audited consolidated financial statements of Broadcast International, Inc. (the “Company”) as of and for the year ended December 31, 2012.

We have discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

William A. Boyd                              R. Phillip Zobrist

*
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

BROADCAST PROPOSAL NO. 5 — APPROVAL OF EXECUTIVE COMPENSATION PROGRAM

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables Broadcast’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of Broadcast’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Compensation Discussion and Analysis - Broadcast,” Broadcast’s executive compensation programs are designed to attract, retain and motivate its named executive officers, who are critical to Broadcast’s success. Broadcast believes that the various elements of its executive compensation program work together to promote its goal of ensuring that total compensation should be related to both company performance and individual performance.

Broadcast stockholders are urged to read the “Compensation Discussion and Analysis - Broadcast” section of this proxy statement/prospectus/consent solicitation, beginning on page 141, which discusses how Broadcast’s executive compensation policies implement its compensation philosophy, and the “Executive Compensation” section of this proxy statement/prospectus/consent solicitation, which contains tabular information and narrative discussion about the compensation of named executive officers, for additional details about executive compensation programs, including information about fiscal 2012 compensation of named executive officers. Broadcast’s compensation committee and board of directors believe that these policies are effective in implementing Broadcast’s compensation philosophy and in achieving its goals.

Broadcast is asking its stockholders to indicate their support for its executive compensation as described in this proxy statement/prospectus/consent solicitation. This Say-on-Pay proposal gives Broadcast stockholders the opportunity to express their views on Broadcast’s named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Broadcast’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, Broadcast stockholder are being asked to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement/prospectus/consent solicitation pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on Broadcast, its compensation committee or its board of directors. However, Broadcast’s board of directors and its compensation committee value the opinions of stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus/consent solicitation, Broadcast will consider its stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of Broadcast Proposal No. 5.

Failure to submit a proxy card or vote at the Broadcast special meeting will have no effect on the approval of Broadcast Proposal No. 5.  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 5.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 5 TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, BROADCAST’S EXECUTIVE COMPENSATION PROGRAM.

BROADCAST PROPOSAL NO. 6 — APPROVAL OF CHANGE OF CONTROL COMPENSATION

The Dodd-Frank Act also enables Broadcast’s stockholders to vote to approve, on an advisory (non-binding) basis, the change of control compensation of AllDigital’s named executive officers to be made in connection with the merger.  A description of this compensation is found under the heading “Executive Compensation Information – AllDigital – Change of Control Compensation.”

Broadcast stockholders are being asked to approve, on an advisory basis, the change of control compensation, as disclosed in this proxy statement/prospectus/consent solicitation pursuant to the compensation disclosure rules of the SEC.  This vote is advisory, and therefore not binding on Broadcast, AllDigital or their respective compensation committees or boards of directors. However, the board of directors of the surviving company and its compensation committee value the opinions of stockholders and to the extent there is any significant vote against the change of control compensation as disclosed in this proxy statement/prospectus/consent solicitation, the combined company will consider its stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the shares voting in person or by proxy at the Broadcast special meeting is required for approval of Broadcast Proposal No. 6.

Failure to submit a proxy card or vote at the Broadcast special meeting will have no effect on the approval of Broadcast Proposal No. 6,  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 6.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 6 TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE CHANGE OF CONTROL COMPENSATION.

BROADCAST PROPOSAL NO. 7 — APPROVAL OF FREQUENCY OF
STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

In connection with Broadcast Proposal No. 5, the Dodd-Frank Act also requires that Broadcast include in this proxy statement/prospectus/consent solicitation a separate advisory (non-binding) stockholder vote to advise on how frequently it should seek a Say-on-Pay vote. By voting on this Proposal Four, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

Because Broadcast’s compensation programs include both short and long-term components, its board of directors believes that Say-on-Pay votes should be conducted every three years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Under SEC rules, Broadcast will be required to permit its stockholders to vote on the frequency of the Say-on-Pay vote at least once every six years.

Vote Required; Recommendation of the Board of Directors

The proxy card allows stockholders to vote for one of four choices with respect to Broadcast Proposal No. 8: holding the advisory vote on executive compensation every one, two or three years, or abstaining from voting.  Stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors, but will instead be casting their vote for the voting frequency they prefer.

Failure to submit a proxy card or vote at the Broadcast special meeting will have no effect on the approval of Broadcast Proposal No. 7,  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 7.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF VOTING ONCE EVERY “THREE YEARS” AS THE PREFERRED FREQUENCY FOR STOCKHOLDERS ADVISORY VOTES ON EXECUTIVE COMPENSATION.

BROADCAST PROPOSAL NO. 8 — POSSIBLE ADJOURNMENT
OF THE BROADCAST SPECIAL MEETING

If Broadcast fails to receive a sufficient number of votes to approve any of Broadcast Proposal Nos. 1 through 7, Broadcast may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any of Broadcast Proposal Nos. 1 through 7. Broadcast currently does not intend to propose adjournment at the Broadcast special meeting if there are sufficient votes to approve each of Broadcast Proposal Nos. 1 through 7.

Vote Required; Recommendation of Broadcast Board of Directors

The affirmative vote of a majority of the shares of Broadcast common stock voting in person or by proxy at the Broadcast special meeting is required for approval of Broadcast Proposal No. 8.

Failure to submit a proxy card or vote at the special meeting will have no effect on the approval of Broadcast Proposal No. 8,  An abstention, vote withheld or partial “broker non-vote” will be counted towards a quorum but will have no effect on the approval of Broadcast Proposal No. 8.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL BROADCAST STOCKHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 8 TO ADJOURN THE BROADCAST SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF BROADCAST PROPOSAL NOS. 1 THROUGH 7.

ALLDIGITAL PROPOSAL NO.2  — ALLDIGITAL STOCK PLAN INCREASE

In connection with the merger the AllDigital board of directors has unanimously authorized, subject to stockholder approval, an amendment to the AllDigital stock plan to increase the number of shares available for issuance under the plan from 8,500,000 to 12,300,000 as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan attached as Annex J. The amendment would make no other changes to the AllDigital stock plan. The AllDigital board of directors believes that this increase in the number of shares to be reserved for issuance under the AllDigital stock plan is appropriate given the number of currently outstanding awards under AllDigital stock plan and the anticipated range within which the exchange ratio is anticipated to fall upon closing of the merger.

Overview of AllDigital Stock Plan

The following is a summary of the key provisions of the AllDigital stock plan.  This summary, however, does not purport to be a complete description of all of the provisions of the AllDigital stock plan, and is qualified in its entirety by references to the full text of the AllDigital stock plan, a copy of which is included as Annex J to this proxy statement/prospectus/consent solicitation.

Plan Term:	July 28, 2011 to the earlier of July 1, 2021, the date all shares available for issuance under the plan are issued and a date set by the board of directors.
Eligible Participants:

Employees, officers and directors of the company or any parent or subsidiary of the company and nonemployee agents, advisors and independent contractors of the company or any parent or subsidiary of the company who are selected by the board of directors to receive an award under the plan.

Shares Authorized:

8,500,000 shares of AllDigital common stock, to be increased to 12,300,000 shares if the amendment is approved.  Upon assumption by Broadcast in the merger, if the merger closes, the shares authorized will be adjusted using the exchange ratio to represent shares of Broadcast common stock.

Award Types:	Incentive stock options, non-statutory stock options, stock bonuses, restricted shares and performance-based awards.
Vesting:	Vesting schedules will be determined by the board of directors when each award is granted.
Award Terms:
Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of AllDigital’s voting power, which will have a term no longer than five years.  Stock options must be granted at an exercise price not less than 100% of fair market value.  The board of directors will otherwise have general discretion to determine the terms of stock option awards, stock bonuses, restricted stock awards and performance-based awards, subject to applicable legal requirements.

Performance-Based Awards

The board of directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, or the Code, and will be denominated at the time of grant either in common stock or dollar amounts.  Payment under performance-based awards will be made, at the discretion of the board of directors in common stock, cash or any combination thereof.  The award period shall be determined, and the performance goals shall be established in writing by, the board of directors for each performance-based award.  No participant may receive in any fiscal year stock performance-based awards in excess of 500,000 shares of common stock or dollar performance-based awards in excess of $1,000,000.

The performance goals applicable to a performance-based award shall be one or more targeted levels of performance with respect to one or more of the following objective measures: (i) earnings or earnings per share, (ii) stock price increase, (iii) total stockholder return, (iv) return on equity, (v) return on assets, (vi) return on capital, (vii) economic value added, (viii) revenues, (ix) operating income, (x) inventories or inventory turns, and/or (xi) cash flows, in each case before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges.

Transferability of Incentive Stock Options

Each incentive stock option shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and during the optionee’s lifetime, shall be exercisable only by the optionee.

Administration

The board of directors of AllDigital or a committee to which such board of directors delegates administrative duties currently administers the AllDigital stock plan.  Following the assumption of the AllDigital stock plan in the merger, the board of directors of Broadcast or a committee thereof will administer the AllDigital stock plan.  As used in this section of the proxy statement/prospectus/consent solicitation, “board of directors” refers to the applicable board of directors or committee performing such administrative function at a given time.  The board of directors selects the persons who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the AllDigital stock plan, establishes the terms, conditions and other provisions of the awards granted.

Amendments

The board of directors may modify or amend the AllDigital stock plan at any time in any respect, except that no amendment that would cause the plan to cease to comply with governing law may be made and any change in an award already granted may not be made without the consent of the holder of the award if the change would adversely affect such holder.  This amendment is being submitted to the stockholders for a vote in order to satisfied requirements of the Code applicable to incentive stock options.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting AllDigital common stock, the board of directors shall adjust the number and class of shares available for grant under the AllDigital stock plan and the other share amounts set forth in the AllDigital stock plan.  In addition, the board of directors shall make adjustment to the number and class of shares subject to outstanding awards under the AllDigital stock plan.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation, the board of directors shall select one of the following alternatives for treating outstanding options and awards under the plan: (i) options and awards shall remain in effect in accordance with their terms, (ii) options and awards shall be converted into options or awards for stock in another corporation surviving the corporate transaction, (iii) with respect to options, provide at least a 10-day period prior to the corporate transaction during which the options may be exercised, to the extent then exercisable, and upon expiration of such period, unexercised options shall terminate (provided that the board of directors may accelerate exercisability of options during such period), and (iv) for awards other than options, the board of directors may terminate or waive any applicable forfeiture provisions, performance thresholds and similar restrictions at any time prior to the consummation of the corporate transaction.

Shares Subject to the AllDigital Stock Plan

As of May 31, 2013, AllDigital had granted options to purchase 4,545,000 shares of common stock since the inception of the AllDigital stock plan, of which 4,545,000 were outstanding at a weighted average exercise price of $0.26 per share, and AllDigital had granted awards for no shares of restricted stock since the inception of the AllDigital stock plan.  As of May 31, 2013, there were 3,901,000 shares that remained available for future grants under the AllDigital stock plan.

The following table sets forth the outstanding stock options or rights that have been authorized under AllDigital’s equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)
Equity compensation plans approved by security holders	4,545,000*	$0.26	3,901,000
Equity compensation plans not approved by security holders	None	N/A	None
Total	4,545,000	$0.26	3,901,000

* Subsequent to December 31, 2012, no options to purchase shares of common stock have been granted.

Anticipated Awards

Future awards under the AllDigital stock plan to executive officers, directors, employees or other eligible participants and cannot be determined at this time.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement/prospectus/consent solicitation of the United States federal income tax consequences to participants in the AllDigital stock plan.  The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price.  Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares.

Incentive Stock Options

A participant will realize no taxable income at the time any incentive stock option is granted.  If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss.  While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item for individuals that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option.  Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.

Restricted Stock and Stock Bonus

A participant receiving restricted stock that is subject to vesting may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made.  If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.  A participant receiving restricted stock or a stock bonus in which the shares are not subject to vesting, the participant will be taxed at grant.  At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares.  This value is taxed as ordinary income and is subject to income tax withholding.

Performance Shares or Cash

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred or cash is paid to him or her pursuant to the award.  The amount of such income will be equal to the fair market value of such transferred shares and/or cash paid on the date of transfer.

Section 162(m) Limit

The AllDigital stock plan is intended to enable AllDigital to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.  Section 162(m) provides that, subject to certain exceptions, AllDigital may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year.  Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

THE ALLDIGITAL BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT INCREASING THE NUMBER OF SHARES AUTHORIZED UNDER THE ALLDIGITAL PLAN IS IN THE BEST INTERESTS OF ALLDIGITAL AND ITS STOCKHOLDERS. THE ALLDIGITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ALLDIGITAL COMMON STOCK VOTE “FOR” ALLDIGITAL PROPOSAL NO. 2 TO INCREASE THE NUMBER OF SHARES OF ALLDIGITAL COMMON STOCK AUTHORIZED FOR ISSUANCE PURSUANT TO THE ALLDIGITAL STOCK PLAN TO 12,300,000 SHARES.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Broadcast and AllDigital in the merger.  In addition, the following unaudited pro forma condensed combined financial statements (a) assume that the exchange offer has occurred and that all but 2,525,980 warrants and options to purchase Broadcast common stock (168,399 post-reverse-split) have been exchanged for shares of Broadcast common stock on terms to be proposed by Broadcast, (b) give effect to a 15 into 1 reverse stock reverse-split of the AllDigital common stock after the completion of the exchange but prior to the merger, and (c) assume that Broadcast has closed a $1.65 million private placement of common stock immediately following the merger at a purchase price of $.27656 per share of post-reverse-split Broadcast common stock, representing a $15 million pre-money valuation.   The merger, the exchange, the reverse stock split and the financing are referred to collectively as the pro forma events.

Under the merger agreement, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast. The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,525,980 (168,399 post-reverse-split) warrants of Broadcast. The fraction of a share of Broadcast common stock to be received in the merger in exchange for each share of AllDigital common stock, referred to as the exchange ratio, is unknown at this time and will depend on the number of fully-diluted shares of capital stock outstanding for each of Broadcast and AllDigital at the time of closing.

In the merger, each outstanding option and warrant of AllDigital will be converted into an option or warrant, as applicable, to purchase, on the same terms and conditions as the existing option or warrant, a number of shares of Broadcast common stock that is equal to the number of shares of AllDigital common stock subject to the AllDigital option or warrant multiplied by the exchange ratio, at an exercise price per share of Broadcast common stock equal to the exercise price per share subject to the AllDigital stock option or warrant divided by the exchange ratio. Completion of the transactions is subject to various conditions.  For a more complete description of the merger, please see the section entitled “Broadcast Proposal No. 1 and AllDigital Proposal No. 1 — The Merger” on page 40 of this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined balance sheet gives effect to the pro forma events as if they had occurred on March 31, 2013.  The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2013 and the year ended December 31, 2012 are presented as if the pro forma events had occurred on the first day of the respective period.  The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Broadcast and AllDigital, as well as the other information contained or incorporated by reference into this proxy statement/prospectus/consent solicitation.

 Although Broadcast and AllDigital have structured the transactions as a merger of equals, the merger will be treated as a business combination for accounting purposes, and AllDigital is the deemed accounting acquirer and Broadcast is the deemed accounting acquiree based on a number of factors viewed at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, the value of the consideration will be determined using ASC 805-40-30. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Following completion of the transactions, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the transactions. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Broadcast and AllDigital operating as a combined company or for liabilities resulting from integration planning. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED) AS OF MARCH 31, 2013
	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L, INC.	PRO FORMA ADJUSTMENTS	NOTE#	COMBINED
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$753,296	$656,918	$1,650,000	1F	$3,060,214
RESTRICTED CASH	0	425,100			425,100
ACCOUNTS RECEIVABLE	136,319	417,995			554,314
INVENTORY	0	290,684			290,684
PREPAID EXPENSES AND OTHER CURRENT ASSETS	55,058	75,966			131,024

TOTAL CURRENT ASSETS	944,673	1,866,663	1,650,000		4,461,336

PROPERTY AND EQUIPMENT, NET	79,936	477,613			557,549
OTHER ASSETS
DEBT OFFERING COSTS	0	22,709	(22,709)	1B	0
PATENTS, NET	0	158,783			158,783
DEPOSITS	11,164	118,391			129,555
INTANGIBLES - DOMAIN NAME	19,750	0			19,750
GOODWILL	0	0	5,797,589	1G	5,797,589

TOTAL ASSETS	$1,055,523	$2,644,159	$7,424,880		$11,124,562

CURRENT LIABILITIES
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$590,404	$3,208,697	($1,846,287)	1C, 1D, 1E	1,952,814
DEFERRED REVENUE	632,909	24,869			657,778
CURRENT PORTION OF NOTES PAYABLE (NET OF DISCOUNT OF $614,091)	0	3,860,909	(3,860,909)	1C	0
DERIVATIVE VALUATION	0	1,984,784	(1,969,501)	1A	15,283
TOTAL CURRENT LIABILITIES	1,223,313	9,079,259	(7,675,308)		2,627,264

STOCKHOLDERS' EQUITY
PREFERRED STOCK	0	0			0
COMMON STOCK	25,445	5,396,619	5,605,154	1A, 1C, 1D, 1F, 1G, 1H, 1I, 1J, 1K, 1L	11,027,218
ADDITIONAL PAID-IN-CAPITAL	2,335,296	99,640,885	(101,976,181)	1H, 1L	0
ACCUMULATED DEFICIT	(2,528,531)	(111,472,604)	111,472,604	1B, 1E, 1I, 1J, 1K	(2,528,531)
TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(167,790)	(6,435,100)	15,101,577		8,498,687

TOTAL CURRENT LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$1,055,523	$2,644,159	$7,424,880		$11,124,562

Adjustments to Unaudited Pro Forma Combined Balance Sheet

1A.
Reflects purchase accounting adjustment to eliminate estimated portion of derivative valuation of $1,969,501  related to warrants that are expected to be exchanged to common shares in the exchange offer.  It is a condition to closing that all but 2,000,000 Broadcast warrants be converted to common shares.  Assumes, based on internal projections of Broadcast, that 2,616,264 warrants out of total of 2,784,663 warrants are to be exchanged for to common shares and that 168,399 warrants are not to be  exchanged for common shares.

1B.	Reflects purchase accounting adjustment to eliminate debt offering costs of $22,709.

1C.	Reflects the assumed conversion of all notes payable of $3,860,909 and related accrued interest of $318,806 to 12,613,996 shares per the merger agreement.

1D.	Reflects the conversion of accrued vacation of $60,481 to 105,220 common shares per the merger agreement.

1E.	Reflects the reduction of accounts payable by $1,467,000 for discounts agreed to by Broadcast vendors.

1F.	Reflects 5,966,203 shares issued for investments of $1,650,000

1G.	Records excess of consideration ($7,015,604) over identifiable net assets, resulting in goodwill of $5,797,589.

1H.	Reflects the exchange pursuant to the merger agreement of all 26,119,191 outstanding shares of AllDigital common stock for Broadcast common shares.

1I.	Reflects purchase accounting adjustment to reclassify Broadcast accumulated deficit of $111,472,604 to common shares.

1J.	Records $433,333 value of 444,444 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

1K.	Record estimated fee of $43,699 to investment banker Merriman.

1L.	Reflects the reclassification of additional paid-in-capital of $2,335,296 for AllDigital and $99,640,885 Broadcast to common stock as Utah does not recognize additional paid-in-capital.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012
	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L INC.	PRO FORMA ADJUSTMENTS	NOTE #	COMBINED
NET SALES	$3,307,167	$7,523,624			$10,830,791
COST OF SALES	2,486,388	4,819,624			7,306,012
GROSS PROFIT	820,779	2,704,000			3,524,779

OPERATING EXPENSES
SELLING, MARKETING, AND ADVERTISING	600,789	1,908,763			2,509,552
GENERAL AND ADMINISTRATIVE	1,587,445	5,104,760	477,032	2A, 2F	7,169,237
RESEARCH AND DEVELOPMENT	0	1,754,163			1,754,163
TOTAL OPERATING EXPENSES	2,188,234	8,767,686	477,032		11,432,952

LOSS FROM OPERATIONS	(1,367,455)	(6,063,686)	(477,032)		(7,908,173)

OTHER INCOME (EXPENSE)
INTEREST INCOME	1,237	0			1,237
INTEREST EXPENSE	(112)	(1,542,424)	570,697	2B	(971,839)
GAIN ON DERIVATIVE VALUATION	0	8,829,748	(8,829,748)	2C	0
NOTE CONVERSION OFFERING EXPENSE	0	(47,348)	47,348	2D	0
RETIREMENT OF DEBT OFFERING COSTS	0	(53,150)	53,150	2E	0
DEBT CONVERSION COSTS	0	(1,095,309)			(1,095,309)
GAIN ON EXTINGUISHMENT OF DEBT	0	1,578,914			1,578,914
GAIN ON DISPOSAL OF ASSETS	0	512			512
OTHER INCOME (EXPENSE)	195,521	(4,433)			191,088

TOTAL OTHER INCOME (EXPENSE)	196,646	7,666,510	(8,158,553)		(295,397)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,170,809)	1,602,824	(8,635,585)		(8,203,570)
PROVISION FOR INCOME TAXES	2,400	0			2,400
NET LOSS	($1,173,209)	$1,602,824	($8,635,585)		($8,205,970)

Adjustments to Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2012

2A.	Records $433,333 value of 444,444 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

2B.	Reflects purchase accounting adjustment to eliminate part of 2012 interest expense.

2C.	Reflects purchase accounting adjustment to eliminate 2012 gain on derivative valuation.

2D.	Reflects purchase accounting adjustment to eliminate 2012 note conversion offering expense.

2E.	Reflects purchase accounting adjustment to eliminate 2012 retirement of debt offering costs.

2F.	Record estimated expense of $43,699 to investment banker Merriman.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2013

	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L, INC.	PRO FORMA ADJUSTMENTS	NOTE #	COMBINED

NET SALES	$1,012,107	$1,480,569			$2,492,676
COST OF SALES	610,184	777,569			1,387,753
GROSS PROFIT	401,923	703,000			1,104,923

OPERATING EXPENSES
SELLING, MARKETING, AND ADVERTISING	115,450	137,469			252,919
GENERAL AND ADMINISTRATIVE	459,774	1,082,073	477,032	3A, 3D	2,018,879
RESEARCH AND DEVELOPMENT	0	225,374			225,374

TOTAL OPERATING EXPENSES	575,224	1,444,916	477,032		2,497,172

LOSS FROM OPERATIONS	(173,301)	(741,916)	(477,032)		(1,392,249)

OTHER INCOME (EXPENSE)
INTEREST INCOME	159	0			159
INTEREST EXPENSE	0	(533,785)	533,785	3B	0
LOSS ON DERIVATIVE VALUATION	0	(735,115)	735,115	3C	0
GAIN ON EXTINGUISHMENT OF DEBT	0	69,087			69,087
GAIN (LOSS) ON DISPOSAL OF ASSETS	(194)	50,000			49,806
OTHER INCOME (EXPENSE)	66,847	4,166			71,013

TOTAL OTHER INCOME (EXPENSE)	66,812	(1,145,647)	1,268,900		190,065

LOSS BEFORE PROVISION FOR INCOME TAXES	(106,489)	(1,887,563)	791,868		(1,202,184)
PROVISION FOR INCOME TAXES	800	0			800
NET LOSS	($107,289)	($1,887,563)	$791,868		($1,202,984)

Adjustments to Unaudited Pro Forma Combined Statement of Operations for the three Months Ended March 31, 2013

3A.	Records $433,333 value of 444,444 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

3B.	Reflects purchase accounting adjustment to eliminate Q1 2013 interest expense.

3C.	Reflects purchase accounting adjustment to eliminate Q1 2013 loss on derivative valuation.

3D.	Records estimated expense of $43,699 to investment banker Merriman.

COMPARATIVE RIGHTS OF BROADCAST STOCKHOLDERS AND ALLDIGITAL STOCKHOLDERS

After consummation of the merger, holders of AllDigital common stock will become holders of Broadcast common stock. The rights of AllDigital’s shareholders are presently governed by Nevada law and the Articles of Incorporation and Bylaws of AllDigital (the "AllDigital Charter Documents"). As shareholders of Broadcast, their rights will be governed by Utah law and by Broadcast's Articles of Incorporation and Bylaws (the "Broadcast Charter Documents"). The following discussion summarizes the material differences between the rights of holders of the capital stock of a Nevada corporation such as AllDigital and the rights of the holders of the capital stock of a Utah corporation, such as Broadcast, together with any additional material differences between the bylaws of AllDigital and Broadcast.

Authorized Capital Stock

     The authorized capital stock of Broadcast, upon closing of the merger with AllDigital, will consist of 120,000,000 shares of common stock, no par value per share, and 20,000,00 shares of preferred stock, no par value.   Each share of the common stock of Broadcast will have one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders will not have a right to cumulate their votes for the election of directors.  Holders of the Broadcast common stock have the right to participate pro rata in dividends declared by the Broadcast board of directors and to receive a pro rata share of  any distribution in liquidation, subject to any preferences and participation rights of any series of preferred stock.

     The authorized capital stock of AllDigital is 90,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock $.001 par value per share.   Each share of the common stock of AllDigital has one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders do not have a right to cumulate their votes for the election of directors. Holders of the AllDigital common stock have the right to participate pro rata in dividends declared by the AllDigital board of directors and to receive a pro rata share of  any distribution in liquidation, subject to any preferences and participation rights of any series of preferred stock.

Voting with Respect to Extraordinary Corporate Transactions

     UTAH. A merger, share exchange, or sale of all or substantially all of the assets of a corporation (other than a sale in the ordinary course of the corporation's business) requires the approval of a majority of the outstanding shares of the corporation (voting in separate voting groups, if applicable), unless the articles of incorporation, the bylaws or a resolution of the corporation's board of directors requires a greater number. In addition, when merging with a foreign corporation, the laws of the state in which that corporation is incorporated must also permit the merger. No vote of the shareholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent of the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent the total number of participating shares of the surviving corporation outstanding immediately before the merger. Both Utah and Nevada law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets, unless otherwise provided by the corporation's articles of incorporation or bylaws. With certain exceptions, Utah law also requires that certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding, if applicable. In contrast, Nevada law generally does not require class voting, except in certain transactions involving an amendment to the articles of incorporation that adversely affects a specific class of shares.

     NEVADA. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger; and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger plus that initially issuable on conversion of other securities issued in the merger does not exceed twenty percent of the common stock of the corporation outstanding immediately before the merger.

Shareholders Consent Without a Meeting

     UTAH. Unless otherwise provided in the articles of incorporation, actions requiring the vote of shareholders may be taken without a meeting and without prior notice by one or more written consents of the shareholders having not less than the minimum number of votes that would be necessary to take such actions at a meeting at which all shares entitled to vote thereon were present and voted. If shareholder action is by less than unanimous written consent, notice shall be provided to the shareholders who did not consent at least ten days before the consummation of the transactions, actions or event authorized by the shareholders (unless the bylaws provide that the notice may be provided after the closing of the transaction, in which case, the notice must be provided within 10 days of the later of the date the last consent was received and the closing of the transaction). The shareholders of any corporation in existence prior to July 1, 1992 may act by written consent only if such consent is unanimous, unless the shareholders adopt a resolution providing otherwise. Broadcast's original Charter pre-dates July 1, 1992.  The Broadcast Charter Documents currently allow shareholders to approve, ratify and affect actions of the company by majority written shareholder consent as permitted under Utah law.  Written consent for the election of directors of corporations in existence both before and after July 1, 1992 must be unanimous.

     NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after taking the actions, a written consent thereto is signed by the shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an actions at a meeting, then that proportion of written consent is required. In no instance where an action is authorized by written consent need a meeting of the shareholders be called or notice given.

Shareholder Voting Requirements

UTAH. Utah law provides that, unless otherwise provided in a corporation's articles of incorporation and except with respect to major corporate transactions or events, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that group for actions on that matter. The Broadcast Charter Documents provide that the presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders constitutes a quorum. Major corporate transactions or events, such as mergers, sales of substantially all assets and amendments to articles of incorporation, require the affirmative approval of the outstanding shares entitled to vote.  Under Utah law, once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. Unless the articles of incorporation provide otherwise, if a quorum exists, actions (on a matter other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the actions exceed the votes cast within the voting group opposing the actions. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present. Shareholders do not have a right to cumulate their votes for the election of directors unless the articles of incorporation provide for such cumulation of votes. Shares entitled to vote cumulatively may be voted cumulatively at each election of directors unless the articles of incorporation provide alternative procedures for the exercise of cumulative voting.

 NEVADA. Unless a corporation's articles of incorporation or bylaws provides for different proportions, a majority of the voting power which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors and except with respect to major corporate transactions or events, action is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition. Directors shall be elected by a plurality of the votes cast at the election. Where a separate vote by a class or series is required, a majority of the voting power of the class or series that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the shareholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

Dissenters’ Rights

     UTAH. In connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business) or in the event of any other corporate action for which the corporate documents provide for dissenters' rights, a dissenting shareholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the shareholder's shares. The fair value is estimated by the corporation. However, if the shareholder is unwilling to accept the corporation's estimate, the shareholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the board of directors provides otherwise, shareholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the National Market System of NASDAQ, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate actions, the shareholder will receive anything except (i) shares of the surviving corporation; (ii) shares of a corporation that is or will be listed on a national securities exchange, the National Market System of NASDAQ, or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

     NEVADA. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the case of the following corporate actions: (i) consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity if Nevada law or the corporation's articles of incorporation require shareholder approval, regardless of whether the shareholder is entitled to vote on the conversion or plan of merger; (ii) consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange; or (iii) any corporate action taken pursuant to a vote of the shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. There is no right to dissent with respect to a merger or exchange in favor of shareholders of any series of stock listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, or held by at least 2,000 shareholders of record unless (i) the articles of incorporation of the corporation issuing the shares provide otherwise, or (ii) the shareholders are required under the plan of merger or exchange to accept for the shares anything other than some combination of cash, ownership interests in the surviving entity or ownership interests in another other entity that are either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers or held by at least 2,000 holders. There is no right of dissent for any holders of stock of the surviving corporation if the plan of merger does not require action of shareholders of the surviving corporation pursuant to Nevada law.

Dividends

     UTAH. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights, unless the articles of incorporation provide otherwise).

     NEVADA. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or, unless otherwise provided by the corporation's articles or bylaws, the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

Anti-Takeover Statutes

     UTAH. The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated (the "Control Shares Act"), provides, among other things, that, when any person obtains shares (or the power to direct the voting shares) of "an issuing public corporation" such that the person's voting power equals or exceeds any of three levels (twenty, thirty-three and one-third or fifty percent), the ability to vote or to direct the voting of the "control shares" is conditioned on approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the "interested shares." Shareholder approval may occur at the next annual or special meeting of the shareholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the shareholders held for that purpose (to be held within fifty days of the corporation's receipt of the request by the acquiring person unless the acquiring person agrees in writing to another date). If authorized by the articles of incorporation or the bylaws before a control share acquisition, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the shareholders do not grant voting rights to control shares. If the shareholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, shareholders may be entitled to dissenters' rights under Utah law, unless otherwise provided in the corporation's articles of incorporation or bylaws before a control share acquisition has occurred. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation or bylaws provide that the Control Shares Act does not apply, (ii) the acquisition is consummated pursuant to a merger or share exchange in accordance with Utah law and the issuing public corporation is a party to the merger or share exchange or (iii) under certain other specified circumstances.  Broadcast’s articles of incorporation or bylaws do not include provisions opting out of the Control Shares Act.

NEVADA.  The Nevada  Revised Statutes contain provisions limited certain business combinations and acquisitions of a controlling interest.

Combinations with Interested Shareholders.  Sections 78.411 to 78.444 of the Nevada Revised Statutes contain provisions limiting business combinations between “resident domestic corporations” and “interested stockholders.”  These sections provide that the resident domestic corporation and the interested stockholder may not engage in specified business “combinations” for three years following the date the person became an interested stockholder unless the Board of Directors approved, before the person became an interested stockholder, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.  For purposes of these provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders of record, and “interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•
an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

The AllDigital Charter Documents do not opt out of these provisions as set forth by Section78.434(5) of the Nevada Revised Statutes.  However, AllDigital does not currently have 200 shareholders and, as a result, AllDigital is not a resident domestic corporation.

Acquisition of Controlling Interest.  Sections 78.378 to 78.3793 of the Nevada corporate code include “acquisition of controlling interest” provisions.  If applicable to a Nevada corporation, the provisions restrict the voting rights of certain stockholders that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.”  For purposes of these provisions, a “controlling interest” means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more, of all voting power in the election of directors, and “issuing corporation” means a Nevada corporation which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation.

The restrictions of sections 78.38-78.3793 of the Nevada corporate code do not currently apply to shares of capital stock of AllDigital.

 Derivative Suits

     UTAH. A shareholder may not commence a derivative action unless the shareholder (i) was a shareholder of the corporation at the time when the transactions complained of occurred (unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time) and (ii) fairly and adequately represents the interests of the corporation. The complaint must be verified and allege with particularity the demand made upon the board of directors. If a court finds that the proceeding was commenced without reasonable cause or for an improper purpose, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees. If a court finds that the proceeding has resulted in a substantial benefit to the corporation, the court may order the corporation to pay the plaintiff's reasonable expenses, including counsel fees.

    NEVADA. In a derivative action brought by one or more shareholders to enforce a right of a corporation, the corporation having failed to enforce a right which may properly be asserted by it, the complaint shall be verified by oath and shall allege that the plaintiff was a shareholder or member at the time of the transaction(s) of which he complains or that his shares thereafter devolved on him by operation of law. The complaint shall also allege with particularity the efforts, if any, made by the plaintiff to obtain the action he desires from the directors or comparable authority and, if necessary, from the shareholder, and the reasons for his failure to obtain the actions or for not making the effort. The derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of the shareholders or members similarly situated in enforcing the right of the corporation. The action shall not be dismissed or compromised without the approval of the court, and notice of the proposed dismissal or compromise shall be given to shareholders or members in such manner as the court directs.

Special Meetings of Shareholders

     UTAH. Special meetings of the shareholders may be called by: (i) the board of directors, (ii) the person or persons authorized by the bylaws to call a special meeting or (iii) the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting, if such holders deliver to the corporation's secretary one or more written demands for such meeting. The corporation shall give notice of the date, time, place and purpose(s) of the special meeting no fewer than ten and no more than sixty days before the meeting. The Broadcast bylaws provide that the Secretary must call a special meeting upon written request by any director or any shareholder or shareholders holding at least twenty percent of the voting power of all shareholders.

     NEVADA. Special meetings of shareholders may be held within or without Nevada, in the manner provided by the bylaws of the corporation. The articles of incorporation may designate a place or places where such meetings may be held, but in the absence of such a provision the meetings must be held within or without Nevada as directed from time to time by the bylaws. Unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call special meetings of the shareholders. Not less than ten nor more than sixty days written notice of such meeting, specifying the day, hour and place, when and where such meeting shall be convened, and the objects for calling the same, shall be mailed in the United States Post Office, or via express or overnight mail, addressed to each of the shareholders of record entitled to vote at the meeting at the time of issuing the notice, and at his, her, or its address last known, as the same appears on the books of the corporation. The written certificate of the officer or officers calling any special meeting setting forth the substance of the notice, and the time and place of the mailing of the same to the several shareholders, and the respective addresses to which the same were mailed, shall be prima facie evidence of the manner and fact of the calling and giving such notice.

Notice, Adjournment and Place of Shareholders Meetings

     UTAH. Utah law requires that notice of any shareholders' meeting be given to shareholders entitled to vote at the meeting between ten and sixty days before a meeting unless the shareholders waive or reduce the notice period by unanimous consent in writing. Both Nevada and Utah law provide for adjournments of shareholders' meetings. Utah law requires notice of the adjournment to the shareholders entitled to vote at the meeting if the adjournment is for thirty days or more or if a new record date is fixed. Nevada law does not require notice of the time and place of an adjourned meeting unless such information is not announced at the meeting at which the adjournment is taken or if a new record date is fixed for the adjourned meeting. Both Nevada and Utah law permit meetings of shareholders to be held at such place as is designated by or in the manner provided in a corporation's bylaws. Utah law and the Broadcast Bylaws provide that the place of the meeting shall be the principal office of the corporation if no other place is designated.

     NEVADA. Nevada law requires that notice of a meeting of the shareholders be in writing, signed by the president or a vice president or secretary, assistant secretary or by any other natural person(s) prescribed in the bylaws or designated by the board of directors. The notification of a meeting shall state the purpose or purposes for which the meeting is called and the date, time, and the place where it is to be held. A copy of such notice shall be either delivered personally to, or shall be mailed with postage prepaid, to each shareholder of record entitled to vote at such meeting not less than ten nor more than sixty days before such meeting. The corporation's bylaws, articles of incorporation or a waiver of notice signed by all its shareholders entitled to vote at the meeting may designate any location as the place for any annual or special meeting. If no designation is made, the meetings must be held within or without Nevada, as directed from time to time by the bylaws.

Amendments to Charter

     UTAH. Utah law permits a corporation's board of directors to adopt without shareholder action, charter amendments relating to certain secretarial matters. The board may propose amendments to the articles of incorporation relating to other corporate matters for submission to the shareholders. Notice of a regular or special meeting at which a proposed amendment is to be considered must include a notice of such purpose and be accompanied by a discussion or copy of the proposed amendment. For an amendment to be adopted, the board must recommend the amendment to the shareholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the shareholders). Moreover, unless the articles of incorporation, the bylaws or a board resolution require a greater number, the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (ii) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain forward splits), and (iii) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group).

     NEVADA. Unless a corporation's articles of incorporation provide otherwise, its articles may be amended in any of the following respects by a vote of a majority of the shareholders entitled to vote on an amendment: (i) by addition to its corporate powers and purposes, or diminution thereof, or both; (ii) by substitution of other powers and purposes, in whole or in part, for those prescribed by its articles of incorporation; (iii) by increasing, decreasing or reclassifying its authorized stock, by changing the number, par value, preferences, or relative, participating, optional or other rights, or the qualifications, limitations or restrictions of such rights, of its shares, or of any class or series of any class thereof whether or not the shares are outstanding at the time of the amendment, or by changing shares with par value, whether or not the shares are outstanding at the time of the amendment, into shares without par value or by changing shares without par value, whether or not the shares are outstanding at the time of the amendment, into shares with par value, either with or without increasing or decreasing the number of shares, and upon such basis as may be set forth in the certificate of amendment; (iv) by changing the name of the corporation; or (v) by making any other change or alteration in its articles of incorporation that may be desired. If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof.

Required Number and Quorum of Directors

     UTAH. Utah law requires that a corporate board of directors consist of at least three individuals unless there are fewer than three shareholders. A quorum of the board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. Utah law permits a corporation's articles of incorporation or bylaws to establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors. The Broadcast bylaws provide that the business of the corporation shall be managed by a board of at least three directors or of such other number as maybe determined from time to time by the Board of Directors, but in any case not less than three nor more than seven. Broadcast currently has six directors, but expects to reduce the number of directors to five upon closing of the merger. The Broadcast Bylaws also provide that a majority of the members of its Board of Directors constitutes a quorum.

     NEVADA. Nevada law requires that a corporation have at least one director, or as otherwise provided in the articles of incorporation or bylaws. Unless otherwise provided by the corporation's articles of incorporation or bylaws, a majority of the board of directors in office shall constitute a quorum for the transactions of business. AllDigital currently has three directors.

Election and Removal of Directors

     UTAH. The Broadcast bylaws provide that each director shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified, unless he resigns or is removed at any time by the shareholders. Directors are elected by a plurality of the votes cast.  A corporation's directors or its shareholders may fill vacancies on the board; however, Utah law provides that if the vacant office was held by a director elected by a voting group, only the directors elected by the same voting group, or the shareholders within that voting group, may fill the vacancy.

     NEVADA.  Under Nevada law, director shall hold office until his successor is elected and qualified, unless he is removed either with or without cause by two-thirds of the vote of the shareholders at a special meeting called for that purpose. Directors are elected by a plurality of the votes cast.  A corporation's directors or its shareholders may fill vacancies on the board; however, Nevada law provides that if the vacant office was held by a director elected by a voting group, only the directors elected by the same voting group, or the shareholders within that voting group, may fill the vacancy

Inspection of books and Records

     UTAH. Upon providing the company with a written demand at least five business days before the date the shareholder wishes to make an inspection, a shareholder and his agent and attorneys are entitled to inspect and copy, during regular business hours, (i) the articles of incorporation, bylaws, minutes of shareholders meetings for the previous three years, written communications to shareholders for the previous three years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three years; and (ii) if the shareholder is acting in good faith and directly connected to a proper purpose, and the shareholder describes with reasonable particularity his purpose and the records he desires to inspect, excerpts from the records of the board of directors and shareholders (including minutes of meetings, written consents and waivers of notices), accounting records and shareholder lists.

     NEVADA. Under Nevada law, any shareholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of its outstanding shares upon at least five days written demand is entitled to inspect in person or by agent or attorney, during normal business hours, the company's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder.

Transactions with Officers and Directors

     UTAH. Utah law provides that every director who, directly or indirectly, is party to, has beneficial interest in or is closely linked to a proposed corporate transaction that is financially significant to the director will not be liable to account to the corporation for any profit made as a consequence of the corporation entering into such transactions if such person (i) disclosed his or her interest and all material facts at the meeting of directors where the proposed transaction was considered and thereafter the transaction was approved by a majority of the disinterested directors on the board or on a duly empowered committee of the board; (ii) disclosed his or her interest prior to a meeting or written consent of shareholders and thereafter the transaction was approved by a majority of the disinterested shares; or (iii) can show that the transactions was fair and reasonable to the corporation.

     NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable when (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors; (ii) the fact of the common directorship, office or financial interest is known to the shareholders, and they approve or ratify the contract or transaction in good faith by a majority vote of shareholders holding a majority of the voting power; (iii) the fact of common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors for action; or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

Limitation on Liability of Directors; Indemnification of Officers and Directors

     UTAH. Utah law permits a corporation, if so provided in its articles of incorporation, its bylaws or in a resolution properly approved by the shareholders, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any actions taken or any failure to take actions as a director, except liability for the following: (i) improper financial benefits received by a director; (ii) intentional inflictions of harm on the corporation or its shareholders; (iii) payment of dividends to shareholders that render the corporation insolvent; and (iv) intentional violations of criminal law. Under Utah law, a corporation may indemnify its current and former directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Utah law also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the proceeding. Utah law prohibits the indemnification of a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the director, officer, employee or agent is adjudged liable on the basis that he derived an improper personal benefit. The Broadcast charter documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under Utah law and provide that its directors shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except in the case of (i) breach of the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) certain actions enumerated in Utah law including improper distributions and the intentional infliction of harm on the corporation or shareholders; and (iv) any transaction from which the director derived an improper personal benefit. Utah law permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if (i) that person provides a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) that person on someone on his behalf provides a written undertaking to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (iii) the corporation determines under the facts then known that indemnification would not be precluded. The Broadcast charter documents permit such advances.

     NEVADA. Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal actions, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either actions in his official capacity or actions in another capacity while holding his office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication determines that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

MATERIAL CONTRACTS WITH ALLDIGITAL

Merger Agreement

For a description of the merger agreement, please see the section entitled “The Merger Agreement” beginning on page 53.

Professional Services Agreement

On January 6, 2013, concurrently with the execution of the merger agreement, Broadcast and AllDigital entered into a professional services agreement pursuant to which AllDigital and Broadcast agreed, among other things, that AllDigital would provide management support services, deal desk services, platform management services, operations management services, and accounting services to Broadcast.  Broadcast agreed to a monthly fee to AllDigital in an amount to be determined following an initial evaluation period of 30 days for which AllDigital will be paid $60,000.  The executive committee of Broadcast’s board of directors agreed to monitor AllDigital’s performance under the professional services agreement and Broadcast has certain termination rights if AllDigital fails to perform its obligations.

After the initial evaluation period, AllDigital submitted a proposal to Broadcast, which proposal Broadcast has not accepted.  The current expectation is that no additional services will be provided under the professional services agreement.

The foregoing summary of the professional services agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the professional services agreement, a copy of which is attached hereto as Annex K and incorporated by reference herein.

Voting Agreements

Moreland Family, LLC, Legends Capital Group, Steven Ledger, Ray Phillip Zobrist, R. Phil and Janet Zobrist Family Trust, Trust Investments, James E. Solomon, Rodney Tiede and 5 Star LLC, some of which are or are affiliated with directors and officers of Broadcast and all of which are Broadcast stockholders, have each entered into a voting agreement with AllDigital dated January 6, 2013. In the voting agreement, such stockholders have each agreed to vote all shares of capital stock of Broadcast beneficially owned by them in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to Broadcast.  As long as the voting agreements remain in effect, approximately 7.3% of the Broadcast common stock outstanding as of the date of the merger agreement is committed to be voted in favor of the merger-related proposals and the issuance of the Broadcast common stock pursuant to the merger agreement.

Paul and Kristen Summers Family Trust DTD 4/22/0, a stockholder affiliated with Paul Summers, Chief Executive Officer of AllDigital, has entered into a voting agreement with Broadcast dated January 6, 2013. In the voting agreement, such stockholder, which holds approximately 24.3% of the outstanding common stock of AllDigital (excluding warrants held by such stockholder), has agreed to vote all shares of capital stock of AllDigital beneficially owned by it in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to AllDigital.

Both voting agreements will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 101 of this proxy statement/prospectus/consent solicitation.

BROADCAST CAPITALIZATION

The following table presents Broadcast’s capitalization as of March 31, 2013. You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Broadcast” and Broadcast’s consolidated financial statements and related notes included elsewhere herein.

March 31, 2013
Total liabilities	$9,079,259
Stockholders’ equity:
Common stock, par value $.05 per share, 180,000,000 shares authorized; 107,932,373 shares issued and outstanding	5,396,619
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	--
Additional paid-in capital	99,640,885
Accumulated deficit	(111,472,604)
Total stockholders’ deficit	(6,435,100)
Total capitalization	$2,644,159

SECURITY OWNERSHIP

Beneficial Ownership of Broadcast Shares. The following table sets forth the beneficial ownership of Broadcast’s common stock at June 21, 2013, by each Broadcast director or executive officer, each person known by Broadcast to own beneficially more than 5% of its common stock, and all Broadcast directors and executive officers as a group.

Beneficial Owner	Beneficial Ownership(1)	Percent of Class
Gem Asset Management LC (2) 100 State Str. #2b Teaneck, New Jersey 07666	11,199,999	9.9%

Rodney M. Tiede (3) c/o Broadcast International, Inc. 6952 S. High Tech Drive, Suite C Midvale, UT 84047-3772	3,518,541	3.2%

Leon Frenkel (4) 401 City Avenue, Suite 802 Bala Cynwyd, PA 19004	6,982,276	6.1%

R. Phil Zobrist (5)	2,079,919	1.9%
Donald Harris (6)	1,955,921	1.8%
James E. Solomon (7)	662,500	*
William Boyd (8)	641,553	*
Steven Ledger (9)	374,553	*
All directors and executive officers as a group (6 persons) (10)	9,232,722	8.1%

* Represents less than 1% of Broadcast’s common stock outstanding.

(1)
Based on 109,933,225 shares of common stock outstanding as of June 21, 2013. Calculations for each holder include, as outstanding, all shares of common stock issuable pursuant to the exercise of derivative securities that are exercisable, convertible or subject to settlement on or before August 20, 2013 and held by such person but do not include shares subject to derivative securities held by others.

(2)	Includes 7,466,666 shares of common stock and warrants to purchase 3,733,333 shares of common stock. The control person of Gem Asset Management LC is Daniel Lewis.

(3)
Includes 500,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Tiede’s retirement from Broadcast and options to acquire 50,000 shares of common stock.

(4)	Includes 2,643,517 shares of common stock, warrants to purchase a total of 338,759 shares of common stock and an unsecured convertible note that is convertible into 4,000,000 shares of common stock.

(5)
Includes 1,607,908 shares, options to acquire 100,000 shares, warrants to purchase 163,458 shares, and restricted stock units that may be settled by the issuance of 208,553 shares of common stock upon Mr. Zobrist’s retirement from the board of directors.

(6)
Includes 155,921 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Harris’s retirement from the Board of Directors, a secured convertible note convertible into 1,200,000 shares of common stock and warrants to purchase 600,000 shares of common stock.

(7)
Includes 12,500 shares of common stock, options to acquire a total of 100,000 shares of common stock and 550,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Solomon’s retirement from Broadcast.

(8)
147,000 shares of common stock, options to acquire a total of 100,000 shares of common stock, warrants to acquire 36,000 shares of common stock and 358,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Boyd’s retirement from the board of directors.

(9)
Includes 144,000 shares of common stock, warrants to acquire 72,000 shares of common stock and 158,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Ledger’s retirement from the board of directors.

(10)	Includes warrants, options and restricted stock units to acquire a total of 4,353,038 shares of common stock held by all Broadcast directors and executive officers.

Beneficial Ownership of AllDigital Shares.  The table below sets forth information, as of May 31, 2013, as to each person known to AllDigital who beneficially owns more than 5% of outstanding AllDigital common stock and information as to the ownership of AllDigital common stock by each named executive officer, each person serving as a director as of such date and all officers and directors as a group. Except as otherwise indicated in the footnotes to this table, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially being owned by them.

Name of Officer or Director or	Amount and Nature of		Percentage of Class
5% Shareholder	Beneficial Ownership (1)		(1)

Paul Summers
(Chairman, Chief Executive Officer and 5% shareholder)	6,321,042	(2)	24.74%

Steve Smith
(Director, Vice President of Network Services and 5% shareholder)	6,320,877	(3)	24.74%

Timothy Napoleon
(Director, Chief Strategist and 5% shareholder)	6,000,000		23.58%

John Walpuck
(Chief Financial Officer and Chief Operating Officer and 5% shareholder)	1,589,375	(4)	5.92%

David Williams (Director)	75,000	(5)	0.29%

All officers and directors as a group (5 persons)	20,306,294		79.81%

(1)
Based on 25,444,728 shares of common stock outstanding as of May 31, 2013. Calculations for each holder include, as outstanding, all shares of common stock issuable pursuant to the exercise of options and warrants that are exercisable on or before July 31, 2013, and held by such person but do not include shares subject to options, warrants and other convertible or exercisable securities held by others.

(2)
All such shares held of record by Paul and Kristen Summers Family Trust, Dated April 22, 2002. Mr. and Mrs. Summers have authority to vote and dispose of such shares. Includes warrants to purchase 107,014 shares of common stock.

(3)
All such shares held of record by Steve James Smith Trust Dated October 24, 2002. Mr. Smith has the authority to vote and dispose of such shares. Includes Warrants to purchase 106,959 shares of common stock.

(4)	Includes warrants to purchase 95,000 shares of common stock and options to purchase 1,224,792 shares of common stock vesting on or before May 29, 2013.

(5)	Includes options to purchase 75,000 shares of common stock vesting on or before May 29, 2013.

BUSINESS – BROADCAST

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  Broadcast operates two divisions – BI Networks and CodecSys.  Broadcast was incorporated in Utah in 1983 under the name “Laser Corporation,” but did not commence its current business until the year 2000.

Overview of BI Networks

Through BI Networks, Broadcast installs, manages and supports private communication networks for large organizations that have widely-dispersed locations or operations.  Broadcast’s enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  Broadcast uses a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, Broadcast entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network grew to approximately 2,500 retail banking sites.   For the past three years this has been Broadcast’s largest customer, but in December, 2012, Broadcast was notified that a new vendor would begin servicing the customer.  Broadcast’s contract with this customer expired on May 31, 2013.  Because Broadcast will not continue with its largest customer, it must replace those revenues with new customers or significantly scale back its operations.    Broadcast has developed certain media management software used in conjunction with supplying its BI Networks services which Broadcast believes has value aside from the customers served using the software.

BI Networks Products and Services

Following are some of the ways in which businesses utilize Broadcast’s products and services.

Internal Business Applications

•	Deliver briefings from the CEO or other management

•	Launch new products or services

•	Present new marketing campaigns

•	Train employees

•	Announce significant changes or implement new policies and procedures

•	Respond to crisis situations

External Business Applications

•	Display advertising in public areas utilizing digital signage

•	Make promotional presentations to prospective customers or recruits

•	Provide product/service training to customers

•	Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

•	Sponsor satellite media tours

•	Provide video/audio news releases

Network-Based Services

Broadcast utilizes satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

•	Network design and engineering

•	Equipment and installation

•	Network management

•	24/7 help desk services

•	On-site maintenance and service

•	Full-time or occasional satellite transponder purchases (broadcast time)

•	Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

With the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Broadcast management believes that the Internet will become an increasing means of broadband business video delivery.  Consequently, Broadcast has invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services Broadcast currently provides:

•	Dedicated server space

•	High-speed, redundant Internet connection

•	Secure access

•	Seamless links from client's website

•	Customized link pages and media viewers

•	Testing or self-checks

•	Interactive discussion threads

•	Participation/performance reports for managers/administrators

•	Notification of participants via email

•	Pay-per-view or other e-commerce applications

•	Live events

•	24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, Broadcast employs professional production and content development teams and operates full service video and audio production studios.  A list of support services follows:

•	In-studio or on-location video/audio production

•	Editing/post-production

•	Instructional design

•	Video/audio encoding for Internet delivery

•	Conversion of text or PowerPoint to HTML

•	Alternative language conversion

•	Access to “off-the-shelf” video training content

Service Revenue

Broadcast generates revenue by charging fees for the services it provides, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, Broadcast charges customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, Broadcast generally charges a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  Broadcast has also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, Broadcast produces web-based training presentations and sells them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, Broadcast has developed proprietary software systems such as its content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  Broadcast uses its content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from Broadcast’s different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of Broadcast’s net sales in 2012and 2011, and for the three months ended March 31, 2013, approximately 90% were derived from network management related services and approximately 10% were derived from product and content development and all other services.

Broadcast’s network management and support services are generally provided to customers by Broadcast operations personnel located at corporate headquarters.  Broadcast’s production and content development services are generally provided by personnel from Broadcast’s production studio.  Broadcast generally contracts with independent service technicians to perform installation and maintenance services at customer locations throughout the United States.

Overview of Video Compression

Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  As more and more video content is broadcast and streamed to a rapidly expanding based of new video receivers, such as cell phones, tablets, and notebook computers, the need to stream the video content with the highest possible quality and at the lowest possible bandwidth expands exponentially.  At the same time traditional media desires to keep pace with the new media by transmitting higher and higher quality video to enhance the viewing experience of the consumer and we will experience the expansion of “smart televisions”, movies streamed in high definition and 3D, and entertainment streaming services to the home and computer, all of which increase the need to transmit video using the least amount of bandwidth possible without affecting the quality of the experience.

CodecSys Technology

Broadcast has patented its video compression technology and has trademarked it as “CodecSys.”  Initially, Broadcast developed this technology for delivering video content for its network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Broadcast’s patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  Broadcast believes that its CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

Broadcast has developed a video encoding software product based upon its CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Broadcast’s CodecSys technology is the only software video encoding system certified by Microsoft.

In July 2010, Broadcast released CodecSys version 2.0, which has been installed in more than 30 large telecoms and labs for evaluation by potential customers. Up until the beginning of 2013, Broadcast continued to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with Broadcast’s technology and sales channel partners, which include IBM, HP, Fujitsu and Microsoft, and others which are suppliers of hardware and software for video transmission applications. Because CodecSys is a software encoding and transcoding system, it is also ideal for “cloud-based” initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud based product offering.

In today's market, any video content to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Broadcast’s CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, Broadcast may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

Broadcast believes the CodecSys technology represents an unprecedented shift from currently used technologies for two important reasons.  First, CodecSys allows a change from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library and matches the codecs with various video settings to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the optimized codec from the library that best compresses that content and matches the codec with the appropriate setting to then perform the compression.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

The second important distinction is that CodecSys is a software encoding system that can be upgraded and improved without changing the hardware on which it is resident, much as a personal computer can have its application software upgraded and changed without replacing the equipment.  In addition, CodecSys software can run equally efficiently on different manufacturers’ equipment.  For example, using the Intel chip currently employed by Broadcast, the CodecSys encoding system can run equally as well on IBM equipment and HP equipment, which expands Broadcast’s potential market of customers and opens the possibility of different sales channels as Broadcast software can be sold by IBM sales people as well as HP sales people.  In addition, most video encoders currently utilize an application specific integrated circuit (ASIC) chip as the encoding engine and when new developments are made, the customer must purchase new hardware to take advantage of the changes.  Having a software based encoding system means that new changes in technology and encoding algorithms can be downloaded remotely to upgrade the encoding system on the customers already resident hardware.  Broadcast believes that having a software based encoding product will slow hardware obsolescence for the customer and be a competitive advantage for CodecSys.

CodecSys Products and Services

In November 2007, Broadcast entered into a two-year license agreement with IBM pursuant to which Broadcast licensed its patented CodecSys technology for use by IBM in selling video encoding solutions using IBM’s Cell-BE processing chip.  The IBM agreement was Broadcast’s first significant license of the CodecSys technology for use in a commercial application.  In connection with this license, Broadcast increased its engineering staff, acquired additional equipment to facilitate the development process, purchased additional codecs for use in its encoding system and engaged outside engineering firms to perform development services.  The initial version of a video encoder running on the IBM platform was completed in a commercially deployable form for sales in 2009, although additional development work was required.

After Broadcast had completed substantially all of its development work on the IBM Cell-BE processor chip in the first half of 2009, IBM sales efforts using the Cell-BE processor chip were redirected to products not employing the Cell-BE processor chip.  At approximately the same time, Intel released a newly developed operating chip with sufficient processing capacity to perform the multiple functions required by CodecSys to which Broadcast redirected its development efforts.  This chip is based on x86 architecture, which is the standard in the industry acceptable to almost all users, and it is easier to program applications to this architecture.  Although Broadcast’s license agreement with IBM has expired, IBM made hardware sales presentations utilizing CodecSys technology based upon the Intel chip. The initial version of the CodecSys video encoding system utilizing the Intel chip was first ready for sales presentations and testing in the fourth quarter of 2009, but the CodecSys version 2.0, the first commercial version of the software hardened for sales and deployment was not ready for sales installation until July 1, 2010.  All sales anticipated in the future will be made using the Intel chip.

The IBM media room products consist of servers and control and management software used by broadcasters and other distributors of video content over a variety of delivery platforms.  Using CodecSys as an integral part of the product offering gives IBM and other hardware providers an additional product that is sold in the same process as its media room offering.  Currently, IBM has installed CodecSys based software in “proof of concept” systems at customer locations for the customers to test and evaluate the quality, speed, and bandwidth requirements of Broadcast’s software encoding solution.

Because Broadcast now has its CodecSys technology resident on the Intel chip, it is able to market with other manufacturers of computer equipment such as HP.  Broadcast has made sales presentations to HP customers in conjunction with HP, which has also selected Broadcast’s video encoding solution as a solution that it will present to its customers.  This has occurred primarily because CodecSys is the only software based encoding system available that will operate on HP hardware platforms and is the only solution that will operate in a cloud computing environment.

In September 2009, Broadcast’s CodecSys encoding system was certified by Microsoft as an approved software encoding system for use by IPTV providers, which use Microsoft Media Room software in their delivery and management of their IPTV systems.  It was the only software video encoding system certified by Microsoft that can be used on a variety of hardware platforms.  The certification has been a source of sales and marketing leads from Microsoft customers desiring encoding solutions for their projects.

In October 2011, Fujitsu North America, after fully testing and evaluating CodecSys and its competitors, selected CodecSys as the compression technology to be employed by Fujitsu in its NuVolo cloud based initiative.  The first sale of CodecSys resident on Fujitsu hardware was completed in November 2011.  The customer is a small cable company that desired to launch an over the top (OTT) network for its cable customers to allow the subscribers to get the cable company content not only through the hardwired cable network, but also through the Internet and wirelessly to cell phones.  The network was launched in December 2011.  Although the customer is relatively small and the revenues generated on a monthly basis are not significant, the sale was important for two reasons.  The first is that, although CodecSys has been tested in labs and at potential customers’ locations for two years without material deficiencies being noted by the customers or the channel partners, this is the first time it has been installed and is operational for the benefit of end users.  The second is that the pricing structure put in place as Broadcast has gone to market has been validated as a reasonable and cost effective product offering that is competitive with the traditional encoding hardware products currently sold in the video distribution marketplace.  The relationship between Broadcast and Fujitsu was terminated during the first quarter of 2013.

In December 2011, IBM introduced its video encoding and transcoding service that is accomplished through the Internet cloud.  The encoding engine for this service is CodecSys.  Broadcast will derive revenue from the service based on the amount of the video encoded by IBM’s customers, although to date Broadcast has received no revenue from this new application of its technology.

Until the beginning of 2013, Broadcast continued to develop the CodecSys technology for a variety of applications, including Internet streaming, cable and satellite broadcasting, IPTV and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional development capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.  Because Broadcast has not had access to the necessary capital, it has had to curtail its development activities.

Research and Development

Broadcast has spent substantial amounts in connection with its research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  Because the majority of the development work for CodecSys has been completed, Broadcast has steadily decreased those expenditures from $2,711,933 for the year ended December 31, 2010 to $2,410,249 for the year ended December 31, 2011 to $1,754,163 for the year ended December 31, 2012.  Broadcast’s development expenses continued to decrease from $556,567 for the three months ended March 31, 2012 to $225,374 for the three months ended March 31, 2013.  Broadcast’s cash resources are not sufficient to support future research and development activities unless it raises additional capital or succeeds in generating revenues from sales of CodecSys products.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

Intellectual Property Protection

Broadcast’s patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  Broadcast has filed for patent protection in the United States and various foreign countries.  Broadcast’s initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  Four additional patents have been issued by the PTO.  As of March 31, 2013, Broadcast also had eleven patents issued in foreign countries and 20 pending patent applications, including U.S. and foreign counterpart applications and continuations.

Broadcast has identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  Broadcast intends to continue building its intellectual property portfolio as development continues and resources are available.

Broadcast has registered the “CodecSys” trademark with the PTO, and seeks to protect its know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with its employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of Broadcast’s revenue.  For the three months ended March 31, 2012 and 2013, 87% and 91%, respectively, of Broadcast’s revenues were from its largest customer.  For the year ended December 31, 2012, 85% of Broadcast’s revenues were from its largest customer compared to 89% from this customer for the year ended December 31, 2011. Broadcast’s contract with this customer expired on May 31, 2013.  As a result, Broadcast’s revenues from this customer are expected to be substantially reduced during 2013.

Any material reduction in revenues generated from this customer could harm Broadcast’s results of operations, financial condition and liquidity.  Broadcast’s largest customer has elected not continue to purchase Broadcast services, decreasing its annual  level of purchases from Broadcast from approximately $6,300,000 to approximately $0 on an ongoing basis. This decrease in revenues will materially affect Broadcast’s business unless it can replace that customer with other significant customers.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services Broadcast provides.  Many of these competitors are larger than Broadcast and have significantly greater financial resources.  In the bidding process for potential customers, many of Broadcast’s competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than Broadcast is able to make.  In the satellite network and services segment, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, Broadcast competes with Sony, Polycom and others.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which Broadcast must overcome to be successful.

The video encoders to be sold by IBM and HP will compete directly against video encoders manufactured and sold by a number of competitors, including  Erickson/Cisco, Harmonic Scientific Atlanta, Motorola, and Thomson. Neither IBM nor HP have ever produced a video encoder to compete in this market.  Broadcast’s marketing partners have not been successful in entering this new market, and Broadcast has not derived the amount of licensing revenue originally anticipated by management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple, QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  Broadcast competes directly with the two companies in the broadcast media encoding market that have the largest market share, Erickson/Cisco and Harmonic. In addition, Broadcast competes with Cisco, Harris Corporation, and with many other smaller companies.  Most are larger than Broadcast and most have greater financial resources than it has.

Competition in the digital signage business is extremely widespread with competitors in almost every pricing strata.  The industry is fragmented with many providers as there is a relatively low cost of entry into the market with many companies developing a new piece of software and immediately there is another competitor. Large companies such as Harris Corporation and Cisco have digital signage offerings among there many other products.  Scala and Fourwinds Interactive are among the many smaller digital signage companies that offer are primarily digital signage software and service to the general business community and with which Broadcast most often competes.

Employees

Broadcast currently employs 6 full-time personnel at its executive offices and studio facilities in Salt Lake City, Utah  Broadcast engages independent contractors and employs the services of independent sales representatives as well as voice and production talent on an “as needed” basis at its recording studios.

Government Regulation

Broadcast has seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between Broadcast facilities and third-party uplinks.  Notwithstanding these licenses, all of Broadcast’s activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Broadcast’s executive offices are located at 6952 S. High Tech Drive, Suite C, Midvale, Utah  84047-3772, which consists of approximately 1,200 square feet of space leased under a lease, the term of which ends on December 31, 2013, at a rate of approximately $4,000 per month plus utilities.  Broadcast has no other properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – BROADCAST

The following discussion of Broadcast’s financial condition and results of operations should be read together with its consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Broadcast’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Broadcast considers all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2012 and 2011, and at March 31, 2013 and 2012, Broadcast had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. Broadcast has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  Broadcast does not believe, however, that these conditions will materially affect its business or its ability to meet its obligations or pursue its business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  Broadcast has filed patent applications in the United States and foreign countries. As of March 31, 2013, the U.S. Patent and Trademark Office or PTO had approved six patents and a seventh has been approved awaiting a patent number.  Additionally, eleven foreign countries had issued patents and Broadcast had 20 pending patent applications, including U.S. and foreign counterpart applications.  While Broadcast is unsure whether it can develop the technology in order to obtain the full benefits of the issued patents, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward and in 2011 Broadcast abandoned two foreign patent applications and incurred a charge of $26,180.

Long-Lived Assets

Broadcast reviews its long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

After Broadcast’s review at March 31, 2013, it was determined that no adjustment was required.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

Broadcast accounts for income taxes in accordance with the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

Broadcast recognizes revenue when evidence exists that there is an arrangement between it and its customers, delivery of equipment sold or service has occurred, the selling price to customers is fixed and determinable with required documentation, and collectability is reasonably assured. Broadcast recognizes as deferred revenue, payments made in advance by customers for services not yet provided.

When Broadcast enters into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, it recognizes this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If Broadcast installs, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where Broadcast has entered into license agreements with a third parties to use its technology within their product offering, it recognizes any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.

Concentration of Credit Risk

Financial instruments, which potentially subject Broadcast to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, Broadcast provides credit terms to its customers. Accordingly, Broadcast performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management’s expectations.

In the three months ended March 31, 2013, Broadcast had one customer that individually constituted 91% of its total revenues compared to 87% for the same customer for the three months ended March 31, 2012 and for the full years 2012 and 2011, that customer  individually constituted 85% and 89%, respectively of Broadcast’s total revenues, with no other single customer representing more than 5% of total revenues.  Broadcast’s contract with this largest customer expired on May 31, 2013 after Broadcast was notified that the customer had chosen a new vendor for all of the services Broadcast had been providing.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common stockholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

Advertising Expenses

Broadcast follows the policy of charging the costs of advertising to expense as incurred.

Off-Balance Sheet Arrangements

Broadcast has no off-balance sheet arrangements.

Executive Overview

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges.

Because Broadcast has not been successful in deploying its CodecSys technology with customers sufficient to achieve a breakeven and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  Accordingly, Broadcast sought a merger partner that has compatible video broadcasting products and services, with which it could integrate its CodecSys encoding system.  In January 2013, Broadcast entered into the Merger Agreement with AllDigital. On February 8, 2013, AllDigital notified Broadcast that Broadcast was in breach of certain covenants regarding unencumbered ownership or potential claims against its technology, and gave Broadcast 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified Broadcast that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the Merger Agreement which (i) provides that either party may terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) removes the “No Shop” provision preventing Broadcast from contacting other potential purchasers or merger partners.

During 2009, Broadcast decreased certain of its development activities and expenses notwithstanding the need to refocus and develop its CodecSys technology on a different platform using a newly announced Intel operating chip.  Even with decreased engineering staff and certain related development employees, Broadcast was able to complete its video encoding system utilizing the Intel chip, prepare its CodecSys technology for installation on both the IBM and HP equipment platforms, and become certified by Microsoft as an approved software video encoding system for use by IPTV providers using Microsoft operating platforms.  On July 1, 2010, Broadcast released CodecSys 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. In 2011 Broadcast continued development of additional sales channel partners by integrating CodecSys on hardware manufactured and sold by Fujitsu, which, before termination of the relationship between Broadcast and Fujitsu, adopted CodecSys as its compression technology for use in its NuVolo cloud initiative.  Until the beginning of 2013, Broadcast continued to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations were made with Broadcast’s technology partners which are suppliers of hardware and software for video transmission applications in media room environments such as IBM, HP and Microsoft. In October 2011, Broadcast completed its first sale of CodecSys to a small cable operator in Mexico as part of its OTT product offering operating on Fujitsu hardware.  The sale demonstrates that the CodecSys product offering does operate to its operating specifications in a working environment, which Broadcast believes will help in its sales and marketing efforts.

On July 31, 2009, Broadcast entered into a $10.1 million, three-year contract with Bank of America, a Fortune 10 financial institution, to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America. For the year ended December 31, 2012, Broadcast realized approximately $6,386,903 from this contract, which constituted approximately 85% of its revenues for the period.  For the year ended December 31, 2011, Broadcast realized approximately $7,540,025 in revenue from this contract, which contributed approximately 89% of its revenues for the year.  For the quarter ended March 31, 2013, Broadcast realized approximately $1,346,644 in revenue compared to $1,518,654 for the quarter ended March 31, 2012, which constituted 91% and 87% of its total revenues respectively. Because the customer has not selected Broadcast as its vendor after the contract expires in May 2013, Broadcast’s revenues will be substantially less going forward unless it can secure contracts which can replace the revenue lost from this largest customer.

Broadcast’s revenues for the three months ended March 31, 2013 decreased by approximately $264,528 compared to the three month period ended March 31, 2012. Even with the decrease in its revenues, Broadcast realized an increase of approximately $203,395 in its gross margin for the three months ended March31, 2013 compared to the same period in 2012 due primarily to cost cutting efforts, but it continues to deplete its available cash and needs future equity and debt financing because it continues to spend more money that it generates from operations.  To fund operations, Broadcast has engaged in the transactions described below under the heading “Liquidity and Capital Resources.”

Results of Operations for the Three Months ended March 31, 2013 and March 31, 2012

Net Sales

Broadcast generated $1,480,569 in net sales during the three months ended March 31, 2013.  During the same three-month period in 2012, Broadcast generated net sales of $1,745,097.  The decrease in revenue of $264,528 was due primarily to a decrease of $223,414 of system sales and installation fees, approximately 65% of which was related to work performed on the digital signage network of Broadcast’s largest customer due to decreased installations and onsite service as Broadcast transitions away from serving that customer.  The revenue generated by Broadcast’s largest customer aggregated $1,346,644, which was $172,010 less than in the same quarter of 2012.  In the same period, studio and production fees decreased by approximately $43,343, which represents a decision to perform less of such services in the future.

Broadcast’s largest customer’s sales revenues accounted for approximately 91% of total revenues for the quarter ended March 31, 2013 and 87% for the quarter ended March 31, 2012.  Any material reduction in revenues generated from Broadcast’s largest customer will harm the Company’s results of operations, financial condition and liquidity and since Broadcast no longer serviced this customer after May 2013, it expects that its gross revenues will be substantially less than in the past.

Cost of Sales

Costs of sales decreased by $467,923 to $777,569 for the three months ended March 31, 2013, from $1,245,492 for the three months ended March 31, 2012.  The decrease was primarily due to a decrease of $213,796 in the cost of equipment sales due to reduced activity for Broadcast’s largest customer, a decrease of $197,138 in depreciation and amortization expenses because assets used in servicing Broadcast’s largest client have been fully depreciated, and a decrease of $56,992 in Broadcast’s operations department expenses due primarily to a reduction of personnel in anticipation of losing its largest customer.  With the cost containment measures Broadcast implemented in view of its decreasing revenues in coming quarters, the gross margin from its operating activities, increased by $203,395 to $703,000 for the quarter.

Expenses

General and Administrative expenses for the three months ended March 31, 2013 were $986,209 compared to $1,329,281 for the three months ended March 31, 2012.  The decrease of $343,072 resulted primarily from a decrease in employee and related costs of $198,601 due to a reduction in staff and salary deductions, a reduction of $176,963 in consulting expenses, a reduction of $78,258 in travel related expenses and a decrease of expenses incurred for the issuance of options and warrants of $56,305. The overall decrease was partially offset by an increase of $131,932 in legal expenses related primarily to the proposed merger with AllDigital and $86,670 in consulting expenses also related primarily to the pending merger. Research and development in process decreased by $331,193 for the three months ended March 31, 2013 to $225,374 from $556,567 for the three months ended March 31, 2012, primarily due to a reduction in tradeshow, conventions and travel related expense of $99,965 demonstrating reduced activity before the pending merger, a reduction of $88,731 in consulting fees due to decreased development activities, a reduction of $50,021 in employee and related expenses due to reductions of development personnel and a reduction of $49, 086 in temporary help resulting from decreased development work being done.  Sale and marketing expenses decreased by $378,930 primarily due to a reduction of employee and related costs of $205,814 and a reduction of $146,799 in tradeshow and related travel expenses reflecting the general reduction in staff and emphasis in anticipation of the pending merger.

Interest Expense

For the three months ended March 31, 2013, Broadcast incurred interest expense of $533,785 compared to interest expense for the three months ended March 31, 2012 of $342,728.  The increase of $191,057 resulted primarily from interest recorded of $407,830 in 2013 related to the issuance of Broadcast’s 2012 convertible debt in 2012 and 2013 that was not outstanding during the quarter ended March 31, 2012.  The increase in interest expense was partially offset by a decrease of $101,860 in interest related to Broadcast’s 2011 Bridge Note that was retired in 2012, and a decrease of $33,514 of interest expense related to the equipment financing for Broadcast’s largest customer that was also retired during 2012.  The main components of interest expense consisted of (i) $411,770 recorded to account for the accretion of notes payable and amortization of debt offering costs and (ii) $122,015 for interest paid or accrued related primarily to notes payable.

Net Loss

Broadcast realized a net loss for the three months ending March 31, 2013 of $1,887,563 compared with a net loss for the three months ended March 31, 2012 of $185,477. The increase in net loss was primarily the result of a derivative valuation loss of $735,115 compared to derivative valuation gain of $1,629,325 in the prior year and decrease of $1,603,488 in the gain from the extinguishment of debt and an increase in interest expense of $191,057 as explained above partially offset by a decrease of $1,323,358 in the loss from operations as explained above and a decrease in debt conversion costs of $1,076,473.

Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

Net Sales

Broadcast realized net sales of $7,523,624 for the year ended December 31, 2012 compared to net sales of $8,446,082 for the year ended December 31, 2011 which represents a decrease of approximately 11% for the year.  The net decrease in revenues of $922,458 was primarily the result of a decrease of $1,588,227 in system sales and installation revenue, of which $1,514,456 was a decrease in system sales and installation revenue for Broadcast’s largest digital signage network customer, which was partially offset by an increase in license fee revenue of $396,847, principally from Broadcast’s largest customer, and an increase in streaming revenue of $142,388 made up of many smaller customers.

Cost of Sales

The cost of revenues for the year ended December 31, 2012 aggregated $4,819,624 as compared to the cost of sales of $5,868,601 for the year ended December 31, 2011, which represents a decrease in cost of sales of 18%.  The decrease in cost of sales of $1,048,977 was primarily a result of decreased activity in sales and installation of new digital signage locations for Broadcast’s largest customer.  Costs of sales related to installation activity decreased by $599,285 and costs of employee expenses related to the decreased activity decreased by $111,110.  In addition, depreciation expense decreased by $332,071, which resulted from the digital signage equipment used for Broadcast’s largest customer being fully depreciated.

Operating Expenses

Broadcast incurred total operating expenses of $8,767,686 for the year ended December 31, 2012 compared to total operating expenses of $10,572,042 for the year ended December 31, 2011.  The decrease of $1,804,356 was primarily due to a decrease in general and administrative expenses of $1,626,182, a decrease of $656,086 in development expenses and a decrease of $127,043 in depreciation expense.  These decreases were partially offset by an increase of $631,134 sales and marketing expenses.

General and administrative expenses decreased $1,626,182 from $6,172,794 for the year ended December 31, 2011 to $4,546,612 for the year ended December 31, 2012.  The decrease of $1,857,908 in option and warrant expense accounted for the largest single decrease in expenses due to fewer options being granted consultants, employees and directors. In addition, directors’ fees decreased by $59,500.  These decreases were partially offset by increased expenses for legal services of $144,311, temporary help of $129,661, and consulting fees of $69,683.

Research and development expenses decreased by $656,086 primarily due to a decrease in outside consulting expenses of $340,469, a decrease of $171,626 in travel and tradeshow expenses, a decrease of $117,196 for temporary help, and a decrease of $120,939 in for expenses related to the issuance of options and warrants.  These decreases were partially offset by an increase of $91,363 in licenses, permits and fees and an increase of $90,965 for expenses incurred for addition consulting services.

Sales and marketing expenses for the year ended December 31, 2012 were $1,908,763 compared to sales and marketing expenses of $1,277,629 for the year ended December 31, 2011.  The increase of $631,134 is due primarily to an increase of $319,126 in employee and related expenses, an increase of $166,962 in advertising, promotion and tradeshow expenses, and an increase of $176,100 in other professional services.

Interest Expense

Broadcast recorded an increase in interest expense of $542,352 from interest of $1,000,072 in 2011 to $1,542,424 in 2012. The increase in interest expense resulted primarily from issuance of secured convertible promissory notes during 2012 in a principal amount of approximately $3,050,000, for which Broadcast expensed a total of $650,393, which included accretion of the notes for accounting purposes.  Of the total amount of interest expense incurred in 2012, $1,047,030 was for non cash expenses related to accretion on Broadcast’s unsecured convertible note that was extended in December 2010 to December 31, 2013 and for the secured convertible notes issued in 2012 and other related expenses incident to the notes.

Net Income

Broadcast had net income of $1,602,824 for the year ended December 31, 2012 compared to net income of $1,304,446 for the year ended December 31, 2011.  The increase in net income of $298,378  resulted primarily from recording a gain on extinguishment of debt of Broadcast’s 6.25% Senior Secured Notes of $2,173,033 together with a decrease in loss from operations of $1,930,876 , all of which was partially offset by a decrease of $2,894,652 in the amount of derivative valuation gain recorded related to Broadcast’s convertible notes and investor warrants, an increase in expense of $619,075 related to issuance of warrants issued during the year and the increase of $542,352 in interest expense as discussed above.

Quarterly Financial Data

Summarized unaudited quarterly financial data for 2011, 2012 and 2013 is as follows:

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,687,264	$2,357,157	$2,277,074	$2,124,587
Gross margin (loss)	411,727	736,602	758,764	670,388
Net income (loss)	(746,965)	442,324	4,034,154	(2,425,067)
Basic income (loss) per share	(0.01)	0.01	0.05	(0.03)
Diluted income (loss) per share	(0.01)	0.01	0.05	(0.03)

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,745,097	$1,999,988	$2,045,278	$1,733,261
Gross margin (loss)	499,605	654,022	779,054	771,319
Net income (loss)	(185,477)	847,192	(711,072)	1,652,181
Basic income (loss) per share	(0.00)	0.01	(0.01)	0.02
Diluted income (loss) per share	(0.00)	0.01	(0.01)	0.02

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,480,569	$	$	$
Gross margin (loss)	703,000
Net income (loss)	(1,887,563)
Basic income (loss) per share	(0.02)
Diluted income (loss) per share	(0.02)

Contractual Obligations

The following table summarizes Broadcast’s contractual obligations as of December 31, 2012:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations	$-	$-	$-	$-	$-
Capital lease obligations	-	-	-	-	-
Operating lease obligations	284,447	301,600	-	-	586,047
Purchase obligations	-	-	-	-	-
Other obligations	4,050,000	-	-	-	4,050,000
Total contractual obligations	$4,334,447	$301,600	$-	$-	$4,636,047

Liquidity and Capital Resources

At March 31, 2013, Broadcast had a cash balance of $656,918, total current assets of $1,866,663, total current liabilities of $9,079,259 and total stockholders' deficit of $6,435,100.  Included in current liabilities is $1,984,784 relating to the value of the embedded derivatives for Broadcast’s 2012 Senior Secured Convertible Note, unsecured convertible note and warrants outstanding granted to investors in the 2012 Senior Secured Convertible Note issuances and the 2012 and 2010 Equity Financings.

Broadcast experienced positive cash flow from operations during the fiscal quarter ended March 31, 2013 of $121,976 compared to negative cash flow used in operations for the quarter ended March 31, 2012 of $1,179,957.  Broadcast received proceeds from the issuance of its 2012 Senior Secured Convertible Note financing of $425,000 during the quarter that was used to pay ongoing expenses of operations and accounts payable.  Broadcast expects to experience negative operating cash flow following the expiration of its contract with its largest customer at the end of May, 2013 unless Broadcast increases its sales and/or licensing revenue.  During the quarter, Broadcast decreased its negative cash flow through a continued reduction in the number of employees, as well as additional expense reduction actions including reducing sales and general and administrative expenses.

Broadcast has initiated discussions with various of its accounts payable vendors to settle some of its accounts payable for less than face value in exchange for a payment in cash and/or issuance of common stock.  After the end of the quarter, Broadcast was able to enter into agreements to discount its payables by approximately $800,000 through the payment of cash and issuance of stock.

In April 2013, Broadcast entered into an accounts receivable purchase agreement with one of its directors pursuant to which he agreed to purchase $750,000 of Broadcast’s accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and Broadcast received net proceeds from the accounts receivable factoring of $705,000.

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges.

Because Broadcast has not been successful in deploying its CodecSys technology with customers sufficient to achieve a breakeven and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  Accordingly, Broadcast sought a merger partner that has compatible video broadcasting products and services, with which it could integrate its CodecSys encoding system.  In January 2013, Broadcast entered into the Merger Agreement with AllDigital. On February 8, 2013, AllDigital notified Broadcast that Broadcast was in breach of certain covenants regarding unencumbered ownership or potential claims against its technology, and gave Broadcast 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified Broadcast that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the Merger Agreement which (i) provides that either party may terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) removes the “No Shop” provision preventing Broadcast from contacting other potential purchasers or merger partners.

To fund operations, Broadcast engaged its investment banker to raise funds through the issuance of convertible promissory notes.  Broadcast anticipates issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before July 13, 2013.  As of March 31, 2013, Broadcast has issued notes with an aggregate principal value of $3,475,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to common stock at a $.25 per share conversion price.  Broadcast also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of its common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of Broadcast’s assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for Broadcast’s largest customer’s digital signage network.  On July 13, 2012, Broadcast entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  Broadcast realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of its common stock and paid $76,825 in investment banking fees and costs of the offering.  Broadcast has continued sales of convertible debt under the 2012 Convertible Debt Offering and as of January 31, 2013 has issued additional short term debt with a principal amount of $1,225,000, from which it realized cash of $1,176,624 after payment of investment banking fees of $48,376.  Broadcast has, however, paid no investment banking fees on sales of its 2012 Convertible Debt Offering since August 2012 and does not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. Broadcast has issued warrants to acquire a total of 6,950,000 shares of its common stock pursuant to the 2012 Convertible Debt Offering.

On March 16, 2012, Broadcast closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of its outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction its senior indebtedness.

Broadcast entered in to an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of Broadcast on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of Broadcast’s securities, subject to a minimum gross consideration of $3,000,000.  Broadcast agreed to pay to MDB a commission of 10% of the gross offering proceeds received by it, to grant to MDB warrants to acquire up to 10% of the shares of Broadcast’s common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, Broadcast entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of its securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant, which has now been extinguished as described below, would not have been exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, granted the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event were the number of shares to be issued under the B Warrant to cause Broadcast to exceed the number of authorized shares of its common stock.  The holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants may now be extinguished by notice to the holders of the B Warrants.

Proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6,950,000.  Coincident to the closing of the 2012 Equity Financing, Broadcast also closed on the 2012 Debt Restructuring.  In connection therewith, Broadcast paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock valued at $760,000 in full and complete satisfaction of the $5.5 million senior convertible note and all accrued interest then owing.  As a result of the foregoing, Castlerigg forgave $2,670,712, which included $680,816 in accrued but unpaid interest. In consideration of negotiating the 2012 Debt Restructuring, Broadcast paid to one of its placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $275,041 and issuing 586,164 shares of Broadcast common stock valued at $222,742.  As a result of the foregoing, Broadcast recognized a gain on settlement of debt of $2,173,032.

In December 2011, Broadcast entered into a loan with 7 accredited individuals and entities under the terms of which it borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date Broadcast closes on an additional sale of its securities that results in gross proceeds to Broadcast of $12 million.  In consideration of the Bridge Loan, Broadcast granted to lenders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of Broadcast common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, Broadcast granted the lenders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of Broadcast’s common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by Broadcast for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

During 2010 Broadcast sold 1,601,666 shares of its common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of its common stock for $1.50 per share. The warrant expires at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes. Each of the investors was given the right to adjust their purchase in the event Broadcast sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the 2010 Equity Financing described below, each of the investors converted their purchase to the terms contained in the 2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, Broadcast closed on an equity financing (the “2010 Equity Financing”) as well as a restructuring of its outstanding convertible indebtedness (the “2010 Debt Restructuring”).  The 2010 Equity Financing and the 2010 Debt Restructuring are described below.

Broadcast entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of Broadcast’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of Broadcast common stock and one warrant to purchase a share of Broadcast common stock.  Broadcast agreed to pay PBC a commission of 8% of the gross offering proceeds received by Broadcast, to issue PBC 40,000 shares of Broadcast common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  Broadcast also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and the simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, Broadcast entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of its securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  Broadcast used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, Broadcast entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the 2010 Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

On December 24, 2010, Broadcast also closed on the 2010 Debt Restructuring.  In connection therewith, Broadcast (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which Broadcast paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.  The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  Broadcast paid the first year’s interest of approximately $344,000 at the closing.

 In connection with the 2010 Debt Restructuring, Broadcast amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  Broadcast also issued 150,000 shares to the holder of this note and a warrant to acquire up to 75,000 shares of Broadcast common stock as consideration to extend the term of the note. The warrant is exercisable for $0.90 per share and has a five year life.

During 2010, Broadcast entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. In these agreements, Broadcast pledged certain outstanding accounts receivable in exchange for an advance payment and a commitment to remit to the purchaser the amount advanced upon collection from Broadcast’s customer.  Terms of the first agreement under which Broadcast was advanced $275,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding.  Terms of the second agreement under which Broadcast was advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During 2010, Broadcast entered into a $500,000 line of credit for equipment financing to purchase equipment for its largest customer’s digital signage network.  The terms of the line of credit include a 3% interest fee for every 30 days the advances on the line of credit remain outstanding.  Broadcast received total advances on the line of credit of $500,000 and subsequent to the completion of the Equity Financing repaid the line of credit.  Broadcast used the proceeds to purchase and install the equipment at its customer’s locations.

In August 2009, Broadcast entered into a sale and leaseback agreement which financed the purchase and installation of equipment to retrofit its new customer’s approximately 2,100 retail sites with Broadcast’s digital signage product offering.  Broadcast received approximately $4,100,000 from the sale of the equipment in exchange for making lease payments over a 36 month period of approximately $144,000 per month.

On December 24, 2007, Broadcast entered into a securities purchase agreement in connection with its senior secured convertible note financing in which it raised $15,000,000 (less $937,000 of prepaid interest).  Broadcast used the proceeds from this financing to support its CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note has been retired as described above.  During 2010, Broadcast capitalized interest of $1,491,161 related to the senior secured convertible note.

On November 2, 2006, Broadcast closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided Broadcast issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by Broadcast from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of Broadcast common stock.  The holder of the note no longer has any warrants to purchase any of Broadcast’s stock.  The unsecured convertible note was due October 16, 2009 and was extended to December 22, 2010 and the annual interest rate was increased to 8%, payable semi-annually in cash or in shares of Broadcast common stock if certain conditions are satisfied  The unsecured convertible note was convertible into shares of Broadcast common stock originally at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights, pursuant to which the note is now convertible at a conversion price of $.25 per share.  The term of the convertible note has been extended and now is due December 31, 2013.  In connection with the extension of the note, Broadcast issued to the holder of the note 150,000 shares of common stock and a five year warrant to acquire up to 75,000 shares of Broadcast common stock at an exercise price of $.90 per share to extend the term of the note.  In addition, Broadcast committed to pay accrued interest due on the convertible note through the issuance of common stock and warrants on the same terms as the Equity Financing.

The conversion feature and the prepayment provision of Broadcast’s $5.5 million Amended and Restated Note and its $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the $1.0 million unsecured convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes limit Broadcast’s ability to prepay the notes in certain circumstances.  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 6 to the Notes to Condensed Consolidated Financial Statements included elsewhere herein.

On March 21, 2011, Broadcast converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the 2010 Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, Broadcast issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share.  Broadcast’s objective for converting the short-term debt into equity was to conserve cash.

Broadcast’s monthly operating expenses, including its CodecSys technology research and development expenses, were less than monthly net sales during the first quarter of 2013, but are again expected to exceed monthly net sales following the expiration of Broadcast’s contract with its largest customer in May 2013.  Broadcast does not have sufficient capital resources to fund its negative cash flow for the remainder of the year without raising additional capital.  The foregoing estimates, expectations and forward-looking statements are subject to change as Broadcast makes strategic operating decisions from time to time and as its expenses and sales fluctuate from period to period.

The amount of Broadcast’s operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting Broadcast’s need for additional capital.  Broadcast expects that its operating expenses will continue to outpace its net sales until it is able to generate additional revenue.  Broadcast’s business model contemplates that sources of additional revenue include (i) sales from private communication network services, (ii) sales resulting from new customer contracts, (iii) sales, licensing fees and/or royalties related to commercial applications of CodecSys technology, and (iv) operational efficiencies to be realized through the merger with AllDigital.

Broadcast’s long-term liquidity is dependent upon execution of Broadcast’s business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, Broadcast has met its working capital needs primarily through funds received from sales of common stock and from convertible debt financings.  Until its operations become profitable, Broadcast will continue to rely on proceeds received from external funding.  Broadcast expects additional investment capital may come from (i) the exercise of outstanding warrants to purchase capital stock currently held by existing warrant holders; (ii) additional private placements of common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Off-Balance Sheet Arrangements

Broadcast has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact Broadcast’s financial position due to adverse changes in financial market prices and rates.  Broadcast does not issue financial instruments for trading purposes.  As discussed above, however, the embedded conversion feature and prepayment option of Broadcast’s convertible notes and related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

Broadcast’s cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of its cash and cash equivalents, Broadcast does not believe that an increase in market rates would have any significant impact on the realized value of its cash and cash equivalent investments.  Broadcast currently does not hedge interest rate exposure and is not exposed to the impact of foreign currency fluctuations.

BUSINESS – ALLDIGITAL

Throughout this Section, AllDigital Holdings, Inc. and AllDigital, Inc., as a consolidated entity, are referred to as “AllDigital”.  To the extent there is a need to distinguish AllDigital Holdings, Inc. from AllDigital, Inc., AllDigital Holdings, Inc. is referred to as “AllDigital Holdings” and AllDigital, Inc. is referred to as “AllDigital, Inc.” AllDigital has registered or are is the process of registering the following trademarks: AllDigital® and Cablebox™. Any other trademarks and service marks used in this section are the property of their respective holders.

AllDigital’s Digital Broadcasting Solutions Business

Certain Technical Terms

In this Section, certain technical terms are used to describe AllDigital’s business, which terms are important to an understanding of AllDigital’s business, including the following:

●	“Apps” are software applications that operate on a Device, and which can act as the front-end of a remotely hosted, cloud-based Digital Service.

●
“Devices” are Internet-connected devices, including without limitation smartphones, tablet computers, desktop and laptop computers, gaming consoles, digital televisions, home theatre systems, streaming players, “smart” appliances, and digital signage.

●
“Digital Broadcasting Workflow” is a series of interconnected processes to ingest, store, prepare, secure, manage, monetize, convert and distribute live media feeds and video-on-demand assets, as well as real-time data and other information to and from Apps on Devices.

●
“Digital Services” are remotely hosted, cloud-based software applications intended for use on, interactivity with, and the delivery of digital media to or from, one or more Devices, through a Digital Broadcasting Workflow. Examples of well-known Digital Services include NetFlix’s Movies On-Demand, Hulu, Pandora Radio, Instagram, Twitter, MLB.com, Match.com, Pinterest and Facebook.

●
“Pairing” is the process of setting-up, managing and maintaining the ongoing data exchange between a Digital Service and a Device through the applicable Digital Broadcasting Workflow. Pairing includes not only the initial process of ensuring the compatibility of the Digital Service with one or more Devices operating on one or more Device platforms, but may also include any or all of the following:

●
Managing various elements of and processes related to the ongoing data exchange between a Digital Service and a Device, including Device compatibility, security, quality of service, data and signal flows, and dynamic updates;

●
Applying business rules (e.g., subscriber eligibility and authentication) and processing to live media feeds, video-on-demand (e.g., converting master video files into formats compatible with the target Devices), real-time data and other data assets, and Digital Services; and

●	Acting as the origin for data exchange between the Digital Services, through the Digital Broadcasting Workflow, to the Devices.

General Overview

AllDigital provides digital broadcasting solutions. AllDigital’s digital broadcasting solutions consist of the technology and related services required to develop, operate and support a variety of App and Digital Service implementations, through a Digital Broadcasting Workflow, across a large and diverse market of Devices. AllDigital’s business model targets a variety of organizations and existing providers of Digital Services, such as media and entertainment companies, enterprises, government agencies, and nonprofits.

There are a number of technical, financial, personnel, and management challenges for media and entertainment companies, enterprises, and organizations wanting to successfully develop, operate and support a Digital Service through a Digital Broadcasting Workflow to target Devices. As demand continues to increase from both end-users and their Devices requesting growing amounts of cloud-based digital media, data processing, services, and quality of service levels, these challenges will similarly increase.

AllDigital’s cloud platform addresses a significant number of these challenges. AllDigital Cloud is a unified digital broadcasting and cloud services platform. It is dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. AllDigital Cloud enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. It also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

Market Opportunity

Industry analysts have predicted that, over the next few years, potentially several hundred thousand different Apps will be developed that enable new and innovative functionality to a growing universe of Devices. The creators and providers of these Apps, many of which will act as the front-end of a Digital Service, will come from a number of different market segments. These market segments, representing AllDigital’s existing and target customers, include:

●	Media and entertainment companies;

●	Enterprises (i.e., small, medium and Fortune 500 corporations);

●	Educational institutions;

●	Interactive gaming companies;

●	Government / non-profit organizations;

●	Faith-based organizations; and

●	Hardware manufacturers.

High-definition video, broadband wireless access, the proliferation of Devices, consumer convenience and other factors are driving demand and creating new markets for Digital Services. Examples of Digital Services include:

●	Watching live television (e.g. Hulu, MLB.com) on a tablet or desktop computer;

●	Social networking through your smartphone;

●	Selecting and watching an on-demand movie on your connected television;

●	Ordering a pizza or lunch using your smartphone during an office meeting;

●	Participating in corporate training from a home office desktop computer;

●	Receiving an electronic coupon from an interactive digital signage display and system while shopping at a retail store where you are a registered customer; and

●	Connecting a group of 50 individuals, each at a separate physical location with their own gaming console, to execute a military campaign online.

AllDigital believes Digital Services are: rapidly proliferating; implemented to achieve a wide variety of objectives; driving new business models and strategies; increasingly critical to enterprise core business applications; and changing the way organizations store, originate, and distribute digital media and software applications.

Developing, operating and supporting a successful Digital Service through a Digital Broadcasting Workflow, however, presents a series of challenges for any organization. The financial, personnel, management and technical challenges generally involve investing in, project managing and integrating a combination of complex, proprietary, incompatible, and costly software and equipment, across multiple vendor solutions. Successfully developing, operating and supporting a Digital Service across a set of target Devices will generally require: hiring a team of specialized software engineers and other personnel; procuring the broadcasting, data management, and networking software and equipment required; and a combination or all of the following technical challenges:

●
Managing various elements of and processes related to the ongoing data exchange between a Digital Service and a Device, including Device compatibility, security requirements, high levels of quality of service, data and signal flows, and dynamic updates;

●
Applying real-time business rules (e.g., subscriber eligibility and authentication) and processing to live media feeds, video-on-demand (e.g., converting master video files into formats compatible with the target Devices), real-time data and other data assets, and Digital Services;

●	Acting as the origin for data exchange between the Digital Service and target Devices in a rapid and cost-effective manner across multiple transport partners;

●
Procuring and managing a series of integrated, cost-effective and scalable cloud-based services, through a cloud services platform that enables and supports the storage, processing (e.g., encoding, transcoding), and transit of Digital Services to a diverse market of Devices;

●
Developing and managing a cloud-based services platform that supports a range of Digital Media delivery formats and protocols, including: H.264/AAC, HTTP Dynamic Streaming (HDS), HTTP Live Streaming (HLS), Real-Time Messaging Protocol (RTMP) and Progressive;

●
Developing and managing a digital broadcasting platform that provides data processing, content and channel management, business logic, and publishing capabilities between broadcasting endpoints (i.e., Devices), as well as the cloud services and back-end business systems (e.g., account and user management) supporting the Digital Service, which platform should include the following services: channel ingest, mapping and metadata; user, account, and eligibility entitlements; digital media and data management and transformation; Pairing and publishing digital media to eligible and authenticated subscribers/users; and application processing interface (“API”) management;

●
Rapidly resolving any of a series of service incidents that could “break” one or more of the App(s) and/or materially adversely affect the functioning of the Digital Service, such as: operating system updates, software bugs and patches, problems with upstream vendor systems and/or source feeds, or other incidents anywhere within the Digital Broadcasting Workflow; and

●
Managing complex user and Device entitlements (e.g., conditional access, tokenization, policy management modules, types of encryption, digital rights management) to restrict access to content to authenticated subscribers/users of a Digital Service, across targeted Device types and operating system platforms, in accordance with customer or media and entertainment studio requirements.

Designing and developing the App that supports the Digital Service on the target Device types and platforms is another significant challenge. Device manufacturers currently operate in a highly competitive marketplace where Devices based on many different operating systems (e.g., Apple OS / iOS, Windows / RT, Google Android, Blackberry and others) compete for market share. Many of the operating systems powering these Devices have different or incompatible features such as user interface standards, security protocols, audio / video decoders, embedded services and screen resolutions. In addition, the complexity of operating system differences is compounded as they occur over four fundamentally different Device platforms (i.e., mobile, desktop, gaming and digital television), causing the barriers to successfully develop, operate and support a cross-platform Digital Service to increase significantly.

As a result of these challenges and others, the overall investment required to develop, operate and support a Digital Service, through a Digital Broadcasting Workflow, to a series of target Devices can be prohibitive and/or intimidating for many of AllDigital’s customers. Many lack the technical expertise, time and/or resources to cost-effectively distribute their Digital Services beyond a traditional desktop computer Web-page experience. Digital Service and App pioneers (such as Facebook, Netflix, Pandora and MLB.com) have made, and must continue to make, significant, ongoing investments in order to maintain the Pairing of their services to hundreds of different types of Devices. Smaller and emerging companies typically lack the scale and expertise to compete.

AllDigital was founded to enable its customers to outsource the complex processes of developing, operating and supporting Digital Services on a large and diverse market of Devices, through Digital Broadcasting Workflows, to a trusted, third party service provider.

Industry Overview

The Internet plays a crucial role in the way organizations and individuals conduct business and communicate internally and externally. The development of various Internet-based technologies has enabled fundamental and structural changes in the way digital media, Digital Services and/or Apps are published, combined, operated, implemented, broadcast and retrieved. Over the past few years, this includes the ability to develop, deliver and remotely manage a wide variety of Digital Services, through various Digital Broadcasting Workflows, from and to various Device broadcasting endpoints.

We expect that the need for digital broadcasting solutions will continue to accelerate significantly over the next 2-3 years, which we anticipate will be driven by the convergence of the following key market dynamics:

The market for Devices is substantial and rapidly growing

●	According to CNET, there will be approximately 24.45 billion Devices connected to the Internet in use by 2020.

●	According to Chetan Sharma Consulting, there are currently more than 10 billion connected Devices in the world today.

●	According to IMS Research, the global shipment of televisions that connect to the Internet is expected to increase from 25% in 2011 to 70% in 2016.

●
According to Apple, Inc.: more than 400 million iOS devices (iPhones, iPod Touches, and iPads) have been sold through June 2012; over 700,000 apps were in the Apple Store as of September 2012, with the average customer using more than 100 apps; the company shipped 47.8 million iPhones in 4Q12, the biggest volume ever in one quarter and a year-to-year increase of 29%.

●	According to Google in September 2012, 500 million Android devices had been sold worldwide, with 1.3 million Android activations made per day.

Digital Services are increasingly critical to enterprise core business applications, are implemented to achieve a wide variety of objectives, and are rapidly proliferating.

●	According to comScore, almost 180 million Americans (83.5% of the US Internet audience) watched 36.2 billion videos online in January 2013, and 9.1 billion video ads.

●
According to Cisco’s VNI dated February 6, 2013, video streaming and communications applications such as YouTube, Hulu and Netflix use 45% of data consumption on smartphones and 50% of data consumption on tablets.

●
According to Netflix, as of the period ending December 31, 2012, Netflix’ Internet-based video streaming service has grown to over 33 million global subscribers. Internet-based video services are now available on seven different device types (smartphones, tablets, HDTVs, home theatre systems, etc.), more than 50 different Device platform manufacturers and hundreds of Devices in the U.S.

●	According to Facebook, in September 2012 the site has 604 million mobile users per month, with 470 million users per month accessing the site via the smartphone app.

●	According to Vertic, by 2015 mobile app development projects will outnumber native PC projects by a ratio of 4:1.

AllDigital expects that Digital Services will continue to proliferate as media and entertainment companies, individual media brands, commercial enterprises, government agencies, nonprofits, and entrepreneurs continue to create new applications for, and subsequently develop and launch a wide variety of Digital Services.

Over the past few years, certain of AllDigital’s target customers have attempted to address Digital Service and Digital Broadcasting Workflow initiatives through: custom software development projects with companies like AllDigital; establishing new internal departments (i.e., cost centers); reorganizing or temporarily assigning internal personnel on a project basis; or a hybrid approach of the foregoing. These approaches generally do not harness the cost efficiencies, economies of scale, development and integration time, and performance benefits, related to working with a vendor dedicated to providing digital broadcasting solutions for numerous clients. As the total investment required, technical complexity and other challenges of successfully developing, operating and maintaining a Digital Service continue to grow, AllDigital believes these considerations must be increasingly addressed. AllDigital also believes the growth of the Digital Services market will not be sustainable without the creation of trusted third party providers of digital broadcasting solutions.

Target Market Segments

AllDigital has targeted several industry segments that AllDigital believes to be responsive to a comprehensive offering of digital broadcasting solutions. AllDigital’s business strategy is to provide the technology and services that enable its target customers to cost-effectively and securely distribute, with a high quality of service, a wide range of Digital Services to a wide variety of Devices without requiring significant in-house technical resources.

Adoption of Digital Service business models has seen significant growth in recent years among AllDigital’s target customers, in part because media and entertainment companies, individual media brands, social networking sites and communication companies are typically the earliest adopters of such new technologies. AllDigital is not only targeting new market opportunities, but also is attempting to capture the outsourcing of Digital Service and Digital Broadcasting Workflow implementations by early adopters. AllDigital believes that its technology and services offerings can provide significant performance improvements, cost efficiencies, time to market, new features and capabilities, and the ability to Pair Digital Services with greater numbers and types of Devices than earlier digital media distribution models.

Examples of AllDigital’s targeted industry segments include:

Media Content and Services. There are a number of companies of various sizes and specializations, with media content, online services and/or other business and software application needs that can be distributed to Devices via Digital Services. Examples include:

Media and Entertainment: This sub-segment includes movie studios, filmmakers, news broadcasters, talk-show hosts, sports broadcasters and communications services providers. Targeted media brands in this sub-segment generally require a broad range of platform capabilities and services for originating, transporting and selling or otherwise monetizing their media content on Devices via Digital Service offerings. They generally also require assistance with generating revenues from media distribution, increasing audience size, gathering market data, payment processing, providing dynamic updates, and managing entitlements, including conditional access.

Social Networking: Some of the most widely used Digital Service applications are through popular established brands such as Facebook, Instagram, Pinterest, LinkedIn, Match.com and Twitter. Each of these established brands is continuously evolving their Digital Services applications to include: the integration and “on-boarding” of partner Digital Services; the expansion of their Digital Service business models for both recurring and event-based purposes, and; expanding their reach and footprint to additional Devices and Device platforms. New social networking sites are also emerging, developing and launching Digital Services dedicated to the creation of on-demand content, originated from Devices, delivered to and stored in a centralized repository, and available for viewing, sharing, fundraising, and other purposes. There are also many smaller and more vertical social networking websites that could be converted to either a mobile and/or digital television experience via a Digital Service. Each of the examples above could be supported by the digital broadcasting solutions offered by AllDigital.

Music and Radio: Radio stations, musicians and Digital Service Providers benefit from increasing the distribution of their content. Through Internet-based broadcasting of their programming content, they can increase the size of their potential listening audience to a variety of Devices and into areas not reachable by their conventional broadcast signal, effectively allowing their content to be available to a much larger and more diverse audience. There are a growing number of online radio stations and services utilizing Digital Services to reach various Devices, such as Pandora Radio, FreeStreams, and similar websites.

Education: Community colleges, universities and other educational organizations can expand upon current course offerings with live or recorded audio and video webcasting. Many of these institutions are already equipped with wireless broadband access and have an Internet savvy student population. Internet-based digital broadcasting allows educational institutions to give students and teachers access to classes whenever and wherever they want. Dedicated online services that enable teaching to those who are remotely located or physically disabled (such as an Amazon “Kindle” for education) could benefit greatly from our products and services. For example, using AllDigital’s publishing features and capabilities, educators could use its platform to bring needed revenue to their learning institutions.

Interactive Gaming : Interactive gaming has become increasingly popular, with many new computer games offering online functionality that enables players to interact with other players, play against other players over the Internet, or stream or download new scenes or worlds for their games, each a Digital Service. This includes the availability of games on a growing number of Device platforms. Examples include some of the most popular games currently on the market, such as League of Legends and Halo 4. League of Legends is available on various PC desktop and laptop Devices, and was recently released in beta format for Apple OS X desktop and laptop Devices. Halo 4 is available via Microsoft’s Xbox gaming console. Another interactive game, Call of Duty: Black Ops, is available via Microsoft’s Xbox and Sony’s PS3 gaming consoles, as well as various PC desktop Devices and tablets such as Apple’s iPad.

Enterprise/Government/Nonprofit. While consumer adoption of Digital Service applications and business models has already seen significant growth, many corporations, government agencies and nonprofits appear to be at the early stages of a similar paradigm shift. For example, companies are seeking new and creative ways to cut travel costs by offering live, high-quality, reliable, and secure corporate training on Devices. Corporate communications such as presentations, public relations campaigns, quarterly earnings reports or company news, are also increasingly frequently being delivered broadly to and managed through multiple Devices. Secure voting and polling among international employees is another example of a Digital Service application. As companies develop and launch unique and successful Digital Services, AllDigital expects that this target market will provide significant growth opportunities. Government agencies for example may want to develop and implement Digital Service applications for streaming military training and time sensitive news videos to military bases and troop deployments globally, which also result in significant cost savings.

Faith-Based Organizations: Digital broadcasting to Devices or Digital Service applications have also seen penetration and growth within a variety of faith-based organizations such as churches and ministries, as well as affiliate organizations and service providers dedicated to supporting their missions. Live broadcasts and on-demand re-broadcasts of various forms of video and audio content, including online libraries of worship services, specialized teachings, instructional courses, daily devotions and other key messages, can be facilitated through an array of Digital Service models and implementations.

Hardware Manufacturers. Hardware manufacturers produce a broad spectrum of products that target both business and consumer markets. Examples of products by category include: digital signage at financial institutions, retail stores, and restaurants; medical devices; robotics and artificial intelligence; business and home security Devices; “smart” appliances; business / home automation and resource conservation; toys; and consumer electronics. As smartphones and tablet products such as the iPhone and iPad continue to demonstrate new and unique capabilities through a wide array of innovative Apps being developed and made available for download from Apple’s App Store, AllDigital believes that a similar evolution and economic ecosystem will occur with Devices outside of traditional consumer electronics.

Products and Services

AllDigital provides digital broadcasting solutions. Its digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of Digital Service implementations, through a Digital Broadcasting Workflow, across a large and diverse market of Devices. Our business model targets a variety of organizations and existing providers of Digital Services, such as media and entertainment companies, enterprises, government agencies, and nonprofits.

The core of its solutions is AllDigital Cloud. AllDigital Cloud is a unified digital broadcasting and cloud services platform dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. It enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. AllDigital Cloud also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

AllDigital’s customers have the option to contract the following digital broadcasting solutions, or purchase a combination of technology and service elements: (i) AllDigital Broadcast (i.e., AllDigital Cloud, App Frameworks, Integration Services, collectively branded “AllDigital Broadcast”); (ii) AllDigital Cloud (i.e., AllDigital Cloud Platform, AllDigital Cloud Storage, AllDigital Cloud Processing, AllDigital Origin Transit); (iii) Integration Services (i.e., including App Frameworks); and (iv) Technical Support and App Maintenance.

AllDigital typically charges monthly recurring platform (AllDigital Broadcast or AllDigital Cloud) fees, as well as monthly recurring fees for our storage, processing, and origin transit cloud-based services. AllDigital also typically charges monthly recurring fees for the technical support and maintenance of Apps that it develops (i.e., Technical Support and App Maintenance), and that act as the front-end of a Digital Service. Non-recurring revenues typically come from platform customization and integration services, sometimes referred to as “platform on-boarding”, as well as professional services related to custom App development for targeted Devices and Device platforms (i.e., Integration Services), leveraging our App Frameworks. The term of AllDigital’s customer contracts currently range from a two-month (paid) trial to two years.

Since AllDigital’s inception, because of the complex and evolving nature of Apps, Digital Services, Digital Broadcasting Workflows, and Devices, AllDigital’s customer requirements have varied widely. Many of its customers have specific functional requirements or a specific concept to develop and manage a Digital Service to one or more target Device types and platforms. Other customers, including large enterprises, begin with only a general concept to distribute their digital media assets through a software application as a service to achieve certain objective(s). These customers typically require some level of professional services support to initially define and discover functional requirements prior to the development and launch of their Digital Services.

AllDigital Cloud

AllDigital Cloud is a unified digital broadcasting and cloud services platform. It is dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. AllDigital Cloud enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. It also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

AllDigital Cloud Platform

The AllDigital Cloud platform contains a multi-layered integrated service model. Modular service layers directly support the following: digital asset management; content management; data management; workflow services (e.g., publishing, content subscription, service automation); Application Programming Interface (“API”) management (e.g., customized data ingest/retrieval, authentication); content ingest services; cloud processing services; storage services; and media delivery services. The platform also contains service layer capabilities related to channel and account management, entitlements (e.g., eligibility) and conditional access (e.g., digital rights management). Service layer capabilities require platform customization and integration with customer and/or customer third party vendor feeds and systems. A role-based management portal serves as a control panel for customers and AllDigital to: manage their accounts; view reporting, logging, analytics, and billing statistics; and view other capabilities and information.

A series of other AllDigital Cloud platform features and capabilities also enable: (i) “plug and play” with multiple 3rd party systems and service providers; (ii) virtualized or hardware-based deployments with minimal customization, resulting in the ability to support the steady or rapid growth and scale of a Digital Service without significant manual or other system re-configuration requirements; (iii) operating efficiencies and robust service-level / system performance; and (iv) customer-driven configurations to match the needs and requirements of their specific offering.

AllDigital intends to continue to develop and mature its AllDigital Cloud platform and roadmap to add additional features and capabilities in response to customer requirements, industry trends, and overall market demand.

AllDigital Cloud Storage

AllDigital provides centralized, fault-tolerant, replicated, asset storage. Its storage platform and capabilities are based on the “cloud storage” methodology where data is stored on multiple servers located in one or more data centers typically shared by more than one customer.

The asset storage capability in AllDigital’s AllDigital Cloud Storage service layer is specifically tailored to deliver robust performance and availability for large media libraries, among other attributes. For example, the storage repository can independently scale beyond traditional storage systems in both capacity and performance. The platform also contains a parallel computing approach that overcomes common input/output bottlenecks present in other cloud storage offerings. AllDigital also offers customers standards-based access using dedicated or managed computing resources, providing AllDigital’s customers the unique ability to integrate custom features and applications into their Digital Broadcasting Workflows. AllDigital’s storage platform may be accessed through an API or a Web-based user interface.

AllDigital Cloud Processing

Cloud processing (e.g., encoding and transcoding) is a form of Internet-based computing, whereby shared resources, software and data are provided to computers, servers and other Devices on demand. In order to provide services such as the encoding and transcoding of digital media (e.g., convert a master file into a format compatible for a specific Device), AllDigital provides cloud-computing assets on the same network as its cloud-storage platform. The advantage of this model is to provide AllDigital’s customers with a low latency and cost-effective platform to execute business rules, as well as to operate and support their Digital Service.

AllDigital Cloud includes a range of content processing tools to prepare and convert digital media for multiplatform delivery. The system’s transcoding technology applies industry-standard audio and video codecs to ensure that assets will be delivered in the required output formats for all target Device platforms.

AllDigital Origin Transit

Origin transit is the service of allowing network traffic to cross or “transit” a computer network. AllDigital’s transit model focuses on optimizing the two-way delivery of data to and from a Device. Customers, or Devices, can send a single transit of data (e.g., a large file) to AllDigital’s storage platform. AllDigital refers to that transit as the “ingress” of data. Once the data is stored or prepared for targeted or widespread delivery over the Internet to one or more content delivery networks (“CDNs”), Internal Service Providers (“ISPs”), or other transport models, AllDigital “egresses” (or sends) the data to these upstream partners.

As end-user demand increases for data intensive Digital Services (e.g., hi-definition video distribution), certain ISPs are demanding extra fees from Digital Service providers for access to their network to offset the cost of providing massive spikes of data to their subscribers. AllDigital’s Origin Transit models allows its customers to send data intensive files once to the ISP as opposed to millions of ISP subscribers potentially downloading the same file directly from the Digital Service provider. The ISP can then distribute the file multiple times to their subscribers at a far lower cost of delivery and distribution since they generally own their own network.

Integration Services

Integration Services refers to the varying levels of professional services required to customize and integrate the AllDigital Cloud platform to support a Digital Service with a customer’s proprietary systems and/or other specific requirements. This is sometimes referred to as “platform on-boarding.” Integration Services also refers to custom App development for targeted Devices. With each App serving as the front-end of a Digital Service, professional services associated with custom App development also involves integrating and Pairing each App with the AllDigital Cloud platform, or applicable platform components.

App Frameworks

AllDigital has developed a series of proven mobile, desktop, and connected television advanced App frameworks. It has developed and continually improved these App frameworks through a variety of customer experiences, and as a byproduct of its learning related to the complex and evolving nature of Apps, Digital Services, Digital Broadcasting Workflows, and Devices. AllDigital’s library of App frameworks enables the highly cost-effective and timely development of high quality, secure, and reliable Apps and Digital Services across a large and fragmented market of Devices types and platforms.

Technical Support and App Maintenance

Technical Support and App Maintenance generally refers to support services, as well as AllDigital Cloud Platform support. AllDigital’s App support services generally include: level three support; quality of service monitoring and alerting; application and system maintenance; and service incident reporting and project management. AllDigital’s App maintenance services include performing ongoing software maintenance releases containing bug fixes and/or enhancements, as well as rapidly modifying and upgrading the Apps to support Device OS updates shortly after the final release of such Device OS. Technical Support also refers to supporting agreed upon platform quality of service levels throughout the term of the customer contract. AllDigital has the experience and capabilities to support a broad range of digital broadcasting solutions at the highest quality of service levels, leveraging from our robust AllDigital Cloud platform, highly scalable cloud services, and digital broadcasting infrastructure.

Sales and Marketing

AllDigital has provided and/or is actively providing services to a variety of media and entertainment, enterprise, and organization (government/non-profit) customers since it began operations in August 2009. All of AllDigital’s customers to date, through its earliest stages of operations, have largely been a result of direct sales, word of mouth or partner referrals.

To attract customers going forward, AllDigital has formulated, but only partially implemented, a marketing strategy that employs multiple channels to get its message out to likely users of its digital broadcasting solutions. These channels include highly scalable online marketing, direct business development among the target market segments, advertising through highly targeted print and electronic media, recruitment of resellers, adoption into OEM software such as content management system offerings and authoring tools, bundling and referral arrangements with industry partners that offer complementary products and services, and participation in trade shows, seminars and other educational forums directed to our target market segments.

AllDigital’s business will primarily depend on aggressive business development efforts. This will require a persistent and sustained effort to maintain relationships and communication lines with the key decision makers at AllDigital’s target customers.

Competition

The Digital Media Stack

The process of transferring data to and from a Device generally involves the origin, conversion, management, transport and delivery of that data through a distribution process. The major components of the data distribution process are collectively referred to as the digital media “stack.” Data may originate from a Digital Service or a Device, and that data must be routed over the Internet. AllDigital’s customers require a place to store, run and manage their Digital Service. They require a method to transport data to and from the target Devices and Device platforms that they support. AllDigital’s customers also frequently require technical support services, including software application maintenance and support, and data management services, to manage the ongoing Pairing of their Digital Service to one or more Devices.

Examples of companies that provide services related to, or operating within, the digital media stack include ISPs, CDNs, content management systems (“CMS”), utility computing providers, systems integrators and vertical solutions providers.

An ISP is a company that offers access to the Internet. The ISP connects to its customers using a data transmission technology appropriate for delivering Internet Protocol data over dial-up, DSL, cable modem, wireless or dedicated high-speed connections. Examples include: AT&T, Quest and Verizon.

A CDN is a system of computers containing copies of data, placed at various points in a network so as to maximize bandwidth for access to the data from clients throughout the network. A client accesses a copy of the data near to the client, as opposed to all clients accessing the same central server, to avoid bottlenecks near that server. Content types include web objects, downloadable objects (media files, software, documents), applications, real time media streams and other components of Internet delivery (DNS, routes, and database queries). Examples include: Akamai, Level 3 Communications and Limelight Networks.

CMS companies typically provide website authoring and administration tools designed to allow users to manage their media assets (such as hi-definition video files) prior to distribution over the Internet or other content delivery mechanisms. Examples include: Brightcove, Kaltura and Ooyala.

Utility computing companies provide cloud-based services such as data storage and processing. Examples include 3Par, Amazon and IBM. These companies typically focus on providing “raw” storage and processing capacity.

A systems integrator is a person or company that specializes in bringing together component subsystems into a whole and ensuring that those subsystems function together efficiently to achieve their intended objectives. Systems integrators work within and across a wide variety of industries, applications, and subsystems, and typically target as their customers Fortune 500 companies, major media brands, as well as hardware and Device manufacturers. Examples of large systems integrators include: IBM, PWC, EDS and Accenture.

Vertical solution providers are typically smaller companies that provide individual or multiple technical solutions targeted towards customer support, field services or mobile environments.

AllDigital’s Competitors

AllDigital’s core business is digital broadcasting solutions, which is an evolving business offering. AllDigital is not aware of any direct competitors offering and/or providing our comprehensive portfolio of digital broadcasting solutions. Various components of AllDigital’s product and service offering, however, are provided by several companies which operate in the digital media “stack.” For example, a CMS platform may provide tools for managing the distribution of video files, which overlaps with a subcomponent of our AllDigital Cloud Platform capabilities. CMS providers now also offer certain professional services and digital media to Device solutions that directly compete with certain subcomponents of AllDigital’s offerings and capabilities. A CDN may be AllDigital’s partner, hosting video files or other data in various data centers for a mutual client, but that CDN may also provide professional services that include ensuring the compatibility of a Digital Service with a Device, which overlaps with a subcomponent of AllDigital’s offerings and capabilities. AllDigital also competes with certain vertical solution providers and system integrators that provide individual implementations of a Digital Service to a Device.

Dependence on Certain Customers

AllDigital has served and/or is actively serving a variety of media and entertainment, enterprise, and organization (government/non-profit) customers since it began operations in August of 2009. As of December 31, 2012, AllDigital had 10 direct customers. AllDigital also acted as subcontractors for certain of these customers, servicing and supporting a total of 19 accounts. Through the year ending December 31, 2012, AllDigital’s three largest billing relationships accounted for approximately 85% of its total billings. C2 Hosting accounted for approximately 22%, Rogers Communications accounted for approximately 21%, Cox Media Group accounted for approximately 17%, Ooyalla accounted for approximately 13% and Chideo accounted for approximately 12%.

Intellectual Property

AllDigital depends on its ability to develop and maintain the proprietary aspects of its technology. AllDigital also seeks to protect its copyrights, trade secrets and other proprietary information through a combination of contractual provisions, confidentiality procedures and common law copyright and trademark principles.

AllDigital has not sought or obtained registered copyright or patent protection for any of its intellectual property. AllDigital has applied for federal registration of certain trademarks in order to develop a trademark portfolio and protect its brand. Two applications related to the registration of the word mark for ALLDIGITAL were filed on October 16, 2009. As of April 2011, both of AllDigital’s applications were approved as registered marks. AllDigital plans to explore applying for additional trademarks in 2013.

AllDigital believes that elements of its existing AllDigital Cloud platform, certain components of its advanced App frameworks, and certain new technologies under development may have patent potential. As AllDigital raises additional capital, it expects to investigate such potential, and if appropriate, commence a provisional patent application filing process.

Government Regulation

Other than business license requirements, laws and regulations applicable to substantially all business entities in the jurisdictions in which AllDigital operates, AllDigital does not need any material government approvals in connection with its businesses and is not subject to material government regulation.

Research and Development

AllDigital did not spend material amounts on research and development during fiscal years ending December 31, 2012 and 2011.

Environmental Laws

AllDigital does not use hazardous substances in its operations and has not incurred, and does not expect to incur, material costs associated with compliance with environmental laws at the federal, state and local levels.

Employees

AllDigital has twenty-two full time employees, including its five-person executive management team identified below, and one part-time employee. None of AllDigital’s employees is represented under a collective bargaining agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS – ALLDIGITAL

 This discussion contains statements that constitute forward-looking statements.  Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend” or “expect” “will” or similar words.  When considering such forward-looking statements, you should keep in mind the risk factors noted in the section of this proxy statement/prospectus/consent solicitation entitled “Risk Factors” beginning on page 17 and other cautionary statements throughout this proxy statement/prospectus/consent solicitation.  You should also keep in mind that all forward-looking statements in this section are based on AllDigital management’s existing beliefs about present and future events outside of AllDigital management’s control and on assumptions that may prove to be incorrect.

General Outlook

AllDigital expects that the need for digital broadcasting solutions will accelerate significantly over the next 2-3 years, which acceleration AllDigital anticipates will be driven by the convergence of the following two key market dynamics: (1) The market for Devices is substantial and rapidly growing, and, (2) Digital Services are increasingly critical to enterprise core business applications, are implemented to achieve a wide variety of objectives, and are rapidly proliferating. AllDigital believes that the growth of the Digital Services market will not be sustainable, however, without the creation of third party service providers that offer the digital broadcasting solutions required to successfully develop, operate and support Digital Services to a large and diverse market of Devices.

AllDigital’s ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain AllDigital’s proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize AllDigital’s portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non-profits, and (iii) AllDigital’s ability to attract and retain key sales, business and product development, and other personnel as AllDigital’s business and offerings continue to mature. AllDigital may encounter setbacks related to these activities.

Results of Operations – Quarters Ended March 31, 2013 and 2012

The following discussions are based on the consolidated balance sheets as March 31, 2013 (unaudited), and December 31, 2012, and statement of operations for the three months ended March 31, 2013 and 2012 (unaudited), and notes thereto.

The tables presented below, which compare AllDigital’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change.  The columns present the following:

•	The first two data columns in each table show the dollar results for each period presented.
•
The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns.  Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Three Months Ended March 31, 2013 (Unaudited) Compared to Three Months Ended March 31, 2012 (Unaudited)

	For the three months ended March 31,		Dollar variance favorable	% variance favorable
	2013	2012	(unfavorable)	(unfavorable)
Net sales	$1,012,107	$951,849	$60,258	6.3%
Cost of sales	610,184	643,279	33,095	5.1%
Gross profit	401,923	308,570	93,353	30.3%

Operating expenses
Selling, marketing and advertising	115,450	186,479	71,029	38.1%
General and administrative	459,774	469,495	9,721	2.1%
Total operating expenses	575,224	655,974	80,750	12.3%

Loss from operations	(173,301)	(347,404)	174,103	50.1%

Other income (expense)
Interest income	159	445	(286)	(64.3)%
Loss on disposal of assets	(194)	-	(194)	-
Other income	66,847	-	66,847	-

Total other income (expense)	66,812	445	66,367	149.1%

Loss before provision for income taxes	(106,489)	(346,959)	240,470	69.3%

Provision for income taxes	800	2,400	1,600	66.7%
Net loss	$(107,289)	$(349,359)	$242,070	69.3%

Net Sales.  Net sales increased by $60,258, or 6% in the first quarter of 2013 compared to the first quarter of 2012, due to a $27,943 increase in recurring monthly maintenance and support contracts with new and existing customers, and a $32,315 increase in recognition of percentage of completion revenue related to AllDigital’s contracts with existing and new customers.

Gross Profit.  Gross profit increased by $93,353, or 30%, in the first quarter of 2013 compared to the first quarter of 2012. The increase in gross profit resulted from an increase of $60,258 in net sales and $87,428 decrease in 3rd party contracted resources as AllDigital transitioned to more in-house personnel, offset by $53,108 increase in salaries and related expenses for new engineering and software development resources for current and upcoming projects and $1,225 increase in other costs of sales.

Selling, Marketing and Advertising Expenses. Selling, marketing and advertising expenses decreased by $71,029, or 38%, in the first quarter of 2013 compared to the first quarter of 2012. The decrease resulted from decreases of $54,407 in salary and payroll related expenses, primarily due to two fewer employees in 2013 as compared to 2012, $13,468 in advertising, $7,278 in travel, and $7,921 in other selling expenses, offset by an increase of $12,045 in consultants and outside services.

General and Administrative Expenses. General and Administrative expenses decreased by $9,721, or 2%, in the first quarter of 2013 compared to the first quarter of 2012. The decrease was primarily due to decreases of $34,072 in bad debt expense ($0 in 2013 as compared to $34,072 in 2012), $21,191 in consultants and outside services, and $7,393 in software maintenance and support, and $3,659 in other expenses, offset by increases of $30,040 in salary and payroll related expenses, $9,852 in travel, $8,932 in insurance, and $7,770 in accounting expense.

Other Income.  Other income of $66,847 was the result of a settlement with a former client.  The settlement was for $113,823, of which $46,976 was applied against open invoices.

Results of Operations 2012 and 2011

The following discussions are based on our consolidated balance sheets as of December 31, 2012 and 2011, and statement of operations and cash flows for the years ended December 31, 2012 and 2011, and notes thereto.

The tables presented below, which compare AllDigital’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change. The first two data columns in each table show the dollar results for each period presented.

The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns. Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	For the years ended December 31,		Dollar variance favorable (unfavorable)	% variance favorable (unfavorable)
	2012	2011
Net sales	$3,307,167	$2,852,350	$454,817	15.9%
Cost of sales	2,486,388	1,702,670	(783,718)	(46.0)%
Gross profit	820,779	1,149,680	(328,901)	(28.6)%

Operating expenses
Selling, marketing and advertising	600,789	267,637	(333,152)	(124.5)%
General and administrative	1,587,445	1,164,941	(422,504)	(36.3)%
Total operating expenses	2,188,234	1,432,578	(755,656)	(52.7)%

Loss from continuing operations	(1,367,455)	(282,898)	(1,084,557)	(383.4)%

Other income (expense)
Interest income	1,237	932	305	32.7%
Interest expense	(112)	(26,070)	25,958	99.6%
Other income	195,521	–	195,521	–
Organization costs write-off	–	(790,840)	790,840	100.0%

Total other income (expense)	196,646	(815,978)	1,012,624	124.1%

Loss from continuing operations before provision for income taxes	(1,170,809)	(1,098,876)	(71,933)	(6.5)%
Provision for income taxes	2,400	2,400	–	–
Net loss from continuing operations	(1,173,209)	(1,101,276)	(71,933)	(6.5)%
Income from discontinued operations	-	5,000	(5,000)	(100.0)%
Net Loss	$(1,173,209)	$(1,096,276)	$(76,933)	(7.0)%

Net Sales. Net sales increased by $454,817, or 16% for the year 2012 compared to the year 2011, due to a $341,772 increase in recurring monthly maintenance and support contracts with new and existing customers, and a $113,045 increase in recognition of percentage of completion revenue related to AllDigital’s contracts with existing and new customers.

Gross Profit. Gross profit decreased by $328,901, or 29%, for the year 2012 compared to the year 2011. The decrease in gross profit resulted from increases of $651,589 in salaries and related expenses for new engineering and software development resources for current and upcoming projects, $57,512 in 3rd party contracted resources as AllDigital transitioned to more in-house personnel, $34,548 in operating leases, $29,644 in equipment expenses, and $20,364 in licenses expenses, offset by a decrease of $9,939 in other cost of sales and an increase of $454,817 in net sales.

Selling, Marketing and Advertising Expenses. Selling, marketing and advertising expenses increased by $333,152, or 125%, for the year 2012 compared to the year 2011. The increase resulted from increases of $218,432 in salary and payroll related expenses, primarily due to the addition of one new employee in August 2011 and one in September 2011, $46,380 in advertising, $31,499 in travel, $24,480 in consultants and outside services, and the remaining $12,361 in other selling expenses.

General and Administrative Expenses. General and Administrative expenses increased by $422,504, or 36%, for the year 2012 compared to the year 2011. The increase was due to increases of $250,318 in salary and payroll related expenses, $81,844 in rent, $47,446 in software maintenance and support, $34,072 in bad debts expense, $27,747 in legal expense, $22,284 in depreciation and amortization expense, $16,078 in phone expenses, $12,800 in dues and subscriptions, $10,458 in accounting expenses, and $26,553 in other expenses, offset by decreases of $85,806 in consulting and outside services and $21,290 in travel expenses.

Interest Expense. Interest expense decreased by $25,958, or 100%, for the year of 2012 as compared to the year 2011. The decrease was due to $25,616 in interest expense that accrued on the principal balance of the outstanding notes during 2011 compared to $0 in 2012 as the notes were converted to equity in 2011.

Organization Costs Writeoff. Organization costs writeoff was $790,840 for 2011 compared to $0 for 2012. These costs were incurred in connection with AllDigital’s merger with Aftermarket Enterprises, Inc. (“Aftermarket”) in the third quarter of 2011. AllDigital determined that the value of the intangible assets identified and unidentified was $0. As such, AllDigital recorded a charge of $790,840 to its consolidated statement of operations in 2011 relating to the reverse acquisition because the value of the consideration given was in excess of the value of the assets acquired and was akin to organization costs.

Other Income. $195,000 of other income was the result of a settlement with a former client.

Discontinued Operations. Income from discontinued operations was $5,000 for 2011 compared to $0 for 2012. Income from discontinued operations during 2011 was generated from the post-merger operations of Aftermarket and the gain on the sale of the Aftermarket business to the former president of Aftermarket, which occurred on September 27, 2011.

 Liquidity and Capital Resources

As of March 31, 2013, AllDigital had current assets of $944,674, including $753,296 in cash and cash equivalents.

Cash increased $290,535 from $462,761 at December 31, 2012, to $753,296 at March 31, 2013, due primarily to net cash provided by operating activities of $299,626 in the first quarter of 2013.  Net cash provided by operating activities consisted of increases of $285,137 in deferred revenue, $70,095 in accounts payable and accrued expenses and $67,636 in noncash adjustments, offset by $107,289 operating loss, increases of $14,255 in accounts receivable and $1,697 in prepaid expenses and other current assets. Net cash used in operating activities was $74,668 for the three months ended March 31, 2012.

$10,091 in cash was used in investing activities in the first quarter of 2013 for the purchase of furniture, computer equipment and building signs.  $12,793 in cash was used in investing activities in the first quarter of 2012 for the purchase of furniture, computer equipment and building signs.

$1,000 in cash was provided by financing activities in the first quarter of 2013 due to the exercise of 4,000 options.  No cash was provided by financing activities in the first quarter of 2012.

AllDigital’s monitors its financial resources on an ongoing basis and may adjust planned business activities and operations as needed to ensure that it has sufficient operating capital. AllDigital evaluates its capital needs, and the availability and cost of capital on an ongoing basis and expects to seek capital when and on such terms as deemed appropriate based upon an assessment of then-current liquidity, capital needs, and the availability and cost of capital. Given AllDigital’s early stage of operations, AllDigital does not expect that bank or other institutional debt financing will be available. AllDigital expects that any capital it raises will be through the issuance of equity securities, warrants or similar securities. As of March 31, 2013, AllDigital did not have any commitments to provide financing. AllDigital believes that it will be able to obtain financing when and as needed, but may be required to pay a high price for capital. On October 9, 2012, AllDigital announced that it signed an engagement letter with Merriman Capital, Inc., an investment banking firm, to function as its capital markets advisor.  Merriman will advise AllDigital on various strategic matters, including potentially raising capital.  AllDigital does not have any commitments to provide capital.

AllDigital believes that at the current level of revenue and expenses, it will have sufficient capital for the next twelve months.  However, AllDigital is seeking to accelerate its revenue growth and may participate in strategic joint ventures or acquisitions.  In addition, it is possible that AllDigital’s revenue may significantly decrease from current levels and that AllDigital’s expenses may significantly increase from current levels.  As a result, it is likely that AllDigital will seek to raise capital in 2013.  AllDigital may be unable to raise capital.  If AllDigital is able to raise capital, it may have to issue shares at a discount from market prices or otherwise in a highly dilutive manner.

MANAGEMENT

Executive Officers and Directors of AllDigital

The following table sets forth the names, ages and positions of AllDigital’s current executive officers and directors.  For information on the directors expected to serve as directors of the combined company effective as of the effective time of the merger, see “Executive Officers and Directors of Broadcast.”

Name	Age	Position
Paul Summers	47	Chairman of the Board of Directors and Chief Executive Officer
Timothy Napoleon	38	Chief Strategist
Stephen Smith	45	Vice President of Network Services and Director
John Walpuck	51	COO and CFO
David Williams	49	Director
Konstantin Wilms	41	Chief Architect

Executive Officers and Directors of Broadcast

The following table sets forth the names, ages and positions of Broadcast’s current executive officers and directors as well as the executive officers and directors of Broadcast who will be appointed at the effective time of the merger.

Name	Age	Position
William Boyd	71	Chairman of the Board
Rodney M. Tiede	51	President and Director
James E. Solomon	62	Chief Financial Officer and Secretary
R. Phil Zobrist	66	Director
Steven Ledger	53	Director
Donald A. Harris	60	Director
Paul Summers	47	Chief Executive Officer, President and Director*
John Walpuck	51	Chief Operating Officer, Chief Financial Officer*
Tim Napoleon	38	Chief Strategist*
Konstantin Wilms	41	Chief Architect*
Steve Smith	45	Vice President of Network Services*
David Williams	49	Director*
*Effective as of the effective time of the merger.

William A. Boyd has been a director since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.  Mr. Boyd’s CEO level experience with Muzak and his overall experience in satellite networks, management, operations and financing matters are qualities and expertise that were determined to be particularly useful as a member of Broadcast’s board of directors.

Rodney M. Tiede has been Broadcast’s president and a director since October 2003 and was Broadcast’s chief executive officer from October 2003 until July 2012.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary of Broadcast.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary of Broadcast.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.  Mr. Tiede has been a part of Broadcast’s operations for more than 20 years and as a result has significant knowledge, insight and understanding that he provides as a director.

James E. Solomon has been Chief Financial Officer and Secretary of Broadcast from September 2008.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon served on the Board of Directors of Nevada Chemicals, Inc., a public company, until October 2008, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a Certified Public Accountant in 1974.  Mr. Solomon’s experience in finance, accounting and business consulting, together with his role as Broadcast’s CFO and prior public company directorship, provide Mr. Solomon with expertise enabling critical input to Broadcast’s decision-making processes.

R. Phillip Zobrist has been a director of Broadcast since June 2009.  He currently manages his own investments and since 1996 has been President and Chairman of the Board of Valley Property Management, a privately held real estate management company headquartered in Las Vegas, Nevada, which he founded.  He also serves as an independent consultant for Sundance Builders, LLC, a privately held real estate construction company and serves on the board of directors of Greffex, Inc., a start up bio-technology company in Aurora, Colorado.  Mr. Zobrist was the president and CEO of a $150 million enterprise for more than ten years and gained valuable business experience in dealing with financing, employee relations, and sales and marketing that make his advice and counsel valuable for Broadcast.

Steven Ledger has been a director of Broadcast since May, 2011.  He is the Founder of, and from September, 2002 to the present has been the Managing Partner at, Tamalpais Partners LLC, a privately held company that acts as a principal investor in, and advisor to, emerging growth companies.  From August, 1999 to December, 2002 he served as co-founder and managing partner of eCompanies Venture Group, a privately held company that managed an Internet focused, strategic venture capital fund whose investors included Sprint, Disney, Earthlink and Sun America. From January, 1994 to December, 1999, Mr. Ledger served as the co-founder and managing partner of Storie Partners, L.P., a technology focused investment fund that provided early lead investment capital to Earthlink Networks and SeeBeyond Technologies Corporation (acquired by Sun Microsystems). From September, 1989 to October, 1993 Mr. Ledger was a managing partner with Kayne Anderson Investment Management. Mr. Ledger graduated from the University of Connecticut in 1982 with a BA in Economics.  Mr. Ledger’s experience with technology companies and their financing was deemed valuable to Broadcast.

Donald A. Harris was appointed to Broadcast’s board of directors in June, 2012.  He has been President of 1162 Management, the General Partner of 5 Star Partnership, a private equity firm, since June 2006.  Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September, 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997.  Mr. Harris serves on the Board of Directors of Westower Corporation, a privately held company in the wireless communications industry.  Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding qualify him as a director.

Paul Summers has served as AllDigital’s Chairman and Chief Executive Officer since late July 2011. Mr. Summers is a co-founder of AllDigital, and has served as the Chief Executive Officer and Chairman of the Board of AllDigital since its inception in August 2009. Prior to AllDigital, Mr. Summers was a co-founder of VitalStream Holdings, Inc. where he served as President and CEO from 2000 to 2004. Prior to VitalStream, Mr. Summers founded AnaServe, Inc., in 1995. Anaserve was a privately held Web hosting company that sold to Concentric Network Corporation in 1998. During the periods from 1998 – 2000 and 2004 – 2009, Mr. Summers was self-employed, managing his investments. He has over 20 years of executive management and digital media services experience. He is an alumnus of the University of Southern California where he earned a Bachelor of Science degree.  Mr. Summers was appointed as a director of AllDigital in light of his executive management experience with small public companies, his experience in the industry and his knowledge of the Company and its markets and products.

 John Walpuck has served as AllDigital’s Chief Operating Officer and Chief Financial Officer since July 2011. Mr. Walpuck began serving as a consultant to AllDigital in July 2010, and was appointed the Chief Operating Officer and Chief Financial Officer of AllDigital in December 2010. Mr. Walpuck brings over 25 years of experience in finance and general management to AllDigital. Prior to AllDigital, Mr. Walpuck served as the President and CEO of Disaboom, Inc., where he worked from 2007 to 2010. Disaboom is an online business and social network dedicated to people with disabilities. Prior to Disaboom, from 2005 to 2007, he served as the Senior Vice President and Chief Financial Officer of Nine Systems Corporation, a digital media services company acquired by Akamai (NYSE: AKAM) in 2007. Mr. Walpuck has an MBA from the University of Chicago. He is a CMA, CPA and holds other professional certifications.

Tim Napoleon has served as AllDigital’s Chief Strategist since February 2012 and a director since July 2011. Mr. Napoleon is a co-founder of AllDigital, Inc. and served as Vice President of Media Services of AllDigital, Inc. from its inception in August 2009 until July 2011 and in the same position for AllDigital Holdings until February 2012. In February 2012, he was appointed Chief Strategist of AllDigital Holdings, and no longer serves in the capacity of Vice President of Media Services. Prior to AllDigital, Mr. Napoleon was the Chief Strategist, Media and Entertainment, for Akamai Technologies, Inc. (NYSE: AKAM), where he worked from 2005 until August 2009. Prior to Akamai, Mr. Napoleon was the Vice President of Business Development at VitalStream Holdings, Inc., where he worked from 2000 to 2005. Mr. Napoleon’s career background thus far has been as a digital media product architect, as well as a marketing and business development executive in the online media and entertainment industries for the past 10 years. Mr. Napoleon received his MBA from the University of Southern California’s Marshall School of Business after earning a Bachelor of Arts degree in Communications from the California State University at Fullerton.

Konstantin Wilms has served as AllDigital’s Chief Architect since July 2011. Mr. Wilms has over 16 years of experience in the design, development and deployment of media delivery systems in a range of markets including mobile, satellite, content delivery, encryption, and IPTV networks. Prior to AllDigital, Mr. Wilms served as Chief Architect at StreamingMediaHosting from 2008 through 2011, and was responsible for the architecture, design and development of the entire end-to-end service, which won multiple awards as the best American Content Delivery Network. Prior to this, he served in senior engineering roles at Logic Innovations and News Digital Systems amongst others. He has served on broadcast standards committees including OASIS-CAP (which defined the new post-9/11 Emergency Alerting Standard for the USA), and the ATSC A/92 (which defined the Data Broadcast standard for digital delivery of IP data over terrestrial networks for the USA, Canada, Mexico, South Korea, and Honduras). Mr. Wilms earned his Bachelor of Science degree (Hons) from Nelson Mandela University.

Steve Smith has served as AllDigital’s Vice President of Network Services and a director since July 2011. Mr. Smith is a co-founder of AllDigital, and has served as the Vice President of Network Services and a Director of AllDigital since September 2009. Mr. Smith has over 25 years of highly specialized experience in a wide variety of storage technologies, hosting applications and digital broadcasting solutions delivery technologies. From October 2006 to September 2009, Mr. Smith was the Founder and President of HCI, which provided specialized technical and security-intensive management services for a variety of Internet-based companies. Prior to HCI, Mr. Smith served as the CTO of VitalStream Holdings, Inc.'s integrated content services business unit, where he worked from 2000 through October 2006.

David Williams has been a director of AllDigital since September 2011.  Mr. Williams is presently the president and owner of Advanced Dental Designs, a specialty manufacturer of precision dental equipment, where he has worked since 2009.  Prior to this, from 2006 to 2009, he was the Manager of Affiliate Operations for Google, where he oversaw a national team managing 1,600 radio stations as part of Google’s ad network.  From 2005 to 2006, Mr. Williams was the Manager of Affiliate Operations at dMarc Broadcasting (acquired by Google for $475M cash).  From 2001 to 2005, he was the VP of Operations at VitalStream, where he managed several teams responsible for solutions deployment, customer service and network operations.  Before VitalStream, Mr. Williams had co-founded SiteStream along with Steve Smith, which was later acquired by VitalStream.  Mr. Williams received his MBA in Finance from Wharton Business School and received his Bachelor of Science degree in Business Administration with an accounting major from the University of Southern California.  Mr. Williams was appointed as a director of AllDigital in light of his experience in of the industry.

Broadcast’s directors generally serve until the next annual or special meeting of stockholders held for the purpose of electing directors.  Broadcast’s officers generally serve at the discretion of the board of directors.

In connection with the merger and as required by the merger agreement, it is anticipated that Messrs. Tiede and Solomon will resign as officers, and Messrs. Boyd, Tiede, Zobrist and Ledger will resign as directors, effective as of the effective time of the merger.  At the same time, it is anticipated that Messrs. Summers, Walpuck, Napoleon, Wilms and Smith will be appointed as executive officers of Broadcast and Messrs. Summers and Williams will be appointed to serve as directors of Broadcast.

Board and Committee Matters

During 2012, Broadcast’s board of directors held twelve meetings and took four separate actions by unanimous written consent resolution.  Each serving director attended at least 75% of the board meetings .  The board of directors is accountable to Broadcast stockholders to build long-term financial performance and value.  The board of directors’ responsibilities include overseeing the business and affairs of Broadcast, hiring and evaluating its chief executive officer; providing guidance, counsel and direction to management in formulating and evaluating operational strategies; monitoring company performance and capital requirements; and ensuring adherence to ethical practices and compliance with federal and state laws, including providing full and fair disclosure to stockholders pursuant to SEC regulations.  Broadcast encourages, but does not require, directors and director nominees to attend stockholder meetings.

Broadcast maintains an audit committee and a compensation committee of the board, each of which is discussed below.  Broadcast’s board of directors has determined that each of its current directors is “independent” under the Marketplace Rules of the NASDAQ listing standards, except for Mr. Tiede, Broadcast’s president.  The board has made no determination with regard to the three new directors to be appointed at the effective time of the merger, but Paul Summers will not be an independent director as the terms of the merger agreement require that he be appointed as the Chief Executive Officer and President of Broadcast effective as of the effective time of the merger.

Broadcast does not have a nominating committee of the board.  Because all Broadcast directors participate in the consideration of director nominees, Broadcast’s board believes that such a committee is not necessary at this time.  Broadcast does not have a formal policy concerning stockholder recommendations of candidates for board of director membership.  Broadcast’s board believes that a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by stockholders.  Broadcast stockholders may recommend candidates by writing to Broadcast’s Secretary at its principal offices: 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 , giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Stockholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31 for the next year’s annual meeting of shareholders.

Audit Committee and Financial Expert

Broadcast’s audit committee currently includes Messrs. Boyd and Zobrist.  Mr. Boyd serves as chairman of the audit committee.  The functions of the audit committee include engaging an independent registered public accounting firm to audit Broadcast’s annual financial statements, reviewing the independence of Broadcast’s auditors, the financial statements and the auditors’ report, and reviewing management’s administration of Broadcast’s system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the Broadcast audit committee charter is available to security holders on Broadcast’s website at www.brin.com.  The board has determined that each of the current members of the audit committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards and Section 10A(m)(3) under the Exchange Act.

Broadcast’s board of directors has determined that Mr. Boyd meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Membership in the Broadcast audit committee following the merger will be determined following the merger by Broadcast’s post-merger board of directors.

Compensation Committee

Broadcast’s compensation committee currently includes Messrs. Boyd and Zobrist.  Mr. Zobrist serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers, evaluating the effectiveness of Broadcast’s compensation practices, evaluating and approving the compensation of Broadcast’s executive officers, recommending compensation for board members, and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  Broadcast’s board of directors has adopted a written compensation committee charter.  A current copy of the compensation committee charter is available to security holders on Broadcast’s website at www.brin.com.  The board has determined that each of the members of the compensation committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Membership in the Broadcast audit committee following the merger will be determined following the merger by Broadcast’s post-merger board of directors.

Board Leadership

The role of chairman of the board of directors and principal executive officer are held by separate people at Broadcast.  Mr. Boyd, who is not an officer of Broadcast, serves as the chairman of Broadcast’s board of directors while Mr. Tiede is Broadcast’s principal executive officer.

Communication with the Board

Broadcast has not, to date, developed a formal process for stockholder communications with the board of directors.  Broadcast believes that its current informal process, in which any communication sent to the board of directors, either generally or in care of the chief executive officer, secretary or other corporate officer or director, is forwarded to all members of the board of directors, has served the board’s and the stockholders’ needs.

Conflicts of Interests

On an annual basis, each Broadcast director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcast, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Under Broadcast’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to Broadcast’s code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of Broadcast’s directors are subject to general fiduciary standards to act in the best interests of Broadcast and its stockholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the board.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires Broadcast’s directors and executive officers, and persons who own more than 10% of its common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Broadcast common stock and other equity securities.  Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To Broadcast’s knowledge, during the year ended December 31, 2012, its directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, although on two occasions filings for all of Broadcast’s directors’ filings were late.

Code of Ethics

Broadcast has adopted a code of ethics for its principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics is included on Broadcast’s website at www.brin.com.

Compensation of Directors

For a discussion of the compensation of Broadcast directors, please see the section entitled “Director Compensation” beginning on page 147.

COMPENSATION DISCUSSION AND ANALYSIS – BROADCAST

Throughout this section, the individuals who served as Broadcast’s chief executive officer and/or president and chief financial officer during 2012 are collectively referred to as the “named executive officers.”

Broadcast’s compensation committee has overall responsibility to review and approve Broadcast’s compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to Broadcast’s chief executive officer and/or president, or CEO/President and its chief financial officer, or CFO.  The compensation committee oversees the administration of Broadcast’s long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to Broadcast’s board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at its expense, outside counsel, experts, compensation consultants and other advisors as needed.

2012 and 2011 Company Performance.  Because of the stage of Broadcast’s development, the compensation committee looks at various factors in evaluating the progress Broadcast has made and the services provided by the named executive officers.  In considering executive compensation, the compensation committee noted certain aspects of Broadcast’s financial performance and accomplishments in 2012 and 2011 including the following:

•
Operations.  Broadcast’s revenues decreased approximately 11% from $8,446,082 in 2011 to $7,523,624 in 2012, which was principally the result of decreased services provided for its largest customer in 2012.  This customer has more retail locations than all of Broadcast’s other existing customers combined.  Broadcast was able to install its proprietary digital signage delivery and management hardware and software, which incorporates portions of Broadcast’s CodecSys software, at approximately 2,500 locations and managed approximately 33,000 screens for this customer as of December 31, 2012.  For the first time, Broadcast did not receive a 100% vendor rating by the client.  During the twelve months ended December 31, 2012, Broadcast’s license fees revenue increased by $396,847, revenue from studio and production services increased by $137,606 and revenue from web services and other services increased by $142,388.  However, these increases in revenues were offset by a decrease in system sales and installation revenue of $1,588,277, almost all of which resulted from fewer work orders from Broadcast’s largest customer.

•
CodecSys Milestones.  Broadcast’s executive officers also made significant progress on the development of the CodecSys technology.  In 2011, Broadcast added Fujitsu North America to its list of technology partners and sales channel partners.  Broadcast trained salesmen and sales engineers for Fujitsu as an integral part of Fujitsu’s sales initiative for 2012, which has yielded no significant revenues.  Fujitsu joins IBM, Microsoft, and HP as large companies that have included Broadcast’s video compression technology as a video compression solution and have proceeded with sales presentations and testing with their large video customers, which include large broadcasters, cable companies, and satellite companies.

•
During 2011 and 2012, Broadcast expanded the installed base of test locations of its CodecSys version 2.0 to over 35 locations consisting principally of large international telecommunication companies and have moved toward contract with most of the test sites.

•
In December 2011, Broadcast entered into its first customer agreement with a cable company located in Mexico to utilize CodecSys technology in providing an “over-the-top” product offering to the cable company’s subscribers.  CodecSys was installed at the cable company and is operational in providing the service.  During 2012, Broadcast continued its development of this opportunity, and although there have not been material revenues generated from the contract, it is important because it represents the first commercial installation of Broadcast’s CodecSys product.

Compensation Philosophy. Broadcast’s general compensation philosophy is designed to link an employee’s total cash compensation with Broadcast’s performance, the employee’s department goals and individual performance.  Given Broadcast’s stage of operations and limited capital resources, it is subject to various financial restraints in its compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to Broadcast’s performance creates an environment in which employees are stakeholders in Broadcast’s success and, thus, benefits all stockholders.

Executive Compensation Policy.  Broadcast’s executive compensation policy is designed to establish an appropriate relationship between executive pay and annual performance, long-term growth objectives, individual performance of the executive officer and ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through Broadcast’s long-term incentive plan.  The compensation committee believes that cash compensation in the form of salary and bonus provides executives with short-term rewards for success in operations.  The compensation committee also believes Broadcast’s executive compensation policy and programs do not promote inappropriate risk-taking behavior by executive officers that could threaten the value of the company.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all other senior management personnel. The CEO/President annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee is charged with the responsibility of ensuring a consistent compensation plan throughout the company and providing an independent evaluation of the proposed adjustments or awards at all levels of management.  As such, the compensation committee has determined that it have the discretion to modify or adjust any proposed awards and changes to management compensation to be able to satisfy these responsibilities.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

base salary; and

performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been compensated fairly relative to similarly situated executives, and approved decreases in 2012 to the base salary of the CEO/President and CFO.  In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability. No cash bonuses were paid for 2012 due to fiscal restraints and no restricted stock units were issued to executive officers.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on Broadcast’s long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in Broadcast through grants of options to purchase Broadcast common stock.  No stock options or restricted stock units were granted during 2012 to any of the named executive officers.  The board made awards of stock options to other employees under Broadcast’s equity incentive plan.

All awards made under Broadcast’s equity incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  Broadcast provides no perquisites to its named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  Broadcast maintains a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by Broadcast in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer/President.  For the fiscal year ended December 31, 2012, Broadcast paid Rodney M. Tiede, CEO/President, a salary of $225,690, representing a decrease from a salary of $250,690 paid to Mr. Tiede in the fiscal year ended December 31, 2011. The compensation committee met with Mr. Tiede twice during 2012 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.  The compensation committee also considered the continuing economic recession and market conditions in determining the compensation of the CEO/President or other management personnel.

In April 2004, Broadcast and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by Broadcast or Mr. Tiede.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in Broadcast’s stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in Broadcast’s other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of Broadcast capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in Broadcast shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In September 2008, Broadcast and Mr. Solomon entered into an employment agreement covering Mr. Solomon’s employment for a term commencing upon the execution thereof and continuing until December 31, 2011.  The contract continues for additional terms of one year each until terminated by Broadcast.  The agreement calls for payment of a gross annual salary of not less than $225,000, payable in equal bi-weekly installments for the year ended December 31, 2008, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Solomon shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Solomon during the previous fiscal year.  The agreement also provides for participation in Broadcast’s stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in Broadcast’s other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of Broadcast capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Solomon shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in Broadcast shareholders exchanging their shares for stock or other consideration, Mr. Solomon shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

On January 6, 2013, Broadcast entered into an Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, modifying their respective existing employment agreements described above as follows:  the salary of each officer is reduced to $180,000 per year, each officer’s employment is terminable at will, each officer is to report to the executive committee of the board of directors, each officer’s termination and change of control benefits are terminated, each officer waives his accrued vacation benefits, each officer and Broadcast grant each other mutual releases, and Broadcast agrees to issue to each officer 529,100 shares of Broadcast common stock if such officer remains employed by Broadcast for 60 days following January 6, 2013, or if such officer is terminated by Broadcast at any time following January 6, 2013.

Stock Option Plans

Under Broadcast’s 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon the anniversary date of the grant.  Should an employee’s director’s or consultant’s relationship with the company terminate before the vesting period is completed, the unvested portion of each grant is forfeited.  Broadcast continues to maintain and grant awards under the 2004 Plan which will remain in effect until the earlier of its expiration by its terms or its termination as required by the merger agreement. The number of unissued stock options authorized under the 2004 Plan at December 31, 2012 was 3,779,508.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become Broadcast’s primary plan for providing stock-based incentive compensation to its eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 774,867 at December 31, 2012.

The purpose of Broadcast’s incentive plans is to advance the interests of Broadcast stockholders by enhancing Broadcast’s ability to attract, retain and motivate persons who are expected to make important contributions to the company by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of Broadcast’s stockholders.  These plans are designed to provide Broadcast with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of common stock.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2012, 2011 and 2010.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  Broadcast has omitted in this report certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations. The amounts shown as salary in the following table for 2010 include an amount equal to 10% of total salary for each executive which had been accrued for 2009, but the payment was deferred and paid and included in 2010 compensation shown below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Restricted Stock Unit Awards ($)	All Other Compensation ($)(1)	Total ($)

Rodney M. Tiede President & Chief Executive Officer*	2012 2011 2010	$225,690 250,690 273,078	-- -- --	-- -- --	-- $555,000 --	$4,841 7,333 7,333	$230,531 813,023 280,411
James E. Solomon Chief Financial Officer and Secretary	2012 2011 2010	$256,980 256,980 283,270	-- -- --	-- -- --	-- $333,000 --	$9,494 10,200 11,331	$240,974 600,180 294,601
(1)
The amounts shown in column (g) reflect for each named executive officer matching contributions made by Broadcast to its 401(k) employee retirement plan.  The amounts shown in column (g) do not reflect premiums paid by Broadcast for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

*	From and after July 16, 2012, Mr. Tiede served as Broadcast’s president and no officer held the title of chief executive officer.

Other Compensation

Broadcast does not have any non-qualified deferred compensation plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of shares or Units of Stock that have not Vested ($)	Number of Unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Rodney M. Tiede	50,000	--	2.25	04/28/2014	--	--	--	--
James E. Solomon	75,000 25,000	-- --	2.25 1.17	09/15/2015 12/27/2016	--	--	--	--

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive of prior employment agreements is summarized below. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination if it were to occur as of such date. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

As discussed above, Broadcast entered into an Amendment and Settlement Agreement with each of the named executive officers on January 6, 2013, that terminated each officer’s change of control benefits as of such date.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•	salary;

•	grants under Broadcast’s stock option and equity plans, subject to the vesting and other terms applicable to such grants;

•	amounts contributed and vested under Broadcast’s 401(k) plan; and

•	unused vacation pay.

In addition to the amounts above, pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, modifying their respective employment agreements, Broadcast agreed to issue each of Mr. Tiede and Mr. Solomon 529,100 shares of common stock if such officer is terminated by Broadcast at any time following January 6, 2013.  All other termination benefits and severance benefits for Mr. Tiede and Mr. Solomon, except for those set forth in this section, were terminated as of January 6, 2013.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, that Broadcast may have in effect from time to time.  Broadcast currently maintains a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $300,000.

Payments Made Upon a Change of Control

As of December 31, 2012, if there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede and Mr. Solomon may each elect to terminate employment and would receive under the terms of their employment agreements:

•	a lump sum severance payment up to the sum of two years of the base salary;

•	any bonus compensation earned, if any; and

•
If the change of control event results in Broadcast stockholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to stockholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to stockholders were $3.00 and the pre-announcement share price were $1.50, Mr. Tiede and Mr. Solomon would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, Mr. Tiede would receive a lump sum payment of $500,000 and Mr. Solomon would receive a lump sum payment of $510,000.  In addition, they would be entitled to receive the share price differential, if any, as discussed above.

As discussed above, Broadcast entered into an Amendment and Settlement Agreement with each of the named executive officers on January 6, 2013, that terminated each such officer’s termination and change of control benefits as of such date.  As a result, neither Mr. Tiede nor Mr. Solomon will receive any payment upon consummation of a change of control.

Non-compete Agreement

Included in Mr. Tiede’s and Mr. Solomon’s employment agreements is a two year non-compete agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of Broadcast’s executive officers served as a member of the compensation committee or as a director of any other company during 2012.

Director Compensation

Broadcast uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its board of directors.  In setting director compensation, Broadcast considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by Broadcast of members of the board.

Broadcast’s non-employee directors generally receive fees of $48,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or restricted stock units) of Broadcast common stock with an exercise price equal to the fair market value of the stock on the date of grant.  Given Broadcast’s financial condition in 2012, the board approved and the non-employee directors accepted the 2012 compensation set forth in the director summary compensation table below.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  The chairman of the board and the chairman of each of the audit and compensation committees receive no additional fees for serving in such capacities. There is no additional compensation for meeting attendance.  Directors who are employees of Broadcast receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  All restricted stock units granted to outside directors are immediately vested and are settled by the issuance of Broadcast common stock upon their respective retirements from the board of directors.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.  The directors voluntarily deferred a significant portion of their 2012 cash compensation and agreed to receive common shares of Broadcast in 2013 in payment of the accrued directors’ fees.

Director Summary Compensation Table

The table below summarizes the compensation paid by Broadcast to its directors for the fiscal year ended December 31, 2012.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Options/Awards ($)	Restricted Stock Units ($) (2)	Total ($)
William Boyd	$27,000	--	$ 7,000	$34,000
Mark F. Spagnolo(3)	27,000	--	7,000	34,000
Rodney M. Tiede (4)	--	--	--	--
R. Phil Zobrist	27,000	--	7,000	34,000
Steven Ledger	27,000		7,000	34,000
Donald A. Harris (5)	6,500	--	37,500	44,000

(1)	Of the fees earned, $15,000 was accrued and remained unpaid to each of Messrs. Boyd, Spagnolo, Zobrist and Ledger and $6,500 was accrued and remained unpaid to Mr. Harris at December 31, 2012.
(2)
Each of Messrs. Boyd, Spagnolo, Zobrist and Ledger were granted a total of 58,553 restricted stock units with an estimated value of $7,000.  Mr. Harris was granted a total of 155,921 restricted stock units with an estimated value of $37,500, including 100,000 restricted stock units upon his appointment to Broadcast’s board of directors.

(3)	Mr. Spagnolo resigned from the board of directors effective February 12, 2013.
(4)	Mr. Tiede receives no compensation for serving as a director, but is compensated in his capacity as Broadcast’s CEO/President.
(5)	Mr. Harris was appointed to Broadcast’s board of directors in June 2012.

EXECUTIVE COMPENSATION INFORMATION – ALLDIGITAL

Compensation Processes and Procedures

Because of AllDigital’s early stage of operations and limited resources, its process for determining compensation is informal. AllDigital does not have a compensation committee or a compensation committee charter. AllDigital has not, and in the near future does not expect to, engage a compensation consultant with respect to compensation. Compensation decisions are made by the entire board of directors of AllDigital, including Paul Summers, its Chief Executive Officer, based upon the board of directors’ subjective determination of what salaries AllDigital can afford with its limited resources and what level of equity-based compensation is necessary to attract and retain key personnel. Based upon the subjective knowledge of the industry and other public companies, AllDigital believes that its salaries currently in place or proposed for its executive officers are below market. In the future, particularly as AllDigital hires outside personnel without significant equity stakes, AllDigital expects that the cash portion of the compensation for new, and possibly existing, executives will increase.

Summary Compensation Table

The following table sets forth the total compensation of AllDigital’s “named executive officers”, which include (i) any person who served as AllDigital’s Chief Executive Officer during the most recent fiscal year, and (ii) the two most highly compensated other executive officers whose total compensation exceeded $100,000 during either of the last two fiscal years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)(2)	Total ($)
Paul Summers	2012	$144,000	$0		$0	$18,000	$26,468	$188,468
Chief Executive Officer(4)	2011	$130,000	$5,000		$0	$12,000	$28,238	$175,238
Tim Napoleon	2012	$144,000	$0	$0	$0	$18,000	$27,942	$189,942
Chief Strategist(4)	2011	$129,932	$5,000	$0	$0	$12,000	$27,442	$174,374
John Walpuck,	2012	$144,000	$0	$0	$84,079	$18,000	$0	$246,079
CFO and COO (4)	2011	$150,000	$5,000	$0	$90,313	$12,000	$0	$257,313

(1)	Information with respect to employment agreements is set forth in “Executive Employment Agreements, Termination of Employment and Change of Control Arrangements” below.

(2)
The value of equity awards was calculated based on the aggregate grant date fair value of $.17 per share and computed in accordance with FASB ASC Topic 718. For information on assumptions used in calculating such value, see the Financial Statements, Note 7 Stockholders’ Equity -- Stock Options.

(3)	Represents a reimbursement of health insurance costs.

(4)	Assumed office in July 2011 in connection with the Aftermarket Merger.

Executive Employment Agreements, Termination of Employment and Change of Control Arrangements

AllDigital entered into employment agreements with each of the named executive officers as of August 1, 2011, each of which was amended as of June 28, 2013.  Except for differences in the titles and duties of the executive officers and as otherwise described below, each of the employment agreements is in the same form.

The employment agreements provide for a minimum salary of $144,000 per annum for each of the executive officers.  As amended, the employment agreement provide that the base salaries of the executive officers will be increased by a minimum of 15% within 60 days of the date AllDigital and its consolidated affiliates achieves a cash and modified accounts receivable level of $3,500,000.

Pursuant to each the employment agreements, the executive officer is entitled to the minimum base salary specified in the prior paragraph and an annual bonus target opportunity equal to 50% of his base salary upon achievement of certain performance measures on a quarterly basis, and standard health and other benefits. The executive officer’s employment relationship is “at-will.” The employment agreement includes a provision relating to the protection of confidential information, a covenant by the executive officer to work and reside in Orange County, California, a non-competition covenant during the term of his employment and a 12-month non-solicitation covenant. Under the employment agreement, if the executive officer’s employment is terminated by him for good reason, which includes, (a) a material change in the terms and conditions of his employment, (b) a change in the principal place of employment materially increasing his commute time, or (c) any other event that is a functional equivalent of an involuntary termination and which falls within the safe-harbor provisions related to termination for good reason set forth in the regulations implementing Section 409A of the Internal Revenue Code, he is entitled to a severance benefit equal to his base salary and health benefits for one year. If the executive officer is terminated by AllDigital without cause, he is entitled to a severance benefit equal to his base salary and health benefits for one year. None of the executive officers are entitled to any severance if his employment is terminated at any time by AllDigital with cause or by the executive officer without good reason.

In addition to the foregoing, Mr. Walpuck’s employment agreement includes a provision under which the vesting of his unvested stock options automatically accelerates upon a change of control.  Mr. Walpuck has waived the application of this provision with respect to the proposed merger with Broadcast.

Change of Control Compensation

Golden Parachute Compensation -- AllDigital

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for AllDigital’s named executive officers based on the proposed merger, assuming that the merger is completed on May 31, 2013 and each of the named executive officers is terminated without cause on the same day.

Golden Parachute Compensation—AllDigital(1)

Named Executive Officer	Cash	Equity/ Performance Awards	Pension / NQDC	Perquisites / Benefits	Tax Reimburs- ement	Total(3)
Paul Summers, Chief Executive Officer	$ 0	$0	$0	$0	$0	$0
Tim Napoleon, Chief Strategist	$ 0	$0	$0	$0	$0	$0
John Walpuck, CFO and COO	$ 0	$0(2)	$0	$0	$0	$0

(1)
Represents amounts payable by AllDigital, Inc. under its existing agreements with the named executive officers.  None of the named executive officers has entered into an employment agreement with Broadcast.

(2)
Because Mr. Walpuck has waived the application of a provision in his employment agreement that would have caused certain unvested options to become exercisable upon closing of the merger, the value of such provisions is reported as zero.  Had Mr. Walpuck not waived the application of such accelerated vesting provision, the value would have been reported as $497,556, which represents the value of 695,208 unvested options to purchase AllDigital common stock held by Mr. Walpuck, the vesting of which is accelerated upon the closing of the merger.  The value of each such option is determined as the amount by which $1.01, the average closing market price for AllDigital’s common stock over five business days following the announcement of the merger on January 7, 2013 (during which period no actual trading occurred), exceeds the exercise price of the such option.  Any options that were not in the money using the average closing price for such five-day period are excluded.

(3)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

The tabular disclosure does not include information with respect to cash severance that the named executive officers may be entitled to upon termination of their employment without cause or for good reason because such provisions do not reference and are not affected by change of control events.  For information on the general severance benefits of the named executive officers if their employment is terminated under specified circumstances, see  “Executive Compensation Information – ALLDIGITAL–Executive Employment Agreements, Termination of Employment and Change of Control Arrangements”.   None of the named executive officers is entitled to any pension, perquisite, tax reimbursement of similar benefits in connection with the termination of their employment.

Non-Equity Incentive Plans

Under their employment agreements, each of AllDigital’s executive officers is entitled to an annual bonus target opportunity equal to 50% of his base salary (or $72,000) upon achievement of certain corporate-level performance criteria. The criteria are set in advance of each calendar quarter, and the independent director of AllDigital’s board of directors determines following each quarter whether the criteria have been met and bonuses should be paid. AllDigital’s board of directors approved Management Bonus Opportunity (MBO) bonus programs for the first, second, and third quarters of 2012 for the four executive officers. The MBO targets for the first quarter of 2012 were based upon current assets and current ratio targets to be realized at the end of the quarter. The MBO targets for the second and third quarters of 2012 were based upon cash equivalents and current ratio targets to be realized at the end of each quarter. The MBO targets were met for the first quarter of 2012, but were not met for the second and third quarters of 2012. Bonuses of $18,000 were paid to each of the executive officers with respect to 2012.

For 2013, AllDigital’s board of directors determined that, due to the manner in which expenses associated the merger may affect current ratio, cash equivalent and other possible targets, quarterly bonuses would be given in the discretion of the independent director on AllDigital’s board of directors. Quarter MBO plans will identify criteria that the independent director will consider in exercising his discretion, but he will have broad discretion in deciding whether to award, or not award, quarterly bonuses.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by AllDigital’s named executive officers as of December 31, 2012:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Walpuck	906,250	593,750	(1)	-	$0.25	07/28/2021	-	-	-	-
John Walpuck	119,583	290,417	(2)	-	$0.25	11/02/2021	-	-	-	-

(1)	Vest at 31,250 per month through July 2014

(2)	25% vested in October 2011, the balance vest equally over the following 36 months

None of AllDigital’s named executive officers held any equity awards as of December 31, 2012.

Compensation of AllDigital Directors

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Williams	$0	$0	$12,750	$0	$0	$0	$12,750

(1)
The value of equity awards was calculated based on the aggregate grant date fair value of $.17 per share and computed in accordance with FASB ASC Topic 718. For information on assumptions used in calculating such value, see the Financial Statements, Note 7 Stockholders’ Equity -- Stock Options.

Paul Summers, Timothy Napoleon and Steve Smith did not receive any compensation as directors of AllDigital as they are compensated as executive officers.

In 2011, AllDigital granted David Williams a total of 150,000 options to purchase common stock at an exercise price of $0.25 per share during a ten-year term. 75,000 options vest one year after grant date and 75,000 options vested upon two years of service on AllDigital’s board of directors, provided that Mr. Williams is elected or re-elected at a shareholder meeting to continue to serve as a member of AllDigital’s board of directors through the two years after grant date. In the event Mr. Williams serves on AllDigital’s board of directors for a period between one and two years, the remaining 75,000 options will be vested pro-rata for the period between one and two years of service. The options have a fair value of $0.17 each.  David Williams received no AllDigital options in 2012.

EXCHANGE OFFERS

The merger agreement requires that Broadcast use commercially reasonable efforts to cause the termination, prior to the closing of the merger, of all Broadcast warrants (except for 2,525,980 warrants of Broadcast identified in the merger agreement), notes and options, whether by way of exercise, conversion, surrender or exchange for shares of Broadcast common stock.  Broadcast anticipates engaging in exchange offers for such warrants, notes and options whereby the holders of such securities will receive shares of Broadcast common stock in exchange for the termination of those securities.  It is a condition of the merger agreement that Broadcast warrants (except for 2,525,980 warrants of Broadcast identified in the merger agreement) and options outstanding immediately prior to the effective time of the merger be exercisable for no more than 2,000,000 shares of Broadcast common stock (on a pre-reverse-stock-split basis) and that there be no Broadcast notes outstanding unless such notes will convert into shares of Broadcast common stock at the effective time of the merger.  Broadcast expects to issue approximately 210,611,060 shares of its common stock in the exchange offers, which shares would represent approximately 63% of Broadcast’s issued and outstanding common stock (assuming the exercise or conversion of warrants, options and other derivative securities) immediately following the closing of the exchange offers and immediately prior to the consummation of the merger.  The shares of Broadcast common stock that will be issued in the exchange offers are being registered under this registration statement.

Broadcast anticipates conducting three separate exchange offers such that one exchange offer will be made to holders of Broadcast notes, one exchange offer will be made to holders of Broadcast warrants (except for 2,525,980 warrants identified in the merger agreement) and one exchange offer will be made to holders of Broadcast options.  Holders of securities subject to the exchange offers will receive detailed information from Broadcast in the form of a copy of the Schedule TO filed with the SEC with respect to such exchange offer.

Each of the exchange offers will be held open for no less than 20 business days, and Broadcast may extend the closing of the exchange offers.  The closing of the exchange of securities in each exchange offer will be contingent upon, and effective immediately prior to, the effective time of the merger.  If the merger does not occur, the exchange offers will not close, and the exchange offers and any agreement to exchange securities under the exchange offers will terminate if the merger agreement is terminated.

The exchange offer made with respect to outstanding Broadcast notes will offer to exchange the notes and all principal and interest outstanding thereunder for a number of shares of Broadcast common stock determined by dividing the amount of principal and interest outstanding under a given note by a stated per share price.  The exchange offers made with respect to outstanding Broadcast options and warrants will offer to exchange such options and warrants for an amount of shares determined by a formula that takes into account the exercise price and number of shares underlying such option or warrant.

RELATED PARTY TRANSACTIONS — BROADCAST

In January 2011, Broadcast granted options to Leon Frenkel, the holder of its $1.0 million unsecured convertible note and a greater-than-5% stockholder of Broadcast, to acquire up to 500,000 shares of Broadcast common stock for services performed pursuant to a consulting agreement with Mr. Frenkel.  The options were exercisable at $1.00 per share and were exercisable for five years.  These options were converted to 250,000 shares of Broadcast common stock in January 2012.

In April 2011, Broadcast issued 293,517 shares of its common stock and granted a warrant to acquire an additional 146,758 shares of its common stock in payment of accrued interest to Leon Frenkel, the holder of its $1.0 million unsecured convertible note and a greater-than 5% stockholder of Broadcast.  The warrant is exercisable at $.90 per share and expires five years from the date of issuance.

In March and April of 2012, R. Phillip Zobrist, a Broadcast director, invested a total of $50,000 in Broadcast as a part of the 2012 Equity Funding.  In exchange for his investment he received 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $.35 per share.  The warrant is currently exercisable and expires six years from the date of issuance.

In December of 2012, and January 2013, Donald A. Harris, a Broadcast director, loaned a total of $300,000 to Broadcast pursuant to a written securities purchase agreement and promissory note.  The notes bear interest at the rate of 12% per annum and are due and payable on July 13, 2013.  The notes are convertible to common stock at the rate of $.25 per share.  In addition, Mr. Harris received a warrant to acquire an additional 600,000 shares of common stock at an exercise price of $.25 per share.  The warrant is currently exercisable and expires six years after the date of issuance.

On February 21, 2013, Broadcast issued restricted stock units that may be settled by the issuance of 200,000 shares of its common stock to each of three of its directors and 86,667 shares to one of its directors for a total of 686,667 shares in consideration of unpaid director fees, which aggregated $51,500, or $0.075 per share.

In April 2013, Broadcast entered into an accounts receivable purchase agreement with Mr. Harris pursuant to which he agreed to purchase $750,000 of Broadcast’s accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and Broadcast received net proceeds from the accounts receivable purchase agreement of $705,000.

In June 2013, Broadcast issued a promissory note in the principal amount of $20,000 to Mr. Frenkel in satisfaction of a portion of the interest owned to Mr. Frenkel for the last quarter.  The note is due on December 31, 2013 and bears interest at the rate of 12% per annum.

RELATED PARTY TRANSACTIONS — ALLDIGITAL

Other than the employment and director compensation relationships discussed in EXECUTIVE COMPENSATION INFORMATION —ALLDIGITAL above and the transactions described below, there have been no material transactions between AllDigital and any executive officer, director, 5% stockholder or immediate family member of the same during the period commencing on January 1, 2012, through the date of this proxy statement/prospectus/consent solicitation, and none are contemplated as of the date of this proxy statement/prospectus/consent solicitation.

As of the date of this proxy statement/prospectus/consent solicitation, AllDigital owes Mr. Summers a total of $45,324 in deferred compensation related to 2009, 2010, and 2011.

On June 28, 2013, AllDigital entered into an Escrow and Contribution Agreement (the “Escrow Agreement”) with Steve Smith, a director and its Vice President of Network Services, Tim Napoleon, a director and its Chief Strategist, and Parr Brown Gee & Loveless, P.C., acting as escrow agent.  Pursuant to the Escrow Agreement,  each of Steve Smith and Tim Napoleon have deposited with the escrow agent certificates representing 600,000 shares of AllDigital common stock, together with stock powers in favor of AllDigital.  At or about the same time as the Escrow Agreement was signed, AllDigital agreed to grant incentive stock options to each of John Walpuck, its Chief Financial Officer, and Konstantin Wilms, its Chief Architect, for the purchase of 600,000 shares of AllDigital common stock during a ten-year term at an exercise price equal to the closing price of the AllDigital common stock on July 8, 2013. These options vest over 30 months, with one-third becoming exercisable every ten months after the grant date.  As the options vest, the escrow agent is authorized under the Escrow Agreement to transfer an equivalent number of shares to AllDigital, pro rata from the shares contributed by Smith and Napoleon.  If the holders of the options leave AllDigital before the options vest, any shares remaining with the escrow agent are to be returned to Smith and Napoleon, with each receiving 50%.  The intent of the transaction is to provide additional incentives to John Walpuck and Konstantin Wilms without diluting the other stockholders of AllDigital.

LEGAL PROCEEDINGS

On July 27, 2012, CTC Resources Inc. dba U.S. Media Capital (“CTC”) filed a lawsuit in the Third Judicial District Court in and for Salt Lake City, State of Utah against ACC Capital Corporation (“ACC”), Loni L. Lowder and Broadcast (the “CTCD Lawsuit”) asserting claims for relief for breach of contract against ACC, breach of fiduciary duty and fraud against ACC and Mr. Lowder and civil conspiracy against ACC, Mr. Lowder and Broadcast, and seeking injunctive relief and constructive trust as to all defendants as well as money damages.    This matter was settled and dismissed with prejudice on June 13, 2013 in exchange for Broadcast’s payment of $370,000, all of which had previously been deposited in escrow with the Court.

Broadcast was a judgment debtor in a lawsuit seeking payment for goods supplied to Broadcast, the total amount in dispute for which was approximately $130,000. The judgment was settled in April 2013 for the payment of $25,000.

In April 2013, Broadcast was named as defendant in a lawsuit filed in Los Angeles Superior court seeking payment for services rendered by the Plaintiff, Audio Visual Plus, Inc.  The total amount in dispute for which is approximately $29,235.  An answer is being filed in the lawsuit.

In May 2013, Broadcast was named as defendant in a lawsuit filed in the Small Claims Court in the Third Judicial District, State of Utah, seeking payment for services rendered by the Plaintiff, Performance Audio.  The total amount in dispute for which is approximately $9,663.  Broadcast is attempting to negotiate with the plaintiff.

DESCRIPTION OF BROADCAST CAPITAL STOCK

Broadcast’s authorized capital stock presently consists of 180,000,000 shares of Broadcast common stock, par value $0.05 per share and 20,000,000 shares of preferred stock, no par value.  Upon the filing of the Broadcast amended and restated articles prior to the merger, the number of authorized shares of Broadcast common stock will be 120,000,000 shares, no par value (on a post-reverse-stock-split basis), and the number of shares of Broadcast preferred stock will be 20,000,000 shares, no par value (on a post-reverse-stock-split basis).  As of June 21, 2013, Broadcast had 109,933,225 shares of common stock outstanding, and no shares of preferred stock outstanding.  The following is a summary of the terms of Broadcast’s capital stock, which terms will not change as a result of the filing of the Broadcast amended and restated articles in connection with the merger except as set forth in the second sentence of this paragraph.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of common stock are entitled to receive ratably any dividends, as may be declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.  Upon the liquidation, dissolution or winding up of Broadcast, the holders of common stock, subject to the rights of the holders of preferred stock, are entitled to receive ratably Broadcast’s net assets available after the payment of its debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Broadcast’s board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, option, or special rights and the qualifications, limitations, or restrictions of those series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.  The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.  The issuance of preferred stock may have the effect of decreasing the market price of Broadcast common stock and may adversely affect the voting and other rights of the holders of Broadcast common stock.  No shares of preferred stock are outstanding.

Unsecured Convertible Note

On November 2, 2006, Broadcast closed on a convertible note securities agreement, dated October 28, 2006, and issued to the convertible note holder thereunder an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by Broadcast from an affiliate of the convertible note holder on September 29, 2006.   In connection with the 2010 Debt Restructuring, Broadcast amended this $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. The unsecured convertible note is convertible into shares of Broadcast common stock at a conversion price of $.25 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.  Broadcast anticipates that this note will be terminated in exchange for shares of Broadcast common stock in the exchange offers.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Secured Convertible Notes

Beginning on July 13, 2012, Broadcast issued secured convertible notes pursuant to a Note and Warrant Purchase and Security Agreement and referred to herein as the 2012 Convertible Debt Offering.  Up to $5,000,000 in secured convertible notes may be issued and as of March 31, 2013, secured convertible notes in the aggregate principal amount of $3,475,000 had been issued. The secured convertible notes issued in the 2012 Convertible Debt Offering are due July 13, 2013, are secured by all of Broadcast’s assets other than equipment and receivables secured by Broadcast’s equipment lessor and are convertible into shares of Broadcast common stock at a conversion price of $0.25 per share, convertible any time during the term of the such notes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Equity Compensation Plans

The following table sets forth, as of March 31, 2013, information regarding Broadcast’s equity compensation plans under which shares of common stock are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders(1)	3,368,247	$0.92	88,200
Equity compensation plans not approved by security holders (2)	1,731,333	$1.43	3,981,278
Total	5,099,580	$1.09	4,069,478

(1)
Broadcast’s 2008 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units to Broadcast employees, directors and consultants.  The plan covers a total of 4,000,000 shares of Broadcast common stock.  As of March 31, 2013, restricted stock units covering 285,000 units had been settled through the issuance of common stock and 3,368,247 were outstanding.  The plan is administered by Broadcast’s board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.  Broadcast anticipates that a significant number of the options outstanding under the 2008 Plan will be terminated in exchange for shares of Broadcast common stock in the exchange offers.

(2)
Broadcast’s long-term incentive plan provides for the grant of stock options, stock appreciation rights and restricted stock to Broadcast employees, directors and consultants.  The plan covers a total of 6,000,000 shares of Broadcast common stock.  As of March 31, 2013, options to purchase 287,389 shares of common stock had been exercised.  All awards must be granted at fair market value on the date of grant.  The plan is administered by Broadcast’s board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.  Broadcast anticipates that a significant number of the options outstanding under the long-term incentive plan will be terminated in exchange for shares of Broadcast common stock in the exchange offers.

Warrants

Broadcast has previously issued additional warrants in several private transactions.  Under the terms of these warrants, as of March 31, 2013, an aggregate of 41,979,936 shares of Broadcast common stock may be purchased at exercise prices ranging from $0.25 to 4.00 per share.  The warrants may be exercised any time prior to their expiration dates which range from April 2013 to April 2018.  Broadcast anticipates that a significant number of these warrants will be terminated in exchange for shares of Broadcast common stock in the exchange offers.

Control Shares Act

Broadcast is subject to the Control Shares Act, and consequently, certain holders of Broadcast’s capital stock may be subject to the voting and/or other limitations set forth in the Control Shares Act.  For a more detailed description of the Control Shares Act, please see the discussion on page 96 of this proxy statement/prospectus/consent solicitation.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Broadcast’s articles of incorporation as currently in effect and the proposed Broadcast amended and restated articles provide for limitation of liability of Broadcast’s directors and for indemnification of Broadcast’s directors and officers to the fullest extent permitted under Utah law.  Broadcast’s directors and officers may be liable for a breach or failure to perform their duties in accordance with Utah law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on Broadcast or its shareholders.  Broadcast’s directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Utah law.

In accordance with Utah law, Broadcast may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in Broadcast’s best interest and that he or she had no reason to believe his or her conduct was unlawful.  Broadcast may not indemnify a director or officer if the person was adjudged liable to it or in the event it is adjudicated that the director or officer received an improper personal benefit.

Under Utah law, Broadcast is required to indemnify a director or officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

Broadcast maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers its directors and officers for certain actions or inactions they may take or omit to take in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Broadcast pursuant to the foregoing provisions, or otherwise, Broadcast has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Broadcast will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXPERTS

Broadcast

HJ & Associates, LLC, an independent registered public accounting firm, has audited Broadcast’s consolidated financial statements for the years ended December 31, 2012 and 2011, as set forth in their report dated March 29, 2013, which is included in this prospectus.  Broadcast’s financial statements are included herein in reliance on HJ & Associates, LLC and its respective report, given its authority as an expert in accounting and auditing matters.

AllDigital

Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, has audited AllDigital’s consolidated financial statements for the years ended December 31, 2012 and 2011, as set forth in their report dated March 28, 2013, which is included in this prospectus.  AllDigital’s financial statements are included herein in reliance on Rose, Snyder & Jacobs LLP and its respective report, given its authority as an expert in accounting and auditing matters.

LEGAL MATTERS

The validity of the securities offered by this proxy statement/prospectus/consent solicitation will be passed upon for Broadcast by Reed L. Benson, Esq., Salt Lake City, Utah.  The material U.S. federal income tax consequences of the merger will be passed upon for Broadcast by Reed L. Benson, Esq., Salt Lake City, Utah.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus/consent solicitation is part of a registration statement on Form S-4 that Broadcast has filed with the SEC relating to the issuance of shares of its common stock covered by this proxy statement/prospectus/consent solicitation.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that Broadcast filed with the SEC when it registered its securities.  The registration statement may contain additional information that may be important to you.  Statements made in this proxy statement/prospectus/consent solicitation about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

Broadcast also files annual, quarterly and periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room.  Broadcast’s SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Broadcast Financial Statements

AllDigital Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Broadcast International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/  HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 29, 2013

             BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	DEC 31, 2011	DEC 31, 2012
ASSETS:
Current Assets
Cash and cash equivalents	$961,265	$394,342
Restricted cash	--	140,700
Trade accounts receivable, net	1,239,903	821,608
Inventory	60,851	306,296
Prepaid expenses	203,973	90,067
Total current assets	2,465,992	1,753,013
Property and equipment, net	1,417,134	572,107
Other Assets, non current
Debt offering costs	123,278	42,176
Patents, net	131,079	120,928
Deposits and other assets	406,004	196,292
Total other assets, non current	660,361	359,396

Total assets	$4,543,487	$2,684,516

LIABILITIES AND STOCKHOLDERS DEFICIT
LIABILITIES:
Current Liabilities
Accounts payable	$1,252,538	$2,293,470
Payroll and related expenses	390,206	363,568
Other accrued expenses	175,008	299,728
Unearned revenue	10,449	51,335
Current portion of notes payable (net of discount of $103,859 and $947,994, respectively)	2,068,016	3,102,006
Other current obligations	1,067,649	--
Derivative valuation	3,760,200	1,191,269
Total current liabilities	8,724,066	7,301,376
Long-term Liabilities
Long-term portion of notes payable (net of discount of $659,496 and $0, respectively)	6,349,445	--
Total long-term liabilities	6,349,445	--
Total liabilities	15,073,511	7,301,376
Commitments and contingencies	--	--
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 75,975,656 and 107,473,820 shares issued as of December 31, 2011 and December 31, 2012, respectively	3,798,783	5,373,691
Additional paid-in capital	96,859,058	99,594,490
Accumulated deficit	(111,187,865)	(109,585,041)
Total stockholders’ deficit	(10,530,024)	(4,616,860)

Total liabilities and stockholders’ deficit	$4,543,487	$2,684,516

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended Dec 31, 2011	For the Year Ended Dec 31, 2012

Net sales	$8,446,082	$7,523,624
Cost of sales	5,868,601	4,819,624
Gross profit	2,577,481	2,704,000

Operating expenses:
Administrative and general	6,172,794	4,546,612
Selling and marketing	1,277,629	1,908,763
Research and development	2,410,249	1,754,163
Impairment of assets	26,180	--
Depreciation and amortization	685,191	558,148
Total operating expenses	10,572,043	8,767,686
Total operating loss	(7,994,562)	(6,063,686)

Other income (expense):
Interest income	2,327	--
Interest expense	(1,000,072)	(1,542,424)
Gain on derivative valuation	11,724,400	8,829,748
Note conversion offering expense	--	(47,348)
Retirement of debt offering costs	--	(53,150)
Debt conversion costs	(476,234)	(1,095,309)
(Loss) gain on extinguishment of debt	(954,017)	1,578,914
(Loss) gain on sale of assets	(362)	512
Other income, net	2,966	(4,433)
Total other income	9,299,008	7,666,510

Income before income taxes	1,304,446	1,602,824
Provision for income taxes	--	--
Net income	$1,304,446	$1,602,824

Income per share basic	$0.02	$0.02
Income per share diluted	$0.02	$0.02

Weighted average shares basic	75,416,916	100,798,223
Weighted average shares diluted	78,098,166	106,533,844

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock		Additional Paid-in	Retained Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2010	74,078,153	$3,703,908	$92,867,561	$(112,492,311)	$(15,920,842)

Common stock issued on debt conversion, net of costs	1,307,153	65,357	1,230,790	--	1,296,147

Common stock issued for interest	135,369	6,768	74,453	--	81,221

Common stock issued for option exercises	55,098	2,755	15,549	--	18,304

Common stock issued for warrant exercises	372,272	18,614	241,386	--	260,000

Common stock issued in exchange for IDI shares	27,611	1,381	9,379	--	10,760

Equity issued for interest	--	--	157,400	--	157,400

Stock based compensation	--	--	2,262,540	--	2,262,540

Net Income	--	--	--	1,304,446	1,304,446

Balance, December 31, 2011	75,975,656	$3,798,783	$96,859,058	$(111,187,865)	$(10,530,024)

Common stock issued for 2012 equity financing and debt restructuring, net of issuance costs	25,402,164	1,270,108	837,726	--	2,107,834

Common stock issued on debt conversion	5,600,000	280,000	1,380,000	--	1,660,000

Common stock issued for services rendered	496,000	24,800	152,513	--	177,313

Amended and restated 6.25% note conversion feature	--	--	81,500	--	81,500

Stock based compensation	--	--	283,693	--	283,693

Net Income	--	--	--	1,602,824	1,602,824

Balance, December 31, 2012	107,473,820	$5,373,691	$99,594,490	$(109,585,041)	$(4,616,860)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended Dec 31, 2011	For the Year Ended Dec 31, 2012
Cash flows from operating activities:
Net Income	$1,304,446	$1,602,824
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,483,868	1,024,754
Common stock issued for services	--	177,313
Common stock issued for interest	19,634	--
Common stock issued for in process research and development	10,760	--
Accretion of discount on convertible notes payable	340,377	941,225
Stock based compensation	2,262,540	283,693
Warrants issued for interest	157,400	--
Warrants issued for debt extinguishment costs	404,000	--
Warrants issued and expensed for issuance costs	--	1,095,309
Loss (gain) on extinguishment of debt	954,017	(1,578,914)
Expensed note conversion costs	--	47,348
Gain on derivative liability valuation	(11,724,400)	(8,829,748)
Loss (gain) on sale of assets	362	(512)
Retirement of debt offering costs	--	53,150
Loss on impairment of assets	26,180	--
Allowance for doubtful accounts	10,149	31,982
Changes in assets
Decrease (increase) in accounts receivable	(124,997)	386,313
Increase in inventories	(8,676)	(245,445)
Decrease (increase) in debt offering costs	(102,978)	105,805
Decrease in prepaid and other assets	205,498	323,618
Changes in liabilities
Increase (decrease) in accounts payable	(267,452)	1,040,932
Increase in accrued expenses	13,823	136,682
Increase (decrease) in deferred revenues	(128,988)	40,886
Net cash used in operating activities	(5,164,437)	(3,362,785)

Cash flows from investing activities:
Purchase of equipment	(472,505)	(172,825)
Proceeds from sale of assets	1,183	3,761
Net cash used by investing activities	(471,322)	(169,064)

Cash flows from financing activities:
Proceeds from the exercise of options and warrants	18,304	--
Proceeds from equity financing	--	6,150,000
Payments on principal on debt	(1,526,834)	(4,017,649)
Equity issuance costs	(24,078)	(776,483)
Proceeds from equipment financing	700,000	--
Payments for debt extinguishment costs	--	(275,041)
Increase in restricted cash	--	(140,700)
Proceeds from notes payable	1,300,000	2,024,799
Net cash provided by financing activities	467,392	2,964,926

Net decrease in cash and cash equivalents	(5,168,367)	(566,923)
Cash and cash equivalents, beginning of period	6,129,632	961,265

Cash and cash equivalents, end of period	$961,265	$394,342

Supplemental disclosure of cash flow information:
Interest paid	$357,246	$347,902
Income taxes paid	$--	$--

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  It is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation and subsequent share acquisitions, for the years ended December 31, 2012 and 2011, the Company owned, on a fully diluted basis, approximately 55,897,169 common share equivalents of IDI, representing approximately 94% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2011 to December 31, 2012. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2012 and 2011, we had bank balances of $38,847 and $909,182, respectively in excess of amounts insured by the Federal Deposit Insurance Corporation. In addition we have restricted cash of $140,700, which represents a deposit to the Utah District Court, which is held pending the outcome of our litigation with our equipment lessor.  We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2012, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward. For the year ended December 31, 2011 we recorded a $26,180 valuation impairment related to two patent applications for areas outside the United States.

Amortization expense recognized on all patents totaled $10,151 for each of the years ended December 31, 2012 and 2011, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2013, for each of the next five years is as follows:

Year ending December 31:
2013	$11,343
2014	10,121
2015	10,121
2016	10,121
2017	10,121

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at December 31, 2012 it was determined that no adjustment was required.

Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, and satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $1,754,163 and $2,410,249 of research and development costs for the years ended December 31, 2012 and 2011, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the years ended December 31, 2012 and 2011, we had the same customer that individually constituted 85% and 89%, of our total revenues, respectively.  Although the initial contract for this customer has expired, we received a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2011 and 2012:

	For the Year Ended 2011	For the year Ended 2012
Numerator
Net income	$1,304,446	$1,602,824
Denominator
Basic weighted average shares outstanding	75,416,916	100,798,223
Effect of dilutive securities:
Stock options and warrants	131,250	2,510,488
Restricted stock units	2,550,000	3,225,133
Diluted weighted average shares outstanding	78,098,166	106,533,844

Net income per common share
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Potentially dilutive securities representing 18,568,963 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2012, because their effect would have been anti-dilutive.

Potentially dilutive securities representing 24,597,134 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2011, because their effect would have been anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2012 and 2011 were $35,168 and $68,703, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In August 2012, the FASB issued ASU No 2012-03, Technical Amendments and Corrections to SEC Sections. This Update makes changes to several of the SEC guidance literature sections within the Codification.  The main focus is to update the SEC guidance as per SAB 114 to reference the codification sections rather than the old standards prior to the codification.  The changes were mainly references and were not intended to change guidance. The amendments in this Update are effective immediately.  This guidance didn’t have a significant impact on the Company’s financials since it was an update of SEC referenced guidance and didn’t change existing guidance.

In July 2012, the FASB issued ASU 2012-02, Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment. The objective of this Update is to simplify how entities test indefinite-lived intangible assets for impairment and to have the testing be in-line with the updated guidance issued in 2011 related to impairment testing for goodwill. This Update allows entities to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative analysis. The more likely than not threshold is defined as having a likelihood of more than 50%.  The option to first assess qualitative factors can be bypassed and an entity can proceed directly to performing the quantitative impairment test and still be able to resume performing the qualitative assessment in subsequent years. Some examples of circumstances to consider are 1) cost factors that have a negative impact on earnings, 2) financial performance such as negative or declining cash flows, 3) legal, regulatory, contractual, political or business conditions, 4) other relevant entity specific events 5) industry and market conditions, and 6) macroeconomic conditions. The Update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before July 27, 2012 if the financial statements have not been issued.  The Company doesn’t expect this Update to impact the Company’s financials since it currently has no indefinite-lived intangibles other than goodwill, but the Company will plan on utilizing the qualitative assessment options if any are acquired.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. This Update eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity in order to increase the prominence of other comprehensive income items and to facilitate convergence with IFRS. The Update requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (a statement of income and statement of other comprehensive income).  Additionally, adjustments for items reclassified from other comprehensive income to net income must be presented on the face of the financial statements.  This Update should be applied retrospectively. For public entities, the Update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the Update is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. This impacts how items for Other Comprehensive Income are presented and the Company will follow the guidance starting in Q1 2012.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. This Update is applicable to all entities that have financial instruments and derivative instruments that are either 1) offset in accordance with current guidance or 2) subject to an enforceable master netting arrangement.  The Update requires an entity with these types of instruments to disclose information about offsetting and related arrangements. Both net and gross information for these assets and liabilities is required to be disclosed. This Update is effective for fiscal years beginning on or after January 1, 2013. The Company doesn’t expect this Update to impact the Company’s financials since it does not currently have any financial instruments or derivative instruments that are offset.

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other  (Topic 350)- Testing Goodwill for Impairment. The objective of this Update is to simplify how entities test goodwill for impairment. This Update now allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step process of (1) comparing the fair value of the reporting unit to its carrying value and (2) test to measure the amount of the impairment loss if the fair value is less than the carrying value.  The more likely than not threshold is defined as having a likelihood of more than 50%.  The option to first assess qualitative factors can be bypassed and an entity can proceed directly to performing the first step of the two-step goodwill impairment test. Some examples of circumstances to consider are 1) macroeconomic conditions, 2) industry and market conditions, 3) cost factors that have a negative impact on earnings, 4) overall financial performance such as negative or declining cash flows 5) other relevant entity specific events and 6) sustained decrease in stock price. The Update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011 if the financial statements have not been issued.  If necessary, the Company will evaluate whether or not it will utilize the qualitative assessment option prior to performing the first goodwill impairment test in 2012, typically done during the 4th quarter.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRSs. The Amendments in this Update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with US GAAP and IFRSs.  The Boards of both organizations worked together to ensure fair value has the same meaning and the measurement and disclosures would be the same other than minor differences in wording. The Amendments explain how to measure fair value and do not require any additional fair value measurements. A couple of the more significant changes are 1) Clarification that quantitative information about unobservable inputs categorized as Level 3 should be disclosed, 2) Specifies that premiums and discounts should be applied in the absence of Level 1 input if market participants would do so, but that premiums or discounts related to size/quantity should not be considered, 3) Additional disclosure requirements for fair value measurements categorized as Level 3, an entity’s us of a nonfinancial asset in a way that differs from the asset’s highest and best use and the categorization by level for items not measured at fair value in the statement of financial position, but for which fair value disclosure is required. The amendments in this Update are to be applied prospectively. The Update is effective during interim and annual periods beginning after December 15, 2011.  The Company doesn’t expect this guidance to have a significant impact on its financials since the amount of items disclosed at fair value is minimal, but will ensure the guidance is followed for items disclosed at fair value.

Note 3 – Accounts Receivable

Included in our $821,608 and $1,239,903 net accounts receivable for the years ending December 2012 and 2011, respectively, were (i) $856,462 and $1,269,579 for billed trade receivables, respectively; (ii) $44,478 and $23,814 of unbilled trade receivables, respectively; (iii) $1,808 and $0 for employee travel advances and other receivables, respectively; less (iv) $81,140 and $53,490 for allowance for uncollectible accounts, respectively.

Included in the numbers above is our single largest customer for each year ended December 31, 2012 and, 2011, which provided 85% and 89% of total revenue and represented 71% and 79% of our trade receivables on December 31, 2012 and 2011, respectively.

Our largest customer initially signed a three-year agreement which has now expired, although we did receive a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Note 4 – Equity Financing and the Debt Restructuring

2012 Equity Financing and the Debt Restructuring

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction of our senior indebtedness.

We entered into an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock and warrants issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 23, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of our securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $0.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants have now been extinguished.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.1 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2,750,000 to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest. In consideration of negotiating the 2012 Debt Restructuring, we issued to one of our placement agents 586,164 shares of our common stock and paid them $275,041.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The Company filed the registration statement on April 9, 2012 and it was declared effective on August 1, 2012.

On April 5, 2012 we secured an additional $154,000 from 1 company and 4 individuals (three of which are members of our Board of Directors) on the same terms and conditions as the investors of the 2012 Equity Financing. As a result of this funding we issued 616,000 shares of our common stock and A warrants totaling 400,400 of which 308,000 were issued to investors and 92,400 were issued to our investment banker.

All warrants listed below were issued with price protection provisions and were accounted for as derivative liabilities. The A Warrants were valued using the Black Scholes pricing model and the B Warrants were valued using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

	Common Shares Issued	Number of A Warrants	Value of A Warrants	Value of B Warrants	Total Warrant Value
Investors	24,816,000	12,408,000	$469,464	$39,387	$508,851
Bridge Loan Conversion	1,600,000	800,000	30,268	2,539	32,807
Equipment Finance Conversion	2,000,000	1,000,000	37,836	3,174	41,010
Agency	--	4,262,400	161,270	13,531	174,801
Total	28,416,000	18,470,400	$698,838	$58,631	$757,469

We recorded an aggregate derivative liability of $757,469 as of December 31, 2012, related to the reset feature of the A warrants and the B warrants mentioned above. A derivative valuation gain of $4,365,323 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants issued.  The aggregate derivative liability of $757,469 was calculated as follows: (1) $698,838 for the reset feature of the A warrants using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.72%, (ii) expected life (in years) of 5.2; (iii) expected volatility of 85.49%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08 and (2) $58,631 for the B warrants using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

2010 Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our then outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and had an exercise price of $1.00 per share which was reset to $0.78 pursuant to the 2012 Equity Financing.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. During the three and six months ended June 30 ,2011 the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and 75,000 warrants to acquire our common stock at $.90 per share to the holder of this note as consideration to extend the term of the note.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring therewith. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 to Castlerigg in satisfaction of the $5,500,000 senior convertible note and $680,816 of accrued interest.

Investor warrants totaling 12,499,980 issued under the Subscription  Agreements contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The exercise price has been reset to $0.7312 per share due to subsequent financings.

We recorded an aggregate derivative liability of $109,400 and $2,785,000 as of December 31, 2012 and 2011, respectively, related to the reset feature of the warrants issued under the Placement agency Agreement. A derivative valuation gain of $2,765,600 and $7,875,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $109,400 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 3.0; (iii) expected volatility of 85.10%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Note 5 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the years ending December 31, 2012 and 2011 was as follows:

	December 31, 2011	December 31, 2012
2012 Secured Convertible Notes	--	2,428,166
Unsecured Convertible Note	340,504	673,840
Amended and Restated Senior 6.25% Convertible Note	$6,180,816	$--
Bridge Loan Note Payable	1,196,141	--
Equipment Purchase and Sale Agreement	700,000	--
Total	8,417,461	3,102,006
Less Current Portion	(2,068,016)	(3,102,006)
Total Long-term	$6,349,445	$--

2012 Secured Convertible Notes

We engaged Philadelphia Brokerage Corporation to raise funds through the issuance of convertible promissory notes.  We anticipated issuing promissory notes with an aggregate principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”). As of December 31, 2012 we have issued notes having an aggregate principal value of $3,050,000 as explained below.  The notes are due and payable on or before July 13, 2013.  The notes bear interest at 12% per annum and may convertible to common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.

In July 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described above) to the 2012 convertible Debt Offering, which extinguished the Bridge Loan.  Of the $1,000,000 non-converted principal amount, we realized $923,175 of cash in the initial closing and issued warrants to acquire 3,800,000 shares of our common stock.  We paid $76,825 in investment banking fees and costs of the offering.

In August 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $900,000, issued warrants to acquire 1,800,000 shares of our common stock, from which we realized cash of $851,624 after payment of investment banking fees of $48,376.

In December 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $250,000, issued warrants to acquire 500,000 shares of our common stock to one member of our Board of Directors.

The notes and warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the dates issued using a Black-Scholes pricing model.

We recorded an aggregate derivative liability of $74,500 as of December 31, 2012, related to the conversion feature of the note. A derivative valuation gain of $423,500 was recorded to reflect the change in value of the aggregate derivative liability from the time the notes were issued.  The aggregate derivative liability of $74,500 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.11%, (ii) expected life (in years) of 0.50; (iii) expected volatility of 129.08%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Additionally, we recorded an aggregate derivative liability of $183,000 as of December 31, 2012, related to the warrant reset provision. A derivative valuation gain of $442,000 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $183,000 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.63%, (ii) expected life (in years) of 4.50; (iii) expected volatility of 85.75%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period. For the year ended December 31, 2011, the $157,400 value of the warrant was included in interest expense.

We recorded an aggregate derivative liability of $46,400 and $300,000 as of December 31, 2012 and 2011, respectively, related to the conversion feature of the note. A derivative valuation gain of $253,600 and $1,101,900, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $46,400 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.16%, (ii) expected life (in years) of 1.0; (iii) expected volatility of 112.04%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $333,336 was included in interest expense for each the years ended December 31, 2012 and 2011. The note bears an 8% annual interest rate payable semi-annually, and for each the years ended December 31, 2011 and 2010, $80,000, was included in interest expense.

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was extended to December 21, 2013 and has been subsequently retired. The senior secured convertible note bore interest at 6.25% per annum (which rate has been changed as discussed below) if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or may be capitalized and added to the principal.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements. In August 2009 we received a waiver from the note holder releasing their security interest for the equipment purchased under our sale lease back financing.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finder’s fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note.  Each of these amendments is described below.

On March 26, 2010, we entered into an amendment and extension agreement with the holder of the senior secured convertible note.  The agreement conditionally amended the maturity date of the note to December 21, 2011.  If we are unsuccessful in raising at least $6.0 million in equity financing before September 30, 2010, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  In consideration of entering into the agreement, the note holder was issued 1,000,000 shares of our restricted common stock valued at $990,000.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we will be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to the note holder; (ii) we will not make principal payments on our outstanding $1.0 million unsecured convertible note without the written consent of the holder of the senior secured convertible note; and (iii) we will grant board observation rights to the note holder.  Given these additional terms, unless the senior secured convertible note holder provides consent, of which there can be no assurance, we will be precluded from repaying the $1.0 million unsecured convertible note when it becomes due on December 22, 2010.

On July 30, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note and warrant reset provisions.  The July 30, 2010 amendment conditionally amended the maturity date of the note to June 21, 2012.  If we are unsuccessful in raising the $6.0 million in equity financing referenced above, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  The holder of the note agreed to a conversion price of the note of $1.80 per share instead of the price at which we sell equity between now and September 30, 2010 and reduced the required cash balance referenced in the March 26, 2010 amendment above from $1,250,000 to $950,000.  In addition, the number of warrants originally granted to the holder pursuant to the 2007 financing increased from 1,875,000 to 5,208,333 and were exercisable at $1.80 per share instead of $5.00 per share.  The warrants continued to be exercisable any time for the five years from the original date of grant.  In consideration of entering into the July 30, 2010 amendment the note holder was issued 2,000,000 shares of common stock and would be issued an additional 800,000 shares of our common stock contingent upon completion of the required equity raise.

On September 27, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note.  Pursuant to this amendment, the due date for the required equity financing was extended to October 31, 2010.

On October 29, 2010, we entered into a fourth amendment agreement with the holder of the senior secured convertible note regarding the note and warrant provisions.  The fourth amendment (i) increased the amount of the required equity raise to $8.0 million, approximately $2.5 million of which had been raised or committed by investors at the time of the amendment; (ii) extended the time in which we can complete the equity financing to December 3, 2010; (iii) deleted the provision of the senior secured convertible note that granted the Company the option to redeem the note prior to its maturity date; (iv) changed the conversion price of the note upon successful completion of the required capital raise to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (v) changed the exercised price of the warrants to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (vi) provides that if we are successful in completing the required capital raise the number of warrants will be increased as currently provided in the 6.25% senior secured convertible promissory note; and (vii) extended the expiration date of the warrants to December 31, 2013.

If the additional funding was not completed by December 3, 2010, certain provisions of the prior amendments became void in that the maturity date will revert back to December 21, 2010, the conversion price became the lowest price at which equity securities had been sold, the exercise price became the lowest price at which equity securities have been sold, the number of warrants then outstanding would be determined by the original purchase documents, and the Company would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions were not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”), as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”), resulting in complete satisfaction of our senior indebtedness under the Amended and Restated Note.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 in satisfaction of the Amended and Restated Note and remaining interest value of $680,816. In consideration of negotiating the 2012 Debt Restructuring and amending our agreement with our placement agent, we paid $275,041 and issued 586,164 shares of our common stock valued at $222,742 to our placement agent, and recognized a $2,173,033 gain on extinguishment of debt as a result of this retirement.

With the retirement of the Amended and Restated Note we recorded no aggregate derivative liability at December 31, 2012, however at the date of retirement we recorded a derivative valuation gain of $203,700, related to the conversion feature of the Amended and Restated Note to reflect the change in value of the aggregate derivative from December 31, 2011 to the date of retirement. The derivative value of $81,500 at the date of retirement was recorded as additional paid in capital.

We recorded an aggregate derivative liability of $285,200 at December 31, 2011, related to the conversion features of the Amended and Restated Note and the conversion feature and warrants related to the Original Note.  A derivative valuation gain of $2,322,200 was recorded during the year ended December 31, 2011 to reflect the change in value of the aggregate derivative.

The $6,180,816 value of the Amended and Restated Note at December 31, 2011 consists of $5,500,000 for the principal due of the note plus $680,816 for aggregate future interest due of which $171,875 is payable in 2012 and has been included in current debt obligations at December 31, 2011 and was retired pursuant to the 2012 Debt Restructuring noted above.

Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. During the year ended December 31, 2011 we remitted $100,000 of the principal balance plus accrued interest of $8,360 and converted the remaining $675,000 of principal balance plus $109,292 of accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.  The current exercise price has been reset to $0.725 per share due to subsequent financings.

We recorded an aggregate derivative liability of $5,900 and $156,300 as of December 31, 2012 and 2011, respectively, related to the conversion feature of the note. A derivative valuation gain of $253,600 and $293,800, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $5,900 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 3.20; (iii) expected volatility of 83.16%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”) to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash.  Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65.  The note was due on February 28, 2012, but the term was subsequently extended to the earlier of the date nine months from the original maturity date or the date we closed on an additional sale of our securities that resulted in gross proceeds to us of $12 million.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share. This note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $0.65 per share and subsequently reset to $0.53, to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, reducing the outstanding principal balance to $900,000. The warrants issued had a total value of $222,426 which resulted in a loss on extinguishment of debt of $222,426. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued using a Black Scholes pricing model.

On July 13, 2012 the $900,000 principal balance was retired and was included as part of the 2012 Convertible Note (as described below) and recorded a (i) $93,661 loss on extinguishment of debt related to the remaining un-accreted portion of the note and (ii) $53,160 expense related to unrecognized offering costs, at the time of retirement.

At December 31, 2012 we recorded an aggregate derivative liability of $7,400 related to the reset provision for the original and placement warrants issued. A derivative valuation gain of $136,300 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2011.  The aggregate derivative liability of $7,400 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.54%, (ii) expected life (in years) of 4.0; (iii) expected volatility of 82.55%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

At December 31, 2012 we recorded an aggregate derivative liability of $7,200 related to the reset provision for the warrants issued for an extension of the maturity date.  A derivative valuation gain of $89,325 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $7,200 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.54%, (ii) expected life (in years) of 4.0; (iii) expected volatility of 82.55%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

The principal value of the note was being accreted over the amended term of the obligation, for which $106,723 and 7,041 were included in interest expense for the years ended December 31, 2012 and 2011, respectively.  The note bore an 18% annual interest rate, and for the years ended December 31, 2012 and 2011, $100,899 and $2,564, respectively were included in interest expense.

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we use the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee is due each month the amount remains outstanding.  At December 31, 2011 we had an outstanding amount owed of $700,000 and had accrued two months of fees totaling $42,000 which was included as interest expense for the year ended December 31, 2011.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement the above described lender converted the principal balance of its portion of the loan in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, the remaining $200,000 principal balance plus $105,000 of interest due was paid in cash. The warrants issued had a total value of $278,032 which resulted in a loss on extinguishment of debt of $278,032. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

The 3% fee mention above was recorded as interest expense and or the years ended December 31 2012 and 2011, $63,000 and $42,000 were included, respectively.

Note 6 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became an initial part of the CodecSys technology.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI shares of our common stock and cash in exchange for approximately 50,127,218 shares of the common stock of IDI. Since May 18, 2004, we have acquired additional common share equivalents IDI. During the year ended December 31, 2012 we did not acquire any IDI share equivalents. During the year ended December 31, 2011 we acquired 414,172 IDI common share equivalents in exchange for 27,611 shares of our common stock valued at $10,760. As of December 31, 2012, we owned approximately 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of December 31, 2012 and 2011, we have advanced an aggregate amount of $3,347,255 and $3,126,772 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 7 – Operating Leases

Our executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a 39-month lease, the term of which ends January 31, 2015.  The lease covers approximately 13,880 square feet of office space leased at a rate of $23,049 per month.  We occupy a production studio located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, which consists of approximately 7,500 square feet on a month to month basis, at the rate of $7,000 per month plus utilities. We have no other properties.  We recognized rent expense of approximately $352,789 and $463,694, in 2012 and 2011, respectively.

We also lease copy machines on multi-year leases that expire in March 2014 at a minimum rate of $655 per month.

Future minimum payments under non-cancelable operating leases at December 31, 2012 are as follow:

2013	$284,447

2014	278,552
2015	23,049
$586,048

Note 8 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2011 and 2012:

	2011	2012

Deferred tax assets
NOL carry-forward	$23,862,500	$25,881,900
General business credit carry-forwards	1,147,000	1,158,900
Deferred compensation	83,500	78,500
Allowance for doubtful accounts	21,000	31,600
Deferred tax liabilities
Depreciation	(173,000)	61,700

Valuation allowance	(24,941,000)	(27,212,600)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2011 due to the following:

	2011	2012

Federal income tax (expense) benefit at statutory rates	$1,902,500	$1,831,600
State income tax (expense) benefit at statutory rates	280,000	269,300
Change in valuation allowance	(2,182,500)	(2,100,900)
	$-	$-

At December 31, 2012, the Company had net operating loss carry-forwards of approximately $66,364,000 that may be offset against future taxable income from the year 2013 through 2032.  No tax benefit has been reported in the December 31, 2011 and 2012 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

Note 9 – Preferred and Common Stock

We have authorized two classes of stock, 20,000,000 shares of preferred stock with no par value and 180,000,000 shares of common stock with a $0.05 par value. No preferred stock has been issued, while 107,473,820 shares of common stock were issued and outstanding at December 31, 2012. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the year ended December 31, 2012, we issued 31,498,164 shares of our common stock as follows: (i) 24,816,000 related to our 2012 Equity Financing and Debt Restructuring, (ii) 5,600,000 for debt conversions and (iii) 1,082,164 for services rendered by consultants.

During the year ended December 31, 2011, we issued 1,897,503 shares of our common stock as follows: (i) 1,307,153 for debt to equity conversions, (ii) 372,272 for warrant exercises, (iii) 135,369 for interest instead of cash, (iv) 55,098 for employee option exercises and (v) 27,611 shares for conversion of IDI share equivalents.

Note 10 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at December 31, 2012 was 3,779,508.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 774,867 at December 31, 2012.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted in 2012 and 2011 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2012	2011
Risk free interest rate	1.65%	1.91%
Expected life (in years)	10.0	6.2
Expected volatility	78.97%	80.89%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the years ended December 31, 2012 and 2011, was $0.27 and $0.61, respectively.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants granted in 2012 and 2011 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2012	2011
Risk free interest rate	1.16%	2.07%
Expected life (in years)	5.7	5.0
Expected volatility	82.79%	85.37%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants granted during the years ended December 31, 2012 and 2011, was $0.23 and $0.67, respectively.

Results of operations for the years ended December 31, 2012 and 2011 includes $283,692 and $2,262,540, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

For the year ended December 31, 2012 we recognized $283,692 of stock based compensation as follows: (i) $65,500 for 390,133 restricted stock units issued to 5 members of the board of directors, (ii) $833 for 50,000 options granted to 4 employees and (iii) $217,359 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2012.

For the year ended December 31, 2011 we recognized $2,262,540 of stock based compensation expense as follows: (i) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, (iii) $364,000 for 600,000 options issued to one individual and one corporation for consulting services, (iv) $96,489 for 909,200 options granted to 43 employees, (v) $15,000 for 50,000 options granted to one member of our advisory board, (vi) $4,263 for 8,700 options granted to 15 of our non-employee installation technicians and (vi) $114,788 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2011.  Additionally, we issued (i) 221,758 warrants to our unsecured convertible note holder, (ii) 653,576 warrants related to our accounts receivable purchase agreements, (iii) 422,500 warrants related to our Bridge Loan. See Note 5. There were 400,000 warrants exercised in the year ending December 31, 2011.

The following table summarizes option and warrant activity during the years ended December 31, 2012 and 2011.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2010	20,442,170	1.13
Options granted	1,567,900	0.91
Warrants issued	1,697,834	0.68
Expired	(302,054)	18.67
Forfeited	(2,510,201)	0.08
Exercised	(455,098)	-

Outstanding at December 31, 2011	20,440,551	1.10
Options granted	50,000	0.37
Warrants issued	24,817,900	0.33
Expired	(252,669)	1.31
Forfeited	(1,658,919)	1.31
Exercised	-	-

Outstanding at December 31, 2012	43,396,863	$0.54

The following table summarizes information about stock options and warrants outstanding at December 31, 2012.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.17-0.95	39,583,684	4.36	$0.47	39,207,017	$0.47
1.00-1.59	3,306,679	3.20	1.04	3,248,146	1.04
2.25-4.00	506,500	3.34	2.62	506,500	2.62
$0.17-4.00	43,396,863	4.26	$0.54	42,961,663	$0.54

There were no options exercised in the year ended December 31, 2012 and 55,098 options were exercised in the year ended December 31, 2011. There was no intrinsic value of options and warrants available and exercisable for the years ended December 31, 2012 or 2011.

Restricted Stock Units

For the years ended December 31, 2012 and 2011, 390,133 and 1,600,000 restricted stock units were awarded, respectively. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the year they were awarded.

The following is a summary of restricted stock unit activity for the years ended December 31, 2012 and 2011:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2010	950,000	1.61
Awarded at fair value	1,600,000	1.04
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at December 31, 2011	2,550,000	1.25
Awarded at fair value	390,133	0.17
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at December 31, 2012	2,940,133	$1.11
Vested at December 31, 2012	2,940,133	$1.11

Included in stock based compensation for the year ended December 31, 2012, was $65,500 for 390,133 restricted stock units issued to all 5 members of the board of directors, all of which were recorded in general and administrative expense.

Included in stock based compensation for the year ended December 31, 2011, was $1,668,000 as follows; (i) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, all of which were recorded in general and administrative expense.

The impact on our results of operations for recording stock-based compensation for the years ended December 31, 2012 and 2011 is as follows:

	For the years ended
	December 31,
	2012	2011
General and administrative	$185,478	$2,043,386
Research and development	98,214	219,154

Total	$283,692	$2,262,540

Total unrecognized stock-based compensation was $180,732 at December 31, 2012, which we expect to recognize over the next three years in accordance with vesting provisions as follows:

2013	$118,127
2014	62,038
2015	567
Total	$180,732

Note 11 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1,981 (subsequent additional locations have increased the customer’s network to an aggregate of approximately 2,100 locations) of our customer’s retail locations in exchange for a one-time payment of $4,100,670 by the financial institution. We paid to the financial institution 36 monthly lease payments of approximately $144,000 plus applicable sales taxes. We had the right to terminate the lease after making 33 payments for a termination fee of the higher of approximately 10% of the original equipment value (approximately $410,000) or the then “in-place fair market value” after which payment we would own all of the equipment. We gave timely notice of exercise of this option. We are currently a party to a lawsuit to determine if the “in-place fair market value” exceeds the 10% of the original lease value and by what amount.  We contend that the three payments made subsequent to the notice exercising our right to purchase constitute full payment for the equipment. The equipment broker contends that we owe an additional amount.  Our accounting records reflect that the capital lease has been retired and the equipment has been fully depreciated.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreement and service payments thereunder during the term of the equipment lease.

During 2012 we had made lease payments totaling approximately $1,125,588 of which $1,067,649 was applied toward the outstanding lease and $57,939 was included in interest expense. Included in the $1,125,588 is approximately $422,100 paid toward the in place fair market value. Additionally during the year ended December 31, 2012 we made payments of $140,700 into an escrow account held by the court pending resolution of our dispute. For the year ending December 31, 2012, we expensed the final $33,512 of our lease acquisition fee of $150,792 which was being recognized over the life of the lease included in interest expense.

During 2011 we had made lease payments totaling approximately $1,688,382 of which $1,423,528 was applied toward the outstanding lease and $264,854 was included in interest expense. Additionally, we expensed $50,268 of our lease acquisition fee of $150,792 which is being recognized over the life of the lease included in interest expense for the year ended December 31, 2011.

Note 12 – Fair Value Measurements

We adopted ASC Topic 820 as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2012:

Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
None	--	--	--	--
Total assets measured at fair value	$--	$--	$--	$--

Liabilities
Derivative valuation (1)	$1,191,269	$--	$--	$1,191,269
Total liabilities measured at fair value	$1,191,269	$--	$--	$1,191,269

(1) See Notes 4 & 5 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2012.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2011	$(3,760,200)
Total gains or losses (realized and unrealized)
Included in net income	8,829,748
Valuation adjustment	--
Purchases, issuances, and settlements, net	(6,260,817)
Transfers to Level 3	--
Balance at December 31, 2012	$(1,191,269)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 13 – Retirement Plan

We have implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan, subject to IRS Code Section 415 limitations. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2012 and 2011, we made matching contributions totaling $99,761 and $90,453, respectively.

Note 14 – Legal Proceedings

We have pending legal matters.  We have a judgment rendered against us in a lawsuit, the total amount in dispute in which is approximately $130,000.

On July 27, 2012, CTC Resources Inc. dba U.S. Media Capital (“CTC”) filed a lawsuit in the Third Judicial District Court in and for Salt Lake City, State of Utah against ACC Capital Corporation (“ACC”), Loni L. Lowder and the Company (the “CTCD Lawsuit”) asserting claims for relief for breach of contract against ACC, breach of fiduciary duty and fraud against ACC and Mr. Lowder and civil conspiracy against ACC, Mr. Lowder and the Company, and seeking injunctive relief and constructive trust as to all defendants as well as money damages.  On October 9, 2012, we filed our answer as well as a cross claim against ACC seeking declaratory relief as to the price to be paid by us for the leased equipment and specific performance against ACC.  On January 7, 2013 in a hearing relative to a temporary injunction previously granted by the Court, the Court took testimony and heard arguments from the parties on the matter and the Court and the parties agreed that a trial would be unnecessary.  Both parties submitted briefs regarding the law and summarizing the testimony elicited at the hearing.  The Court’s judgment rendered on February 25, 2013 vacated the parties’ joint appraisal and required that the parties jointly secure another appraisal for the equipment, the results of which will be binding on the parties.  We have paid $424,500 toward the purchase price of the equipment, which we believe satisfies our payment obligation, but pursuant to a restraining order we sought to prevent the lessor from contacting our customer as of March 26, 2013 we have escrowed an aggregate of $425,100 with the Court and have a current obligation to continue making monthly escrow payments in the amount of $141,700 pending a decision in the matter.

Note 15 – Liquidity

Broadcast experienced negative cash flow used in operations during the year of $3,362,785 compared to negative cash flow used in operations for the year ended December 31, 2011 of $5,164,437. Our current monthly excess of cash expenses over income is approximately $300,000 per month. During  2012 the decreased in negative cash flow was realized primarily through a reduction in the number of employees by approximately 40%, with more reductions scheduled, as well as additional  expense reduction actions including reducing sales and general and administrative expenses.  In addition, we have commenced an initiative designed to satisfy accounts payable through the issuance of common stock, which will further decrease our need for cash.  We have to date received verbal and/or written commitments to accept partial payments and/or stock in full satisfaction of at least $600,000 of current payables and indebtedness.

The negative cash flow was met by cash reserves from the completion of the 2012 Equity Financing and the issuance of the 2012 Convertible Debt in the total amount of $3,050,000, which included $900,000 of Bridge Loan indebtedness that was converted to the 2012 Convertible Debt. In addition, we received $400,000 in January, 2013. We have commitments from current debt holders to fund up to an additional $1.550 million of our 2012 Convertible debt to offset future negative cash flow.  We expect to continue to experience negative operating cash flow as long as we continue our current expenditures related primarily to bringing CodecSys products to market, continue our development of CodecSys or until we begin to receive licensing revenue from sales of CodecSys proprietary software or increase sales in our network division by adding new customers.  We are actively pursuing potential customers to replace lost revenues when the BofA contract expires.

Note 16 – Supplemental Cash Flow Information

2012

•
During the year ended December 31, 2012 we issued 586,164 shares our common stock, valued at $222,742 to a placement agency for services rendered related to our 2012 Equity Financing and Debt Restructuring agreement

•
During the year ended December 31, 2012, we issued 496,000 shares of our common stock valued at $177,313 to two consultants and one corporation of which (i) 250,000 shares was in consideration for cancellation of a warrant issued for consulting services rendered and (ii) 246,000 was for consulting services rendered.

•
During the year ended December 31, 2012, we recognized $1,024,754 in depreciation and amortization expense from the following: (i) $466,606 related to cost of sales for equipment used directly by or for customers, (ii) $547,997 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

•
For the year ended December 31, 2012, an aggregate non-cash expense of $941,225 was recorded for the accretion of our convertible notes of which (i) $501,166 was for the accretion of our 2012 Secured Convertible Note (ii) $333,336 was related to our unsecured convertible note and (iii) $106,723 was for our bridge loan.

2011

•
During the year ended December 31, 2011, we granted options to acquire up to 600,000 shares of our common stock valued at $389,000 to two consultants in consideration of consulting services to be rendered by the consultants over a one-year period pursuant to a written consulting agreement. For the year ended December 31, 2011, the value of options is being recognized over the contract period and $364,000 was included in stock based compensation.

•	During the year ended December 31, 2011 we issued 135,369 shares our common stock to an individual for interest owed on a debt obligation, valued at $81,221 which was accrued at December 31, 2010.

•
During the year ended December 31, 2011 we acquired 414,172 IDI common share equivalents in exchange for 27,611 shares of our common stock valued at $10,760 which was expensed to research and development.

•
During the year ended December 31, 2011, we recognized $1,483,868 in depreciation and amortization expense from the following: (i) $798,677 related to cost of sales for equipment used directly by or for customers, (ii) $675,040 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

•
For the year ended December 31, 2011, an aggregate non-cash expense of $340,377 was recorded for the accretion of our convertible notes of which (i) $333,336 was related to our unsecured convertible note and (ii) $7,041 was for our bridge loan.

•
On March 21, 2011, the Company, converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, the Company issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. The $784,292 above is net of expense and includes $109,292 of interest of which $89,658 was accrued in the year ended December 31, 2010 and $19,634 which was included as interest expense for the year ended December 31, 2011. The Company’s objective for converting the short-term debt into equity is to conserve cash for further market development.

•
In March 2011, we granted to the holder of our senior unsecured convertible note a warrant to acquire 400,000 shares of our common stock at an exercise price of $.05 per share in consideration of a waiver of the holder’s reset provision that allowed us to convert certain short terms loans to equity without causing an adjustment in the conversion price of our senior note.  The warrants had a 5-year life from the date of grant, contained full-ratchet anti-dilution price protection provisions and were valued at $404,000 using a Black Scholes pricing model on the date of grant. During the year ended December 31, 2011, the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock

We paid no cash for income taxes during the years ended December 31 2012 and 2011.

Note 17 – Subsequent Events

During January 2013, we sold additional convertible promissory notes in the principal amount of $425,000 on our 2012 Convertible Note offering due on July 13, 2013.  The notes are convertible at $.25 per share and are secured by all of our assets.  In addition, we issued warrants to acquire up to 850,000 shares of our common stock to the holders of the notes.  The warrants have a five year life and are exercisable at $.25 per share.

In March 2013 we issued 258,553 shares of common stock to a former director in settlement of his Restricted Stock Units.  In addition, we issued to him 200,000 shares of common stock in satisfaction of unpaid director’s fees of $15,000.

In March 2013 we granted Restricted Stock Units to four of our directors in satisfaction of unpaid director’s fees of $51,500.  The Restricted Stock Units may be settled by the issuance of 686,667 shares of our common stock at the time the directors retire from the board.

On January 7, 2013 we entered into a Merger Agreement with AllDigital, Inc., a Nevada corporation.  The merger is subject among other things to normal due diligence, approval of the shareholders of both companies, and the filing and effectiveness of a registration statement.  The registration statement requires year-end financial statements be included with the proxy statements furnished to the shareholders and will not be effective until at least the second quarter of 2013.  On February 8, 2013, All Digital notified us that we were in breach of certain covenants regarding unencumbered ownership or potential claims against our technology and intellectual property, which gave us 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 All Digital notified us that sufficient progress had been made that the cure period was extended to April 8, 2013 for the remainder of the alleged defects to be cured or waived

Pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, their respective employment agreements were modified and we agreed to issue each of Mr. Tiede and Mr. Solomon 529,100 shares of common stock if they were terminated by us at any time following January 6, 2013.  All other termination benefits and severance benefits for Mr. Tiede and Mr. Solomon, were terminated as of January 6, 2013. We had an obligation as of March 6, 2013 to issue to each of them 529,100 shares of common stock.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	March 31, 2013
		(Unaudited)
ASSETS:
Current Assets
Cash	$394,342	$656,918
Restricted cash	140,700	425,100
Trade accounts receivable, net	821,608	417,995
Inventory	306,296	290,684
Prepaid expenses	90,067	75,966
Total current assets	1,753,013	1,866,663
Property and equipment, net	572,107	477,613
Other Assets, non current
Debt offering costs	42,176	22,709
Patents, net	120,928	158,783
Deposits and other assets	196,292	118,391
Total other assets, non current	359,396	299,883

Total assets	$2,684,516	$2,644,159

LIABILITIES AND STOCKHOLDERS DEFICIT:

Current Liabilities
Accounts payable	$2,293,470	$2,595,516
Payroll and related expenses	363,568	153,388
Other accrued expenses	299,728	459,793
Unearned revenue	51,335	24,869
Current portion of notes payable (net of discount of $947,994 and $614,091, respectively)	3,102,006	3,860,909
Derivative valuation	1,191,269	1,984,784
Total current liabilities	7,301,376	9,079,259
Long-term Liabilities
Long-term liabilities	--	--
Total long-term liabilities	--	--
Total liabilities	7,301,376	9,079,259
Commitments and contingencies
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 107,473,820 and 107,932,373 shares issued as of December 31, 2012 and March 31, 2013, respectively	5,373,691	5,396,619
Additional paid-in capital	99,594,490	99,640,885
Accumulated deficit	(109,585,041)	(111,472,604)
Total stockholders’ deficit	(4,616,860)	(6,435,100)

Total liabilities and stockholders’ deficit	$2,684,516	$2,644,159

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended
	March 31,
	2012	2013

Net sales	$1,745,097	$1,480,569
Cost of sales	1,245,492	777,569
Gross profit	499,605	703,000

Operating expenses:
Administrative and general	1,329,281	986,209
Selling and marketing	516,399	137,469
Research and development	556,567	225,374
Depreciation and amortization	162,632	95,864
Total operating expenses	2,564,879	1,444,916
Total operating loss	(2,065,274)	(741,916)

Other income (expense):
Interest income	--	--
Interest expense	(342,728)	(533,785)
Gain on derivative valuation	1,629,325	(735,115)
Debt conversion costs	(1,076,473)	--
Gain (loss) on extinguishment of debt	1,672,575	69,087
Gain on disposition of assets	159	50,000
Other income (expense), net	(3,061)	4,166
Total other income (expense)	1,879,797	(1,145,647)

Loss before income taxes	(185,477)	(1,887,563)
Provision for income taxes	--	--
Net loss	$(185,477)	$(1,887,563)

Net loss per share – basic & diluted	$(0.00)	$(0.02)

Weighted average shares – basic & diluted	81,140,958	107,667,431

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2012	2013
Cash flows from operating activities:
Net loss	$(185,477)	$(1,887,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	360,937	97,031
Common stock issued for services	137,500	--
Accretion of discount on convertible notes payable	130,454	392,303
Stock based compensation	96,165	2,824
Gain on sale of assets	(159)	(50,000)
Gain on extinguishment of debt	(1,672,575)	(69,087)
Gain (loss) on derivative liability valuation	(1,629,325)	735,115
Warrants issued and expensed for issuance costs	1,076,473	--
Allowance for doubtful accounts	(3,098)	23,080
Changes in assets and liabilities:
Decrease in accounts receivable	280,443	430,533
Decrease (increase) in inventories	(272,448)	15,612
Decrease in debt offering costs	25,998	19,467
Decrease in prepaid and other assets	102,670	51,610
Increase in accounts payable and accrued expenses	370,657	387,517
Increase (decrease) in deferred revenues	1,828	(26,466)

Net cash provided by (used in) operating activities	(1,179,957)	121,976

Cash flows from investing activities:
Purchase of equipment	(103,866)	--
Proceeds from the sale of assets	700	--

Net cash used by investing activities	(103,166)	--

Cash flows from financing activities:
Proceeds from equity financing	6,050,000	425,000
Principal payments on debt	(3,338,581)	--
Equity issuance costs	(776,483)	--
Increase in restricted cash	--	(284,400)
Payments for debt extinguishment costs	(275,041)	--

Net cash provided by financing activities	1,659,895	140,600

Net increase in cash	376,772	262,576

Cash beginning of period	961,265	394,342

Cash end of period	$1,338,037	$656,918

Supplemental disclosure of cash flow information:
Interest paid	$189,161	$400
Income taxes paid	$--	$--

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
March 31, 2013

Note 1 – Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Broadcast International, Inc. (“we” or the “Company”) contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at December 31, 2012 and March 31, 2013 and the results of operations for the three months ended March 31, 2012 and 2013, respectively, with the cash flows for each of the three months ended March 31, 2012 and 2013, in conformity with U.S. generally accepted accounting principles.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012.  Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2013.

Note 2 - Reclassifications

Certain 2012 financial statement amounts have been reclassified to conform to 2013 presentations.

Note 3 – Weighted Average Shares

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the year, using the treasury stock method and the average market price per share during the year.

As we experienced net losses during the three month periods ending March 31, 2013 and 2012, no common stock equivalents have been included in the diluted earnings per common share calculations as the effect of such common stock equivalents would be anti-dilutive.

Options and warrants to purchase 43,711,269 and 38,273,682, shares of common stock at prices ranging from $0.25 to $4.00 and $0.35 to $11.50 per share were outstanding at March 31, 2013 and 2012, respectively. Additionally, restricted stock units of 3,368,247 and 2,550,000 were outstanding at March 31, 2013 and 2012, respectively. Furthermore, the Company had convertible debt that was convertible into 17,900,000 and 4,000,000 shares of common stock at March 31, 2013 and 2012, respectively that was excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.

Note 4 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon the anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at March 31, 2013 was 3,981,278.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 88,200 at March 31, 2013.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted for the three months ended March 31, 2012 were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Three Months Ended March 31, 2012
Risk free interest rate	1.82%
Expected life (in years)	10.0
Expected volatility	77.78%
Expected dividend yield	0.00%

The weighted average fair value of options granted during the three months ended March 31, 2012 was $0.37. There were no options granted during the three months ended March 31, 2013.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underlying contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants issued for the three months ended March 31, 2013 and 2012 estimated at the date of issuance using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Risk free interest rate	0.65%	1.32%
Expected life (in years)	4.42	5.99
Expected volatility	90.68%	82.67%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants issued during the three months ended March 31, 2013 and 2012 was $0.05 and $0.27, respectively.

Results of operations for the three months ended March 31, 2013 and 2012 includes $2,824 and $96,165, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

The $2,824 non-cash stock-based compensation expense for the three months ended March 31, 2013 was from the vesting of unexpired options and warrants issued prior to January 1, 2013.

Included in the $96,165 non-cash stock-based compensation expense for the three months ended March 31, 2012 are $683 for 30,000 options granted to 2 employees and $95,482 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2012.

The impact on our results of operations for recording stock-based compensation for the three months ended March 31, 2012 and 2011 is as follows:

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012
General and administrative	$2,824	$59,130
Research and development	--	37,035

Total	$2,824	$96,165

Due to unexercised options and warrants outstanding at March 31, 2013, we will recognize an aggregate total of $107,081 of compensation expense over the next two years based upon option and warrant award vesting parameters as shown below:

2013	$64,325
2014	42,756
Total	$107,081

The following unaudited tables summarize option and warrant activity during the three months ended March 31, 2013.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2012	43,396,863	$0.54
Options granted	--	--
Warrants issued	850,000	0.25
Expired	(338,094)	0.55
Forfeited	(197,500)	0.72
Exercised	--	--

Outstanding at March 31, 2013	43,711,269	$0.49

The following table summarizes information about stock options and warrants outstanding at March 31, 2013.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.25-0.95	40,231,914	4.10	$0.42	39,993,581	$0.42
1.00-1.59	2,972,855	3.29	1.04	2,914,322	1.04
2.25-4.00	506,500	3.10	2.62	506,500	2.62
$0.25-4.00	43,711,269	4.03	$0.49	43,414,402	$0.49

Restricted Stock Units

The value of restricted stock units is determined using the fair value of our common stock on the date of the award and compensation expense is recognized in accordance with the vesting schedule.  During the three months ended March 31, 2013, 686,667 restricted stock units valued at $51,500 were awarded to five members of our board of directors for services rendered during the year ended 2012.  One member of our board of directors settled 258,553 restricted stock units at the conclusion of his board participation during the three months ended March 31, 2013.  The value of the units awarded had been expensed as directors fees in the year ended December 31, 2012.  For the three months ended March 31, 2012 no restricted stock units were awarded.

The following is a summary of restricted stock unit activity for the three months ended March 31, 2013.

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2012	2,940,133	$1.11
Awarded at fair value	686,667	0.08
Canceled/Forfeited	--	--
Settled by issuance of stock	(258,553)	0.82
Outstanding at March 31, 2013	3,368,247	$0.92
Vested at March 31, 2013	3,368,247	$0.92

Note 5 - Significant Accounting Policies

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At March 31, 2013 and December 31, 2012, we had bank balances of $357,921 and $38,847, respectively, in excess of amounts insured by the Federal Deposit Insurance Corporation. In addition we have restricted cash of $425,100, which represents a deposit to the Utah District Court, which is held pending the outcome of our litigation with our equipment lessor.  We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when collected.

Included in our $417,995 and $821,608 net accounts receivable for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, were (i) $505,918 and $856,462 for billed trade receivables, respectively; (ii) $14,818 and $44,478 of unbilled trade receivables (iii) $1,479 and $1,808 for employee travel advances and other receivables, respectively; less (iv) ($104,220) and ($81,140) for allowance for uncollectible accounts, respectively.

Our largest customer initially signed a three-year agreement which has now expired, although we did receive a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of March 31, 2013, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $2,538 for the three months ended March 31, 2013 and 2012. Estimated amortization expense, if all patents were issued at the beginning of 2012, for each of the next five years is as follows:

Year ending December 31:
2013	$11,343
2014	10,121
2015	10,121
2016	10,121
2017	10,121

Long-Lived Assets

We review our long-lived assets, including patents, annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at March 31, 2013 it was determined that no adjustment was required.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold. These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $225,374 and $556,567 of research and development costs for the three months ended March 31, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the three months ended March 31, 2013 and 2012, we had the same customer that individually constituted 91% and 87%, respectively of our total revenues.

Our largest customer initially signed a three-year agreement which has now expired, although we did receive a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Note 6 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the three months ended March 31, 2013 and year ended December 31, 2012 was as follows:

	December 31, 2012	March 31, 2013

2012 Secured Convertible Notes	$2,428,166	$3,103,735
Unsecured Convertible Note	673,840	757,174
Total	3,102,006	3,860,909
Less Current Portion	(3,102,006)	(3,860,909)
Total Long-term	$--	$--

2012 Secured Convertible Notes

We engaged Philadelphia Brokerage Corporation to raise funds through the issuance of convertible promissory notes.  We anticipated issuing promissory notes with an aggregate principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”). As of March 31, 2013 we have issued notes having an aggregate principal value of $3,475,000 as explained below.  The notes are due and payable on or before July 13, 2013.  The notes bear interest at 12% per annum and may convertible to common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.

 In July 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described above) to the 2012 convertible Debt Offering, which extinguished the Bridge Loan.  Of the $1,000,000 non-converted principal amount, we realized $923,175 of cash in the initial closing and issued warrants to acquire 3,800,000 shares of our common stock.  We paid $76,825 in investment banking fees and costs of the offering.

In August 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $900,000, issued warrants to acquire 1,800,000 shares of our common stock, from which we realized cash of $851,624 after payment of investment banking fees of $48,376.

In December 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $250,000, issued warrants to acquire 500,000 shares of our common stock to one member of our Board of Directors.

In January 2013, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $425,000, issued warrants to acquire 850,000 shares of our common stock to; (i) one member of our Board of Directors, (ii) three individuals and (iii) two companies.

The notes and warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the dates issued using a Black-Scholes pricing model.

We recorded an aggregate derivative liability of $179,300 as of March 31, 2013, related to the conversion feature of the note. A derivative valuation loss of $104,800 was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012.  The aggregate derivative liability of $179,300 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.07%, (ii) expected life (in years) of 0.30; (iii) expected volatility of 175.61%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

We recorded an aggregate derivative liability of $345,800 as of March 31, 2013, related to the warrant reset provision. A derivative valuation loss of $162,800 was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012.  The aggregate derivative liability of $345,800 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.67%, (ii) expected life (in years) of 4.30; (iii) expected volatility of 91.86%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

The principal value of the secured convertible notes is being accreted over the term of the obligation, for which $308,968 was included in interest expense for each the three months March 31, 2013.  The notes bear a 12% annual interest rate for which $98,861 was included in interest expense for the three months ended March 31, 2013.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period.

We recorded an aggregate derivative liability of $99,800 and $655,000 as of March 31, 2013 and 2012, respectively, related to the conversion feature of the note. A derivative valuation loss of $53,400 and $355,000, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $99,800 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.14%, (ii) expected life (in years) of 0.8; (iii) expected volatility of 142.68%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $83,334 was included in interest expense for each the three months March 31, 2013 and 2012. The note bears an 8% annual interest rate payable semi-annually, and for each the three months ended March 31, 2013 and 2012, $20,000, was included in interest expense.

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was amended, restated and extended to December 21, 2013 and was subsequently retired as discussed below.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”), as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”), resulting in complete satisfaction of our senior indebtedness under the Amended and Restated Note.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 in satisfaction of the Amended and Restated Note and remaining interest value of $680,816. In consideration of negotiating the 2012 Debt Restructuring and amending our agreement with our placement agent, we paid $275,041 and issued 586,164 shares of our common stock valued at $222,742 to our placement agent, and recognized a $2,173,033 gain on extinguishment of debt as a result of this retirement.

With the retirement of the Amended and Restated Note we recorded no aggregate derivative liability at March 31, 2012, however at the date of retirement we recorded a derivative valuation gain of $203,700, related to the conversion feature of the Amended and Restated Note to reflect the change in value of the aggregate derivative from December 31, 2011 to the date of retirement. The derivative value of $81,500 at the date of retirement was recorded as additional paid in capital.

Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. During the year ended December 31, 2011 we remitted $100,000 of the principal balance and converted the remaining $675,000 of principal balance plus accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.  The current exercise price has been reset to $0.725 per share due to subsequent financings.

We recorded an aggregate derivative liability of $13,400 and $92,500 as of March 31, 2013 and 2012, respectively, related to the warrant reset provision.  A derivative valuation loss of $7,500 and a derivative valuation gain of $63,800, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $13,400 was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 3.0; (iii) expected volatility of 95.93%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

2011 Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”) to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash.  Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65.  The note was due on February 28, 2012, but the term was subsequently extended to the earlier of the date nine months from the original maturity date or the date we closed on an additional sale of our securities that resulted in gross proceeds to us of $12 million.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share. This note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $0.65 per share and subsequently reset to $0.53, to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, reducing the outstanding principal balance to $900,000. The warrants issued had a total value of $222,426 which resulted in a loss on extinguishment of debt of $222,426. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued using a Black Scholes pricing model.

On July 13, 2012 the $900,000 principal balance was retired and was included as part of the 2012 Convertible Note (as described below) and recorded a (i) $93,661 loss on extinguishment of debt related to the remaining un-accreted portion of the note and (ii) $53,160 expense related to unrecognized offering costs, at the time of retirement.

We recorded an aggregate derivative liability of $13,000 and $80,300 as of March 31, 2013 and 2012, respectively, related to the reset provision for the original and placement warrants issued.  A derivative valuation loss of $5,600 and a derivative valuation gain of $63,400, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $13,000 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.57%, (ii) expected life (in years) of 3.7; (iii) expected volatility of 91.23%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

We recorded an aggregate derivative liability of $10,800 and $54,500 as of March 31, 2013 and 2012, respectively, related to the reset provision for the warrants issued for an extension of the maturity date.  A derivative valuation loss of $3,600 and a derivative valuation gain of $42,025, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $10,800 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.54%, (ii) expected life (in years) of 3.7; (iii) expected volatility of 91.23%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

The principal value of the note was being accreted over the amended term of the obligation, for which $47,120 was included in interest expense for the three months ended March 31, 2012.  The note bore an 18% annual interest rate and for the three months ended March 31, 2012, $54,741 was included in interest expense.

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we use the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee is due each month the amount remains outstanding.  At December 31, 2011 we had an outstanding amount owed of $700,000 plus accrued unpaid interest.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement the above described lender converted the principal balance of its portion of the loan in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, the remaining $200,000 principal balance plus $105,000 of interest due was paid in cash. The warrants issued had a total value of $278,032 which resulted in a loss on extinguishment of debt of $278,032. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

The 3% fee mention above was recorded as interest expense for which $63,000 was included for the three months ended March 31 2012.

Note 7 – Equity Financing and the Debt Restructuring

2012 Equity Financing and the Debt Restructuring

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction of our senior indebtedness.

We entered into an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock and warrants issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 23, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of our securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $0.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant.  A majority of the holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants may now be extinguished through notice to the Warrant Holders.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.1 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2,750,000 to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest. In consideration of negotiating the 2012 Debt Restructuring, we issued to one of our placement agents 586,164 shares of our common stock and paid them $275,041.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The Company filed the registration statement on April 9, 2012 and it was declared effective on August 1, 2012.

On April 5, 2012 we secured an additional $154,000 from 1 company and 4 individuals (three of which are members of our Board of Directors) on the same terms and conditions as the investors of the 2012 Equity Financing. As a result of this funding we issued 616,000 shares of our common stock and A warrants totaling 400,400 of which 308,000 were issued to investors and 92,400 were issued to our investment banker.

All warrants listed below were issued with price protection provisions and were accounted for as derivative liabilities. The A Warrants were valued using the Black Scholes pricing model and the B Warrants were valued using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

	Common Shares Issued	Number of A Warrants	Value of A Warrants	Value of B Warrants	Total Warrant Value
Investors	24,816,000	12,408,000	$693,444	$39,387	$732,831
Bridge Loan Conversion	1,600,000	800,000	44,710	2,539	47,249
Equipment Finance Conversion	2,000,000	1,000,000	55,887	3,174	59,061
Agency	--	4,262,400	238,212	13,531	251,743
Total	28,416,000	18,470,400	$1,032,253	$58,631	$1,090,884

We recorded an aggregate derivative liability of $1,090,884 and $4,662,644 as of March 31, 2013 and 2012, respectively, related to the reset feature of the A warrants and the B warrants mentioned above. A derivative valuation loss of $333,415 and a derivative valuation gain of $361,400 were recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and the time the warrants were first issued, respectively.  The aggregate derivative liability of $1,090,884 was calculated as follows: (1) $1,032,253 for the reset feature of the A warrants using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.77%, (ii) expected life (in years) of 5.0; (iii) expected volatility of 93.03%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10 and (2) $58,631 for the B warrants using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

2010 Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our then outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and had an exercise price of $1.00 per share which was reset to $0.78 pursuant to the 2012 Equity Financing.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. During the three and six months ended June 30 ,2011 the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and 75,000 warrants to acquire our common stock at $.90 per share to the holder of this note as consideration to extend the term of the note.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring therewith. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 to Castlerigg in satisfaction of the $5,500,000 senior convertible note and $680,816 of accrued interest.

Investor warrants totaling 12,499,980 issued under the Subscription  Agreements contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The exercise price has been reset to $0.7312 per share due to subsequent financings.

We recorded an aggregate derivative liability of $231,800 and $1,625,000 as of March 31, 2013 and 2012, respectively, related to the reset feature of the warrants issued under the Placement Agency Agreement. A derivative valuation loss of $122,400 and derivative valuation gain $1,250,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $231,800 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 2.7; (iii) expected volatility of 98.02%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.10.

Note 8 – Liquidity and Capital Resources

At March 31, 2013, we had a cash balance of $656,918, total current assets of $1,866,663, total current liabilities of $9,079,259 and total stockholders' deficit of $6,435,100.  Included in current liabilities is $1,984,784 relating to the value of the embedded derivatives for our 2012 Senior Secured Convertible Note, our unsecured convertible note and warrants outstanding granted to investors in the 2012 Senior Secured Convertible Note issuances and the 2012 and 2010 Equity Financings.

We experienced positive cash flow from operations during the fiscal quarter ended March 31, 2013 of $121,976 compared to negative cash flow used in operations for the quarter ended March 31, 2012 of $1,179,957. We received proceeds from the issuance of our 2012 Senior Secured Convertible Note financing of $425,000 during the quarter that was used to pay ongoing expenses of operations and accounts payable.  We expect to experience negative operating cash flow at such time as the contract with our largest customer expires at the end of May, 2013 unless we increase our sales and/or licensing revenue.  During the quarter, we decreased our negative cash flow through a continued reduction in the number of employees, as well as additional expense reduction actions including reducing sales and general and administrative expenses.

We have initiated discussions with various of our accounts payable vendors to settle some of our accounts payable for less than face value in exchange for a payment in cash and/or issuance of common stock.  After the end of the quarter we were able to enter into agreements to discount our payables by approximately $800,000 through the payment of cash and issuance of stock.

In April 2013 we entered into an accounts receivable purchase agreement with one of our directors under the terms of which he agreed to purchase $750,000 of our accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and we received net proceeds from the accounts receivable factoring of $705,000.

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  We continue to be affected by prevailing economic and market conditions, which present considerable risks and challenges to it.

Because we have not been successful in deploying our CodecSys technology with customers sufficient to achieve a breakeven and are finding it difficult to raise additional investment capital, we determined that we should seek an alternative to continuing to commercialize CodecSys by ourselves.  Accordingly we sought a merger partner that has compatible video broadcasting products and services, with which we could integrate our CodecSys encoding system.  In January 2013 we entered into a Merger Agreement with AllDigital, Inc., a Nevada corporation.  The merger is subject among other things to normal due diligence, approval of the shareholders of both companies, and the filing and effectiveness of a registration statement.  The registration statement requires year-end financial statements be included with the proxy statements furnished to the shareholders and will not be effective until at least the second quarter of 2013.  On February 8, 2013, AllDigital notified us that we were in breach of certain covenants regarding unencumbered ownership or potential claims against our technology, which gave us 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified us that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the Merger Agreement which provides that either party may (i) terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) that the “No Shop” provision preventing us from contacting other potential purchasers or merger partners was removed.

To fund operations, we engaged our investment banker to raise funds through the issuance of convertible promissory notes.  We anticipate issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before July 13, 2013.  As of March 31, 2013, we had issued notes with an aggregate principal value of $3,475,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to common stock at a $0.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.  On July 13, 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  We realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of our common stock and paid $76,825 in investment banking fees and costs of the offering.  We have continued sales of convertible debt under the 2012 Convertible Debt Offering and as of March 31, 2013 have issued additional short term debt with a principal amount of $1,575,000, from which we realized cash of $1,526,624 after payment of investment banking fees of $48,376.  We have, however, paid no investment banking fees on sales of our 2012 Convertible Debt Offering since August 2012 and do not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. We have issued warrants to acquire a total of 6,950,000 shares of our common stock pursuant to the 2012 Convertible Debt Offering.

Our monthly operating expenses, since our expense reductions including that for CodecSys technology research and development expenses, no longer exceeds our monthly net sales.  However, at the end of May when our largest contract expires our revenues will be significantly reduced to the point where if we do not locate new customers our ability to continue without additional adjustments and expense reductions will be negatively impacted. The foregoing estimates, expectations and forward-looking statements are subject to change as we make strategic operating decisions from time to time and as our expenses and sales fluctuate from period to period.

The amount of our operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting our need for additional capital. We expect that our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of CodecSys technology, and (iv) operational efficiencies to be obtained through the merger will AllDigital.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital for the foreseeable future.  The amount required will be determined based  on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of common stock and from convertible debt financings.  Until our operations become profitable, we will continue to rely on proceeds received from external funding.  We expect additional investment capital may come from (i) the exercise of outstanding warrants to purchase capital stock currently held by existing warrant holders; (ii) additional private placements of common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Note 9 – Fair Value Measurements

The Company has certain financial instruments that are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2013:

Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
None	$--	$--	$--	$--
Total assets measured at fair value	$--	$--	$--	$--

Liabilities
Derivative valuation (1)	$1,984,784	$--	$--	$1,984,784
Total liabilities measured at fair value	$1,984,784	$--	$--	$1,984,784

(1) See Notes 6 & 7 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at March 31, 2013.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2012	$(1,191,269)
Total gains or losses (realized and unrealized)
Included in net loss	(735,115)
Valuation adjustment	--
Purchases, issuances, and settlements, net	(58,400)
Transfers to Level 3	--
Balance at March 31, 2013	$(1,984,784)

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there has not been a significant change in our operations and risk profile.

Note 10 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1,981 (subsequent additional locations have increased the customer’s network to an aggregate of approximately 2,100 locations) of our customer’s retail locations in exchange for a one-time payment of $4,100,670 by the financial institution. We paid to the financial institution 36 monthly lease payments of approximately $144,000 plus applicable sales taxes. We had the right to terminate the lease after making 33 payments for a termination fee of the higher of approximately 10% of the original equipment value (approximately $410,000) or the then “in-place fair market value” after which payment we would own all of the equipment. We gave timely notice of exercise of this option. We are currently a party to a lawsuit to determine if the “in-place fair market value” exceeds the 10% of the original lease value and by what amount.  We contend that the three payments made subsequent to the notice exercising our right to purchase constitute full payment for the equipment. The equipment broker contends that we owe an additional amount.  Our accounting records reflect that the capital lease has been retired and the equipment has been fully depreciated.

During the year ended December 31, 2012 we included in our lease payments approximately $422,100 toward the in place fair market value. Additionally during the year ended December 31, 2012 and the three months ended March 31, 2013 we made payments of $140,700 and $284,400, respectively, into an escrow account held by the court pending resolution of our dispute.  The $425,100 payments made to the escrow account have been recorded as restricted cash on our balance sheet.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreement and service payments thereunder during the term of the equipment lease.

During the three months ended March 31, 2012 we made lease payments totaling approximately $422,096 of which $388,581 was applied toward the outstanding lease with $33,515 included in interest expense.

Additionally, we recognized amortization of the lease acquisition fee of $12,567 which was included in interest expense for the three months ended March 31, 2012.

Note 11 – Interact Devices Inc. (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became an initial part of the CodecSys technology.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI shares of our common stock and cash in exchange for approximately 50,127,218 shares of the common stock of IDI. Since May 18, 2004, we have acquired additional common share equivalents IDI.  As of March 31, 2013, we owned approximately 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of March 31, 2013 we have advanced an aggregate amount of $3,389,686, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 12 – Employment Amendment and Settlement Agreements

Pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede, Mr. Solomon, and a Senior Vice President their respective employment agreements were modified and we agreed to issue each individual 529,100 shares of common stock if they were terminated by us at any time following January 6, 2013.  All other termination benefits and severance were terminated as of January 6, 2013. We had an obligation as of March 6, 2013 to issue to each of them 529,100 shares of common stock.  As of March 31, 2013 these shares had not been issued, however an aggregate of $60,481 has been accrued representing the value of the benefits which will be exchanged for the shares.

Note 13 – Recent Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830) – Parents Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This Update indicates that when the reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income. This should be done if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. Partial sale guidance for an equity method investment that is a foreign entity still applies resulting in a pro rata portion of the cumulative translation adjustment being released to net income upon a partial sale of the equity method investment. This Update is effective prospectively for fiscal years beginning after December 15, 2013 for public companies and after December 15, 2014 for non-public companies. The Company doesn’t expect this Update to significantly impact its financials since it does not have any foreign entities. However, the guidance will be applied if it does occur.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405) – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The Update requires a company to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of the following: 1) The amount the entity agreed to pay on the basis of its arrangement among its co-obligors and 2) Any additional amount the entity expects to pay on behalf of its co-obligors. This Update is effective retrospectively for fiscal years beginning after December 15, 2013 for public companies and after December 15, 2014 for non-public companies. The Company doesn’t expect this Update to impact its financials since it does not have any obligations from joint and several liability arrangements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The main purpose of this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The Update requires that the effect of significant reclassifications out of accumulated other comprehensive income be reported on the respective line items in net income if the amount being reclassified in its entirety to net income. For those items not reclassified in its entirety to net income, a cross-reference to other disclosures providing information about those amounts.  Furthermore, information about amounts reclassified out of accumulated other comprehensive income must be shown by component. This Update is effective prospectively for reporting periods beginning after December 15, 2012 for public companies and after December 15, 2013 for non-public companies. The Company doesn’t expect this Update to impact its financials since it does not have any comprehensive income items.  However, if any are noted in the future, the appropriate disclosures will be incorporated.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The main purpose of this Update is to clarify that the disclosures regarding offsetting assets and liabilities per ASU 2011-11 apply to derivatives including embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and lending transactions that are offset or subject to a master netting agreement. Other types of transactions are not impacted. This Update is effective for fiscal years beginning on or after January 1, 2013 and for all interim periods within that fiscal year. The Company doesn’t expect this Update to impact the Company’s financials since it does not have instruments noted in the Update that are offset.

Note 14 – Supplemental Cash Flow Information

2013
For the three months ended March 31, 2013 we issued 458,553 shares of our common stock to one former member of our board of directors for services rendered of which (i) 258,553 was for the settlement of previously awarded restricted stock units and (ii) 200,000 valued at $15,000 for unpaid services rendered in 2012, which had been expensed and included in our accounts payable at December 31, 2012.

For the three months ended March 31, 2013 we awarded 686,667 restricted stock units issued valued at $51,500 to four members of our board of directors for services rendered in 2012. The value of these awards had been expensed and included in our Accounts Payable at December 31, 2012.

For the three months ended March 31, 2013 sold certain fully depreciated fixed asset satellite receiving equipment to our largest customer for $50,000 recorded which we recorded as gain on sale of assets.  The invoice for this sale was included in our accounts receivable until payment was received in May of 2013.

For the three months ended March 31, 2013 an aggregate non-cash expense of $392,303 was recorded for the accretion of notes payable as follows: (i) $83,334 for our unsecured convertible note and (ii) $308,969 for our 2011 secured convertible notes.

For the three months ended March 31, 2013, we recognized $97,031 in depreciation and amortization expense from the following: (i) $1,167 related to cost of sales for equipment used directly by or for customers, (ii) $93,326 related to other property and equipment, and (iii) $2,538 for patent amortization.

2012

During the three months ended March 31, 2012, we issued 250,000 shares of our common stock valued at $137,500 to one consultant in consideration for cancellation of a warrant issued for consulting services rendered.

For the three months ended March 31, 2012 an aggregate non-cash expense of $130,454 was recorded for the accretion of notes payable as follows: (i) $83,334 for the unsecured convertible note and (ii) $47,120 for the Bridge Loan.

For the three months ended March 31, 2012, we recognized $360,937 in depreciation and amortization expense from the following: (i) $198,305 related to cost of sales for equipment used directly by or for customers, (ii) $160,094 related to other property and equipment, and (iii) $2,538 for patent amortization.

Note 15 – Subsequent Events

In April 2013, we entered into an accounts receivable purchase agreement with one of our directors under the terms of which he agreed to purchase $750,000 of our accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and we received net proceeds from the accounts receivable factoring of $705,000.

On April 12, 2013, we entered into a Lease Termination Agreement with the land lord of our executive offices where in we agreed to terminate our current lease as of May 31, 2013.  This agreement contains a $100,000 termination fee to be paid at the rate of $16,667 per month beginning June 1, 2013 and continuing for 5 additional months.  We are currently evaluating the best options available for future office space.

On April 10, 2013, we entered into an amendment to the Merger Agreement with AllDigitial, which provides that either party may terminate the Merger Agreement upon 3 days notice, with or without cause, without liability and that the “No Shop” provision preventing us from contacting other potential purchasers or merger partners was removed.

We have initiated discussions with various of our accounts payable vendors to settle some of our accounts payable for less than face value in exchange for a payment in cash and/or issuance of common stock. After the end of the quarter we were able to enter into agreements to discount our payables by approximately $800,000 through the payment of cash and issuance of stock.

We were a judgment debtor in a lawsuit, the total amount in dispute was approximately $130,000.  We settled this obligation in April 2013 for a cash payment of $25,000.

We evaluated subsequent events pursuant to ASC Topic 855 and have determined that there are no additional events that need to be reported.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
AllDigital Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AllDigital Holdings, Inc. (the “Company”) as of December 31, 2012 and 2011, and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AllDigital Holdings, Inc. as of December 31, 2012 and 2011, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Rose, Snyder & Jacobs LLP

Encino, California

March 28, 2013

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$462,761	$998,853
Accounts receivable, net of allowance of $0 and $0	122,064	109,556
Deferred costs	-	11,680
Prepaid expenses and other current assets	53,362	38,999
Total current assets	638,187	1,159,088
Property and Equipment, net	80,311	88,467
Other Assets
Deposits	11,164	11,164
Intangibles – domain name	19,750	11,250
Total assets	$749,412	$1,269,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$520,308	$289,302
Deferred revenue	347,773	212,781
Total current liabilities	868,081	502,083

Commitments and Contingencies (Note 6)

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none and none issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 90,000,000 shares authorized, 25,440,728 and 25,390,728 issued and outstanding, respectively	25,441	25,391
Additional paid-in capital	2,277,132	1,990,528
Accumulated deficit	(2,421,242)	(1,248,033)
Total stockholders’ equity (deficit)	(118,669)	767,886

Total liabilities and stockholders’ equity (deficit)	$749,412	$1,269,969

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2012	2011

Net sales	$3,307,167	$2,852,350
Cost of sales	2,486,388	1,702,670
Gross profit	820,779	1,149,680
Operating expenses
Selling, marketing, and advertising	600,789	267,637
General and administrative	1,587,445	1,164,941

Total operating expenses	2,188,234	1,432,578

Operating loss	(1,367,455)	(282,898)

Other income (expense)
Interest income	1,237	932
Interest expense	(112)	(26,070)
Organization costs writeoff	-	(790,840)
Other income	195,521	-

Total other income (expense)	196,646	(815,978)
Loss from continuing operations before provision for income taxes	(1,170,809)	(1,098,876)
Provision for income taxes	2,400	2,400
Net loss from continuing operations	(1,173,209)	(1,101,276)
Income from discontinued operations	-	5,000
Net loss	$(1,173,209)	$(1,096,276)
Basic and diluted net loss from continuing operations per share	$(0.05)	$(0.05)
Net income from discontinued operations per share	$0.00	$0.00
Basic and diluted net loss per share	$(0.05)	$(0.05)
Basic and diluted weighted-average shares outstanding	25,405,892	21,148,125

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(1,173,209)	$(1,096,276)
Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	40,812	18,527
Stock based compensation	271,604	132,154
Warrants issued for services	2,550	33,150
Provision for doubtful accounts	34,072	-
Stock and warrants issued for services	-	20,700
Organization costs	-	790,840
Changes in operating assets and liabilities:
Accounts receivable	(46,580)	(66,998)
Deferred costs	11,680	86,994
Prepaid expenses and other current assets	(14,363)	(27,943)
Other assets	-	(11,164)
Deferred revenue	134,992	69,658
Accounts payable and accrued expenses	231,006	199,424
Net cash provided by (used in) operating activities	(507,436)	149,066

Cash Flows From Investing Activities
Purchase of property and equipment	(32,656)	(101,522)
Payment for intangible – domain name	(8,500)	-
Cash received in acquisition	-	1,678
Net cash used in investing activities	(41,156)	(99,844)

Cash Flows From Financing Activities
Proceeds from issuance of notes payable – bridge	-	200,000
Issuance of common stock	-	481,650
Proceeds from exercise of stock options	12,500	-
Net cash provided by financing activities	12,500	681,650
Net Increase (Decrease) in Cash and Cash Equivalents	(536,092)	730,872
Cash and Cash Equivalents – beginning of period	998,853	267,981
Cash and Cash Equivalents – end of year	$462,761	$998,853

Supplemental disclosures of cash flow information:
Interest paid	$112	$453
Income taxes paid	$2,400	$2,400

Supplemental disclosures of cash flow information:
Interest paid	$112	$453
Income taxes paid	$2,400	$2,400

See accompanying notes to these consolidated financial statements.

SUPPLEMENTAL INFORMATION OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the twelve months ended December 31, 2012, the Company entered into the following noncash transactions:

•	Issued 15,000 warrants for services valued at $2,550.

During the twelve months ended December 31, 2011, the Company entered into the following noncash transactions:

•	Issued 210,000 warrants for services valued at $33,150.
•	Converted $500,000 in bridge notes payable and $28,582 in accrued interest into 2,114,332 shares of common stock and 1,057,166 warrants.
•	Converted $10,700 in a note payable into 42,800 shares of common stock and 21,400 warrants.
•	Converted $10,000 in accrued expenses into 40,000 shares of common stock and 20,000 warrants.
•	Recorded $790,840 in organization costs in the Aftermarket Merger.
•	Converted $47,500 in accrued expenses into 190,000 shares of common stock and 95,000 warrants.

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – December 31, 2010	-	$-	18,000,000	$3,000	$-	$(151,757)	$(148,757)

Shares issued for conversion of pre- merger Aftermarket Enterprises shares, $0.001 per share	–	–	3,076,996	18,077	751,105	–	769,182
Shares issued for conversion of bridge notes and accrued interest, $0.25 per share	–	–	2,114,332	2,114	526,468	–	528,582
Shares issued in private placement, $0.25 share	–	–	1,926,600	1,927	479,723	–	481,650
Conversion of accrued expenses to officer, $0.25 per share	–	–	190,000	190	47,310	–	47,500
Conversion of note payable, $0.25 per share	–	–	42,800	43	10,657	–	10,700
Shares issued for services, $0.25 per share	–	–	40,000	40	9,960	–	10,000
Warrants issued for services	–	–	–	–	33,150	–	33,150
Stock based compensation	–	–	–	–	132,155	–	132,155
Net loss	–	–	–	–	–	(1,096,276)	(1,096,276)
BALANCE – December 31, 2011	–	$–	25,390,728	$25,391	$1,990,528	$(1,248,033)	$767,886

Warrants issued for services	–	–	–	–	2,550	–	2,550
Shares issued for exercise of options			50,000	50	12,450		12,500
Stock based compensation	–	–	–	–	271,604	–	271,604
Net loss	–	–	–	–	–	(1,173,209)	(1,173,209)
BALANCE – December 31, 2012	–	$–	25,440,728	$25,441	$2,277,132	$(2,421,242)	$(118,669)

The number of shares have been retroactively restated to present the pre-merger equity of AllDigital, Inc., using the capital structure of AllDigital Holdings, Inc.

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

AllDigital, Inc. (“AllDigital”) was incorporated in the State of California on August 3, 2009, with the primary purpose of providing digital broadcasting solutions dedicated to managing the complex pairing of cloud-based digital media and digital services with Internet-connected devices.

Our digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of complex Digital Service and Digital Broadcasting Workflow implementations across a diverse market of Devices. We accomplish this by enabling, and maximizing the performance of, the cloud-based storage, processing and transit of digital media and digital services to multiple devices simultaneously. Our business model targets a variety of entities and existing providers of Digital Services that need to develop, operate and support a cost-effective, high quality and secure Digital Service, through a Digital Broadcasting Workflow, across a large and diverse market of Devices.

Our ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain our proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize our portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non profits, and (iii) our ability to attract and retain key sales, business and product development, and other personnel as our business and offerings continue to mature. We may encounter setbacks related to these activities.

In November 2010, AllDigital commenced an offering of up to $500,000 in convertible promissory notes (“the Notes”) in a bridge financing in order to raise funds primarily to pay the legal, audit and other transaction costs directly related to a merger (the "Aftermarket Merger") with Aftermarket Enterprises, Inc. (“Aftermarket”), a fully reporting company quoted on the Over the Counter Bulletin Board (but not actively traded). Following consummation of the Aftermarket Merger, AllDigital’s shareholders held a majority of the outstanding capital stock of Aftermarket. In connection with the Aftermarket Merger, Aftermarket (which was the surviving company in the Aftermarket Merger and subsequently renamed AllDigital Holdings, Inc.), also conducted an offering to raise a minimum of $1,000,000 in aggregate proceeds (including the Notes). As of December 31, 2011, AllDigital raised $500,000 in Notes through the bridge financing (See Note 5). On July 29, 2011, the Aftermarket Merger was consummated and Aftermarket acquired all of the assets and operations of AllDigital (See Note 11), including the conversion of the $500,000 in Notes plus accrued interest.

Effective August 25, 2011, the name of Aftermarket was changed to AllDigital Holdings, Inc (together with AllDigital, “we,” “us” or “the Company”).  Immediately following closing of the Aftermarket Merger, Aftermarket had two business lines:  AllDigital’s digital services business and Aftermarket’s automotive accessories business. On September 27, 2011, the Company sold the automotive accessories business to the former president of Aftermarket.

Although from a legal perspective, Aftermarket acquired AllDigital in the Aftermarket Merger, from an accounting perspective, the Aftermarket Merger is viewed as a reverse acquisition whereby AllDigital acquired the assets of Aftermarket. The transaction is equivalent to the issuance of common stock by AllDigital for the net assets of Aftermarket. The Aftermarket Merger is viewed as a reverse acquisition because post-Merger AllDigital’s shareholders own approximately 73% of the outstanding shares of Aftermarket, AllDigital’s directors and officers now serve as the directors and officers of the Company, and the operations of AllDigital is the ongoing business of the Company. The statement of stockholders’ equity (deficit) has been restated to retroactively reflect the number of shares of AllDigital, using the capital structure of Aftermarket and to present the accumulated deficit of AllDigital as of the date of the Aftermarket Merger.  The value of the consideration transferred in the Aftermarket Merger ($769,182) was determined using the guidance of ASC 805-40-30.  Amounts acquired by the Company were comprised of $1,700 cash and the assumption of $23,270 of liabilities.   The Company determined that the value of the intangible assets identified and unidentified was $0. As such, the Company recorded a charge of $790,840 to its consolidated statement of operations relating to the reverse acquisition because the value of the consideration in excess of the value of the assets acquired was akin to organization costs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The use of estimates may also affect the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, estimates of costs used in the calculation of percentage of completion contracts, realization of capitalized assets, valuation of equity instruments and other instruments indexed to the Company’s common stock, and deferred income tax valuation allowances. Actual results could differ from those estimates.  Following are discussion of the Company’s significant accounting policies.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting its business. Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability or classification of assets and liabilities that may result from the outcome of this uncertainty.  The Company has to date incurred recurring losses and has accumulated losses aggregating approximately $2.4 million as of December 31, 2012. The Company's business strategy includes attempting to increase its revenue through investing further in its product development and sales and marketing efforts, and expanding into international markets. The Company intends to finance this portion of its business strategy by using its current working capital resources and cash flows from operations. Management believes its cash flows from operations, together with its liquid assets will be sufficient to fund ongoing operations through at least December 31, 2013. The Company's business strategy also includes the possibility of engaging in strategic acquisitions or otherwise taking steps to more rapidly increase its growth rates.

Principles of Consolidation

The consolidated financial statements include the accounts of AllDigital, Inc. that are consolidated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).  AllDigital, Inc. is wholly-owned by AllDigital Holdings, Inc.  There are no intercompany transactions as all accounts are in the name of AllDigital, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

The Company recognizes recurring and nonrecurring service revenue in accordance with the authoritative guidance for revenue recognition, including guidance on revenue arrangements with multiple deliverables. In general, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Revenue from certain design and development contracts, where a solution is designed, developed or modified to a customer’s specifications, is recognized on a percentage of completion basis in accordance with ASC 605-35 based on the cost-to-cost method, provided such costs can be reasonably estimated. The Company’s revenue recognition practices related to such contracts include: developing an approved budget; comparing actual period costs to the budget as a percentage; recognizing revenue for the period based upon the percentage of actual costs incurred compared to total estimated costs, and; performing monthly budget-actual reviews, updates, and adjustments as needed. The impact on revenues as a result of these revisions is included in the periods in which the revisions are made.  For contracts for which the Company is unable to reasonably estimate total contract costs, the Company waits until contract completion to recognize the associated revenue.

Nonrecurring revenues also include “on-boarding” professional services that involve the development or integration of a customer’s software application, digital service, system, or Application Programming Interface (“API”) to connect with the AllDigital platform. On-boarding professional services projects are typically of a short duration and smaller revenue amounts. The Company recognizes revenue for on-boarding professional services upon project completion and acceptance.

Monthly recurring revenues are recognized ratably over the period in which they are delivered and earned. The Company typically charges monthly recurring platform fees, as well as monthly recurring charges for our back-end storage, cloud processing, origin transit, and maintenance and support services. These fees are generally billed based on a minimum commitment plus actual usage basis, and the term of such customer contracts vary typically from 12 to 24 months.

Rarely, a customer contract will include revenue arrangements that consist of multiple product and service deliverables. Such contracts are accounted for in accordance with ASC 605-25, as amended by ASU 2009-13. For the Company’s multiple-element arrangements, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis, and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is then allocated to each unit of accounting based on the estimated selling price determined using a hierarchy of evidence based first on Vendor-Specific Objective Evidence (“VSOE”) if it exists, based next on Third-Party Evidence (“TPE”) if VSOE does not exist, and finally, if both VSOE and TPE do not exist, based on the Company’s best estimate of selling price (“BESP”). If deliverables cannot be separated into more than one unit, then the Company does not recognize revenue until all deliverables have been delivered and accepted.

Accounts Receivable

Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The allowance for doubtful accounts was $0 at December 31, 2012, and December 31, 2011. The Company generally requires a deposit or advance services payments from its customers for certain contracts involving upfront capital investment, on-boarding, or development contracts to facilitate its working capital needs.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

At December 31, 2012, the Company had 3,892,274 warrants and 2,070,597 options that could potentially dilute the number of shares outstanding.  At December 31, 2011, the Company had 3,892,274 warrants and 670,139 options that could potentially dilute the number of shares outstanding.  These instruments were excluded from the computation of the diluted loss per share as their impact is anti-dilutive.

Fair Value of Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the accompanying consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets subject to this classification at December 31, 2012, and December 31, 2011, were cash and cash equivalents and are considered Level 1 assets.

For certain of the Company’s financial instruments, including accounts receivable, prepaid expenses, and accounts payable, the carrying amounts approximate fair value due to their short maturities. The carrying amount of the Company’s notes payable approximates fair value based on prevailing interest rates.

Income Taxes

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Repairs and maintenance of equipment are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 years
Computer equipment	3 years
Software	3 years
Signs	3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Gains or losses on dispositions of property and equipment are included in the results of operations when realized.

Impairment of Long-Lived and Intangible Assets

The Company accounts for long-lived assets, that include property and equipment and identifiable intangible assets with infinite useful lives, in accordance with FASB ASC 350-30, that requires that the Company review long-lived assets for impairment whenever events or changes in circumstances indicate that the Company may not recover the carrying amount of an asset.  The Company measures recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset.  If the Company determines that the asset may not be recoverable, the Company recognizes an impairment charge to the extent of the difference between the asset’s fair value and the asset’s carrying amount. The Company recorded $790,840 in organization costs writeoff related to the Aftermarket Merger during the twelve months ended December 31, 2011. The Company had no other impairment charges during the twelve months ended December 31, 2011, and had no impairment charges during the twelve months ended December 31, 2012.

Stock-Based Compensation
The Company accounts for share-based compensation arrangements in accordance with FASB ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards to be based on estimated fair values. We use the Black-Scholes option valuation model to estimate the fair value of our stock options at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of stock options. We use historical data among other information to estimate the expected price volatility and the expected forfeiture rate.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which amended the guidance in ASU 2011-08 to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. ASU 2012-02 becomes effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012 and earlier adoption is permitted. The Company does not expect this guidance to have any impact on its consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The amendments are effective during interim and annual periods beginning after December 31, 2012. The Company does not expect this guidance to have any impact on its consolidated financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles—Goodwill and Other – Goodwill. ASU 2011-08 provides entities with the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, the entities are required to perform a two-step goodwill impairment test. ASU 2011-08 was effective for us beginning January 1, 2012. The adoption of ASU 2011-08 did not have a material effect on our condensed consolidated financial statements or disclosures.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 was effective for us beginning January 1, 2012. The adoption of ASU 2011-05 did not have a material effect on our condensed consolidated financial statements or disclosures.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Fair Value Measurement (“ASU 2011-04”), which amended ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the disclosure requirements. ASU 2011-04 was effective for us beginning January 1, 2012. The adoption of ASU 2011-04 did not have a material effect on our condensed consolidated financial statements or disclosures.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2012, and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011

Furniture and fixtures	$11,618	$5,451
Computer equipment	80,771	56,332
Signs	2,050	-
Software	45,833	45,833
Less accumulated depreciation and amortization	(59,961)	(19,149)

	$80,311	$88,467

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2012, and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011

Accounts payable	$252,793	$108,222
Accrued personnel costs	155,243	170,365
Accrued professional fees	45,847	6,604
Other	66,425	4,111

	$520,308	$289,302

NOTE 5 - NOTES PAYABLE

Notes payable – bridge financing, related and unrelated parties

In November 2010, the Company commenced an offering of up to $500,000 in Notes in a bridge financing in order to raise funds primarily to pay the legal, audit and other transaction costs directly related to the Aftermarket Merger, and to address certain of the Company’s short-term working capital needs. At the holder’s option, the Notes were convertible into common stock of Aftermarket on the same terms as the simultaneous offering conducted by Aftermarket. The Notes bore interest at 10% per annum, and if not converted, would have had a one-year term.  On July 29, 2011, the Company successfully completed the proposed merger and related offering, which included the conversion of the $500,000 in Notes into the units of common stock and warrants offered in the offering. (See Note 7).

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

On August 28, 2009, the Company entered into a three-year Lease Agreement for the lease of office space at 2821 McGaw Avenue, Irvine, California, 92614, which was used as corporate offices. The lease commenced on September 15, 2009, and terminated on December 31, 2011, as the Company moved into another facility owned by the same landlord.  Pursuant to the terms of the lease, monthly rent paid was $3,826. Rent expense for the twelve months ended December 31, 2012 and 2011 was $128,997 and $47,154, respectively.

On October 10, 2011, the Company entered into a five-year Lease Agreement for the lease of office space at 220 Technology Suite 100, Irvine, California, 92618, which is used as corporate offices effective January 1, 2012.  The lease commenced on January 1, 2012, and terminates on December 31, 2016.  On November 18, 2011, the lease of office space at 220 Technology Drive Suite 100, Irvine, California 92618 was modified from a five year term to a three year term.  All other terms of the October 10, 2011, lease agreement remain the same.  Pursuant to the terms of the lease, monthly rent paid will be $10,297 in year one, $10,504 in year two, and $10,717 in year three.

Effective May 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $423 per month.

Effective June 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $892 per month.

Effective October 4, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $902 per month.

Effective December 21, 2011, the Company entered into a three-year Lease Agreement for the lease of a phone system.  The lease amount is $940 per month.

Effective February 4, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $767 per month.

Effective May 4, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $921 per month.

Effective October 15, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $334 per month.

Future minimum lease payments under operating leases at December 31, 2012 are:

Year ended
December 31,

2013	$188,207
2014	$222,009
2015	$8,006
Total	$418,222

Legal Matters

The Company is involved from time to time in various legal proceedings in the normal conduct of its business.  In the opinion of management, the disposition of all such proceedings is not expected to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 7 - STOCKHOLDERS’ EQUITY

Preferred Stock

Our Board of Directors has the authority to issue Preferred Stock in one or more series and to, within the limits set forth by Nevada law and without shareholder action:

•	designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

•
create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

•	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

•
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The issuance of Preferred Stock by our Board of Directors could adversely affect the rights of holders of our common stock. The potential issuance of Preferred Stock may:

•	Have the effect of delaying or preventing a change in control of the Company;

•	Discourage bids for the common stock at a premium over the market price of the common stock; and

•	Adversely affect the market price of, and the voting and other rights of the holders of our common stock.

Common Stock

In July 2011, the Company converted 30,000,000 shares of outstanding $0.0001 par value common stock to 18,000,000 shares of $0.001 par value common stock in relation to the Aftermarket Merger. Aftermarket had 3,076,996 shares of common stock as of date of the Aftermarket Merger. 190,000 shares of common stock were issued in July 2011 to an officer in payment of an accrued liability to the officer. $500,000 in Notes and $28,582 in related accrued interest expense were converted to 1,057,166 units in the offering (the “Units”), consisting of 2,114,332 shares of common stock and 1,057,166 warrants, in July 2011 in connection with the offering (See Note 5).  963,300 Units, consisting of 1,926,600 shares of common stock and 963,300 warrants, were issued in July 2011 in the offering for $481,650 cash in connection with the Aftermarket Merger (see Note 12).  40,000 shares of common stock along with 20,000 warrants were issued in August 2011 for outside services of $10,000.  42,800 shares of common stock along with 21,400 warrants were issued in September 2011 to the former president of Aftermarket in payment of a note payable of $10,700.   50,000 shares of common stock were issued in September 2012 upon the exercise of stock options.

Stock Options

On July 28, 2011, AllDigital adopted, and in the Aftermarket Merger, the Company assumed the 2011 Stock Option and Incentive Plan (the “Plan”) for directors, employees, consultants and other persons acting on behalf of the Company, under which 4,500,000 shares of common stock are authorized for issuance. Options granted under the Plan vest on the date of grant, over a fixed period of time, or upon the occurrence of certain events and have a contractual term of up to ten years.  Effective January 3, 2012, a majority of shareholders approved an increase in the number of shares authorized from 4,500,000 to 8,500,000.

During the twelve months ended December 31, 2012, the Company issued 1,101,000 options under the Plan to certain employees, 50,000 options were exercised, and 791,000 options were forfeited by employees who resigned from the Company.   At December 31, 2012, there were 4,610,000 total options outstanding.

As of December 31, 2012, there were 3,840,000 shares of common stock available for grant under the Plan.

A summary of the status of the options granted is as follows:

	Shares	Weighted- average exercise price	Average remaining contractual term - years	Aggregate intrinsic value

Outstanding, December 31, 2010	-	$-	-	-
Granted	4,500,000	$0.25	9.64
Forfeited	(150,000)
Outstanding, December 31, 2011	4,350,000	$0.25	9.63	-
Granted	1,101,000	$0.43	9.32	-
Exercised	(50,000)	$0.25
Forfeited	(791,000)
Outstanding, December 31, 2012	4,610,000	$0.26	8.70	-
Exercisable: December 31, 2012	2,070,597	$0.25	8.66	-

At December 31, 2012, 2,070,597 options had vested and 2,539,403 options are expected to vested.

As of December 31, 2012, there was $498,028 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining weighted-average vesting period of 2.44 years. The total fair value of options vested during the twelve months ended December 31, 2012 was $257,760. The aggregate intrinsic value of the options expected to vest in the future was $579,727.

Stock-based compensation expense for the years ended December 31, 2012 and 2011 was $271,604 and $132,154, respectively.

The fair value of the options granted by AllDigital Holdings, Inc., for the years ended December 31, 2012 and 2011 is estimated at $446,550 and $730,838, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. The determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The assumptions used to value stock options are as follows:
	Year Ended December 31,
	2012	2011
Dividend yield	—	—

Risk-free interest rate	1.49% to 2.00%	1.88% to 2.98%

Volatility	196%	196%

Expected life (in years)	6 – 6.5	6 – 6.5

Weighted average grant date fair value per share of options granted	$0.41	$0.17

The dividend yield is zero as the Company currently does not pay a dividend.

The risk-free interest rate is based on the U.S. Treasury bond.

Volatility is estimated based on comparable companies in the industry.

Warrants

In July 2011, the Company issued 963,300 warrants as part of the Units sold in a $481,650 offering.  In July 2011, the Company issued 1,057,166 warrants as part of the Units in conversion of $500,000 of Notes and $28,582 related accrued interest expense. In July 2011, the Company issued 95,000 warrants to an officer as part of the Units as payment for $47,500 accrued expenses. In July 2011, the Company issued 60,000 warrants to a consultant as part of a payment for an accrued expense. In July 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In August 2011, the Company issued 20,000 warrants to a consultant as part of a payment for $10,000 of accrued expenses. In August 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In September 2011, the Company issued 21,400 warrants to the former owner of Aftermarket as part of a payment for a $10,700 note payable. In September 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In October 2011, the Company issued 1,525,408 warrants to the pre-merger Aftermarket Enterprises stockholders.  In October 2011, the Company issued 15,000 warrants to a consultant as part of a payment for an accrued expense.  As of December 31, 2012, no warrants had been exercised, and all warrants were outstanding.

A summary of the status of the warrants granted is as follows:
	Shares	Weighted-average exercise price

Outstanding – December 31, 2010	-	$-
Granted	3,892,274	0.49
Forfeited	-	-
Exercised	-	-
Outstanding – December 31, 2011	3,892,274	$0.49
Forfeited	-	-
Exercised	-	-
Outstanding – December 31, 2012	3,892,274	$0.49

Exercisable – December 31, 2012	3,892,274	$0.49

The following table summarizes information about warrants outstanding at December 31, 2012:

Outstanding				Exercisable
Range of exercise prices	Number of warrants outstanding	Weighted-average remaining contractual life (in years)	Weighted-average exercise price	Number of warrants exercisable	Weighted-average exercise price
$0.25	150,000	3.66	$0.25	150,000	$0.25
$0.275	60,000	3.58	$0.275	60,000	$0.275
$0.50	3,682,274	1.68	$0.50	3,682,274	$0.50
$0.25 - $0.50	3,892,274	1.78	$0.49	3,892,274	$0.49

NOTE 8 - INCOME TAXES

The components of the income tax provision for the years ended December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011

Current	$1,600	$1,600
Deferred	-	-
Total	$1,600	$1,600

Income tax expense (benefit) for the years ended December 31, 2012 and 2011 differed from the amounts computed applying the federal statutory rate of 34% to pre-tax income as a result of:

	December 31,
	2012	2011

Computed "expected" tax provision (benefit)	$(398,000)	$(369,000)
Income taxes resulting from expenses not deductible for tax purposes	4,700	3,000
Stock compensation	92,300	44,000
Org cost impairment	-	269,000
Change in the valuation allowance for deferred tax assets net of return to provision adjustment	301,600	53,600
State and local income taxes, net of tax benefit	1,000	1,000
Total	$1,600	$1,600

Significant components of the Company’s deferred tax assets and liabilities for federal income taxes at December 31, 2012 and 2011 consisted of the following:

	December 31,
	2012	2011
Current deferred tax assets
Accrued expenses	$30,400	$50,000
Deferred compensation	18,100	18,000
Other	700	500
Valuation allowance	(49,200)	(68,500)
Net current deferred tax assets	$-	$-

Long-term deferred tax assets
Net operating loss carryforward	$542,000	$210,000
Depreciation and amortization	300	(40,000)
Valuation allowance	(542,300)	(170,000)
Net deferred tax assets	$-	$-

The Company establishes a valuation allowance when it is more likely than not that the Company’s recorded net deferred tax asset will not be realized. In determining whether a valuation allowance is required, the Company must take into account all positive and negative evidence with regard to the utilization of a deferred tax asset. As of December 31, 2012 and 2011, the valuation allowance for deferred tax assets totaled approximately $591,500 and $238,500, respectively. For the year ended December 31, 2012, the increase in the valuation allowance was $353,000.

The Company plans to continue to provide a full valuation allowance on future tax benefits until it can sustain an appropriate level of profitability and until such time, the Company would not expect to recognize any significant tax benefits in its future results of operations.

As of December 31, 2012, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1,376,000 and $1,270,000, respectively, which expire through 2032. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

The Company has not recognized any liability for unrecognized tax benefits.  The Company expects any resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained; therefore the Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2012 and 2011, the Company had no accrual for the payment of interest or penalties.  All years for which income tax returns have been prepared are subject to examination.

NOTE 9 - CONCENTRATIONS

Major Customers

At December 31, 2012 and December 31, 2011, three and four customers accounted for 82% and 98% of the outstanding accounts receivable, respectively.

For the twelve months ended December 31, 2012 and 2011, three and three customers accounted for 67% and 74% of total revenue, respectively.

Major Vendors

At December 31, 2012 and December 31, 2011, four and four vendors accounted for 85% and 87% of the outstanding accounts payable, respectively.

For the twelve months ended December 31, 2012 and 2011, four and two vendors accounted for 75% and 53% of total purchases, respectively.

Concentrations of Credit Risk

Financial instruments that may subject the Company to credit risk include uninsured cash-in-bank balances. The Company places its cash with high quality financial institutions located in Southern California. From time to time, such balances exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to its cash balances. As of December 31, 2012, the Company’s uninsured cash was $100,423.

NOTE 10 – SEGMENT INFORMATION

The Company currently operates in one business segment, digital broadcasting solutions.  All fixed assets are located at the Company’s headquarters and data centers located in the United States.  All sales for the twelve months ended December 31, 2012, were in the United States and Canada.

NOTE 11 - SIGNIFICANT AGREEMENTS

Reverse Merger

On December 29, 2010, the Company entered into, and on April 29, 2011, subsequently agreed to extend, a Letter of Intent with Aftermarket, a fully reporting company quoted (but not actively traded) on the Over the Counter Bulletin Board, pursuant to which Aftermarket planned to acquire AllDigital in a reverse merger transaction. If the Aftermarket Merger were consummated, the Company’s stockholders would hold a majority of the outstanding capital stock of Aftermarket following the closing. In connection with the proposed Merger, Aftermarket, which would subsequently be renamed AllDigital Holdings, Inc., also conducted an offering to raise a minimum of $1,000,000 in aggregate proceeds, including those from the Notes (see Notes 5 and 7). On July 29, 2011, the Company successfully completed the proposed Merger and related offering in which Aftermarket acquired all of the assets and operations of AllDigital, Inc. Effective August 25, 2011, the name of Aftermarket was changed to AllDigital Holdings, Inc. As of the date of the Aftermarket Merger, the Company had two business lines:  AllDigital’s digital broadcasting solutions business and Aftermarket’s automotive accessories business.  On September 27, 2011, the Company paid $3,769 in connection with the sale of the automotive accessories business to the former president of Aftermarket, who assumed $9,494 in liabilities and $857 in receivables.  AllDigital Holdings, Inc. recognized $4,868 as a gain on the sale and recognized discontinued operations related to the operations of the automotive business in September 2011.  The Company recognized $132 in profit in discontinued operations from the month of July through September August 2011.

NOTE 12 - RELATED PARTIES

During the years 2010 and 2011, $475,000 in Notes were issued by the Company to two of the Company’s shareholders, who also serve as officers at the Company, an employee, and friends and family members of such shareholders (See Note 5). The Notes were converted to stock and warrants on July 29, 2011.

NOTE 13 - SUBSEQUENT EVENTS

On January 2, 2013, the Company issued an aggregate of 132,000 options to employees.

On January 6, 2013, we entered into an Agreement and Plan of Merger and Reorganization (the “Broadcast Merger Agreement”) with Broadcast International, Inc., a Utah corporation (“Broadcast International”) and Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Broadcast International (“Merger Sub”). Assuming conditions to closing are satisfied, Merger Sub will be merged with and into Company, and Company will survive as a wholly-owned subsidiary of Broadcast International (the “Broadcast Merger”). On February 6, 2013, after having conducted further due diligence, AllDigital provided written notice of its belief that certain material representations and warranties in the Broadcast Merger Agreement were inaccurate when made.  In the notice, AllDigital also identified its requirements for curing these alleged inaccuracies and notified Broadcast International that if such alleged inaccuracies are not cured or otherwise resolve within thirty (30) days of such notice, or if it earlier becomes apparent that such alleged inaccuracies cannot be cured, AllDigital may terminate the Broadcast Merger Agreement in accordance with its terms.   Broadcast International and AllDigital have been working together on the issues identified in the such notice. In light of progress made to date related to these issues, on March 6, 2013, AllDigital provided written notice to Broadcast International that it was extending the cure period identified in the Initial Notice to April 7, 2013.

On January 15, 2013, the Company issued 4,000 shares of common stock upon the exercise of options.

PART 1 – FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS

	March 31, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$753,296	$462,761
Accounts receivable, net of allowance of $0 and $0	136,319	122,064
Prepaid expenses and other current assets	55,058	53,362
Total current assets	944,673	638,187
Property and Equipment, net	79,936	80,311
Other Assets
Deposits	11,164	11,164
Intangibles – domain name	19,750	19,750
Total assets	$1,055,523	$749,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$590,404	$520,308
Deferred revenue	632,909	347,773
Total current liabilities	1,223,313	868,081

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none and none issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 90,000,000 shares authorized, 25,444,728 and 25,440,728 issued and outstanding, respectively	25,445	25,441
Additional paid-in capital	2,335,296	2,277,132
Accumulated deficit	(2,528,531)	(2,421,242)
Total stockholders’ equity	(167,790)	(118,669)

Total liabilities and stockholders’ equity	$1,055,523	$749,412

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$1,012,107	$951,849
Cost of sales	610,184	643,279
Gross profit	401,923	308,570
Operating expenses
Selling, marketing, and advertising	115,450	186,479
General and administrative	459,774	469,495
Total operating expenses	575,224	655,974
Loss from operations	(173,301)	(347,404)

Other income (expense)
Interest income	159	445
Loss on disposal of assets	(194)	-
Other income	66,847	-
Total other income (expense)	66,812	445

Loss before provision for income taxes	(106,489)	(346,959)
Provision for income taxes	800	2,400
Net loss	$(107,289)	$(349,359)
Basic and diluted net loss per share	$(0.00)	$(0.01)
Basic and diluted weighted-average shares outstanding	25,444,106	25,390,278

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(107,289)	$(349,359)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,466	9,064
Stock based compensation	57,169	50,069
Provision for doubtful accounts	-	34,072
Warrants issued for services	-	2,550
Changes in operating assets and liabilities:
Accounts receivable	(14,255)	50,282
Deferred costs	-	(2,680)
Prepaid expenses and other current assets	(1,697)	(38,879)
Deferred revenue	285,137	(857)
Accounts payable and accrued expenses	70,095	171,070
Net cash provided by (used in) operating activities	299,626	(74,668)

Cash Flows From Investing Activities
Purchase of property and equipment	(10,091)	(12,793)
Net cash used in investing activities	(10,091)	(12,793)

Cash Flows From Financing Activities
Proceeds from exercise of stock options	1,000	-
Net cash provided by financing activities	1,000	-
Net Increase (Decrease) in Cash and Cash Equivalents	290,535	(87,461)
Cash and Cash Equivalents – beginning of period	462,761	998,853
Cash and Cash Equivalents – end of period	$753,296	$911,392

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$800	$2,400

See accompanying notes to these unaudited consolidated financial statements.

Supplemental schedule of noncash investing and financing activities:

During the three months ended March 31, 2013 and 2012, the Company entered into no noncash transactions.

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

AllDigital, Inc. (“AllDigital”) was incorporated in the State of California on August 3, 2009, with the primary purpose of providing digital broadcasting solutions dedicated to managing the complex pairing of cloud-based digital media and digital services with Internet-connected devices.

Our digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of complex Digital Service and Digital Broadcasting Workflow implementations across a diverse market of Devices. We accomplish this by enabling, and maximizing the performance of, the cloud-based storage, processing and transit of digital media and digital services to multiple devices simultaneously. Our business model targets a variety of entities and existing providers of Digital Services that need to develop, operate and support a cost-effective, high quality and secure Digital Service, through a Digital Broadcasting Workflow, across a large and diverse market of Devices.
Our ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain our proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize our portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non profits, and (iii) our ability to attract and retain key sales, business and product development, and other personnel as our business and offerings continue to mature. We may encounter setbacks related to these activities.

In July 2011, AllDigital commenced a reverse merger (the "Aftermarket Merger") with Aftermarket Enterprises, Inc. (“Aftermarket”), a fully reporting company quoted on the OTC Bulletin Board (but not actively traded). Following consummation of the Aftermarket Merger, AllDigital’s shareholders held a majority of the outstanding capital stock of Aftermarket.

Effective August 25, 2011, the name of Aftermarket was changed to AllDigital Holdings, Inc (together with AllDigital, “we,” “us” or “the Company”).  Immediately following closing of the Aftermarket Merger, Aftermarket had two business lines:  AllDigital’s digital services business and Aftermarket’s automotive accessories business. On September 27, 2011, the Company sold the automotive accessories business to the former president of Aftermarket.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The use of estimates may also affect the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, estimates of costs used in the calculation of percentage of completion contracts, realization of capitalized assets, valuation of equity instruments and other instruments indexed to the Company’s common stock, and deferred income tax valuation allowances. Actual results could differ from those estimates.  Following are discussion of the Company’s significant accounting policies.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting its business. Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability or classification of assets and liabilities that may result from the outcome of this uncertainty.  The Company has to date incurred recurring losses and has accumulated losses aggregating approximately $2.5 million as of March 31, 2013. The Company's business strategy includes attempting to increase its revenue through investing further in its product development and sales and marketing efforts, and expanding into international markets. The Company intends to finance this portion of its business strategy by using its current working capital resources and cash flows from operations. Management believes its cash flows from operations, together with its liquid assets will be sufficient to fund ongoing operations through at least March 31, 2014. The Company's business strategy also includes the possibility of engaging in strategic acquisitions or otherwise taking steps to more rapidly increase its growth rates.

Principles of Consolidation

The consolidated financial statements include the accounts of AllDigital, Inc. that are consolidated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).  AllDigital, Inc. is wholly-owned by AllDigital Holdings, Inc.  There are no intercompany transactions as all accounts are in the name of AllDigital, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

The Company recognizes recurring and nonrecurring service revenue in accordance with the authoritative guidance for revenue recognition, including guidance on revenue arrangements with multiple deliverables. In general, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Revenue from certain design and development contracts, where a solution is designed, developed or modified to a customer’s specifications, is recognized on a percentage of completion basis in accordance with ASC 605-35 based on the cost-to-cost method, provided such costs can be reasonably estimated. The Company’s revenue recognition practices related to such contracts include: developing an approved budget; comparing actual period costs to the budget as a percentage; recognizing revenue for the period based upon the percentage of actual costs incurred compared to total estimated costs, and; performing monthly budget-actual reviews, updates, and adjustments as needed. The impact on revenues as a result of these revisions is included in the periods in which the revisions are made.  For contracts for which the Company is unable to reasonably estimate total contract costs, the Company waits until contract completion to recognize the associated revenue.

Nonrecurring revenues also include “on-boarding” professional services that involve the development or integration of a customer’s software application, digital service, system, or Application Programming Interface (“API”) to connect with the AllDigital platform. On-boarding professional services projects are typically of a short duration and smaller revenue amounts. The Company recognizes revenue for on-boarding professional services upon project completion and acceptance.

Monthly recurring revenues are recognized ratably over the period in which they are delivered and earned. The Company typically charges monthly recurring platform fees, as well as monthly recurring charges for our back-end storage, cloud processing, origin transit, and maintenance and support services. These fees are generally billed based on a minimum commitment plus actual usage basis, and the term of such customer contracts vary typically from 12 to 24 months.

Rarely, a customer contract will include revenue arrangements that consist of multiple product and service deliverables. Such contracts are accounted for in accordance with ASC 605-25, as amended by ASU 2009-13. For the Company’s multiple-element arrangements, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis, and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is then allocated to each unit of accounting based on the estimated selling price determined using a hierarchy of evidence based first on Vendor-Specific Objective Evidence (“VSOE”) if it exists, based next on Third-Party Evidence (“TPE”) if VSOE does not exist, and finally, if both VSOE and TPE do not exist, based on the Company’s best estimate of selling price (“BESP”). If deliverables cannot be separated into more than one unit, then the Company does not recognize revenue until all deliverables have been delivered and accepted.

Accounts Receivable

Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The allowance for doubtful accounts was $0 at March 31, 2013 and March 31, 2012. The Company generally requires a deposit or advance services payments from its customers for certain contracts involving upfront capital investment, on-boarding, or development contracts to facilitate its working capital needs.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

At March 31, 2013, the Company had 3,892,274 warrants and 2,377,535 options that could potentially dilute the number of shares outstanding.  At March 31, 2012, the Company had 3,892,274 warrants and 847,222 options that could potentially dilute the number of shares outstanding.  These instruments were excluded from the computation of the diluted loss per share as their impact is anti-dilutive.

Fair Value of Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the accompanying consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets subject to this classification at March 31, 2013, and December 31, 2012, were cash and cash equivalents and are considered Level 1 assets.

For certain of the Company’s financial instruments, including accounts receivable, prepaid expenses, and accounts payable, the carrying amounts approximate fair value due to their short maturities. The carrying amount of the Company’s notes payable approximates fair value based on prevailing interest rates.

Income Taxes

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Repairs and maintenance of equipment are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 years
Computer equipment	3 years
Software	3 years
Signs	3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Gains or losses on dispositions of property and equipment are included in the results of operations when realized.

Impairment of Long-Lived and Intangible Assets

The Company accounts for long-lived assets, that include property and equipment and identifiable intangible assets with infinite useful lives, in accordance with FASB ASC 350-30, that requires that the Company review long-lived assets for impairment whenever events or changes in circumstances indicate that the Company may not recover the carrying amount of an asset.  The Company measures recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset.  If the Company determines that the asset may not be recoverable, the Company recognizes an impairment charge to the extent of the difference between the asset’s fair value and the asset’s carrying amount. The Company had no impairment charges during the three months ended March 31, 2013 and 2012.

Stock-Based Compensation
The Company accounts for share-based compensation arrangements in accordance with FASB ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards to be based on estimated fair values. We use the Black-Scholes option valuation model to estimate the fair value of our stock options at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of stock options. We use historical data among other information to estimate the expected price volatility and the expected forfeiture rate.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which amended the guidance in ASU 2011-08 to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. ASU 2012-02 becomes effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012 and earlier adoption is permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The amendments are effective during interim and annual periods beginning after December 31, 2012. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2013 and December 31, 2012 consisted of the following:

	March 31, 2013 (unaudited)	December 31, 2012

Furniture and fixtures	$11,618	$11,618
Computer equipment	90,862	80,771
Software	45,833	45,833
Signs	2,050	2,050
Less accumulated depreciation and amortization	(70,427)	(59,961)

	$79,936	$80,311

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of March 31, 2013 and December 31, 2012 consisted of the following:

	March 31, 2013 (unaudited)	December 31, 2012

Accounts payable	$304,567	$252,793
Accrued personnel costs	222,337	155,243
Accrued professional fees	10,935	45,847
Other	52,564	66,425

	$590,403	$520,308

NOTE 5 - LEASE OBLIGATIONS

On October 10, 2011, the Company entered into a five-year Lease Agreement for the lease of office space at 220 Technology Suite 100, Irvine, California, 92618, which is used as corporate offices effective January 1, 2012.  The lease commenced on January 1, 2012, and terminates on December 31, 2016.  On November 18, 2011, the lease of office space at 220 Technology Drive Suite 100, Irvine, California 92618 was modified from a five year term to a three year term.  All other terms of the October 10, 2011, lease agreement remain the same.  Pursuant to the terms of the lease, monthly rent paid will be $10,297 in year one, $10,504 in year two, and $10,717 in year three.  Rent expense for the three months ended March 31, 2013 and 2012 was $32,372 and $32,486, respectively.

Effective May 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $423 per month.

Effective June 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $892 per month.

Effective October 4, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $902 per month.

Effective December 21, 2011, the Company entered into a three-year Lease Agreement for the lease of a phone system.  The lease amount is $940 per month.

Effective February 14, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $767 per month.

Effective May 4, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $921 per month.

Effective October 15, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $334 per month.

Future minimum lease payments under operating leases at March 31, 2013 are:

Year ended
March 31,

2014	$188,848
2015	$179,232
2016	$3,090
Total	$371,170

NOTE 6 - STOCKHOLDERS’ EQUITY

Preferred Stock

Our Board of Directors has the authority to issue Preferred Stock in one or more series and to, within the limits set forth by Nevada law and without shareholder action:

•	designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

•
create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

•	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

•
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The issuance of Preferred Stock by our Board of Directors could adversely affect the rights of holders of our common stock. The potential issuance of Preferred Stock may:

•	Have the effect of delaying or preventing a change in control of the Company;

•	Discourage bids for the common stock at a premium over the market price of the common stock; and

•	Adversely affect the market price of, and the voting and other rights of the holders of our common stock.

Common Stock

50,000 shares of common stock were issued in September 2012 upon the exercise of stock options.  4,000 shares of common stock were issued in January 2013 upon the exercise of stock options.

Stock Options

On July 28, 2011, AllDigital adopted, and in the Aftermarket Merger, the Company assumed the 2011 Stock Option and Incentive Plan (the “Plan”) for directors, employees, consultants and other persons acting on behalf of the Company, under which 4,500,000 shares of common stock are authorized for issuance. Options granted under the Plan vest on the date of grant, over a fixed period of time, or upon the occurrence of certain events and have a contractual term of up to ten years.  Effective January 3, 2012, a majority of shareholders approved an increase in the number of shares authorized from 4,500,000 to 8,500,000.

During the three months ended March 31, 2013, the Company issued 132,000 options under the Plan to certain employees, 4,000 options were exercised, and 25,000 options were forfeited by employees who resigned from the Company.   At March 31, 2013, there were 4,713,000 total options outstanding.

As of March 31, 2013, there were 3,733,000 shares of common stock available for grant under the Plan.

A summary of the status of the options granted is as follows:

	Shares	Weighted- average exercise price	Average remaining contractual term - years	Aggregate intrinsic value

Outstanding, December 31, 2012	4,610,000	$0.26	8.70
Granted	132,000	$0.50	9.76
Exercised	4,000	$0.50
Forfeited	(25,000)	$0.50	-	-
Outstanding, March 31, 2013	4,713,000	$0.27	8.48	-
Exercisable: March 31, 2013	2,377,535	$0.25	8.42	-

At March 31, 2013, 2,377,535 options had vested and 2,335,465 options are expected to vested.

As of March 31, 2013, there was $498,669 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining weighted-average vesting period of 2.28 years. The total fair value of options vested during the three months ended March 31, 2013 was $52,859. The aggregate intrinsic value of the options expected to vest in the future was $0.

Stock-based compensation expense for the three months ended March 31, 2013 and 2012 was $57,169 and $50,069, respectively.

The fair value of the options granted by AllDigital Holdings, Inc., for the three months ended March 31, 2013 and 2012 is estimated at $66,000 and $28,050, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. The determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The assumptions used to value stock options are as follows:
	Period Ended
	March 31, 2013	December 31, 2012
Dividend yield	—	—

Risk-free interest rate	1.86%	1.49% to 2.00%

Volatility	196%	196%

Expected life (in years)	6.5	6 – 6.5

Weighted average grant date fair value per share of options granted	$0.50	$0.41

The dividend yield is zero as the Company currently does not pay a dividend.

The risk-free interest rate is based on the U.S. Treasury bond.

Volatility is estimated based on comparable companies in the industry.

Warrants

A summary of the status of the warrants granted is as follows:

	Shares	Weighted-average exercise price

Outstanding – December 31, 2012	3,892,274	$0.49
Granted	-	-
Forfeited	-	-
Exercised	-	-
Outstanding – March 31, 2013	3,892,274	$0.49

Exercisable – March 31, 2013	3,892,274	$0.49

The following table summarizes information about warrants outstanding at March 31, 2013:

Outstanding				Exercisable
Range of exercise prices	Number of warrants outstanding	Weighted-average remaining contractual life (in years)	Weighted- average exercise price	Number of warrants exercisable	Weighted- average exercise price
$0.25	150,000	4.41	$0.25	150,000	$0.25
$0.275	60,000	4.33	$0.275	60,000	$0.275
$0.50	3,682,274	2.43	$0.50	3,682,274	$0.50
$0.25 - $0.50	3,892,274	2.53	$0.49	3,892,274	$0.49

NOTE 7 - INCOME TAXES

The Company establishes a valuation allowance when it is more likely than not that the Company’s recorded net deferred tax asset will not be realized.  In determining whether a valuation allowance is required, the Company must take into account all positive and negative evidence with regard to the utilization of a deferred tax asset.  As of March 31, 2013 and December 31, 2012, the valuation allowance for deferred tax assets totaled approximately $606,000 and $591,000, respectively.  For the three months ended March 31, 2013, the increase in the valuation allowance was $15,000.

The Company plans to continue to provide a full valuation allowance on future tax benefits until it can sustain an appropriate level of profitability and until such time, the Company would not expect to recognize any significant tax benefits in its future results of operations.

As of March 31, 2013, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1.4 million and $1.3 million, respectively, which expire through 2033.  The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

The Company has not recognized any liability for unrecognized tax benefits.  The Company expects any resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained; therefore the Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of March 31, 2013 and December 31, 2012, the Company had no accrual for the payment of interest or penalties. All years for which income tax returns have been prepared are subject to examination.

NOTE 8 - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

Major Customers

At March 31, 2013 and December 31, 2012, four and three customers accounted for 84% and 82% of the outstanding accounts receivable, respectively.

For the three months ended March 31, 2013 and 2012, five and three customers accounted for 85% and 74% of total revenue, respectively.

Major Vendors

At March 31, 2013 and December 31, 2012, two and four vendors accounted for 96% and 85% of the outstanding accounts payable, respectively.

For the three months ended March 31, 2013 and 2012, four and three vendors accounted for 73% and 78% of total purchases, respectively.

Concentrations of Credit Risk

Financial instruments that may subject the Company to credit risk include uninsured cash-in-bank balances. The Company places its cash with high quality financial institutions located in Southern California. From time to time, such balances exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to its cash balances. As of March 31, 2013, the Company’s uninsured cash was $522,665.

NOTE 9 – SEGMENT INFORMATION

The Company currently operates in one business segment, digital media services.  All fixed assets are located at the Company’s headquarters and data centers located in the United States.  All sales for the three months ended March 31, 2013 were in the United States and Canada.

NOTE 10 - SIGNIFICANT AGREEMENTS
Reverse Merger

On July 29, 2011, Aftermarket entered into an agreement with respect to, and closed, a merger agreement with AllDigital, pursuant to which AllDigital became a wholly-owned subsidiary of Aftermarket and AllDigital shareholders became the holders of a majority of the outstanding capital stock of Aftermarket following the closing.  In connection with the Merger, Aftermarket, which would subsequently be renamed AllDigital Holdings, Inc., also conducted an offering to raise approximately $1,000,000 in aggregate proceeds, including approximately $500,000 in Notes that converted into the common stock and warrants in the offering. On July 29, 2011, the Company successfully completed the proposed Merger and related offering in which Aftermarket acquired all of the assets and operations of AllDigital, Inc. Effective August 25, 2011, the name of Aftermarket Enterprises was changed to AllDigital Holdings, Inc. As of the date of the Merger, the Company had two business lines:  AllDigital, Inc.’s digital media services business and Aftermarket’s automotive accessories business.  On September 27, 2011, AllDigital Holdings, Inc. sold the automotive accessories business to the former president of Aftermarket Enterprises.

NOTE 11 - SUBSEQUENT EVENTS

On April 8, 2013, the Company issued an aggregate of 128,000 options to employees.

ANNEX A

Agreement and Plan of Merger and Reorganization (as amended)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

BROADCAST INTERNATIONAL, INC.,

ALTA ACQUISITION CORPORATION

and

ALLDIGITAL HOLDINGS, INC.

Dated as of January 6, 2013

TABLE OF CONTENTS

ARTICLE 1. DESCRIPTION OF TRANSACTION		- 5 -

1.1	Merger of Merger Sub with and into the Company	- 5 -
1.2	Effects of the Merger	- 5 -
1.3	Closing; Effective Time	- 5 -
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	- 5 -
1.5	Conversion of Shares	- 5 -
1.6	Closing of the Company’s Transfer Books	- 6 -
1.7	Dissenting Shares	- 6 -
1.8	Exchange of Certificates	- 7 -
1.9	Company Warrants	- 8 -
1.10	Company Equity Awards; Company Equity Plan	- 8 -
1.11	Tax Consequences	- 9 -
1.12	Further Action	- 9 -

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 9 -

2.1	Subsidiaries; Due Organization; Etc	- 9 -
2.2	Authority; Binding Nature of Agreement	- 10 -
2.3	Capitalization	- 10 -
2.4	SEC Filings; Financial Statements	- 11 -
2.5	Absence of Undisclosed Liabilities	- 12 -
2.6	Absence of Changes	- 12 -
2.7	Title to Assets	- 13 -
2.8	Loans	- 13 -
2.9	Equipment; Real Property; Leasehold	- 13 -
2.10	Intellectual Property	- 13 -
2.11	Contracts and Commitments; No Default	- 15 -
2.12	Compliance with Legal Requirements	- 16 -
2.13	Governmental Authorizations	- 16 -
2.14	Tax Matters	- 17 -
2.15	Employee and Labor Matters; Benefit Plans	- 17 -
2.16	Environmental Matters	- 18 -
2.17	Insurance	- 19 -
2.18	Legal Proceedings; Orders	- 19 -
2.19	Vote Required	- 20 -
2.20	Non-Contravention; Consents	- 20 -
2.21	Financial Advisor	- 20 -
2.22	Disclosure	- 21 -

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		- 21 -

3.1	Subsidiaries; Due Organization; Etc	- 21 -
3.2	Authority; Binding Nature of Agreement	- 21 -
3.3	Capitalization	- 22 -
3.4	SEC Filings; Financial Statements	- 23 -
3.5	Absence of Undisclosed Liabilities	- 24 -
3.6	Absence of Changes	- 24 -
3.7	Title to Assets	- 24 -
3.8	Loans	- 25 -
3.9	Equipment; Real Property; Leasehold	- 25 -
3.10	Intellectual Property	- 25 -
3.11	Contracts and Commitments; No Default	- 27 -
3.12	Compliance with Legal Requirements	- 28 -

3.13	Governmental Authorizations	- 28 -
3.14	Tax Matters	- 28 -
3.15	Employee and Labor Matters; Benefit Plans	- 29 -
3.16	Environmental Matters	- 30 -
3.17	Insurance	- 31 -
3.18	Legal Proceedings; Orders	- 31 -
3.19	Vote Required	- 31 -
3.20	Non-Contravention; Consents	- 31 -
3.21	Opinion of Financial Advisor	- 32 -
3.22	Financial Advisor	- 32 -
3.23	Disclosure	- 32 -
3.24	Merger Sub	- 32 -
3.25	Valid Issuance	- 32 -
3.26	No Ownership of Company Common Stock	- 32 -

ARTICLE 4. CERTAIN COVENANTS OF THE PARTIES		- 33 -

4.1	Access and Investigation	- 33 -
4.2	Operation of the Business of the Company Entities	- 33 -
4.3	Operation of the Business of the Parent Entities	- 35 -
4.4	No Solicitation	- 37 -

ARTICLE 5. ADDITIONAL COVENANTS OF THE PARTIES		- 39 -

5.1	Registration Statement; Joint Proxy Statement/Prospectus	- 39 -
5.2	Company Stockholders’ Consent	- 40 -
5.3	Parent Stockholders’ Meeting	- 41 -
5.4	Derivative Securities; Benefit Plans	- 43 -
5.5	Indemnification of Officers and Directors	- 43 -
5.6	Regulatory Approvals and Related Matters	- 44 -
5.7	Disclosure	- 44 -
5.8	Tax Matters	- 45 -
5.9	Obligations of Merger Sub	- 45 -
5.10	Resignation of Directors	- 45 -
5.11	Board of Directors and Officers of the Combined Company	- 45 -
5.12	Section 16 Matters	- 45 -
5.13	Internal Controls	- 46 -
5.14	Name of the Combined Corporation	- 46 -
5.15	Takeover Statutes	- 46 -
5.16	Supplement to Disclosure Schedules	- 46 -

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		- 46 -

6.1	Accuracy of Representations	- 46 -
6.2	Performance of Covenants	- 47 -
6.3	Effectiveness of Registration Statement	- 47 -
6.4	Stockholder Approval	- 47 -
6.5	Documents	- 47 -
6.6	No Company Material Adverse Effect	- 47 -
6.7	No Restraints	- 47 -
6.8	Derivative Actions	- 48 -
6.9	Company Dissenters	- 48 -
6.10	Parent Dissenters	- 48 -
6.11	Working Capital	- 48 -

ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		- 48 -

7.1	Accuracy of Representations	- 48 -
7.2	Performance of Covenants	- 48 -
7.3	Effectiveness of Registration Statement	- 48 -
7.4	Stockholder Approval	- 49 -
7.5	Documents	- 49 -
7.6	No Parent Material Adverse Effect	- 49 -
7.7	No Restraints	- 49 -
7.8	Derivative Actions	- 49 -
7.9	Reverse Stock Split	- 49 -
7.10	Resignation and Appointment of Directors and Officers	- 49 -
7.11	Company Dissenters	- 49 -
7.12	Parent Dissenters	- 49 -
7.13	Debt	- 49 -
7.14	Working Capital	- 50 -
7.15	Capitalization of Parent	- 50 -
7.16	Monthly Net Cash Flow	- 50 -
7.17	Resolution of Disputes	- 50 -
7.18	Subsidiaries	- 50 -
7.19	Employment Agreements	- 50 -

ARTICLE 8. TERMINATION		- 50 -

8.1	Termination	- 50 -
8.2	Effect of Termination	- 51 -
8.3	Expenses; Termination Fees	- 51 -

ARTICLE 9. MISCELLANEOUS PROVISIONS		- 52 -

9.1	Amendment	- 52 -
9.2	Waiver	- 52 -
9.3	No Survival of Representations and Warranties	- 53 -
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	- 53 -
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	- 53 -
9.6	Attorneys’ Fees	- 53 -
9.7	Assignability; No Third Party Rights	- 53 -
9.8	Notices	- 54 -
9.9	Severability	- 54 -
9.10	Construction	- 54 -

EXHIBITS

Exhibit A – Certain Definitions

Exhibit B – Form of Certificate of Incorporation of Surviving Corporation

Exhibit C – Form of Bylaws of Surviving Corporation

SCHEDULES

Schedule 5.13 — Structure of Parent Board Immediately Following the Effective Time

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 6, 2013, by and among Broadcast International, Inc. a Utah corporation (“Parent”), Alta Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and AllDigital Holdings, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and Chapter 92A of the NRS (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.
DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

1.3           Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the Salt Lake City, Utah offices of outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the NRS shall be duly executed by the Company, Merger Sub and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Nevada. The Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of Nevada or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in such articles of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4           Certificate of Incorporation and Bylaws; Directors and Officers.

(a)           The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth in Exhibit B.

(b)           The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C.

(c)           The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the persons serving as the Chief Executive Officer and the Chief Financial Officer of the Company immediately prior to the Effective Time.

1.5           Conversion of Shares.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii)          except as provided in clause “(i)” above and subject to Sections 1.5(b), Section 1.5(c), Section 1.5(d) and Section 1.7, each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Per Share Merger Consideration;

(iii)         each share of the Common Stock, $.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iv)         except as provided in Section 1.7(b), each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of Parent Common Stock.

(b)           If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c)           No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  As provided in the definition of Per Share Merger Consideration, with respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole shares of Parent Common Stock.

(d)           Notwithstanding any provision of this Agreement to the contrary, to the extent that Parent and Company jointly and reasonably determine that the issuance of Per Share Merger Consideration to one or more holders of Company Common Stock or Book Entry Shares would violate a Legal Requirement that either cannot be eliminated or cannot be eliminated without unreasonable delay or expense (as determined by the Boards of Directors of Parent and the Company), the Per Share Merger Consideration with respect to the shares of Company Common Stock or Book Entry Shares held by such holder(s) shall be an amount in cash equal to the Alternative Cash Consideration.

1.6           Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Merger Consideration, the Alternative Cash Consideration or such consideration as determined in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.8.

1.7           Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Book Entry Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of Sections 92A.300 through 92A.500 of the NRS (such shares of Company Common Stock and Book Entry Shares being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration or the Alternative Cash Consideration, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500 of the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500 of the NRS, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration or the Alternative Cash Consideration in accordance with Section 1.5, without interest thereon, upon surrender of such Certificate formerly representing such Company Dissenting Shares or transfer of such Book-Entry Shares, as applicable. The Company shall provide Parent written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld. Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

(b)           Notwithstanding the provisions of Section 1.5(a)(iv),  shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters rights with respect to such shares in accordance with Part 13 of the URBCA (such shares of Parent Common Stock being referred to collectively as the “Parent Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's dissenters rights under the URBCA with respect to such shares) shall be entitled to such rights as are granted by Part 13 of the URBCA.  Parent shall provide the Company prompt written notice of any demands received by Parent for the exercise of dissenters rights with respect to shares of Parent Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to Parent prior to the Effective Time pursuant to the URBCA that relates to such demand, and the Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands; provided, that the Company shall have the right to consent to any final resolution of such demand, which consent shall not be unreasonably withheld. Except with the prior written consent of the Company, which shall not be unreasonably withheld, Parent shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8           Exchange of Certificates.

(a)            Prior to the Closing Date, Parent shall select Interwest Transfer Company, Inc., Parent’s transfer agent, or another bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5;  and (ii) cash sufficient to make payments of Alternative Cash Consideration in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)           Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock or, if applicable, the Alternative Cash Consideration. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 or, if applicable the Alternative Cash Consideration; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock as contemplated by Section 1.5  or, if applicable, the Alternative Cash Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Company reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)           Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent within ten (10) days of Parent’s written request therefore, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock or, if applicable, Alternative Cash Consideration, and any dividends or distributions with respect to shares of Parent Common Stock.

(d)           Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(e)            Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.9           Company Warrants. At the Effective Time, Parent shall assume all duties and obligations of the Company under the Company Warrants, and promptly following the Effective Time Parent shall provide a letter of transmittal to each holder of Company Warrants providing for the manner in which such Company Warrants will be replaced by warrants to acquire Parent Common Stock on the same terms and conditions as the Company Warrants, other than the exercise price and number of shares of Parent Common Stock subject to the warrants, which shall be equitably adjusted to reflect the Exchange Ratio.

1.10           Company Equity Awards; Company Equity Plan.

(a)           At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced.  All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) except as provided in the foregoing clauses “(A),” “(B)” and “(C),” any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, terms of acceleration and all other provisions of such Company Option shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Company Option immediately prior to the Effective Time; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent;further, provided, however, the exercisability of Company Options that by their terms automatically accelerate, without any action or omission of the Company Board, as a result of and upon the close of the Merger, which Company Options are described on Part 1.10(a)of the Company Disclosure Schedule, shall accelerate in accordance with the terms of such Company Options.

(b)           At the Effective Time, Parent shall assume the Company Equity Plan. Following assumption of the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements and such Company Equity Plan, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 1.10(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Plan.

1.11         Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.12         Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 2 to which it is reasonably apparent that such exception or disclosure would relate):

2.1           Subsidiaries; Due Organization; Etc.

(a)           Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)           Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2           Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.19), to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders pursuant to the Company Stockholder’s Consent (as defined in Section 5.2). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock, of which 25,444,728 are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable.  None of the Company Entities (other than the Company) holds any shares of capital stock of the Company or any rights to acquire shares of capital stock of the Company.  None of the outstanding shares of capital stock of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company.  There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or other securities.

(b)           As of the date of this Agreement, 4,738,000 shares of Company Common Stock are subject to issuance pursuant to Company Options and 3,762,000 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plan.  Part 2.3(b) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award and the location of his/her residence; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the equity plan pursuant to which such Company Option was granted. All grants of Company Equity Awards granted prior to September 30, 2012 were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)           As of the date of this Agreement, 3,892,274 shares of Company Common Stock are subject to issuance pursuant to Company Warrants.  Part 2.3(c) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (i) the name and address of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the applicable vesting schedule, and the extent to which such Company Warrant vested and is exercisable, if applicable; (v) the date on which such Company Warrant was issued; and (vi) the date on which such Company Warrant expires.  Other than the Company Warrants, and except as set forth in Sections 2.3(a) or 2.3(b) above or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)           All outstanding shares of Company Common Stock, and all options and other securities of the Company Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)           All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are held by the Company or a wholly-owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4           SEC Filings; Financial Statements.

(a)           The Company has delivered or made available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 29, 2011, including all amendments thereto (collectively, the “Company SEC Documents”). Since July 29, 2011, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Company SEC Document, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company Entities required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of the Company, since December 31, 2011, until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)           The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company Entities are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

(d)           The Company’s auditor has at all times since its engagement by the Company been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Company Entities that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

2.5           Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Unaudited Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Unaudited Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 2.11 of the Company Disclosure Schedule.

2.6           Absence of Changes.  Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Unaudited Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)           there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Entities (whether or not covered by insurance).

2.7           Title to Assets. The Company Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; and (iii) liens described in Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8           Loans.  Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

2.9           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

(b)           No Company Entity owns any real property.

(c)           Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $25,000. (All real property leased to the Company Entities pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company Entities, is referred to as the “Company Leased Real Property.”) Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity. Since July 29, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10           Intellectual Property.

(a)           Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Company Material Adverse Effect, are licensed to any Company Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Company Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)           Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company Entities exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company no Person other than the Company Entities has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i)           to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)          each Company Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Entities, or purported to be held by any of the Company Entities, as a trade secret; and

(iii)         to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company Entities as currently conducted.

(d)           All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e)           Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)            Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2009: (i) none of the Company Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) none of the Company Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g)           To the Knowledge of the Company, none of the Company Entities and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2009, has been pending or, to the Knowledge of the Company, threatened against any Company Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)            To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Company Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j)            To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11           Contracts and Commitments; No Default.

(a)            Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, nor are any of their respective assets bound by:

(i)          any Company Employee Agreement;

(ii)         any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)        any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Company Entity;

(iv)       any Contract that (A) is not terminable on less than 30 days’ notice without penalty, (B) is over one year in length of obligation to any Company Entity, (C) involves an obligation of more than $50,000 over its term, or (D) is expected to represent more than 10% of the revenue or expense of any Company Entity in the six-month period ended December 31, 2012;

(v)         any Contract for the lease or sublease of the Company Leased Real Property;

(vi)        any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)       any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii)      any Contract imposing any restriction on the right or ability of any Company Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)         any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)          outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)        any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b)            True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 or listed in Part 2.3(c) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided to Parent for review.  Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect.  No Company Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity.  To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party.

2.12           Compliance with Legal Requirements.  Each of the Company Entities is, and has at all times since July 29, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Since July 29, 2011, until the date hereof, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13           Governmental Authorizations.  The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Company Entities is, and at all times since July 29, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since July 29, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14           Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

(b)           No Company Entity and no Company Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Company Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)           No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Company Entities except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)           The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company Entities with respect to periods beginning on or after January 1, 2010.

(e)           The Company has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)           None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)           The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

2.15           Employee and Labor Matters; Benefit Plans.

(a)            Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, , the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will.  None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b)           There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)           The Company has delivered or made available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d)        Each of the Company Entities and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)        None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)         Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g)        Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)        There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16             Environmental Matters.

(a)        Each of the Company Entities is and has at all times been in compliance in all material respects with all Environmental Laws.  None of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Company Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.16(d)), which non-compliance has not been cured or for which there is any remaining material liability.

(b)        To the Knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or controlled or used by any of the Company Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Company Entities; (ii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(d)).

(c)        None of the Company Entities has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Company Entities or any other Person relating to Materials of Environmental Concern.

(d)        For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17            Insurance.  Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years.  The Company has made available to the Company true, complete and correct copies of all such Insurance Policies.  With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Company Entity is in breach or default, and no event has occurred which, after notice or the laps of time, or both, would constitute a breach or default or permit termination or modification under such policy.  All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such policies.  There has been no threatened termination of, or material premium increases with respect to, any such policies.

2.18             Legal Proceedings; Orders.

(a)        There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)        To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.19             Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Consent (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Company Proposals (as defined in Section 5.2(a)).

2.20             Non-Contravention; Consents. Assuming compliance with the applicable provisions of the NRS, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)        contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Company Entities; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company Entities;

(b)        contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)        result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Company Entities (except for the Company Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company Entities taken as a whole); or

(f)         result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Company Entities to any Person.

Except as may be required by the Securities Act, Exchange Act, state securities laws and the NRS, none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21            Financial Advisor. Except for Merriman Capital, Inc. (“Merriman”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities. The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of Merriman under which any Company Entity has or may have any right or obligation.

2.22            Disclosure. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1           Subsidiaries; Due Organization; Etc.

(a)           Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)           Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2           Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote (each as defined in Section 3.19), to perform their respective obligations under this Agreement.  The Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger; (c) unanimously authorized and approved an amendment to Parent’s articles of incorporation increasing the authorized capitalization and effectuating the Reverse Stock Split (“Parent’s Amended Articles”); (d) unanimously approved, and recommended to Parent’s stockholders for approval, the Reverse Stock Split; and (e) unanimously recommended the approval of the Merger and the adoption of this Agreement and the approval of Parent’s Amended Articles by the holders of Parent Common Stock and directed that Parent’s Amended Articles, the Reverse Stock Split this Agreement and the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3).  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 180,000,000 shares of Parent Common Stock, of which 107,473,820 are issued and outstanding, and (ii) 20,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable.  None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent.  None of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent.  There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)           As of the date of this Agreement, 2,117,603 shares of Parent Common Stock are subject to issuance pursuant to Parent Options, 2,940,133 shares of Parent Common  Stock are subject to issuance pursuant to Parent RSUs and 4,369,875 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plan.  Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU, the dates on which the shares of Parent Common Stock are to be delivered, if different from the applicable vesting schedule.  The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards granted prior to September 30, 2012 were recorded on Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)           As of the date of this Agreement, 41,463,760 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants and 16,200,000 shares of Parent Common Stock are subject to issuance upon conversion of Parent Notes.  Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant  and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures.  Other than the Parent Warrants and Parent Notes, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c)of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.  In addition, Parent has identified on Part 3.3(c) to the disclosure 3,069,804 warrants to Purchase Common Stock under the heading “Excepted Warrants” that are intended to be excepted from the calculation of Fully Diluted Parent Common Stock.  Excepted Warrants shall also include any shares of Parent Common Stock issued in exchange for the holders’ cancelation of the Excepted Warrants provided the terms of the Exchange Offer have been approved by the Company in its discretion.

(d)           All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)           All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are held by the Company or a wholly-owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4           SEC Filings; Financial Statements.

(a)           Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2010, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)           Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of Parent, since December 31, 2011, until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)           The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d)           Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Parent Entities that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

3.5           Absence of Undisclosed Liabilities. Parent does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Parent Unaudited Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Unaudited Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6           Absence of Changes.  Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Unaudited Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)           there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7           Title to Assets. The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; and (iii) liens described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.8           Loans.  Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9           Equipment; Real Property; Leasehold.

(a)           All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b)           No Parent Entity owns any real property.

(c)           Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $25,000. (All real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Entities, is referred to as the “Parent Leased Real Property.”) Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since January 1, 2010, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10          Intellectual Property.

(a)           Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Parent Material Adverse Effect, are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)           Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)           Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i)           to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)           each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)           to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)           All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e)           Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)            Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2009: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)           To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software has (i) infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2009, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)            To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j)            To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11           Contracts and Commitments; No Default.

(a)            Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)          any Parent Employee Agreement;

(ii)         any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)        any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)        any Contract that (A) is not terminable on less than 30 days’ notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, or (D) is expected to represent more than 10% of the revenue or expense of any Parent Entity in the six-month period ended December 31, 2012;

(v)         any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)        any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)       any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)      any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)         any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)          outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)         any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)            True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11 or listed in Part 3.3(c) of the Parent Disclosure Schedule (the “Material Parent Contracts”) have been provided to the Company for review.  Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect.  No Parent Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Parent Entity.  To the Knowledge of Parent, no other party to a Material Parent Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party.

3.12           Compliance with Legal Requirements.  Each of the Parent Entities is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Since January 1, 2010 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13           Governmental Authorizations.  The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Parent Entities is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14           Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.

(b)           No Parent Entity and no Parent Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)            No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Parent Entities except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)           Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2010.

(e)           Merger Sub is a directly-owned, first-tier wholly-owned subsidiary of Parent, and Parent has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code.

(g)           Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)           None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.15           Employee and Labor Matters; Benefit Plans.

(a)           Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will.  None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

(b)           There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)           Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d)           Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)           None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)            Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)           Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)           There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16           Environmental Matters.

(a)           Each of the Parent Entities is and has at all times been in compliance in all material respects with all Environmental Laws.  None of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Parent Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 3.16(d)), which non-compliance has not been cured or for which there is any remaining material liability.

(b)           To the Knowledge of Parent: (i) all Parent Leased Real Property and any other property that is or was leased to or controlled or used by any of the Parent Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 3.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Parent Entities; (ii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 3.16(d)).

(c)           None of the Parent Entities has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Parent Entities or any other Person relating to Materials of Environmental Concern.

(d)           For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.17          Insurance.  Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years.  Parent has made available to the Company true, complete and correct copies of all such Insurance Policies.  With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Parent Entity is in breach or default, and no event has occurred which, after notice or the laps of time, or both, would constitute a breach or default or permit termination or modification under such policy.  All premiums payable under all such policies have been timely paid, and the Parent Entities are in compliance with the terms of such policies.  There has been no threatened termination of, r material premium increases with respect to, any such policies.

3.18          Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)           To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19           Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Proposals (as defined in Section 5.3(a)).  The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve the Merger and this Agreement.

3.20          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Utah Revised Business Corporation Act and the NRS, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Parent Entities;

(b)           contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities taken as a whole); or

(f)           result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person.

Except as may be required by the Securities Act, state securities laws, the Exchange Act, FINRA and the URBCA, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21          Opinion of Financial Advisor.  The Parent Board has received the opinion of Excel Management Systems, special financial advisor to Parent, to the effect that as of December 20, 2012 and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.  Parent shall furnish, for informational purposes only, an accurate and complete copy of said opinion to the Company after receipt thereof by Parent.

3.22          Financial Advisor. Except for Philadelphia Brokerage Corporation, (“PBC”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. Parent has furnished to Parent accurate and complete copies of all agreements related to the engagement of PBC under which any Parent Entity has or may have any right or obligation.

3.23          Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of Parent or the stockholders of the Company or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

3.24          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.  Parent has delivered to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.25          Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company Warrants has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act, if applicable.  Any such issuance of Parent Common Stock shall comply with all applicable federal and state securities laws and regulations.

3.26          No Ownership of Company Common Stock.  As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or Company Preferred Stock, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Common Stock, except pursuant to this Agreement.

ARTICLE 4.
CERTAIN COVENANTS OF THE PARTIES

4.1           Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Company Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Corporation to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2           Operation of the Business of the Company Entities.

(a)           During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, in connection with a Permitted Bridge Financing, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Company Entities and that relates to any of the Contemplated Transactions.

(b)            Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.4(a) hereof) or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to the Company’s right to repurchase Company Restricted Stock held by an employee of the Company upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options outstanding as of the date of this Agreement;

(ii)         sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii)        amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans (other than the Company Equity Plan Increase), Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award except for the acceleration of the Company Options set forth on Schedule 1.10(a), or otherwise modify any of the terms of any outstanding Company Equity Award, Company Warrant or other security or any related Contract;

(iv)        amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v)         (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)        make any capital expenditure in excess of $5,000 (except that the Company Entities may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)       other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)      acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company Entities (taken as a whole));

(ix)         make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x)          lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)         establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)        hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii)       other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)      make any material Tax election;

(xv)       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi)      settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company Entities of not more than $50,000 in the aggregate;

(xvii)     take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii)    agree or commit to take any of the actions described in clauses “(i)” through “ (xvii)“ of this Section 4.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3           Operation of the Business of the Parent Entities.

(a)           During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, in connection with a Permitted Bridge Financing, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)           Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.4(c) hereof) or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)         sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares of Parent Common Stock upon the valid exercise of Parent Options, Parent Warrants or upon the vesting or settlement of any Parent RSUs, in each case outstanding as of the date of this Agreement);

(iii)        amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.3(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv)        amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents except as contemplated in the Parent Proposals;

(v)         (A) acquire any equity interest or other interest in any other Entity; (B)  form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction except as contemplated in the Parent Proposals;

(vi)        make any capital expenditure in excess of $5,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)       other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii)      acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole));

(ix)         make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x)          lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)        establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)        hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii)       other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)       make any material Tax election;

(xv)       commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi)      settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $50,000 in the aggregate;

(xvii)     take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii)    agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.3(b).

(c)           During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4           No Solicitation.

(a)           From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees directors and financial advisers of the Company Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, directly or indirectly:

(i)          solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(ii)         furnish any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iii)        engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iv)        approve, endorse or recommend any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Company Entity; or

(v)         enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Company Entity; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Company Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the Company contemporaneously furnishes any such nonpublic information provided to such Person to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b)           From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees, directors and financial advisers of the Parent Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Parent Entities do not, directly or indirectly:

(i)          solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(ii)         furnish any information regarding any of the Parent Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(iii)        engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(iv)        approve, endorse or recommend any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Parent Entity; or

(v)         enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Parent Entity;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Parent Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) Parent contemporaneously furnishes any nonpublic information provided to such Person to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c)           Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to a Parent Entity or a Company Entity, as the case may be, or Acquisition Inquiry with respect to a Parent Entity or a Company Entity, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d)           Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company or Parent, as applicable, any confidential information provided by the Company or Parent, as applicable, to such Person.

(e)           Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable Legal Requirements.

ARTICLE 5.
ADDITIONAL COVENANTS OF THE PARTIES

5.1           Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as practicable after the date of this Agreement (but in any event within 30 days following the date of this Agreement), Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC by Parent, the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC and any other jurisdictions in which such filing may be required the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and applicable states; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and qualifies under, or is exempt from qualification under, applicable state laws. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the  Joint Proxy Statement/Prospectus, then: (i) such party shall promptly inform the other party thereof; (ii) Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) Parent shall provide the Company with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) such party shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b)           Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to vote on the Company Proposals; provided, however, that Parent shall not be required: to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified.

5.2           Company Stockholders’ Consent.

(a)           Subject to the earlier termination of this Agreement in accordance with Section 8, the Company: (i) shall take all action necessary under all applicable Legal Requirements to request the written consent of the holders of Company Common Stock to approve proposals (the “Company Proposals”) to approve this Agreement and the Merger and to approve the Company Equity Plan Increase (the “Company Stockholders’ Consent”); and (ii) shall not submit any other consent or proposal to such holders in connection with the Company Stockholders’ Consent without the prior written consent of Parent.  The Company Stockholders’ Consent, together with the Joint Proxy Statement/Prospectus, shall be mailed to the holders of Company Common Stock as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all Company Stockholders’ Consents obtained are obtained in compliance with all applicable Legal Requirements.

(b)           Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders execute the Company Stockholders’ Consent (the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation or, alternatively, may terminate this Agreement in accordance with the provisions of Section 8.1(j) (and pay Parent the Company Termination Fee in accordance with Section 8.3(b)) if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(j), in either case at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions ofSection 8.1(j), would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; or

(d)           Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1 or prohibited by applicable Legal Requirements, this Agreement shall be submitted to the holders of Company’s Common Stock in the Company Stockholders’ Consent for the purpose of voting on the Company Proposals and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e)           Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of the Company that is required by applicable Legal Requirements; provided, however, that any disclosure other than: (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be a Company Change in Recommendation.

(f)           If at any time, the Company receives or becomes aware of an indication from a stockholder of the Company that such stockholder has or intends to exercise dissenters’ rights with regard to the Merger, the Company shall notify Parent of such indication in writing within two (2) business days of the date on which it received or became aware of such indication.

5.3           Parent Stockholders’ Meeting.

(a)           Subject to the earlier termination of this Agreement in accordance with Section 8, Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on proposals (collectively, the “Parent Proposals”) (A) to approve this Agreement and the Merger, (B) to approve an amendment to Parent’s Articles of Incorporation (i) changing the name of Parent to “AllDigital Broadcasting, Inc.,” (ii) effecting the Reverse Stock Split and (iii) increasing the authorized shares of Parent Common Stock in an amount sufficient to permit Parent to perform its obligations under this Agreement (C) to approve the issuance of shares of Parent Common Stock in the Merger, (D) to approve the assumption of the Company Equity Plan, as amended and (E) to elect the directors indicated on Schedule 5.11 hereto (the “Parent Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC and the qualification or exemption from qualification of the Joint Proxy Statement/Prospectus in applicable jurisdictions (subject to Section 1.5(d)). Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent after consultation with the Company may adjourn or postpone the Parent Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to Parent’s stockholders; (B) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Parent Proposals.

(b)           Subject to Section 5.3(c): (i) the  Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve each of the Parent Proposals at the Parent Stockholders’ Meeting (the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement and Parent’s are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation or, alternatively, may terminate this Agreement in accordance with the provisions of Section 8.1(k) and pay the Company the Parent Termination Fee in accordance with Section 8.3(b) if: (A) Parent has not breached its obligations under Section 4.4(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(k), in either case at any time within five business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Acquisition Proposal is a Parent Superior Offer; (E) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(k), would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; or

(d)           Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1 or prohibited by applicable Legal Requirements, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the Parent Proposals and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e)            Nothing contained in this Section 5.3 shall prohibit Parent from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of Parent that is required by applicable Legal Requirements; provided, however, that any disclosure other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Parent Board Recommendation, shall, in each case, be deemed to be a Parent Change in Recommendation.

(f)            If at any time, Parent receives or becomes aware of an indication from a stockholder of Parent that such stockholder has or intends to exercise dissenters’ rights with regard to the Merger, Parent shall notify the Company of such indication in writing within two (2) business days of the date on which it received or became aware of such indication.

(g)           Subject to the earlier termination of this Agreement in accordance with Section 8, prior to the mailing of the Form S-4 Registration Statement, Parent and Merger Sub shall take all action necessary under all applicable Legal Requirements (i) to cause the Board of Directors of Merger Sub to approve this Agreement and the Merger and to recommend approval of the same to the shareholder of Merger Sub, (ii) to cause the shareholders of Merger Sub to approve this Agreement and the Merger by unanimous written consent and (iii) to provide evidence of the same to the Company.  Such approvals shall provide that they are irrevocable by their terms, except in connection with the termination of this Agreement pursuant to Section 8 by Parent or the Company.

5.4           Derivative Securities; Benefit Plans.

(a)           The Company shall take (or cause to be taken) all actions necessary or appropriate to (i) effectuate the provisions of Section 1.9 and Section 1.10; (ii) effectuate, prior to Closing, the Company Equity Plan Increase; and (iii) cause, prior to the Closing, the termination and cancellation of any securities exercisable, convertible into or otherwise exchangeable into shares of equity securities of the Company, whether by way of exercise, conversion, surrender or exchange for shares of Company Common Stock or otherwise, except for the securities assumed by Parent pursuant to Section 1.9 and Section 1.10 or securities issued in a Permitted Bridge Financing.

(b)           The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(c)            Parent shall take commercially reasonable efforts to cause, prior to the Closing, the termination and cancellation of (i) all Parent Warrants (except for the Excepted Warrants), Parent Notes and Parent Options, whether by way of exercise, conversion, surrender or exchange for shares of Parent Common Stock or otherwise; and (ii) the Parent Equity Plans (provided that the terms of the Parent Equity Plans shall continue to govern outstanding Parent Equity Awards issued thereunder).

(d)           Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, with respect to (i) the shares of Parent Common Stock issuable under the Company Equity Plan assumed by Parent pursuant to Section 1.10 and (ii) the shares of Parent Common Stock issuable with respect to the Company Equity Awards assumed pursuant to Section 1.10.

5.5           Indemnification of Officers and Directors.

(a)            For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Company Entities prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b)           Parent shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective time with such coverage limits and other terms as are deemed reasonable by the Parent Board.  Prior to the Effective Time, Parent shall arrange for, and immediately following the Effective Time, Parent shall purchase and pay for, a six-year “tail” prepaid policy on the Company’s existing policy of directors’ and officers’ liability insurance (with coverage of no less than $5,000,000 and otherwise subject to the same terms and conditions of Parent’s directors’ and officers’ liability insurance), and Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(c)           The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives).

(d)           In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in thisSection 5.5.

5.6           Regulatory Approvals and Related Matters.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.6), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Bodies, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

5.7           Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement and have each prepared Forms 8-K reporting this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Entities or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entities or any Company Change in Recommendation; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Parent Entity or any Parent Change in Recommendation.

5.8           Tax Matters.

(a)           On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, Parent and Merger Sub shall execute and deliver to outside legal counsel to Parent and to outside legal counsel to the Company tax representation letters substantially in the form reasonably requested by applicable counsel. Parent shall use commercially reasonable efforts to cause outside counsel to Parent to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.5, and the Company shall use commercially reasonable efforts to cause outside counsel to the Company to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.5. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8. Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

(b)           The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.9            Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.10          Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company other than Paul Summers, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of a Company Entity).  Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board who will not be a member of the Parent Board following the Effective Time.

5.11          Board of Directors and Officers of the Combined Company. The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the members listed on Schedule 5.11  and the officers of Parent shall consist of the persons listed on Schedule 5.11 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.12          Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options held by such individual and expected to be converted into options with respect shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.13          Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.14          Name of the Combined Corporation.  The parties shall take all actions necessary to ensure that effective as of the Effective Time, the name of Parent shall be changed to “AllDigital Broadcasting, Inc.”

5.15          Takeover Statutes. If any "control share acquisition", "fair price", "moratorium" or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.16          Supplement to Disclosure Schedules.  Each party (for purposes of this Section 5.16, the “Disclosing Party”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.5(b) or Section 7.5(b), as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of the other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof. If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.  In the event that (i) a party terminates this Agreement pursuant to Section 8.1(h) or Section 8.1(i), as applicable, as a result of the information disclosed by the Disclosing Party in the Updated Disclosure Schedule and (ii) the failure of the Disclosing Party to disclose such information prior to the delivery of the Updated Disclosure Schedule by the Disclosing Party was intentional, the Disclosing Party shall be required to pay the other party a Termination Fee in accordance with Section 8.3(b) or Section 8.3(c), as applicable, and such remedy or payment shall not limit any other remedies available to such other party under this Agreement or at law (including the right to claim a termination fee under Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, with respect to such inaccuracies whether or not the inaccuracies were intentional).

ARTICLE 6.
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1           Accuracy of Representations.

(a)           Each of the Company Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the following shall be disregarded: (i) the exercise or exchange of Company Options, Company Warrants or other convertible securities, as long as the Company Fully Diluted Common Stock is not increased, and (ii) the issuance of any Company Common Stock, Company Warrants or other convertible securities of the Company in connection with a Permitted Bridge Financing by Company.

(b)           Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2           Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3           Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company  holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC and the Form S-4 Registration Statement shall remain in effect with respect to the Form S-4 Registration Statement; no proceeding seeking such a stop order shall have been initiated by the SEC or any applicable state and remain pending or shall be threatened in writing by the SEC or any applicable state.

6.4           Stockholder Approval.

(a)           The Company Proposals shall have been duly approved by the Required Company Stockholder Vote; and

(b)           The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

6.5           Documents. Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a)           a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to Parent may rely upon the tax representation letters referred to in Section 5.8; and (ii) the condition set forth in this Section 6.5(a) shall not be waivable after receipt of the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4(a) and 6.6 have been duly satisfied.

6.6           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8           Derivative Actions.   There shall exist no legal action by one or more shareholders of the Company that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $1,000,000 against the Parent, Merger Sub or the Company.

6.9           Company Dissenters. The number of Company Dissenting Shares shall be less than 1.5% of the outstanding shares of Company Common Stock.

6.10         Parent Dissenters. The number of Parent Dissenting Shares shall be less than 3.0% of the outstanding shares of Parent Common Stock.

6.11         Working Capital.  The Adjusted Working Capital of Parent immediately prior to Closing shall be an amount equal to or greater than a deficit of $1,000,000.  “Adjusted Working Capital” shall mean (a) cash and cash equivalents, and accounts receivable, net of an allowance for doubtful accounts, each determined in accordance with GAAP less (b) current liabilities determined in accordance with GAAP, excluding current liabilities that by their governing terms convert into Parent Common Stock at the Effective Time and are included in the calculation of Parent Fully Diluted Common Stock.

ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations.

(a)           Each of the Parent Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the following shall be disregarded: (i) the exercise or exchange of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement, including without limitation, Section 5.4(c) hereof, (ii) the issuance of any Parent Common Stock, Parent Warrants or other convertible securities of Parent in connection with a Permitted Financing and (iii) the Reverse Stock Split.

(b)           Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2           Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC or any applicable state and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC or any applicable state.

7.4           Stockholder Approval.

(a)           The Company Proposals shall have been duly adopted by the Required Company Stockholder Vote; and

(b)           The Parent Proposals shall have been duly approved by the Required Parent Stockholder Vote.

7.5           Documents. The Company shall have received the following documents:

(a)           a legal opinion of outside counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to the Company may rely upon the tax representation letters referred to in Section 5.8; and (ii) the condition set forth in this Section 7.5(a) shall not be waivable after receipt of the approval and adoption of this Agreement by the Required Company Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b)           a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b) and 7.6 have been duly satisfied.

7.6           No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8            Derivative Actions.   There shall exist no legal action by one or more shareholders of Parent that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $1,000,000 against the Parent, Merger Sub or the Company.

7.9            Reverse Stock Split. The Reverse Stock Split shall have been effected, or documentation shall have been filed with the Utah Division of Corporations & Commercial Code effecting the Reverse Stock Split immediately prior to the Merger.

7.10          Resignation and Appointment of Directors and Officers.  Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent and Merger Sub, to be effective as of the Effective Time, who are not identified on Schedule 5.11 as continuing officers or directors of Parent or Merger Sub, and (b) certified resolutions of the Boards of Directors of Parent and Merger Sub (i) causing the whole Board of Directors of Parent to consist of five directors as of the Effective Time and the whole Board of Directors of Merger Sub to consist of two directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent and Merger Sub such individuals as necessary to cause the Boards of Directors of such entities as of the Effective Time to conform with the requirements of Schedule 5.11, and (iii) appointing as officers of Parent and Merger Sub such individuals as necessary to cause the officers of Parent and Merger Sub as of the Effective Time to conform with the requirements of Schedule 5.11.

7.11          Company Dissenters. The number of Company Dissenting Shares shall be less than 1.5% of the outstanding shares of Company Common Stock.

7.12          Parent Dissenters. The number of Parent Dissenting Shares shall be less than 3.0% of the outstanding shares of Parent Common Stock.

7.13          Debt.  The Parent shall have no indebtedness, determined in accordance with GAAP, other than indebtedness that by its governing terms converts into Parent Common Stock at the Effective Time and is included in the calculation of Parent Fully Diluted Common Stock.

7.14          Working Capital.  The Adjusted Working Capital of Parent immediately prior to Closing shall be an amount equal to or greater than a deficit of $1,000,000.  “Adjusted Working Capital” shall mean (a) cash and cash equivalents, and accounts receivable, net of an allowance for doubtful accounts, each determined in accordance with GAAP less (b) current liabilities determined in accordance with GAAP, excluding current liabilities that by their governing terms convert into Parent Common Stock at the Effective Time and are included in the calculation of Parent Fully Diluted Common Stock.

7.15          Capitalization of Parent.  Excluding Excepted Warrants and Parent RSUs, the number of outstanding Parent Warrants, Parent Options and other securities convertible or exchangeable into shares of Parent Common Stock shall not be convertible or exchangeable into more than 2,000,000 shares of Parent Common Stock, but shall in no event include any Adverse Convertible Securities.

7.16          Monthly Net Cash Flow.   Parent’s Monthly Net Cash Flow for the preceding thirty days shall be equal to or greater than $50,000.  “Monthly Net Cash Flow” shall mean cash flow from operations determined in accordance with GAAP, less capital expenditures.

7.17           Resolution of Disputes.  The matters identified on Part 3.18(a) of the Parent Disclosure Schedule (a) shall have been fully resolved, with any obligations associated therewith being paid or reflected on the balance sheet of Parent, and the conditions set forth in Section 7.13 and7.14 and shall nonetheless be satisfied, or (b) if such matters have not been fully resolved, the Company shall have determined, in its sole discretion, that the aggregate unpaid liabilities associated with such matters will be less than $50,000.

7.18           Subsidiaries.  All Subsidiaries of Parent shall be wholly owned by Parent.

7.19           Employment Agreements.  Each of the executive officers listed on Schedule 5.11 shall have executed employment agreements with Parent.

ARTICLE 8.
TERMINATION

8.1           Termination. This Agreement may be terminated prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by July 31, 2013 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)           by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either Parent or the Company if the Company Proposals shall not have been approved pursuant to the Company Stockholders’ Consent by the Required Company Stockholder Vote;

(e)           by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and on Parent’s Certificate of Amendment; and (ii) the Parent Proposals shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)            by Parent (at any time prior to the approval of the Company Proposals by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g)           by the Company (at any time prior to the approval of the Parent Proposals by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h)           by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(i)            by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under thisSection 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

(j)            by the Company pursuant to Section 5.2(c); or

(k)           by Parent pursuant to Section 5.3(c).

8.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement or fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party hereto or such party’s stockholders (notwithstanding anything to the contrary inSection 9.7, which shall be deemed in such event to be damages of such party in a claim brought directly by such party).

8.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)           If this Agreement is terminated: (i)(A) by Parent pursuant to Section 8.1(f) or (B) by the Company pursuant to Section 8.1(j); or (ii) by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(h), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Company Entity shall have been disclosed, announced, commenced, submitted or made; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Company Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Company Entity is entered into by a Company Entity, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash and the issuance to the Parent of the number of shares of Company Common Stock obtained by multiplying the Company Fully Diluted Common Stock as of the date this Agreement is terminated by 4% (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Company Entity of the definitive agreement.

(c)           If this Agreement is terminated: (i)(A) by the Company pursuant to Section 8.1(g) or (B) by Parent pursuant to Section 8.1(k); or (ii) by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(i), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Parent Entity shall have been publicly disclosed or announced; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Parent Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Parent Entity is entered into by a Parent Entity, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash and the issuance to the Company of the number of shares of Parent Common Stock obtained by multiplying the Parent Fully Diluted Common Stock (plus the Excepted Warrants) as of the date this Agreement is terminated by 4% (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Parent Entity of the definitive agreement.

(d)           If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 18% per annum; or (ii) the maximum rate permitted by applicable Legal Requirements.

ARTICLE 9.
MISCELLANEOUS PROVISIONS

9.1           Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of the Company Proposals by the Company’s stockholders and whether before or after approval of the Parent Proposals by Parent’s stockholders); provided, however, that: (a) after any such approval of the Company Proposals by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the Parent Proposals, no amendment shall be made which by law requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2           Waiver.

(a)           Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3           No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4           Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5           Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6           Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7           Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.5 (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof, (iii) with respect to any Dissenting Shares, and (iv) in the case of any Company shareholders, the provisions of Section 5.8(b).

9.8           Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

                                if to Parent or Merger Sub:

Broadcast International, Inc.
7050 Union Park Center, 6th Floor
Salt Lake City, UT 84047
Attention: President
Facsimile: (801) 562-1773

                                with a copy (which shall not constitute notice) to:

Holland & Hart LP
222 South Main Street, Suite 2200
Salt Lake City, UT 84101
Attention: Gregory E. Lindley, Esq.
Facsimile: (801) 799-5700

                                if to the Company:

AllDigital Holdings, Inc.
220 Technology Drive
Suite 100
Irvine, California 92618
Attn: Chief Executive Officer
Facsimile: (949) 250-0730

                                with a copy (which shall not constitute notice) to:

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Attention: Bryan T. Allen, Esq.
Facsimile: (801) 532-7750

9.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.10           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)           The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)           For purposes of disclosures required by Section 2 and Section 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

(h)           All references shares of Parent Common Stock or instruments convertible into or exchangeable for Parent Common Stock  (including references to the Company Equity Plan Increase) in this Agreement do not take into account the Reverse Stock Split.  To the extent the Reverse Stock Split occurs, or is deemed to occur, prior to the Effective Time, all references to shares of Parent Common Stock or instruments convertible into or exchangeable for Parent Common Stock (including references to the Company Equity Plan Increase) shall automatically be proportionately adjusted to reflect the consolidation ratio of the Reverse Stock Split.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	CFO

ALTA ACQUISITIONS CORPORATION

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	Secretary

ALLDIGITAL HOLDINGS, INC.

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	CEO

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by Parent or the Company to the other) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)           any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)           any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend;

provided; however, a Permitted Bridge Financing shall not be considered an Acquisition Transaction.

“Adverse Convertible Securities” shall mean any Parent Option, Parent Warrant, Parent Note or other instrument convertible into or exchangeable for Parent Common Stock or other Parent capital stock that includes (i) any provision under which the exercise price or conversion price may decrease or be reset as a result of any subsequent event (other than a proportionate adjustment in connection with a stock dividend, forward stock split or similar event), or (ii) any provision requiring Parent to redeem or purchase the instrument upon the occurrence of any event (or absence of occurrence of any event), including, without limitation, a sale of Parent assets, merger, consolidation, tender offer or other transaction to which Parent or a Subsidiary of Parent is a party resulting in the holders of Parent Common Stock prior to such transaction owning less than 50% of the outstanding voting capital stock of the entity owning, directly or indirectly, Parent’s business and surviving such transaction.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean the product, rounded up to the nearest full share of Parent Common Stock, of (a) the Parent Fully Diluted Common Stock as of the Effective Time (after the Reverse Stock Split), multiplied by (b) 1.17391304.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Alternative Cash Consideration” shall mean the product of the Exchange Ratio multiplied by the average closing price of a share of Parent Common Stock on the OTC Bulletin Board (as adjusted for any stock split or consolidation that occurs during that ten-day (10-day) period or in connection with Closing) for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date the Merger becomes effective.

“Book Entry Shares”  shall mean non-certificated shares of Company Common Stock represented by book entry.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Board” shall mean the Company’s board of directors.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.3(a) (the first sentence only), 2.3(b) (the first sentence only), and 2.3(c).

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract  providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Company Equity Award” shall mean any Company Option and any other type of award issued or issuable under the terms of the Company Equity Plan.

“Company Equity Plan” shall mean Company’s Amended and Restated 2011 Stock Incentive Plan, as amended.

“Company Equity Plan Increase” shall mean a pre-Closing increase to the number of shares of Company Common Stock reserved for issuance under the Company Equity Plan to Twelve Million Three Hundred Thousand (12,300,000) shares of Company Common Stock.

“Company Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Company Common Stock as of the applicable date, and (ii) the number of shares of Company Common Stock that are issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Company Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way) other than the shares of Company Common Stock issuable upon the exercise of Fully Offset Options.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Company Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Company Entities taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

            “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Company Entity; or (b) currently under development by or for any Company Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by a Company Entity or licensed to a Company Entity by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

 “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company Entities or otherwise used by any of the Company Entities, including the Company Product Software.

“Company Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal in respect of the Company (whether through a tender offer, exchange offer, merger, consolidation or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or shall have effected a Company Change in Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (d) the Company shall have breached its obligations under Section 4.4.

“Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2012 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

“Company Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Company Option, to acquire capital stock of the Company.

“Confidentiality Agreement” shall mean that certain Mutual NonDisclosure Agreement dated March 16, 2012, between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, including the Reverse Stock Split.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“Dissenting Shares” shall mean Company Dissenting Shares or Parent Dissenting Shares.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient determined by dividing the Aggregate Merger Consideration by the Company Fully Diluted Common Stock as of the moment prior to the Effective Time, rounded to the Ten Thousandths.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fully Offset Option” shall mean a Company Options granted after January 1, 2013 to the extent that an existing holder of Company Common Stock has entered into an agreement (to which the Company is a party or intended third party beneficiary and pursuant to which there has been no default) to contribute, within three (3) business days of the date the Company Option, or any portion thereof, becomes exercisable, a number of shares of Company Common Stock equal to or exceeding the number of such Company Options that have vested.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Consent and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Paul Summers, John Walpuck, Tim Napoleon, Steve Smith and Kon Wilms; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): James E. Solomon, Rodney Tiede, Steve Jones, Robert Ingrahm, Robert Jepson and Cameron Francis.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

 “NRS” shall mean the Nevada Revised Statutes.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s board of directors.

“Parent Common Stock” shall mean the Common Stock, $0.05 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a) (the first sentence only), 3.3(b) (the first sentence only) 3.3(c) and 3.21.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean: (a) Parent’s 2004 Long-Term Incentive Plan; and (b) Parent’s 2008 Equity Incentive Plan.

“Parent Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Parent Common Stock as of the applicable date, and (ii) the number of shares of Parent Common Stock that are issuable upon the exercise, conversion or exchange of any Parent Options, Parent Warrants (except, subject to Section 8.3(c), for the Excepted Warrants) and other rights or securities of any kind exercisable for, convertible into or exchangeable for Parent Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way).  For purposes of clarity, the Parent Fully Diluted Common Stock shall not include the Per Share Merger Consideration.

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii)” or “(ix)” or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Notes” shall mean the Senior Secured Convertible Promissory Notes issued by Parent.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Preferred Stock, no par value per share, of Parent.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

 “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

“Parent Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the  Joint Proxy Statement/Prospectus the Parent Board Recommendation or shall have effected a Parent Change in Recommendation; (b) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (d) Parent shall have breached its obligations under Section 4.4..

“Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2012 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

“Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, Parent RSU, to acquire capital stock of Parent.

“Per Share Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole shares of Parent Common Stock.

“Permitted Bridge Financing” means a financing transaction involving the issuance of capital stock, any debt instrument and/or security or derivative security of any kind that (a) does not, when combined with any other Permitted Bridge Financings of the same Party, exceed $1.25 million, and (b) all terms of which were, prior to the entering into of any binding commitment related to such financing, approved by Parent in Parent's sole discretion, with respect to a Permitted Bridge Financing by Company, or approved by Company in Company's sole discretion, with respect to a Permitted Bridge Financing by Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Part 13” shall mean Section 16-10a-1301 through Section 16-10a-1331 of the URBCA.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Reverse Stock Split” shall mean a consolidation (a/k/a reverse stock split) of each class and series of capital stock of Parent at a ratio of ten (10) pre-consolidation shares to one (1) post-consolidation share or such other ratio as mutually agreed upon by Parent and the Company and set forth in the Joint Proxy Statement/Prospectus.

 “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

A “Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“URBCA” shall mean the Utah Revised Business Corporation Act.

SCHEDULE 5.11

Directors

Donald A. Harris
William A. Boyd
Paul Summers
David Williams
*Addition director approved by Company and Parent prior to Closing

Officers

Paul Summers, Chief Executive Officer and President
John Walpuck, Chief Operating Officer and Chief Financial Officer
Tim Napoleon, Chief Strategist
Kon Wilms, Chief Architect
Steve Smith, Vice President of Network Services

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of April 10, 2013, by and among Broadcast International, Inc., a Utah corporation  (“Parent”), Alta Acquisition Corporation, a Nevada corporation (“Merger Sub”) and AllDigital Holdings, Inc., a Nevada corporation (the “Company”) with respect to the Agreement and Plan of Merger dated January 6, 2013 among Parent, Merger Sub and the Company (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, subsequent to signing the Merger Agreement, certain questions and issues have arisen that have required time to resolve; and

WHEREAS, the parties to the Merger Agreement desire to continue to work together in order to resolve all concerns, but desire to amend certain provisions of the Merger Agreement as set forth herein in order to provide the parties with some flexibility during the period of such cooperation.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration set forth herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

2.	Amendments to Merger Agreement.

a.	Amendment to Termination Provisions. Section 8.1 to the Merger Agreement is amended by adding the following subsection (l):

(l)  by either Parent or the Company, without cause, upon three (3) days advance written notice to the other parties to this Agreement.  Subsection (iii) of Section 8.2 shall not apply to a termination under this Section 8.2(l) and, notwithstanding such subsection, if this Agreement is terminated under Section 8.2(l), no party shall have any liability to the other party upon termination of this Agreement.

b.
Suspension of No-Shop and Related Provisions.  From the date first set forth above until such date as the Company and Parent shall have both approved, and Parent has filed with the SEC, the Joint Proxy Statement/Prospectus (such date, the “Move Forward Date”), the application and effectiveness of provisions of Sections 4.4, 4.5, 5.1, 5.2, 5.3 and 5.4 of the Merger Agreement shall be suspended.   From and after the occurrence of the Move Forward Date, the suspension effected by this Section 2(b) of this Amendment shall expire, and Sections 4.4, 4.5, 5.1, 5.2, 5.3 and 5.4 of the Merger Agreement shall once again represent binding obligations under the Merger Agreement.

3.	No Other Changes. Except as amended by this Amendment, the Merger Agreement remains in full force and effect and is hereby ratified and confirmed by Parent, Merger Sub and the Company.

4.	Misc. Terms. This Amendment shall be governed by the general terms and provisions set forth in Section 9 of the Merger Agreement.

[intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be duly executed by their respective authorized officers as of the day and year first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

ALTA ACQUISITIONS CORPORATION

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

ALLDIGITAL HOLDINGS, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	COO/CFO

[Signature Page to First Amendment to Agreement and Plan of Merger]

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of June 30, 2013, by and among Broadcast International, Inc., a Utah corporation  (“Parent”), Alta Acquisition Corporation, a Nevada corporation (“Merger Sub”) and AllDigital Holdings, Inc., a Nevada corporation (the “Company”) with respect to the Agreement and Plan of Merger dated January 6, 2013 among Parent, Merger Sub and the Company, as previously amended by the First Amendment to Agreement and Plan of Merger dated April 10, 2013 (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, the parties to the Merger Agreement desire to amend the effective exchange ratio in the Merger (as implemented by the definition of Aggregate Merger Consideration) and to add and amend certain conditions to Closing, all as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration set forth herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

2.	Amendments to Merger Agreement.

a.	Amendment to Aggregate Merger Consideration. The definition of “Aggregate Merger Consideration ” in the Merger Agreement is hereby deleted and replaced with the following:

Aggregate Merger Consideration” shall mean the product, rounded up to the nearest full share of Parent Common Stock, of (a) the Parent Fully Diluted Common Stock as of the Effective Time (after the Reverse Stock Split), multiplied by (b) 1.380952381.  For purposes of clarity, shares of Parent Common Stock issuable following Closing pursuant to subscription agreements and capital commitments anticipated by Section 7.20 shall not affect calculation of the Aggregate Merger Consideration (i.e. shall not be part of Parent Fully Diluted Common Stock ).

b.	Amendment to Adjusted Working Capital Closing Condition. Section 7.14 of the Merger Agreement is hereby deleted and replaced with the following:

7.14                 Working Capital.   The Adjusted Working Capital of Parent immediately prior to Closing shall be an amount equal to or greater than zero. “Adjusted Working Capital” shall mean (a) cash and cash equivalents, and accounts receivable, net of an allowance for doubtful accounts, each determined in accordance with GAAP less (b) current liabilities determined in accordance with GAAP, excluding current liabilities that by their governing terms convert into Parent Common Stock at the Effective Time and are included in the calculation of Parent Fully Diluted Common Stock.

c.	Amendment to Monthly Net Cash Flow. Section 7.16 of the Merger Agreement is hereby deleted and replaced with the following:

7.16                 Monthly Net Cash Flow.   Parent’s Monthly Net Cash Flow for the preceding thirty days shall be equal to or greater than a $10,000 monthly deficit.  “Monthly Net Cash Flow” shall mean cash flow from operations determined in accordance with GAAP, less capital expenditures.

d.	Committed Capital. A new Section 7.20 is added to the Merger Agreement, which shall provide as follows:

7.20                 Capital Commitment .   There shall be in place valid, binding and irrevocable subscription agreements or other commitments with respect to the purchase from Parent immediately following Closing of no less than $1.5 million, and no more than $3.5 million, in Parent Common Stock on terms and conditions approved in writing by the Company in its discretion with investors approved by the Company in writing on a subscription-by-subscription basis.   No counterparty to any such subscription agreement or commitment shall be in default or shall have asserted that Parent is in default or that any conditions to the counterparty’s obligation to close such financing is not satisfied or will not be satisfied upon the Closing.

e.	End Date. The “End Date” in Section 8.1(b) of the Merger Agreement shall be changed from July 31, 2013 to October 31, 2013.

f.
Directors At Closing.   The reference to “five directors” in Section 7.10(b)(i) of the Merger Agreement shall be modified to read “a number of directors equal to the number of directors on Schedule 5.11 that have identified as of the date proposed for Closing”.   The portion of Schedule 5.11 entitled “Directors” shall be deleted and replaced with the following:

Directors
Donald A. Harris
Paul Summers
David Williams
Up to two additional directors approved by Company and Parent prior to Closing.

g.	Reverse Stock Split. The definition of “Reverse Stock Split” shall be deleted and replaced with the following:

“Reverse Stock Split” shall mean a consolidation (a/k/a reverse stock split) of each class and series of capital stock of Parent at a ratio of fifteen (15) pre-consolidation shares to one (1) post-consolidation share or such other ratio as mutually agreed upon by Parent and the Company and set forth in the Joint Proxy Statement/Prospectus, as the same may be amended from time to time.

3.	No Other Changes. As amended by this Amendment, the Merger Agreement remains in full force and effect and is hereby ratified and confirmed by Parent, Merger Sub and the Company.

4.	Misc. Terms. This Amendment shall be governed by the general terms and provisions set forth in Section 9 of the Merger Agreement.

[intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be duly executed by their respective authorized officers as of the day and year first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	CFO

ALTA ACQUISITIONS CORPORATION

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	CFO

ALLDIGITAL HOLDINGS, INC.

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	CEO

[Signature Page to Second Amendment to Agreement and Plan of Merger]

ANNEX B

Voting Agreement with Broadcast International, Inc.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement"), dated as of January 6, 2013, between the undersigned stockholders ("Stockholders") of AllDigital Holdings, Inc., a Nevada corporation (the "Company"), and Broadcast International, Inc., a Utah corporation ("Parent").

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and Alta Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") beneficially owned by such Stockholder and set forth below such Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.             Representations of Stockholders.

Each Stockholder represents and warrants to Parent with respect to himself, herself or itself, as applicable, as follows:

(a)           (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)           Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares, (ii) Company Options, (iii) Company Warrants, and (iv) any other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement.

(c)           Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder's obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)           None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Legal Requirement applicable to Stockholder or to Stockholder's property or assets.

(e)           No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. If Stockholder is an individual, no consent of Stockholder's spouse is necessary under any "community property" or other Legal Requirement in order for Stockholder to enter into and perform its obligations under this Agreement.

3.             Agreement to Vote Shares; Irrevocable Proxy.

(a)           Each of the Stockholders agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s articles of incorporation or bylaws).

(b)           Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote (or act by written consent) during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement.  Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke anyand all prior proxies granted by a Stockholder with respect to such Stockholder’s Shares. The power of attorney granted by a Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.             No Voting Trusts or Other Arrangement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder's control to, deposit any of such Stockholder’s Shares in a voting trust, grant any proxies with respect to such Stockholder’s Shares or subject any of such Stockholder’s Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

5.             Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of such Stockholder’s Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Stockholder’s Shares or such Stockholder's voting or economic interest therein. Any attempted Transfer of a Stockholder’s Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of a Stockholder’s Shares by such Stockholder to any member of such Stockholder's immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family, or upon the death of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.             Additional Shares.

Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.             Waiver of Appraisal and Dissenters' Rights.

Each Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of such Stockholder’s Shares.

8.             Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.             No Agreement as Director or Officer.

No Stockholder makes any agreement or understanding in this Agreement in such Stockholder's capacity as a director or officer of the Company or any of its subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder's fiduciary duties as an officer or director to the Company or its stockholders.

10.           Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

11.           Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.           Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Parent:

Broadcast International, Inc.
Attn: President
7050 Union Park Center, 6th Floor
Salt Lake City, Utah 84047
E-mail: jim.solomon@brin.com

Copy to:

Holland & Hart LP
Attn: Gregory E. Lindley, Esq.
222 South Main Street, Suite 2200
Salt Lake City, UT 84101
E-mail: GLindley@hollandhart.com

If to a Stockholder, to the address or e-mail address set forth for such Stockholder on the signature page hereof.

13.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Utah.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(B).

(c)           If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e)           Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(f)           All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)           The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(h)           No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(h) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
PARENT: Broadcast International, Inc.
By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	CFO

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
STOCKHOLDER: Paul & Kristen Summers Family Trust DTD 4/22/0
By:	/s/ Paul Summers
Trustee

Printed Name:	Paul Summers

By:	/s/ Kristen Summers
Trustee

Printed Name:	Kristen Summers

ANNEX C

Voting Agreement with AllDigital Holdings, Inc.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement"), dated as of January 6, 2013, between the undersigned stockholders ("Stockholders") of Broadcast International, Inc., a Utah corporation ("Parent"), and AllDigital Holdings, Inc., a Nevada corporation (the "Company").

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and Alta Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.05 per share, of Parent ("Parent Common Stock") beneficially owned by such Stockholder and set forth below such Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Parent Common Stock pursuant to Section 6 hereof, the "Shares").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.             Representations of Stockholders.

Each Stockholder represents and warrants to the Company with respect to himself, herself or itself, as applicable, as follows:

(a)           (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Encumbrances, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)           Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares, (ii) Parent Options, (iii) Parent Warrants, (iv) Parent RSUs, and (v) any other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement.

(c)           Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder's obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)           None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Legal Requirement applicable to Stockholder or to Stockholder's property or assets.

(e)           No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. If Stockholder is an individual, no consent of Stockholder's spouse is necessary under any "community property" or other Legal Requirement in order for Stockholder to enter into and perform its obligations under this Agreement.

3.             Agreement to Vote Shares; Irrevocable Proxy.

(a)           Each of the Stockholders agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Parent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or of such Stockholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to Parent’s articles of incorporation or bylaws).

(b)           Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, as proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote (or act by written consent) during the term of this Agreement with respect to the Shares in accordance with Section 3(b). This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement.  Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Stockholder with respect to such Stockholder’s Shares. The power of attorney granted by a Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.             No Voting Trusts or Other Arrangement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder's control to, deposit any of such Stockholder’s Shares in a voting trust, grant any proxies with respect to such Stockholder’s Shares or subject any of such Stockholder’s Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with the Company.

5.             Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of such Stockholder’s Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of such Stockholder’s Shares or such Stockholder's voting or economic interest therein. Any attempted Transfer of a Stockholder’s Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of a Stockholder’s Shares by such Stockholder to any member of such Stockholder's immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family, or upon the death of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6.             Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.             Waiver of Appraisal and Dissenters' Rights.

Each Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of such Stockholder’s Shares.

8.             Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.             No Agreement as Director or Officer.

No Stockholder makes any agreement or understanding in this Agreement in such Stockholder's capacity as a director or officer of Parent or any of its subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder's fiduciary duties as an officer or director to Parent or its stockholders.

10.           Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

11.           Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.           Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to the Company:

AllDigital Holdings, Inc.
Attn: Chief Executive Officer
220 Technology Drive, Suite 100
Irvine, California 92618
E-mail: john@alldigital.com

Copy to:

Parr Brown Gee & Loveless
Attn: Bryan T. Allen, Esq.
185 South State Street, Suite 800
Salt Lake City, UT 84111
E-mail: ballen@parrbrown.com

If to a Stockholder, to the address or e-mail address set forth for such Stockholder on the signature page hereof.

13.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Utah.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(B).

(c)           If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e)           Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(f)           All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)           The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(h)           No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(h) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE COMPANY: AllDigital Holdings, Inc.
By:	/s/ Paul Summers
Name:	Paul Summers
Title:	CEO

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Moreland Family, LLC
(print name of Stockholder)

By:	/s/ Reed L. Benson
(signature)

Name:	Reed L. Benson
(if signing on behalf of an entity)

Title:	Manager
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Legends Capital Group
(print name of Stockholder)

By:	/s/ Reed L. Benson
(signature)

Name:	Reed L. Benson
(if signing on behalf of an entity)

Title:	Member
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Steven Ledger
(print name of Stockholder)

By:	/s/ Steven Ledger
(signature)

Name:
(if signing on behalf of an entity)

Title:
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Ray Phillip Zobrist
(print name of Stockholder)

By:	/s/ R. Phillip Zobrist
(signature)

Name:
(if signing on behalf of an entity)

Title:
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
R. Phil and Janet Zobrist Family Trust
(print name of Stockholder)

By:	/s/ R. Phil Zobrist
(signature)

Name:	R. Phil Zobrist
(if signing on behalf of an entity)

Title:	Trustee
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Trust Investments
(print name of Stockholder)

By:	/s/ William A. Boyd
(signature)

Name:	William A. Boyd
(if signing on behalf of an entity)

Title:	General Partner
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
James E. Solomon
(print name of Stockholder)

By:	/s/ James E. Solomon
(signature)

Name:
(if signing on behalf of an entity)

Title:
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
Rodney Tiede
(print name of Stockholder)

By:	/s/ Rodney Tiede
(signature)

Name:
(if signing on behalf of an entity)

Title:
(if signing on behalf of an entity)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:
5 Star LLC
(print name of Stockholder)

By:	/s/ Donald A. Harris
(signature)

Name:	Donald A. Harris
(if signing on behalf of an entity)

Title:	President
(if signing on behalf of an entity)

ANNEX D

Amended and Restated Articles of Incorporation of Broadcast International, Inc.

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALLDIGITAL BROADCASTING, INC.
(formerly known as Broadcast International, Inc.)

Pursuant to the Utah Revised Business Corporation Act (the “Act”), the undersigned officer of AllDigital Broadcasting, Inc., a Utah corporation formerly known as Broadcast International, Inc. (hereinafter the “Corporation”), does hereby declare and certify as follows:

FIRST: The name of the Corporation prior to the effectiveness of these Second a Amended and Restated Articles of Incorporation (these “Amended Articles”) was Broadcast International, Inc., and the name of the Corporation after the effectiveness of these Amended Articles is AllDigital Broadcasting, Inc.

SECOND: The following Amended Articles were approved by the Board of Directors and the shareholders of the Corporation in the manner prescribed by the Act:

[intentionally left blank:  Amended Articles follow]

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ALLDIGITAL BROADCASTING, INC.

ARTICLE I– NAME

The name of the Corporation is AllDigital Broadcasting, Inc.

ARTICLE II– DURATION

The duration of the Corporation is perpetual.

ARTICLE III– PURPOSES

The purpose or purposes for which the Corporation is organized are:

a.         To engage in and carry on the business of installing, managing and supporting communication networks that utilize satellite, Internet streaming, WiFi and other delivery technologies and methods, whether as a holding company or otherwise.

b.         To engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act, as amended; and to do each and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, in any part of the world, as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, company or entity.

c.         The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.

ARTICLE IV – STOCK

2013 Reverse Stock Split. Each fifteen (15) shares of Common Stock issued and outstanding as of 5:00 P.M. Eastern time on _________________ (the “Effective Time”) shall be, as of the Effective Time, combined into one (1) share of Common Stock (the “Consolidation”); provided, however, that fractional shares of Common Stock remaining after the Consolidation of all shares held by each stockholder shall be addressed below.

Each certificate representing shares of Common Stock that are issued and outstanding immediately prior to the Effective Time, shall thereafter for all purposes be deemed to represent one (1) share of Common Stock for each fifteen (15) shares of Common Stock represented by such certificate; and each holder of record of a certificate for fifteen (15) or more shares of Common Stock as of the Effective Time shall be entitled to receive, as soon as practicable, upon surrender of such certificate to transfer agent having charge of the stock transfer books of the Corporation (the “Transfer Agent”) together with the form of transmittal letter provided by such Transfer Agent, a certificate or certificates representing one (1) share of Common Stock for each fifteen (15) shares of Common Stock represented by the certificate of such holder immediately prior to the Effective Time; provided, however, that the treatment fractional shares of Common Stock remaining after the Consolidation of all shares held by a stockholder is as provided below. The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of Common Stock as a result of the Consolidation.  In lieu of fractional shares, stockholders who would otherwise be entitled to receive a fractional share after the Consolidation of all shares held by the stockholder will receive one (1) whole share of Common Stock.  The number of authorized shares of Preferred Stock or Common Stock shall not be affected by the Consolidation.

Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is ONE HUNDRED FORTY MILLION (140,000,000), of which TWENTY MILLION (20,000,000) shall be shares of preferred stock, no par value per share (hereinafter called “Preferred Stock”), and ONE HUNDRED TWENTY MILLION (120,000,000) shall be shares of common stock, no par value per share (hereinafter called “Common Stock”).

The designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the number, designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

a.	Preferred Stock

i.         Number; Series.  The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the amendments or designations providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such amendments or designations.  The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

(1)           The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(2)           The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

(3)           The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(4)           Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(5)           Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6)           Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

(7)           The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon distribution of assets of the Corporation; and

(8)           Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

ii.         Dividends.  The holders of the shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of the funds legally available for the payment of dividends, dividends at the rate fixed by the Board of Directors for such series for the current period and, if cumulative, for all prior periods for which such dividends are cumulative, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for all applicable series of Preferred Stock, the Board of Directors may, subject to the provisions of the amendments or designations creating the series of Preferred Stock, declare and pay dividends on the Common Stock as provided in paragraph b.i. of this Article IV, and the holders of shares of Preferred Stock shall not be entitled to share therein, except as otherwise provided in the amendments or designations creating any series.

iii.         Liquidation; Dissolution.  The holders of the Preferred Stock of each series shall be entitled upon liquidation or dissolution of the Corporation to such preferences as are provided in the amendments or designations creating such series of Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.  Whenever the holders of shares of the Preferred Stock shall have been paid the full amount to which they shall be entitled, subject to any participation rights of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to share in all assets of the Corporation remaining as provided in paragraph b.ii. of this Article IV.  If, upon such liquidation, dissolution or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed as provided in the amendments or designations creating the respective series of Preferred Stock and, if not addressed, ratably among such holders in proportion to the respective total amounts which they shall be entitled to receive as provided in this paragraph iii.

iv.         Voting.  Except as otherwise provided by a amendments or designations of the Board of Directors creating any series of Preferred Stock or by the Utah Revised Business Corporation Act, as amended, the Common Stock issued and outstanding shall have and possess the exclusive power to vote for the election of directors and for all other purposes as provided in paragraph b.iii. of this Article IV.

v.         Preemptive Rights.  Except as may be provided in the amendments or designations of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of the Preferred Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

b.	Common Stock

i.         Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

ii.         Liquidation; Dissolution.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with paragraph a.iii of this Article IV, the remaining assets and funds of the Corporation shall be divided equally among the shares of, and paid to the holders of, Common Stock.

iii.         Voting.

(1)           At every meeting of the shareholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of such stock standing in his or her name on the stock transfer records of the Corporation.

(2)           No shareholder shall have the right to cumulate votes in the election of directors.

ARTICLE V – SHAREHOLDER RIGHTS

a.         The authorized shares of stock of the Corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors of the Corporation shall determine.  Shareholders shall not have preemptive rights to acquire unissued shares of the stock of the Corporation.

b.         Subject to any limitations or restrictions set forth in the Utah Revised Business Corporation Act, as amended, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VI – BYLAWS

The Board of Directors of the Corporation is authorized to make, amend or repeal the Bylaws of the Corporation.  The Bylaws of the Corporation may also be amended from time to time or repealed in accordance with the Utah Revised Business Corporation Act, as amended.

ARTICLE VII – LIMITATION OF LIABILITY AND INDEMNIFICATION

a.         Limitation of Directors' Liability.  The liability of the directors of the Corporation for breach of fiduciary duty, monetary damages or otherwise shall be eliminated to the fullest extent permitted under Utah law.  In the event Utah law is amended or adjudicated to decrease or limit in any manner the protection or rights available to directors, such amendment or adjudication shall not be retroactively applied in determining the personal liability of a director pursuant to this Article VII prior to the effectiveness of such amendment or adjudication, unless otherwise required by law.

b.         Indemnification.  The Corporation shall provide indemnification to the officers and directors of the Corporation to the fullest extent permitted under Utah law.

c.         Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any limitation of liability or right of indemnification with respect to any director or officer of the Corporation relating to acts or omissions occurring prior to such repeal or modification.

END OF TEXT OF AMENDMENT AND RESTATEMENT
The number of shares of the capital stock of the corporation outstanding and entitled to be cast on the foregoing Amended Articles by the shareholders of the corporation was _______ shares of Common Stock.
The number of shares of Common Stock voted in favor of the Amended Articles was _______ shares; the number of shares of Common Stock voted against the Amended Articles was _______ shares.  The holders of ___________ shares abstained.  The number of affirmative votes was sufficient for the approval of these Amended Articles was _______ shares by the Common Stock.  No other class or series of stock is outstanding or was entitled to vote.

The undersigned has executed these Second Amended and Restated Articles of Incorporation on this _____ day of _________, 20__.

AllDigital Broadcasting, Inc.

By:__________________________________
Its:__________________________________

ANNEX E

Form of Proxy Card of Broadcast International, Inc.

E-1

ANNEX F

Form of Action by Written Consent of Stockholders of AllDigital Holdings, Inc.

WRITTEN CONSENT
ALLDIGITAL HOLDINGS, INC.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of record of shares of common stock, $.001 par value, of AllDigital Holdings, Inc. (the “Company”) as of the record date of ___________, except as otherwise set forth herein, hereby consents to, adopts and approves the following proposals, each as described in the accompanying Notice of Solicitation of Written Consent of Stockholders and proxy statement/prospectus/consent solicitation dated ________ __, 2013, receipt of which is hereby acknowledged:.

1.
To approve the Agreement and Plan of Merger and Reorganization dated January 6, 2013 by and among the Company, Broadcast International, Inc. and Alta Acquisition Corporation, as amended by the First Amendment dated April 10, 2013, the Second Amendment dated June 30, 2013 and any subsequent amendments, and the merger contemplated thereby.

ð For                                           ð Against                                           ð Abstain

2.
To approve an increase to the number of shares of common stock of the Company authorized for issuance pursuant to the Company’s 2011 Amended and Restated 2011 Stock Incentive Plan to 12,300,000 shares as reflected in the proposed Second Amended and Restated 2011 Stock Incentive Plan.

ð For                                           ð Against                                           ð Abstain

THIS WRITTEN CONSENT, TOGETHER WITH ALL WRITTEN CONSENTS ON A SUBSTANTIALLY SIMILAR FORM OR WITH SIMILAR SUBSTANCE, SHALL CONSTITUTE A SINGLE INTEGRATED WRITTEN CONSENT.  IF THE UNDERSIGNED HAS MARKED ANY MATTER AS “AGAINST” OR “ABSTAIN”, THE WRITTEN CONSENT SHALL NOT BE CONSIDERED TO BE A VOTE IN FAVOR OF SUCH MATTER.  IF THE UNDERSIGNED HAS MARKED “FOR” ANY MATTER OR LEFT THAT MATTER BLANK, THIS WRITTEN CONSENT SHALL BE DEEMED TO BE A VOTE IN FAVOR OF SUCH MATTER.  THIS CONSENT IS NOT REVOCABLE ONCE SIGNED AND DELIVERED TO THE COMPANY.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:	2013

Signature

Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

F-1

ANNEX G

Utah Dissenters’ Rights Statute

(Title 16. Corporations )
(Chapter 10a. Utah Revised Business Corporation Act )

Part 13. Dissenters’ Rights

§ 16-10a-1301.  Definitions.
     For purposes of Part 13:
     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302and who exercises that right when and in the manner required by Sections16-10a-1320through16-10a-1328.
     (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.
     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section16-10a-723.
     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

§ 16-10a-1302.  Right to dissent.
     (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:
     (a) consummation of a plan of merger to which the corporation is a party if:
     (i) shareholder approval is required for the merger by Section16-10a-1103or the articles of incorporation; or
     (ii) the corporation is a subsidiary that is merged with its parent under Section16-10a-1104;
     (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
     (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
     (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection16-10a-1202(2).
     (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.
     (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:
     (a) the record date fixed under Section16-10a-707to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
     (b) the record date fixed under Section16-10a-704to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

     (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
     (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:
     (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;
     (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
     (c) cash in lieu of fractional shares; or
     (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
     (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

§ 16-10a-1303.  Dissent by nominees and beneficial owners.
     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.
     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
     (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.
     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement shall be stated in the dissenters' notice given pursuant to Section16-10a-1322.

§ 16-10a-1320.  Notice of dissenters' rights.
     (1) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is submitted to a vote at a shareholders' meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.
     (2) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized without a meeting of shareholders pursuant to Section16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section16-10a-704shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section16-10a-704for which the notice was to have been given.

§ 16-10a-1321.  Demand for payment -- Eligibility and notice of intent.
     (1) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
     (a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and
     (b) may not vote any of his shares in favor of the proposed action.

     (2) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized without a meeting of shareholders pursuant to Section16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.
     (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section16-10a-1302is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
     (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

§ 16-10a-1322.  Dissenters' notice.
     (1) If proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.
     (2) The dissenters' notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters' rights under Section16-10a-1302, and shall:
     (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;
     (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;
     (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;
     (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
     (f) state the requirement contemplated by Subsection16-10a-1303(3), if the requirement is imposed; and
     (g) be accompanied by a copy of this part.

 16-10a-1323.  Procedure to demand payment.
     (1) A shareholder who is given a dissenters' notice described in Section16-10a-1322, who meets the requirements of Section16-10a-1321, and wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:
     (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection16-10a-1322(2)(d), duly completed, or may be stated in another writing;
     (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
     (c) if required by the corporation in the dissenters' notice described in Section16-10a-1322, as contemplated by Section16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section16-10a-1302.
     (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.
     (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

 § 16-10a-1324.  Uncertificated shares.
     (1) Upon receipt of a demand for payment under Section16-10a-1323from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section16-10a-1326.
     (2) In all other respects, the provisions of Section16-10a-1323apply to shareholders who own uncertificated shares.

§ 16-10a-1325.  Payment.
     (1) Except as provided in Section16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section16-10a-1321, and who has not yet received payment.
     (2) Each payment made pursuant to Subsection (1) shall be accompanied by:
     (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;
     (B) an income statement for that year;
     (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
     (D) the latest available interim financial statements, if any;
     (ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;
     (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
     (c) a statement of the dissenter's right to demand payment under Section16-10a-1328; and
     (d) a copy of this part.

 § 16-10a-1326.  Failure to take action.
     (1) If the effective date of the corporate action creating dissenters' rights under Section16-10a-1302does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section16-10a-1323shall thereafter have all rights of a shareholder as if no demand for payment had been made.
     (2) If the effective date of the corporate action creating dissenters' rights under Section16-10a-1302occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section16-10a-1322, and the provisions of Sections16-10a-1323through16-10a-1328shall again be applicable.

§ 16-10a-1327.  Special provisions relating to shares acquired after announcement of proposed corporate action.
     (1) A corporation may, with the dissenters' notice given pursuant to Section16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section16-10a-1302and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.
     (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection16-10a-1325 (2).

§ 16-10a-1328.  Procedure for shareholder dissatisfied with payment or offer.
     (1) A dissenter who has not accepted an offer made by a corporation under Section16-10a-1327may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:
     (a) the dissenter believes that the amount paid under Section16-10a-1325or offered under Section16-10a-1327is less than the fair value of the shares;
     (b) the corporation fails to make payment under Section16-10a-1325within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

     (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section16-10a-1326.
     (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

§ 16-10a-1330.  Judicial appraisal of shares -- Court action.
     (1) If a demand for payment under Section16-10a-1328remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.
     (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.
     (3) The corporation shall make all dissenters who have satisfied the requirements of Sections16-10a-1321,16-10a-1323, and16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.
     (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
     (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section16-10a-1325; or
     (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section16-10a-1327.

 § 16-10a-1331.  Court costs and counsel fees.
     (1) The court in an appraisal proceeding commenced under Section16-10a-1330shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section16-10a-1328.
     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections16-10a-1320through16-10a-1328; or
     (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.
     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX H

Nevada Dissenters’ Rights Statute

RIGHTS OF DISSENTING OWNERS

     NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

     NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

     NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

     NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

     NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

     1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

     2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

     3.  Without discounting for lack of marketability or minority status.

         NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

         NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

         NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

         NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

         NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

         NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

     1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

     NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

     1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

     (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

     (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

     (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

     (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

     2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

     3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

     NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

     1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

     (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

     (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

     (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

     2.  The applicability of subsection 1 must be determined as of:

     (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

     (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

     3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

     4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

     5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

     NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

     1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

     2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

     (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

     (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

    NRS 92A.410  Notification of stockholders regarding right of dissent.

     1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

     2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

     NRS 92A.420  Prerequisites to demand for payment for shares.

     1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

     (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

     2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

     3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

     NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

     1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

     2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

     1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

     (a) Demand payment;

     (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

     (c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

     2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

     3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

     4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

     5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

     NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     NRS 92A.460  Payment for shares: General requirements.

     1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a) Of the county where the subject corporation’s principal office is located;

     (b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

     (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

 The court shall dispose of the complaint promptly.

     2.  The payment must be accompanied by:

     (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

     (b) A statement of the subject corporation’s estimate of the fair value of the shares; and

     (c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

     NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

     1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

     2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

     (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

     (b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

     (c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

     (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

     (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

     3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

     4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

     NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

     1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

     2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

     NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

     1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

     2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

     3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

     NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

     1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

     6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ANNEX I

Notice of Dissenters’ Rights

AllDigital Holdings, Inc.
220 Technology Drive Suite 100, Irvine, California

Notice of Dissenters’ Rights

Dated           , 2013

Pursuant to the provisions of the Nevada Revised Statutes (the “NRS”), AllDigital Holdings, Inc. (the “Company”) has entered into an Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, as amended by a First Amendment to Agreement and Plan of Merger dated April 10, 2013 and the Second Amendment to Agreement and Plan of Merger dated June 30, 2013 (as amended, the “Merger Agreement”) by and among the Company, Broadcast International, Inc. (“Broadcast”) and Alta Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Broadcast (“Merger Sub”).

Pursuant to the Merger Agreement, subject to the satisfaction of conditions to closing, including the approval of the stockholders of the Company and Broadcast, the Company expects to merge with Merger Sub pursuant to the Merger Agreement (the “Merger”) and to survive as a wholly-owned subsidiary of Broadcast. Upon closing of the Merger, holders of Company common stock as a group will be entitled to receive  a number of shares of Broadcast common stock equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the Merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,626,980 warrants of Broadcast).  Individual holders of Company common stock will be entitled to receive their pro rata share of the shares to be received by holders of Company common stock as a group  (assuming the exercise or conversion of warrants, options and other derivative securities).  The Merger has not closed, but assuming satisfaction of all conditions to closing, is expected to close sometime following _______, the date of the Broadcast shareholders meeting to consider the Merger.

This letter is being sent to you pursuant to NRS 92A.430.  If you so elect, you are entitled to assert dissenters’ rights with respect to the Merger.  If the Merger does not close, you will not be entitled to dissenters’ rights.  If you wish to receive shares of Broadcast common stock in the Merger and to not assert your dissenters’ rights, you do not need to do anything.  If you elect to assert dissenters’ rights, you must complete, sign and return the enclosed Form for Asserting Dissenters’ Rights and Demanding Payment to:  AllDigital Holdings, Inc., 220 Technology Drive Suite 100, Irvine, California, Attn: Chief Financial Officer. In order to pursue your dissenters’ rights, you must also submit the certificate(s) representing all of the shares of stock of the Company common stock for which you are the beneficial owner to the Company at the same address.  Shares of Company common stock not represented by certificates will be restricted after the demand for payment is received.  Payment demands must be received at the Company's address set forth above by ______.  If you payment demand and certificates representing dissenting shares are not received by such date, you will forfeit the right to dissent and demand payment for your shares pursuant to NRS Sections 92A.300 to 92A.500.

As required by NRS 92A.430, the Nevada Dissenters' Statute accompanies this dissenters’ notice as Annex I to the joint proxy statement/prospectus to which this notice is attached.

I-1

ALLDIGITAL HOLDINGS, INC. FORM FOR ASSERTING DISSENTERS’ RIGHTS AND DEMANDING PAYMENT

The undersigned hereby dissents from the proposed merger (the “Merger”) of AllDigital Holdings, Inc. (the “Company”) with Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast International, Inc., pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, as amended, and demands payment for the shares described below.  The undersigned is the owner of the following number shares of common stock of AllDigital Holdings, Inc., which shares are represented by the certificates identified below, which certificates are enclosed herewith.
Number of shares of Common Stock:  ___________
Certificate No(s): _____________
The date of the first announcement to stockholders of  AllDigital Holdings, Inc. of the proposed Merger was January 7, 2013.

□  By checking this box, the undersigned certifies that the undersigned, or the beneficial owner on whose behalf the undersigned is, dissenting, acquired beneficial ownership of all the foregoing shares before January 7, 2013.

Payment for the shares identified above should be sent to the following person at the following address:
___________________________________
___________________________________
___________________________________
___________________________________

Signature:
Name:
Date:

NOTE:                  THIS DEMAND MUST BE RECEIVED BY ALLDIGITAL HOLDINGS, INC. AT 220 TECHNOLOGY DRIVE SUITE 100, IRVINE, CALIFORNIA, ATTN: CHIEF FINANCIAL OFFICER, ON OR BEFORE ____________.  FAILURE TO DELIVER THE DEMAND BY THE DATE INDICATED WILL WAIVE ALL RIGHTS THAT THE SIGNOR HAS TO DISSENT.

I-2

ANNEX J

AllDigital Holdings, Inc. Second Amended and Restated 2011 Stock Incentive Plan

AllDIGITAL HOLDINGS, INC.
Second Amended and Restated 2011 STOCK INCENTIVE PLAN

1.           Purpose.  The purpose of this Amended and Restated 2011 Incentive Stock Plan (the “Plan”) is to enable AllDigital Holdings, Inc. (the "Company") to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company.  For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (an “Employer”) that is the Company or any parent or subsidiary of the Company.

2.           Shares Subject to the Plan.  Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 12,300,0001. If an option or Performance-based Award (as defined below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-based Award shall again be available under the Plan.  If shares awarded as a bonus pursuant to Section 7 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.           Effective Date and Duration of Plan.

3.1            Effective Date.  The initial 2011 Stock Incentive Plan became effective on July 28, 2011 (the “Effective Date”).  Any awards may be granted and shares may be issued with respect to such awards at any time after the Effective Date and before termination of the Plan (and any awards with respect to shares of common stock added to the Plan as a result of an amendment may be granted after the effective date of such amendment).

3.2           Duration.  The Plan shall continue in effect until the earliest to occur of (a) July 1, 2021, (b) the date all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed, and (c) the date set by the Board of Directors. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards and shares subject to restrictions then outstanding under the Plan.  Termination shall not affect any outstanding options, Performance-based Awards, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.	Administration.

4.1           Board of Directors.  The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards.  Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan.  The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive.  The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

1 Upon closing of the merger with Alta Acquisition Corporation pursuant to the Agreement and Plan of Merger dated January 6, 2013, as amended, among the Company, Broadcast International, Inc. (“Broadcast”) and Alta Acquisition Corporation, the number of shares authorized under the Plan shall be adjusted by multiplying such number by the Exchange Ratio (as defined in such agreement), and rounding the resulting number down to the nearest whole number of shares of common stock of Broadcast.  The Company shall be authorized, without further approval, to amend the Plan to substitute such adjusted number of shares in this Section 2 and to change references in this Plan to the Company to be references to Broadcast.

4.2            Committee.  The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan.  If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) only the Board of Directors may amend or terminate the Plan as provided in Sections 3, 9 and 10.

5.           Types of Awards; Eligibility; Limitations.  The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant options that are Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Stock Options”); (ii) grant options that are not Incentive Stock Options (“Non-Statutory Stock Options”); (iii) award stock bonuses and restricted shares as provided in Section 7; and (iv) award Performance-based Awards as provided in Section 8.  Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, only employees of the Company or any parent or subsidiary of the Company (as defined in Sections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan.  The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.  At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.	Option Grants.

6.1           General Rules Relating to Options.

   6.1-1           Terms of Grant.  The Board of Directors may grant options under the Plan.  Subject to the provisions of subsections (a), (b) and (c) of this Section 6.1-1, from which the Board of Directors is not authorized to deviate, with respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-1(a)     Limitations on Grants to 10 Percent Shareholders.  An option may be granted to a person possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the exercise price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted. Unless otherwise specified, for purposes of any award granted under the Plan, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time the award is granted (or the time as of which the determination must be made), if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.1-1(b)     Duration of Options.  Subject to Sections 6.1-2, 6.1-4 and 6.1-1(a), options shall continue in effect for the period fixed by the Board of Directors, which period shall be no more than 10 years from the date the option is granted.

6.1-1(c)     Exercise Price.  The exercise price of an option shall not be less than 100% of the fair market value of the Common Stock covered by the option at the date the option is granted.

6.1-1(d)     Nontransferability. Except as approved by the Board of Directors to the extent permitted by governing law, each stock option shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-2        Exercise of Options.  Except as provided in Section 6.1-3 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of an Employer and shall have been so employed or provided such service continuously since the date the option was granted.  Except as provided in Sections 6.1-3 and 9 and in this paragraph, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors. Options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3        Termination of Employment or Service.

6.1-3(a)     General Rule.  Unless the Board of Directors determines to extend the period of exercise for an option (either at or following the grant date), if an optionee’s employment or service with the Employer terminates for any reason other than because of total disability or death as provided in Sections 6.1-3(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

6.1-3(b)     Termination Because of Total Disability.  Unless the Board of Directors determines to extend the period of exercise for an option (either at or following the grant date) if an optionee’s employment or service with the Employer terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.1-3(c)     Termination Because of Death.  Unless the Board of Directors determines to extend the period of exercise for an option, (either at or following the grant date), if an optionee dies while employed by or providing service to an Employer, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-3(d)     Amendment of Exercise Period Applicable to Termination.  The Board of Directors may at any time extend the 90-day and 12-month exercise periods any length of time not longer than the original expiration date of the option.  The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1-3(e)     Failure to Exercise Option.  To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-3(f)     Leave of Absence.  Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service.  Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-4        Purchase of Shares.

6.1-4(a)     Notice of Exercise.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933 and/or governing state securities laws or laws of foreign countries with jurisdiction, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

6.1-4(b)     Payment.  Unless the Board of Directors determines otherwise (either at or following the grant date), on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes (to the extent permitted by governing law) and other forms of consideration.  Unless otherwise determined by the Board of Directors (either at or following the grant date), any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.  No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding.  With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4(c)     Tax Withholding.  Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements.  If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand.  If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law.  With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1-4(d)     Reduction of Reserved Shares.  Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-5           Limitations on Grants to Non-Exempt Employees.  Unless otherwise determined by the Board of Directors (either at or following the grant date), if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the exercise price shall be at least 100 percent of the fair market value of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2           Incentive Stock Options.  Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1           Limitation on Amount of Grants.  If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option.  The preceding sentence will be applied by taking options into account in the order in which they were granted.  If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation.  If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2           Exercise price. The exercise price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted (with fair market value to be determined by any method designated by the Board of Directors that is consistent with the Code).

6.2-3           Early Dispositions.  If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.2-4.           Nontransferability.  Each Incentive Stock Option shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and during the optionee’s lifetime, shall be exercisable only by the optionee.

7.           Stock Bonuses and Restricted Stock.  Subject to any restrictions imposed by applicable law, the Board of Directors may award shares under the Plan as stock bonuses or as restricted stock.  Shares awarded as a bonus or as restricted stock shall be subject to the terms, conditions and restrictions, if any, determined by the Board of Directors.  The restrictions may, subject to any limitations imposed by applicable law (including California Code of Regulations Rule 260.140.42, if applicable), include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors.  The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements.  The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.  The certificates representing the shares awarded shall bear any legends required by the Board of Directors.  The Company may require any recipient of a stock bonus or restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements.  If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law.  With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.  Upon the issuance of a stock bonus or restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.           Performance-based Awards.  To the extent counsel for the Company determines that the applicable grants qualify, the Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-based Awards”).  Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”).  Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof.  Performance-based Awards shall be subject to the following terms and conditions:

8.1           Award Period.  The Board of Directors shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

8.2           Performance Goals and Payment.  The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.  The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit:  earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors).  The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8.4).  The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals.  Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

8.3           Computation of Payment.  During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals.  If the Performance Goals are not met, no payment shall be made under a Performance-based Award.  If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of
Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

8.4           Maximum Awards.  No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the awards exceeds the equivalent of 500,000 shares of Common Stock or Dollar Performance awards under which the aggregate amount payable under the awards exceeds $1,000,000.

8.5           Tax Withholding.  With respect to Dollar Performance Awards, the Company or the Employer may withhold any amounts necessary to satisfy any applicable federal, state or local tax withholding requirements from the Dollar Performance Award.  Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements.  If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law.  With the consent of the Board of Directors, a participant may satisfy this obligation with respect to Performance Shares, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.6           Effect on Shares Available.  The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.  The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

9.	Changes in Capital Structure.

9.1           Stock Splits, Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, distribution, reverse stock split,  recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan.  In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options or other awards, or portions thereof then unexercised, shall relate, so that the holder’s proportionate interest before and after the occurrence of the event is maintained.  Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors.  Any such adjustments made by the Board of Directors shall be conclusive.

9.2           Mergers, Reorganizations, Etc.  For purposes of this Section, a “Transaction” shall mean (a) a transaction (or a related series of transactions not in the ordinary course of business) in which a majority of the assets or business of the Company is transferred, by merger, lease, sale, consolidation, plan of exchange, split-up, split-off, spin-off, reorganization, liquidation or other transfer, to a person or entity that is not a parent of the Company, a wholly-owned subsidiary of the Company or another entity in which the shareholders of the Company immediately prior to such transaction (or the first of a series of related transaction) receive in the transaction on a pro rata basis and own immediately after the transaction (or the last of a series of related transactions) a majority of the issued and outstanding shares of capital stock, or (b) a transfer by one or more shareholders, in one transfer or several related transfers (such as in response to a tender offer or in a collectively negotiated sale), of 50% or more of the Common Stock outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries or family trusts,  who were not shareholders of the Company prior to the first such transfer.

In the event of a Transaction, the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options and other awards under the Plan prior to the consummation of the Transaction:

9.2-1   Outstanding options and other awards shall remain in effect in accordance with their terms.

9.2-2   Outstanding options and other awards shall be converted into options to purchase stock or awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction.  The amount, type of securities subject thereto and exercise price of the converted options or other awards shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction.  Unless otherwise determined by the Board of Directors, the converted options or other awards shall be vested only to the extent that the vesting requirements relating to options or other awards granted hereunder have been satisfied. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full prior to being converted into options to purchase stock of the surviving or acquiring corporations in the Transaction.

9.2-3   With respect to options, the Board of Directors shall provide a period of at least 10 days before the completion of the Transaction during which outstanding options may be exercised, to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate.   The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

9.2-4   With respect to awards other than options, the Board of Directors may, in its sole discretion and subject to applicable law, terminate or waive the application of all forfeiture provisions, performance thresholds and similar restrictions at any time prior to the consummation of the Transaction.

9.3           Dissolution of the Company.  In the event of the dissolution of the Company, options and other awards shall be treated in accordance with Section 9.2-3.

9.4           Rights Issued by Another Corporation.  The Board of Directors may also grant options and stock bonuses and Performance-based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10.           Amendment of the Plan.  The Board of Directors may at any time modify or amend the Plan in any respect (except that the Board of Directors may not make any amendment that would cause the Plan to cease to comply with governing law).  Except as provided in Section 9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11.           Approvals.  The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter.  The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan.  The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.  Unless the Company determines, with advice of counsel that such legend is not necessary, certificates representing all shares of Common Stock issued in connection with the Plan will contain a legend indicating that such shares of Common Stock are “restricted securities,” as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and that such shares may not be transferred unless such transfer is registered under the Securities Act and governing state securities laws or exempt from the registration requirements of the same.

12.           Employment and Service Rights.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

13.           Rights as a Shareholder.  The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

14.           Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

15.           Compliance with Certain California Code Sections.

15.1           Maximum Number of Options. At any time the Company or the Plan is subject to the requirements of Rule 260.140.45 of the California Code of Regulations, the total number of securities issuable upon the exercise of outstanding options and the total number of shares provided for under any stock bonus or similar plan or agreement shall not exceed the Applicable Percentage, as defined below, as calculated in accordance with such rule.  The Applicable Percentage, approved by the holders of at least two-thirds of the outstanding shares of common stock of the Company, is 35% of the outstanding shares of capital stock of the Company (including convertible preferred securities on an as converted basis) as of the respective determination date.

15.1           Delivery of Financial Statements. At any time the Company or the Plan is subject the requirements of Rule 260.140.46 of the California Code of Regulations, the Company shall, at least annually, deliver financial statements required by such rule to the holders of securities granted or issued pursuant to the Plan.

The initial 2011 Stock Incentive Plan was adopted by Board and shareholders on July 28, 2011.  The Amended and Restated 2011 Stock Incentive Plan was adopted by the Board and shareholders on January 3, 2012, and the Second Amended and Restated 2011 Stock Incentive Plan was approved by the Board and then adopted by the shareholders on ____________ __, 201_

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Our amended and restated articles of incorporation provide for the indemnification of our directors and officers to the fullest extent permitted under Utah law.  Under the Utah Revised Business Corporation Act (URBCA), the liability of our directors and officers is limited such that a director or officer is not liable to Broadcast International or our stockholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 16-10a-841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on Broadcast International or our stockholders.  Our directors are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or our articles of incorporation.

We will, pursuant to Section 16-10a-902 of the URBCA and our amended and restated articles of incorporation, indemnify an individual, made party to a proceeding because he or she was a director, against liability incurred in the proceeding if: (i) the director’s conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, our best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful; provided that, we may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of Broadcast International in which the director was adjudged liable to Broadcast International; (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit; or (c) indemnification is sought in connection with a proceeding in which the claim or liability arises out of the director’s own negligence or willful misconduct.  Indemnification under this Section in connection with a proceeding by or in the right of Broadcast International is limited to reasonable expenses incurred in connection with the proceeding.

In accordance with Section 16-10a-903 of the URBCA, we shall indemnify a director or an officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer of Broadcast International, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

In accordance with Section 16-10a-904 of the URBCA, we will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA; (ii) the director furnishes to us a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

We will indemnify and advance expenses to an officer, employee, fiduciary or agent of Broadcast International to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of Broadcast International for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of Broadcast International.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits:

See the Exhibit Index attached to this registration statement and incorporated by reference herein.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, State of Utah on July 9, 2013.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Rodney M. Tiede President and Director

GENERAL POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney M. Tiede and James E. Solomon, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act, and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Boyd	Chairman of the Board of Directors	July 9, 2013
William A. Boyd

/s/ Rodney M. Tiede	President and Director	July 9, 2013
Rodney M. Tiede	(Principal Executive Officer)

/s/James E. Solomon	Chief Financial Officer	July 9, 2013
James E. Solomon	(Principal Financial and Accounting Officer)

/s/ R. Phillip Zobrist	Director	July 9, 2013
R. Phillip Zobrist

/s/ Steven Ledger	Director	July 9, 2013
Steven Ledger

/s/ Donald A. Harris	Director	July 9, 2013
Donald A. Harris

EXHIBIT INDEX

Exhibit No.	Description

2.1+
Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (included as Annex A to the proxy statement/prospectus/consent solicitation forming a part of this registration statement and incorporated herein by reference)

2.2
First Amendment to Agreement and Plan of Merger, dated as of April 10, 2013, by and among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (included as Annex A to the proxy statement/prospectus/consent solicitation forming a part of this registration statement and incorporated herein by reference)

2.3
Second Amendment to Agreement and Plan of Merger, dated as of June 30, 2013, by and among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (included as Annex A to the proxy/statement/prospectus/consent solicitation forming a part of this registration statement and incorporated herein by reference)

3.1
Amended and Restated Articles of Incorporation of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006)

3.2
Amended and Restated Bylaws of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006)

3.3
Amended and Restated Articles of Incorporation of Broadcast International, Inc. (included as Annex D to the proxy statement/prospectus/consent solicitation forming a part of this registration statement and incorporated herein by reference)

4.1
Specimen Stock Certificate of Common Stock of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 4.1 of the Company’s Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005)

5.1	Opinion of Reed Benson, Esq. as to the validity of the shares of Broadcast International, Inc. common stock

8.1	Form of Opinion of Reed Benson, Esq. as to certain tax matters

10.1*
Employment Agreement of Rodney M. Tiede, dated April 28, 2004, as amended  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed with the SEC on May 12, 2004)

10.2*
Employment Agreement of James E. Solomon dated September 19, 2008 (Incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010)

10.3*
Broadcast International 2004 Long-Term Incentive Plan (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004)

10.4*	Broadcast International 2008 Long-Term Incentive Plan (Incorporated by reference to the Company’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2009)

10.5
Securities Purchase Agreement, dated October 28, 2006, between Broadcast International and Leon Frenkel (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.6
5% Convertible Note, dated October 16, 2006, issued by Broadcast International to Leon Frenkel (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.7
Registration Rights Agreement, dated October 28, 2006, between Broadcast International and Leon Frenkel (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.8
Securities Purchase Agreement, dated as of December 21, 2007, by and among Broadcast International and the investors listed on the Schedule of Buyers attached thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.9
Registration Rights Agreement, dated as of December 21, 2007, by and among Broadcast International and the buyers listed therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.10
6.25% Senior Secured Convertible Promissory Note, dated December 21, 2007, issued to the holder listed therein (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.11
Warrant to Purchase Common Stock, dated December 21, 2007, issued to the holder listed therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.12
Loan Restructuring Agreement between the Company and Castlerigg Master Investments Ltd., dated December 16, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010)

10.13
Amendment to 8% Convertible Note Due 2010 between the Company and Leon Frenkel, dated December 22, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010)

10.14
Placement Agency Agreement between the Company and Philadelphia Brokerage Corporation, dated December 17, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.15	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.16	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.17
Amended and Restated Senior Convertible Note issued by the Company to Castlerigg master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.18
Investor Rights Agreement between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.19
Letter between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.20	Form of Securities Purchase Agreement dated March 13, 2012 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.21	Form of A Warrant (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.22	Form of B Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.23
Loan Satisfaction Agreement between the Company and Castlerigg Master Investments Ltd. dated March 13, 2012 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.24	Registration Rights Agreement dated March 13, 2012 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.25	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.26	Form of Note and Warrant Purchase and Security Agreement dated July 16, 2012 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed with the SEC on July 18, 2012)

10.27	Form of Promissory Note dated July 16, 2012 (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012)

10.28	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012)

10.29
Voting Agreement, dated January 6, 2013, by and among Broadcast International, Inc. and certain stockholders of AllDigital Holdings, Inc. (included as Annex B to the proxy statement/prospectus/consent solicitation forming a part of this Registration Statement and incorporated herein by reference)

10.30
Voting Agreement, dated January 6, 2013, by and among AllDigital Holdings, Inc. and certain stockholders of Broadcast International, Inc. (included as Annex C to the proxy statement/prospectus/consent solicitation forming a part of this Registration Statement and incorporated herein by reference)

10.31
Professional Services Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and AllDigital, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.32*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and Rodney Tiede (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.33*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and James E. Solomon (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.34*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and Steve Jones (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

14.1	Code of Ethics (incorporated by reference to Exhibit No. 14 of the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit No. 21.1 of the Company’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2005)

23.1	Consent of HJ and Associates, LLC, independent registered public accountant

23.2	Consent of Reed Benson, Esq. (included in Exhibit 5.1)

23.3	Consent of Reed Benson, Esq. (included in Exhibit 8.1)

23.4	Consent of Rose, Snyder & Jacobs LLP, independent registered public accountant

24.1	Power of Attorney (included on signature page)

99.1†	Form of Broadcast Proxy Card (included as Annex E to the proxy statement/prospectus/consent solicitation forming a part of this Registration Statement and incorporated herein by reference)

99.2
Form of AllDigital Action by Written Consent of Stockholders (included as Annex G to the proxy statement/prospectus/consent solicitation forming a part of this Registration Statement and incorporated herein by reference)

99.3	Consent of Excel Management Systems

99.4	Consent of Paul Summers to be named as a director of the combined company

99.5	Consent of David Williams to be named as a director of the combined company

+
The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K.  Broadcast International agrees to furnish supplementally a copy of any omitted schedule and exhibit to the SEC upon request.

*	Management contract or compensatory plan or arrangement.
†	To be field by amendment.